JACKSON MARKET LINK PRO® ADVISORY
SINGLE PREMIUM DEFERRED INDEX-LINKED ANNUITY

Issued by
Jackson National Life Insurance Company®

The date of this prospectus is April 29, 2024. This prospectus contains information about the Contract and Jackson National Life Insurance Company (“Jackson®”) that you should know before investing. This prospectus is a disclosure document and describes all of the Contract’s material features, benefits, rights, and obligations of annuity purchasers under the Contract. The description of the Contract’s material provisions in this prospectus is current as of the date of this prospectus. If certain material provisions under the Contract are changed after the date of this prospectus, in accordance with the Contract, those changes will be described in a supplemented prospectus. It is important that you also read the Contract and endorsements, which may reflect additional non-material state variations. Jackson's obligations under the Contract are subject to our financial strength and claims-paying ability. The information in this prospectus is intended to help you decide if the Contract will meet your investment and financial planning needs.

Index-linked annuity contracts are complex insurance and investment vehicles. Before you invest, be sure to discuss the Contract’s features, benefits, risks and fees with your financial professional in order to determine whether the Contract is appropriate for you based upon your financial situation and objectives. Please carefully read this prospectus and any related documents and keep everything together for future reference.

This prospectus describes the Indexes, Terms, Crediting Methods, and Protection Options that we currently offer under the Contract. We reserve the right to limit the number of Contracts that you may purchase. We also reserve the right to refuse any Premium payment. Please confirm with us or your financial professional that you have the most current prospectus that describe the availability and any restrictions on the Crediting Methods and Protection Options.

The Contracts are sold by broker-dealers who are also registered as, affiliated with, or in a contractual relationship with a registered investment adviser, through their registered representatives/investment adviser representatives. The Contracts are intended to be used by investors who have engaged these investment advisers and investment adviser representatives to manage their Contract Value for a fee which is in addition to any fees and expenses charged under the Contract. We offer other registered index-linked annuity products with different product features, benefits and charges. Under certain circumstances, you may elect to have advisory fees directly deducted from your Contract Value and automatically transmitted to your third party financial professional, subject to certain administrative rules. If you do elect to pay your advisory fees via direct deductions under our rules, these deductions will always reduce Contract Value and your basic death benefit. The deduction of advisory fees is subject to Interim Value adjustments and Market Value Adjustments, and as a result, your Contract Value may be reduced by more than the dollar amount of the advisory fee if a deduction is taken at a point in time at which a negative Index Adjustment would occur. Please note: if you make a withdrawal to pay advisory fees without setting up direct deductions under our administrative rules, your withdrawal will be treated as a standard partial withdrawal under the Contract. This means, in addition to your Contract Value and basic death benefit being reduced, the withdrawal will be subject to any applicable taxes and tax penalties. In some states, you may purchase the Contract through an automated electronic transmission/order ticket verification procedure. Ask your financial professional about availability and the details.

The Jackson Market Link Pro Advisory Contract is an individual single Premium deferred registered index-linked annuity Contract issued by Jackson. The Contract provides for the potential accumulation of retirement savings and partial downside protection in adverse market conditions. The Contract is a long-term, tax-deferred annuity designed for retirement or other long-term investment purposes. It is available for use in Non-Qualified plans, Qualified plans, Tax-Sheltered annuities, Traditional IRAs, and Roth IRAs.

The Contract may not be appropriate for you if you plan to take withdrawals from an Index Account Option prior to the end of the Index Account Option Term, especially if you plan to take ongoing withdrawals such as Required Minimum Distributions or the payment of advisory fees to your third-party advisor. We apply an Interim Value adjustment to amounts removed from an Index Account Option during the Index Account Option Term, and if this adjustment is negative, you could lose up to 100% of your investment. Withdrawals could also result in significant reductions to your Contract Value and the death benefit (perhaps by more than the amount withdrawn), as well as to the Index Adjustment credited at the end of the Index Account Option Term. Withdrawals may also be subject to income taxes and income tax penalties if taken before age 59 1/2. If you do intend to take ongoing withdrawals under the Contract, particularly from an Index Account Option during the Index Account Option Term, you should consult with a financial professional.

Crediting Methods such as the Cap and Performance Trigger could limit positive Index gain. The Contract currently offers 10% and 20% Floor, and 10% and 20% Buffer Protection Options, which could expose you to 80-90% loss due to poor Index performance. Crediting Method and Protection Option rates could change in the future. The Floor and Buffer Protection Options will always be at least 5%.

Jackson is located at 1 Corporate Way, Lansing Michigan, 48951. The telephone number is 1-800-644-4565. Jackson is the principal underwriter for these Contracts. Jackson National Life Distributors LLC (“JNLD”), located at 300 Innovation Drive, Franklin, Tennessee 37067, serves as the distributor of the Contracts. You can contact our Jackson Customer Care Center at P.O. Box 24068, Lansing Michigan 48909-4068; 1-800-644-4565; www.jackson.com.

An investment in this Contract is subject to risk including the possible loss of principal and that loss can become greater in the case of an early withdrawal due to charges and adjustments imposed on those withdrawals. See “Risk Factors” beginning on page 9 for more information.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. It is a criminal offense to represent otherwise. We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state where this is not permitted.

• Not FDIC/NCUA insured • Not Bank/CU guaranteed • May lose value • Not a deposit • Not insured by any federal agency

SUMMARY

Jackson Market Link Pro Advisory is a Registered Index-Linked Annuity (“RILA”) contract. The Contract is an SEC registered, tax deferred annuity that permits you to link your investment to an Index (or multiple Indexes) over a defined period of time ("term"). If the Index Return is positive, the Contract credits any gains in that Index to your Index Account Option Value, subject to the Crediting Method you choose: Cap or Performance Trigger. If the Index Return is negative, the Contract credits losses, which may be either absorbed or offset, subject to the Protection Option you choose: a stated Buffer or Floor.
The Contract currently offers five Indexes that can be tracked in any combination, which allow for the ability to diversify among different asset classes and investment strategies. There is also a one-year Fixed Account available.
At the end of an Index Account Option Term, we will credit an Index Adjustment (which may be positive, negative, or equal to zero) based on the Index Return, Crediting Method, and Protection Option of the Index Account Option selected. Prior to the end of an Index Account Option Term, the Index Account Option Value is equal to the Interim Value, which is the greater of the Index Account Option Value at the beginning of the term adjusted for any withdrawals plus the Index Adjustment subject to prorated Index Adjustment Factors,or zero.
Indexes: Each Index is comprised of or defined by certain securities or by a combination of certain securities and other investments. Please refer to the section titled “Indexes” for a description of each of the Indexes offered on this Contract. The Indexes currently offered on the Contract are the S&P 500, Russell 2000, MSCI Emerging Markets, MSCI EAFE, and the MSCI KLD 400 Social Index.
Crediting Methods: Each Crediting Method provides the opportunity to receive an Index Adjustment based on any positive Index Return at the end of the Index Account Option Term. The Crediting Methods currently offered on the Contract are the Cap, subject to a stated Cap Rate; and Performance Trigger, subject to a stated Performance Trigger Rate Crediting Methods. Current Cap Rates and Performance Trigger Rates are provided at the time of application, and to existing owners and financial professionals at any time, upon request. Crediting methods must be elected before the start of the Term and will apply for the duration of the Term
•Cap
•This Crediting Method provides a positive Index Adjustment equal to any positive Index Return, subject to a stated Cap Rate.
•The Cap Rate is the maximum amount of positive Index Adjustment you may receive. This means if the Index Return is in excess of the Cap Rate, your positive Index Adjustment will be limited by (and equal to) the Cap Rate.
•A Cap Rate is not a guarantee of any positive return.

•Performance Trigger
•This Crediting Method provides a positive Index Adjustment equal to a stated Performance Trigger Rate if the Index Return is zero or positive.
•The Performance Trigger Rate equals the positive Index Adjustment that you will receive if the Index Return is zero or positive, regardless of whether the actual Index Return is higher or lower than the stated Performance Trigger Rate.
•A Performance Trigger Rate is not a guarantee of any positive return
Protection Options: The Protection Options provide a level of downside protection if the Index Return is negative. You may choose either a Buffer or Floor Protection Option. Current Buffer and Floor rates are provided at the time of application.
•A Buffer protects from loss up to a specific amount (typically 10% or 20%). You only incur a loss if the Index declines more than the stated Buffer percentage. For example, if an Index declines 15% and you chose a 10% Buffer, you would incur a loss of 5% for that Index Account Option Term. Available Buffer rates are guaranteed to be no less than 5% or more than 50%.
•A Floor protects from loss after a specific threshold. If the Index declines, you incur a loss up to the stated Floor percentage, beyond which, you are protected by any further loss for that Index Account Option Term. For example, if you chose a 10% Floor and the Index declines 15%, you would lose 10% for that Index Account Option Term. Available Floor rates are guaranteed to be no less than 5% or more than 50%.

Index Account Option Terms: The Contract currently offers two term lengths: a 1-Year term and a 6-Year term depending on the Crediting Method and Protection Option you choose.
As of the date of this prospectus, you may currently select the following combination of Crediting Methods, Protection Options, and Index Account Option Terms with any of the available Indexes:

Crediting Methods	Protection Options*		Term Length
	Buffer	Floor	1-Year	6-Year
Cap	10%, 20%	10%, 20%	✓	✓
Performance Trigger	10%	10%	✓	N/A
* Protection Option rates listed above are the rates currently available as of the date of this prospectus. These rates may be changed from time to time, so you should contact your financial professional or the Jackson Service Center for current rate availability.

The available Crediting Method and Protection Option rates are the new business and renewal rates effective as of the first day of an Index Account Option Term and will not change until the end of your Index Account Option Term. The rate for a particular Index Account Option Term may be higher or lower than the rate for previous or future Index Account Option Terms. We post all rates online at Jackson.com/RatesJMLPA. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term. You may provide reallocation instructions in writing using our Reallocation Form or a Letter of Instruction, or over the phone if you have authorized telephone transactions. If you do not provide timely allocation instructions by close of business on the Index Account Option Term Anniversary of an expiring Index Account Option Term as to how you would like your Index Account Option Value allocated for your next Index Account Option Term, we will generally (i) renew the Index Account Option into the same Index Account Option Term, if available; or (ii) if the same Crediting Method, Protection Option, or Index you elected is not available, we will reallocate the Index Account Option Value(s) to the Fixed Account. See "Automatic Reallocations" beginning on page 27. Such reallocation instructions must be sent to us in written form acceptable to the Company, or via telephone if you have authorized telephone transactions on your account.

We reserve the right to delete or add Index Account Options, Indexes, Crediting Methods, Protection Options, and Index Account Option Terms in the future. There will always be more than one Index Account Option available, and those options will always be identical or similar to one of the options disclosed in this prospectus.

It is possible that an Index may be replaced during an Index Account Option Term. If an Index is replaced during an Index Account Option Term, we will provide you with notice of the substituted Index, and Index Return for the Index Account Option Term will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term. While any substituted Index will need to be approved by regulators prior to replacing your Index, it is possible that you may experience lower Index Return under a substituted Index than you would have if that Index had not been replaced. For more information about replacing Indexes, please see "Replacing an Index" on page 21. We also reserve the right to remove, add or change the combinations in which we offer Indexes, Crediting Methods, Protection Options and Index Account Option Terms in the future. All Indexes, Crediting Methods, Protection Options, and Index Account Option Terms we currently offer may not be available through every selling broker-dealer.

Fixed Account: You also have the option to invest all or a portion of your Contract Value into a Fixed Account. Amounts allocated to the Fixed Account earn compounded interest at a fixed rate for the duration of the term. Currently, we offer a one-year term for amounts allocated to the Fixed Account and at the end of the one-year term, you will have the option of reallocating those amounts to Index Account Options, or to continue with the amounts in the Fixed Account. The credited interest rate on the Fixed Account is set annually and can be changed as each one-year term resets on the Contract Anniversary, subject to a guaranteed minimum interest rate.
Interim Value Adjustment: Because the Index Account Options are designed to credit an Index Adjustment by measuring the change in the Index Return from the beginning of the Index Account Option Term to the end of the Index Account Option Term, an Interim Value calculation is necessary to determine the daily value of your Index Account Option on any given Business Day for purposes of Intra-Term Performance Locks or withdrawals prior to the end of the Index Account Option Term by measuring the change in your Index Return from the beginning of the Index Account Option Term to the date of the withdrawal. (withdrawals in this context include partial or total withdrawals from the Contract, automatic withdrawal, free looks, required minimum distributions ("RMD"), income payments, and the Contract Value element of death benefit payments).

Please note that any withdrawal taken in the first six years after issue may also be subject to a Market Value Adjustment in addition to the Interim Value adjustment.
In calculating the Interim Value Adjustment, we use prorated Index Adjustment Factors, which in some instances may serve to reduce any positive Index Adjustment, as well as increase any negative Index Adjustment we credit when compared to the Index Adjustment you would have received if you had waited until the end of your Index Account Option Term to take your withdrawal. This is because the Index Adjustment Factors are prorated by the time elapsed during the Index Account Option Term and the application of the Interim Value Proration Factor. In other words, the values are determined by multiplying the Index Adjustment Factor by the number of days elapsed so far during the Index Account Option Term, then dividing by the total number of days in the Index Account Option Term, and then multiplying by the Interim Value Proration Factor. The proration of the Floor protection option is calculated differently than the rest of the Index Adjustment Factors. The prorated Floor is calculated as one minus the full-term Floor divided by the Interim Value Proration Factor, then that value is subtracted from one, then the result is multiplied by the number of days elapsed so far during the Index Account Option Term divided by the total number of days in the Index Account Option Term. For an example illustrating the proration of Index Adjustment Factors, please see Interim Value on page 17. Any negative adjustment could be significant and impact the amount of Contract Value available for future withdrawals. In addition to Interim Value adjustments, withdrawals taken in the first six Contract Years may also be subject to Withdrawal Charges, which could further reduce the amount you receive when requesting a withdrawal.

Each time you take a withdrawal from an Index Account Option before the end of your Index Account Option Term, we will recalculate your Index Account Option Value, based on an Interim Value adjustment, which could be zero, positive or negative. The Index Account Option Value is reduced proportionally to the Contract Value for each withdrawal. This means if you withdrawal 10% of your Contract Value, your Index Account Option Value will also be reduced by 10%. If an Interim Value Adjustment is positive, your Index Account Option Value will be decreased by less than the amount of the withdrawal; in other words, on less than a dollar for dollar basis  If an Interim Value Adjustment is negative, your Index Account Option Value will be decreased by more than the amount of the withdrawal; in other words, on more than a dollar for dollar basis.

Any interest credited to the Contract, whether from allocations to the Index Account Options or the Fixed Account, is backed by the creditworthiness and claims-paying ability of Jackson National Life Insurance Company.
You are permitted to make transfers and withdrawals under the terms of the Contract. Full and partial transfers among Index Account Options or between Index Account Options and the Fixed Account are permissible only at the end of the Index Account Option Term or Fixed Account term. Withdrawals or transfers taken from Index Account Options during the first six years of the Contract may be subject to a Market Value Adjustment and an Interim Value adjustment. Depending on the Crediting Method, Protection Option, Index selected, Interim Value Proration Factor, and the amount of time that has elapsed in the Index Account Option Term, this adjustment could be substantial. For more information on the Interim Value adjustment and how it may affect your Contract please see "Interim Value" beginning on page 17.
Registered Index-Linked Annuities are long term investments, subject to a potentially substantial loss of principal. Working with a financial professional, you should carefully consider which Indexes, Crediting Methods, and Protection Options (or combinations thereof) are right for you based on your risk tolerance, investment objectives, and other relevant factors. Not all options may be suitable for all investors, including the overall purchase of a RILA.
Contract Overview

Contract	Individual single premium deferred registered index-linked annuity contract
Minimum Premium	$25,000
Issue Ages	0 - 85
Contract Value	The sum of the Fixed Account Value and the Index Account Value.
Index Account Options	Each Index Account Option is defined by an Index, a Crediting Method, a Protection Option, and a Term length. The Crediting Method and Protection Option you choose define the parameters under which the positive or negative Index Adjustment will be credited.
Index Account Option Term	Terms currently available under the Contract are 1 and 6 years in length.

Index	The Indexes currently offered under the Contract are: - S&P 500 Index - Russell 2000 Index - MSCI EAFE Index - MSCI Emerging Markets Index - MSCI KLD 400 Social Index
Crediting Method	The Crediting Methods currently offered under the Contract are: - Cap - Performance Trigger
Protection Options	The Protection Options currently offered under the Contract are: - Buffer - Floor
Fixed Account	A Contract Option which provides a declared amount of interest over a stated period.
Interim Value	The daily value of your Index Account Option on any given Business Day prior to the end of an Index Account Option Term. The Interim Value is calculated using prorated Index Adjustment Factors based on the elapsed portion of the Index Account Option Term and the Interim Value Proration Factor.
Transfers	You may request a transfer to or from the Fixed Account and to or from the Index Account Options. You may also request transfers among the available Index Account Options. Transfers among Index Account Options or between Index Account Options and the Fixed Account are permissible only at the end of the Index Account Option Term or Fixed Account term. The effective date of such transfers is the first day of the Fixed Account term and/or an Index Account Option Term into which a transfer is made.
Access to Your Money	You may withdraw some or all of your money at any time prior to the Income Date. For any withdrawal from an Index Account Option, an Interim Value adjustment as of the date of the withdrawal will apply and may substantially reduce your Index Account Option Value. In addition, a withdrawal taken in excess of the MVA Free Withdrawal amount may be subject to a Market Value Adjustment.
Market Value Adjustment
A positive or negative adjustment applied to withdrawals from Index Account Options in excess of the MVA Free Withdrawal amount, including partial and total withdrawals, and income payments under income options for specified periods where the specified period is shorter than five years and those payments are taken during the first six Contract Years.. .

Market Value Adjustments may apply during the first six years of the Contract.
For more information about Market Value Adjustments, including details about certain withdrawals that are exempt from Market Value Adjustments, please see the subsection titled “Market Value Adjustment" in the section titled "Index Account" on page 19.

Death Benefit	For Owners 75 or younger at the Issue Date of the Contract, the standard death benefit (known as the Return of Premium death benefit) is the greater of the Contract Value or the Premium you paid into the Contract (reduced proportionately by the percentage reduction in the Index Account Option Value and the Fixed Account Value for each partial withdrawal (including any applicable Market Value Adjustment)).

For Owners age 76 or older at the Issue Date of the Contract, the standard death benefit is the Contract Value.
Income Options
You can choose to begin taking income from your Contract at any time, but all of the Contract Value must be annuitized. Market Value Adjustments will apply if you begin taking income in the first six years, and we will use your Interim Value (if you begin taking income on any day other than the Index Account Option Term Anniversary) to calculate your income payments. You may choose from the following annuitization options:

- Life Income
- Joint Life and Survivor Income
- Life Income with Guaranteed Payments for 10 Years or 20 Years
- Life Income for a Specified Period

Once an income option has been selected, and payments begin, the income option may not be changed. No withdrawals will be permitted once the contract is in the income phase. For more information about income options, please see the section titled "Income Options" on page 30.

Charges and Expenses
You will bear the following charges and expenses:

-Market Value Adjustments (for the first six years of the Contract); and
-Premium and Other Taxes.

Additionally, if you take a withdrawal before the end of your Term (including automatic withdrawals, Required Minimum Distributions, income payments, death benefit payments, and Free Looks), we will also calculate an Interim Value adjustment (in addition to any applicable Market Value Adjustment), which may serve to limit amounts credited to less than the amount of the Index Return on the date of the withdrawal. Also, in the case of a withdrawal before the end of the Term where the Index Return is negative, less protection is provided the earlier in the Term the withdrawal occurs. Please note that the Contract also imposes Caps that can limit amounts credited to less than the amount of the Index Return on the date of the withdrawal.

Free Look Provision	You may cancel the Contract within a certain time period after receiving it by returning the Contract to us or to the financial professional who sold it to you. This is known as a “Free Look.” We will return either your Premium Payment or Contract Value, depending on your state, and we will not deduct any fees or charges. Free Looks are subject to Interim Value adjustments.

GLOSSARY

These terms are capitalized when used throughout this prospectus because they have special meaning. In reading this prospectus, please refer back to this glossary if you have any questions about these terms.

Adjusted Index Return - the percentage change in an Index value measured from the start of an Index Account Option Term to the end of the Index Account Option Term, adjusted based on the Cap Rate, Performance Trigger Rate, Buffer or Floor, as applicable. On any day during an Index Account Option Term prior to the end of the Term, the percentage change in the Index value measured from the start of the Index Account Option Term and the current Index value as of that day, adjusted based on the applicable prorated Crediting Method (e.g. Cap Rate/Performance Trigger Rate). If the Index return is negative, we apply the prorated Floor or prorated Buffer Protection Option that you have elected.

Annuitant – the natural person on whose life annuity payments for this Contract are based. The Contract allows for the naming of joint Annuitants. Any reference to the Annuitant includes any joint Annuitant.

Beneficiary – the natural person or legal entity designated to receive any Contract benefits upon the Owner’s death. The Contract allows for the naming of multiple Beneficiaries.

Buffer - one of the two Protection Options offered and an Index Adjustment Factor. A Buffer is the amount of negative Index price change before a negative Index Adjustment is credited to the Index Account Option Value at the end of an Index Account Option Term, expressed as a percentage. A Buffer protects from loss up to a stated amount. You only incur a loss if the Index declines more than the stated Buffer percentage during the Index Account Option Term (though it is possible to incur a loss in excess of the stated Buffer percentage if you make a withdrawal prior to the end of the Index Account Option Term).

Business Day - any day that the New York Stock Exchange is open for business during the hours in which the New York Stock Exchange is open. Each Business Day ends when the New York Stock Exchange closes (usually 4:00 p.m. Eastern time).

Cap Rate ("CR") or Cap - one of two currently available Crediting Methods, and an Index Adjustment Factor. The Cap Rate is the maximum positive Index Adjustment, expressed as a percentage, that will be credited to an Index Account Option under the Cap Crediting Method at the end of each Index Account Option Term.

Contract - the single premium deferred Index-linked annuity contract and any optional endorsements you may have selected.

Contract Anniversary - each one-year anniversary of the Issue Date.

Contract Option - one of the options offered by the Company under this Contract. The Contract Options for this product are the Fixed Account and Index Account.

Contract Value - the sum of the allocations to the Fixed Account and the Index Account.

Contract Year - the succeeding twelve months from a Contract’s Issue Date and every anniversary. The first Contract Year (Contract Year 0-1) starts on the Contract’s Issue Date and extends to, but does not include, the first Contract Anniversary. Subsequent Contract Years start on an anniversary date and extend to, but do not include, the next anniversary date.

For example, if the Issue Date is January 15, 2023, then the end of Contract Year 1 would be January 14, 2024, and January 15, 2024, which is the first Contract Anniversary, begins Contract Year 2.

Crediting Method - the general term used to describe a method of crediting the applicable positive Index Adjustment at the end of an Index Account Option Term.

Fixed Account - a Contract Option in which amounts earn a declared rate of interest for a one year period.

Fixed Account Minimum Interest Rate - the minimum interest rate applied to the Fixed Account, guaranteed for the life of the Contract.

Fixed Account Minimum Value - the minimum guaranteed amount of the Fixed Account Value. The Fixed Account Minimum Value is equal to 87.5% of all amounts allocated to the Fixed Account, reduced by withdrawals and transfers from the Fixed Account, and taxes, accumulated at the Fixed Account Minimum Interest Rate.

Fixed Account Value - the value of the portion of the Premium allocated to the Fixed Account. The Fixed Account Value is equal to the larger of the Fixed Account Minimum Value or Premium allocated to the Fixed Account, plus interest credited daily at never less than the Fixed Account Minimum Interest Rate for the Contract per annum, less any partial withdrawals, and any amounts transferred out of the Fixed Account.

Floor - one of the two Protection Options offered and an Index Adjustment Factor. A Floor is the maximum negative Index Adjustment that will be credited to the Index Account Option Value at the end of the Index Account Option Term, expressed as a percentage. A Floor protects from loss after a stated threshold. If the Index declines during the Index Account Option Term, you incur a loss up to the stated Floor percentage, and are protected from any further loss beyond the Floor during that Index Account Option Term (though it is possible to incur a loss in excess of the stated Floor percentage if you make a withdrawal prior to the end of the Index Account Option Term).

Good Order - when our administrative requirements, including all information, documentation and instructions deemed necessary by us, in our sole discretion, are met in order to issue a Contract or execute any requested transaction pursuant to the terms of the Contract.

Income Date - the date on which Income Payments are scheduled to begin as described in the Income Payment section of the prospectus.

Index - a benchmark used to determine the positive or negative Index Adjustment credited, if any, for a particular Index Account Option.

Index Account - a Contract Option in which amounts are credited positive or negative index-linked interest for a specified period.

Index Account Option - an option within the Index Account for allocation of Premium, defined by its term, Index, Crediting Method, and Protection Option.

Index Account Option Term - the selected duration of an Index Account Option.

Index Account Option Term Anniversary - the Business Day concurrent with or immediately following the end of an Index Account Option Term.

Index Account Option Value - the value of the portion of Premium allocated to an Index Account Option.

Index Account Value - the sum of the Index Account Option Values.

Index Adjustment - an adjustment to Index Account Option Value at the end of each Index Account Option Term, or at the time of withdrawal of Index Account Option Value. Index Adjustments can be zero, positive, or negative, depending on the performance of the selected Index, Crediting Method, and Protection Option. The Index Adjustment is equal to the Adjusted Index Return.

Index Adjustment Factor(s) - the parameters used to determine the amount of an Index Adjustment. These parameters are specific to the applicable Crediting Method and Protection Option. Cap Rates, Performance Trigger Rates, Buffers, and Floors are all Index Adjustment Factors.

Index Return - the percentage change in an Index value measured from the start of an Index Account Option Term to the end of the Index Account Option Term.

Interim Value - the Index Account Option Value during the Index Account Option Term. The Interim Value will never be less than zero. On each day of the Index Account Option Term prior to the end of the Index Account Option Term, the Interim Value is the greater of the Index Account Option Value on the first day of the term (which equals any Premium or Contract Value allocated to the Index Account Option on that day) reduced for any withdrawals (including Required Minimum Distributions, income payments, death benefit payments, and Free Looks), including any Market Value Adjustments, in the same proportion as the Interim Value was reduced on the date of the withdrawal, plus the prorated Index Adjustment subject to prorated Index Adjustment Factors and the Interim Value Proration Factor ("IVPF"), or zero. The Interim Value uses your prorated Index Adjustment Factors (based on the elapsed portion of the Index Account Option Term) and the Interim Value Proration Factor. The Interim Value is calculated on each date of the Index Account Option Term, other than the first and last days, and is the amount of Index Account Option Value available for withdrawal prior to the end of the Index Account Option Term.

Interim Value Proration Factor ("IVPF") - the percentage applied to the prorated Index Adjustment Factors in the calculation of Interim Value at the time of a withdrawal prior to the end of the Index Account Option Term. The IVPF equals 100% during the Market Value Adjustment period. After the Market Value Adjustment period ends, the IVPF is reset annually on the Index Account Option Anniversary and may vary by Crediting Method and Protection Option combination. The IVPF is guaranteed to be at least 50% after the Market Value Adjustment period ends.

Issue Date - the date your Contract is issued.

Jackson, JNL, we, our, or us – Jackson National Life Insurance Company. (We do not capitalize “we,” “our,” or “us” in the prospectus.)

Latest Income Date ("LID") - the date on which you will begin receiving income payments. The Latest Income Date is the Contract Anniversary on which the Owner will be 95 years old, or such date allowed by the company on a non-discriminatory basis or as required by an applicable qualified plan, law or regulation.

Market Value Adjustment ("MVA") - a positive or negative adjustment we apply to amounts you withdraw or transfer from an Index Account Option during the first six years of the Contract that are in excess of the MVA Free Withdrawal amount.

MVA Free Withdrawal - the maximum amount that may be withdrawn each year free of any otherwise applicable Market Value Adjustment. The MVA Free Withdrawal amount is equal to 10% of Remaining Premium during each Contract Year that would otherwise incur an MVA, less earnings. If an RMD is applicable and exceeds 10% of Remaining Premium, the MVA Free Withdrawal amount is equal to the RMD, less earnings.

Owner, you or your – the natural person or legal entity entitled to exercise all rights and privileges under the Contract. Usually, but not always, the Owner is the Annuitant. The Contract allows for the naming of joint Owners. (We do not capitalize “you” or “your” in the prospectus.) Any reference to the Owner includes any joint Owner.

Performance Trigger Rate ("PTR") - one of two currently available Crediting Methods, and an Index Adjustment Factor. The PTR is the amount of positive Index Adjustment, expressed as a percentage, that will be credited to an Index Account Option under the Performance Trigger Crediting Method at the end of each Index Account Option Term if the performance criteria are met.

Premium - consideration paid into the Contract by or on behalf of the Owner.

Protection Options - the general term used to describe the Floor and Buffer Index Adjustment Factors. Protection Options provide varying levels of partial protection against the risk of loss of Index Account Option Value when Index Return is negative.

Withdrawal Value - the amount payable upon a total withdrawal of Contract Value. The Withdrawal Value is equal to the Contract Value, subject to any applicable positive or negative Interim Value adjustment, adjusted for any applicable Market Value Adjustment.

RISK FACTORS

The purchase of the Contract and the features you elect involve certain risks. You should carefully consider the following factors, in addition to considerations listed elsewhere in this prospectus, prior to purchasing the Contract.

Risk of Loss. An investment in an index-linked annuity is subject to the risk of loss. You may lose money, including the loss of principal.

Liquidity. We designed the Contract to be a long-term investment that you may use to help save for retirement. If you take withdrawals from your Contract during the first six years, Market Value Adjustments ("MVA") may apply. In addition, each time you take a withdrawal prior to the end of the Index Account Option term, including direct deductions to pay advisory fees pursuant to our administrative rules, we will recalculate your Index Account Option Value, based on an Interim Value adjustment, which could be positive or negative. In doing so, we use prorated Index Adjustment Factors and your Interim Value Proration Factor(s), both of which serve to reduce any positive Index Adjustment, as well as increase any negative Index Adjustment we credit. Any negative adjustment could be significant and impact the amount of Contract Value available for future withdrawals. In addition, amounts withdrawn from this Contract may also be subject to taxes and a 10% additional federal tax penalty if taken before age 59½. If you plan on taking withdrawals that will be subject to MVA and/or taking withdrawals before age 59½, this Contract may not be appropriate for you.

Limitations on Transfers. You can transfer Contract Value among the Index Account Options and the Fixed Account only at designated times (on the Index Account Option Term Anniversary for amounts invested in Index Account Options, and Contract Anniversaries for amounts invested in the Fixed Account). You cannot transfer out of a current Index Account Option to another Index Account Option (or to the Fixed Account) until the Index Account Option Term Anniversary and you cannot transfer out of the Fixed Account to an Index Account Option until the Contract Anniversary. In all cases, the amount transferred can only be transferred to a new Index Account Option or Fixed Account. This may limit your ability to react to market conditions. You should consider whether the inability to reallocate Contract Value during the elected investment terms is consistent with your financial needs and risk tolerance. For more information about transfers, please see the section titled "Transfers and Reallocations" on page 27.

Reallocations. You should understand that a new Cap Rate and Performance Trigger Rate will go into effect on the Index Account Option Term Anniversary for all new Index Account Option Terms. Such rates could be lower, higher, or equal to your current Crediting Method percentage rate. We post all rates online at Jackson.com/RatesJMLPA. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term. You may provide reallocation instructions in writing using our Reallocation Form or a Letter of Instruction, or over the phone if you have authorized telephone transactions. If you do not provide timely allocation instructions by close of business on the Index Account Option Term Anniversary of an expiring Index Account Option Term as to how you would like your Index Account Option Value allocated for your next Index Account Option Term, we will generally (i) renew the Index Account Option into the same Index Account Option Term, if available; or (ii) if the same Crediting Method, Protection Option, or Index you elected is not available, we will reallocate the Index Account Option Value(s) to the Fixed Account. See "Automatic Reallocations" beginning on page 27. Such reallocation instructions must be sent to us in written form acceptable to the Company, or via telephone if you have authorized telephone transactions on your account. For more information on how rates are set and communicated, please see the subsection titled "Crediting Methods" under "Additional Information About the Index Account Options" beginning on page 22. This will occur even if the Fixed Account and/or specific Index Account Option is no longer appropriate for your investment goals. For more information about transfers, please see the section titled "Transfers and Reallocations" on page 27.

Loss of Contract Value. There is a risk of substantial loss of Contract Value (except for amounts allocated to the Fixed Account) due to any negative Index Return that exceeds the Buffer or is within the Floor amount. If any negative Index Return exceeds the Buffer or is within the Floor you have elected at the end of the Index Account Option Term, you will realize the amount of loss associated with your elected Protection Option. Buffers and Floors are not cumulative, and their protection does not extend beyond the length of any given Index Account Option Term. If you keep amounts allocated to an Index Account Option over multiple Index Account Option Terms in which negative Index Adjustments are made, the total combined loss of Index Account Option Value over those multiple Index Account Option Terms may exceed the stated limit of any applicable Protection Option for a single Index Account Option Term.

No Ownership of Underlying Securities. You have no ownership rights in the securities that comprise an Index. Purchasing the Contract is not equivalent to purchasing shares in a mutual fund that invests in securities comprising the Indexes nor is it equivalent to directly investing in such securities. You will not have any ownership interest or rights in the securities, such as voting rights, or the right to receive dividend payments, or other distributions. Index returns would be higher if they included the dividends from the component securities.

Tracking Index Performance. When you allocate money to an Index Account Option, the value of your investment depends in part on the performance of the applicable Index. The performance of an Index is based on changes in the values of the securities or other investments that comprise or define the Index. The securities comprising or defining the Indexes are subject to a variety of investment risks, many of which are complicated and interrelated. These risks may affect capital markets generally, specific market segments, or specific issuers. The performance of the Indexes may fluctuate, sometimes rapidly and unpredictably. Negative Index Return may cause you to realize investment losses. The historical performance of an Index or an Index Account Option does not guarantee future results. It is impossible to predict whether an Index will perform positively or negatively over the course of a term.

While you will not directly invest in an Index, if you choose to allocate amounts to an Index Account Option, you are indirectly exposed to the investment risks associated with the applicable Index as the Contract performance tracks the Index Return and then your elected Crediting Methods and Protection Options are applied based on that performance. Because each Index is comprised or defined by a collection of equity securities, each Index is exposed to market fluctuations that may cause the value of a security to change, sometimes rapidly and unpredictably.

Limits on Investment Return.

•Cap Rate. If you elect a Cap Crediting Method, the highest possible return that you may achieve on your investment is equal to the Cap Rate, or "Cap". The Cap therefore limits the positive Index Adjustment, if any, that may be credited to your Contract for a given Index Account Option Term. The Caps do not guarantee a certain amount of minimum Index Adjustment credited. Any Index Adjustment based on a Cap Crediting Method may be less than the positive return of the Index. This is because any positive return of the Index that we credit to your Index Account Option Value is subject to a maximum in the form of a Cap, even when the positive Index Return is greater.

•Performance Trigger Rates. If you elect a Performance Trigger Crediting Method, the highest possible return that you may achieve is equal to the Performance Trigger Rate. The Performance Trigger Rate therefore limits the positive Index Adjustment, if any, that may be credited to your Contract for a given Index Account Option Term. The Performance Trigger Rates do not guarantee a minimum Index Adjustment amount. Any Index Adjustment credited for a Performance Trigger Crediting Method may be less than the positive return of the Index. This is because any positive return of the Index that we credit to your Index Account Option Value is always equal to the Performance Trigger Rate, even when the positive Index Return is greater.

Cap and Performance Trigger Rates are not annual rates. For Index Account Option Terms that are longer than one year, the rates would be lower on an annual basis.

In addition, each time you take a withdrawal, we will recalculate your Index Account Option Value, based on an Interim Value adjustment, which could be zero, positive or negative. In doing so, we prorate the Cap, and Performance Trigger Rates based on the number of days that elapsed in the Term and the application of the Interim Value Proration Factor, which means you will not experience the full advantage of the stated Cap or Performance Trigger Rate. This could serve to decrease any positive Index Adjustment we credit.

New rates go into effect at the start of each new Index Account Option Term. Such rates could be lower, higher, or equal to the current rate. If a new rate is unacceptable to you, you will have to reallocate your Contract Value to a different Index Account Option or to the Fixed Account. There is a risk that these other investment options will also not be satisfactory to you.

Buffers and Floors. If you allocate money to an Index Account Option, Index fluctuations may cause an Index Adjustment to be negative at the end of the Index Account Option Term despite the application of the Buffer or Floor Protection Option that you elect.

•If you elect a Floor, a negative Index Return will always result in a negative Index Adjustment up to the Floor but not in excess of the Floor.
•If you elect a Buffer, a negative Index Return will result in a negative Index Adjustment if the negative Index Return exceeds the Buffer.

In choosing between a Buffer and a Floor, you should consider that the maximum amount of principal you can lose with a Buffer is greater than the maximum amount of principal you can lose with a Floor. Conversely, because of the greater downside risk you assume with a Buffer Protection Option, they tend to offer greater opportunities for upside growth (for example, higher Cap rates may be available with Buffer Protection Options).

If we credit your Contract with a negative Index Adjustment, your Index Account Option Value will be reduced. Buffers and Floors are not cumulative, and their protection does not extend beyond the length of any given Index Account Option Term. Any portion of your Contract Value allocated to an Index Account Option will benefit from the protection of either the Buffer or Floor for that Index Account Option Term only. A new Buffer or Floor will be applied to subsequent Index Account Option Terms. You assume the risk that you will incur a loss and that the amount of the loss could be significant. You also bear the risk that sustained negative Index Return may result in a zero or negative Index Adjustment being credited to your Index Account Option Value over multiple Index Account Option Terms.

In addition, each time you take a withdrawal, we will recalculate your Index Account Option Value, based on an Interim Value adjustment, which could be zero, positive or negative. In doing so, we prorate the Buffer or Floor based on the number of days that elapsed in the Term and the application of the Interim Value Proration Factor, which means you will not have the full protection of the stated Buffer or Floor. This could serve to increase any negative Index Adjustment we credit.

If an Index Account Option Value is credited with a negative Index Adjustment for multiple Index Account Option Terms, the total combined loss of Index Account Option Value over those multiple Index Account Option Terms may exceed the stated limit of any applicable Buffer or Floor for a single Index Account Option Term.

Buffers and Floors are not annual rates. For Index Account Option Terms that are longer than one year, the rates would be lower on an annual basis.

Elimination, Suspension, Replacements, Substitutions, and Changes to Indexes, Crediting Methods, and Terms. We may replace an Index if it is discontinued or if there is a substantial change in the calculation of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. If we substitute an Index, the performance of the new Index may differ from the original Index, and you may not be able to achieve the level of Index Return you anticipated. If an Index is replaced during an Index Account Option Term, the Index Return for the Index Account Option Term will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term, as follows:

Example: Assume that you allocate Contract Value to a 6-Year Index Account Option with the S&P 500 Index and the index value is $1,000 at the beginning of the term. After 2 years, the S&P 500 Index is discontinued and replaced by the MSCI EAFE Index. On the day of the replacement, the S&P 500 Index is $1,100, so the Index Return as of that date is 10%. The MSCI EAFE index value on the day of the replacement is 2,000. Going forward, your Index Return for the remainder of the Index Account Option Term will be equal to 10% plus the calculated return of the MSCI EAFE Index from the replacement date. This means that one year later, on your third Contract Anniversary, if the MSCI EAFE Index is $1,900, your Index Return would be 10% + (-5%) = 5%.

A substitution of an Index during an Index Account Option Term will not cause a change in the Crediting Method, Protection Option, or Index Account Option Term length.

Changes to the Cap Rates and Performance Trigger Rates, if any, occur at the beginning of the next Index Account Option Term. The guaranteed maximum Floor and guaranteed minimum Buffer will not change for the life of your Contract. Available Floor and Buffer Rates are guaranteed never to be less than 5% or more than 50%

We may also add or remove an Index, Index Account Option Term, Crediting Method, or Protection Option during the time that you own the Contract. You bear the risk that we may eliminate an Index Account Option or certain Index Account Option features and replace them with new options and features that are not acceptable to you. We will not add any Index, Index Account Option Term, Crediting Method, or Protection Option until the new Index or Crediting Method has been approved by the insurance department in your state. Any addition, substitution, or removal of an Index, Crediting Method, Protection Option, or Index Account Option Term will be communicated to you in writing.

Issuing Company. No company other than Jackson has any legal responsibility to pay amounts that Jackson owes under the Contract. The amounts you invest are not placed in a registered separate account, and your rights under the Contract to invested assets and the returns on those assets are subject to the claims paying ability of Jackson. You should review and be comfortable with the financial strength of Jackson for its claims-paying ability.

Effects of Withdrawals, Annuitization, or Death. If a withdrawal is taken, including direct deductions to pay advisory fees pursuant to our administrative rules, or a required minimum distribution ("RMD") during the Index Account Option Term, it could be subject to a Market Value Adjustment as well as an Interim Value adjustment that could reduce your Index Account Option Value. Such reduction could be significant. The Interim Value adjustment may result in an Index Adjustment that is less than the Index Adjustment you would have received if you had held the investment until the end of the Index Account Option Term. If you take a withdrawal when the Index Return is negative, your remaining Contract Value may be significantly less than if you waited to take the withdrawal when the Index Return was positive. Because the deduction of advisory fees is subject to Interim Value adjustments and Market Value Adjustments, your Contract Value may be reduced by more than the dollar amount of the advisory fee if a deduction is taken at a point in time at which a negative Index Adjustment would occur.

All withdrawals, including RMDs, will be taken proportionately from each of your Index Account Options and Fixed Account unless otherwise specified. Withdrawals can also reduce the Death Benefit. Any Return of Premium death benefit will be reduced in a pro-rated amount. Pro rata reductions can be greater than the actual dollar amount of your withdrawal.

In addition, since all withdrawals reduce the Contract Value, withdrawals will also reduce the amount that can be taken as income since such amount is determined by the Contract Value on the Income Date. The Latest Income Date for this contract is age 95.
If your Contract Value falls below the minimum Contract Value remaining as a result of a withdrawal (as stated in your Contract), we may terminate your Contract.
There are administrative rules that must be followed when taking an RMD withdrawal. Notice of an RMD is required at the time of your withdrawal request, and there is an administrative form for providing such notice. The administrative form allows you to elect one time or automatic RMD withdrawals. Eligible withdrawals that are specified as RMDs may only be taken based on the value of the Contract to which the endorsement applies, even where the Internal Revenue Code allows taking multiple contracts’ RMDs from a single contract. You, as Owner, are responsible for complying with the Internal Revenue Code’s RMD requirements. If you fail to take your full RMD for a year, you will be subject to a 25% excise tax on any shortfall. This excise tax is reduced to 10% if a distribution of the shortfall is made within two years and prior to the date the excise tax is assessed or imposed by the IRS. If your requested RMD exceeds our calculation of the RMD for your Contract, your request will not be eligible for the waiver of any applicable MVA and we will apply an MVA as applicable, which will be reflected in the confirmation of the transaction. An RMD exceeding our calculation may also result in an Excess Withdrawal for purposes of your GMWB, which would result in an adverse recalculation of the GWB and GAWA.
Deduction of Advisory Fees from Contract Value. Under certain circumstances, you may elect to have advisory fees directly deducted from your Contract Value and automatically transmitted to your third party financial professional, subject to certain administrative rules. If you do elect to pay your advisory fees via direct deductions under our rules, we will not report them as taxable distributions under your Contract. It is important to note that deductions to pay advisory fees will always reduce your Contract Value and your basic death benefit, and they are otherwise subject to all contractual provisions and other restrictions and penalties, including Interim Value adjustments, Market Value Adjustments, and minimum withdrawal requirements. Because the deduction of advisory fees is subject to Interim Value adjustments and Market Value Adjustments, your Contract Value may be reduced by more than the dollar amount of the advisory fee if a deduction is taken at a point in time at which a negative Index Adjustment would occur. Advisory fees are in addition to expenses disclosed in this prospectus. This means if you take withdrawals to pay advisory fees and do not follow our administrative rules, all such withdrawals will be subject to any applicable income taxes and penalties. For more information about our administrative rules applicable to the direct deduction of advisory fees from Contract Value, please see the subsection titled "Our Administrative Rules" in the section titled "Access to Your Money" beginning on page 29.

Business Continuity and Cybersecurity Risk. We and our service providers and business partners are subject to certain risks, including those resulting from information system failures, cybersecurity incidents, public heath crises such as the coronavirus (COVID-19) pandemic, and other disaster events. Such events can adversely impact us and our operations. These risks are common to all insurers and financial service providers. These risks include, among other things, the theft, misuse, corruption and destruction of electronic information, interference with or denial of service, attacks on systems or websites, and other operational disruptions that could severely impede our ability to conduct our business or administer the Contract.
Such events could also adversely affect us by resulting in regulatory fines, litigation, financial losses, and reputational damage. Cybersecurity incidents may also impact the issuers of securities in which the underlying funds invest, which may cause the funds underlying your Contract to lose value. Although we take efforts to protect our systems from cybersecurity incidents, there can be no assurance that we or our service providers will be able to avoid cybersecurity incidents affecting Contract owners in the future. It is also possible that a cybersecurity incident could persist for an extended period of time without detection.
Additionally, our third-party service providers and other third-parties related to our business (such as financial intermediaries or, in the case of our variable products, underlying funds) are subject to similar risks. Successful implementation and execution of their business continuity policies and procedures are largely beyond our control. Disruptions to their business operations may impair our own business operations.
As of the date of this prospectus, we do not believe that we have experienced a material cyber-attack or other cybersecurity incident. However in 2023, we were notified of a data security incident involving the MOVEit file transfer system used by numerous financial services companies. A third-party vendor uses that software on our behalf to, among other things, identify the deaths of insured persons and annuitants under life insurance policies and annuity contracts. According to that third party vendor, an unknown actor exploited a MOVEit software flaw to access the vendor’s systems and download certain data. Our assessment indicated that personally identifiable information relating to approximately 850,000 of Jackson’s customers was obtained by that unknown actor from the third party vendor’s systems. This MOVEit vulnerability has now been rectified. Separately, Jackson experienced unauthorized access to two servers as a result of the MOVEit flaw; however, the scope and nature of the data accessed on those servers was significantly less than the third party vendor impact. Our assessment was that a subset of information relating to certain partner organizations and individuals, including certain customers of Jackson, was obtained from the two affected servers. We notified affected customers as required by law, and we continue to assess and investigate the overall impact of the incidents. At this time, we do not believe the incidents or related litigation will have a material adverse effect on the business, operations, or financial results of Jackson.

THE ANNUITY CONTRACT

Your Contract is a contract between you, the Owner, and us. The Contract is an individual single Premium deferred index-linked annuity. Your Contract and any endorsements are the formal contractual agreement between you and the Company. This prospectus is a disclosure document and describes all of the Contract’s material features, benefits, rights, and obligations of annuity purchasers under the Contract.

Your Contract is intended to help facilitate your retirement savings on a tax-deferred basis, or other long-term investment purposes, and provides for a death benefit. Purchases under tax-qualified plans should be made for other than tax deferral reasons. Tax-qualified plans provide tax deferral that does not rely on the purchase of an annuity contract. We will not issue a Contract to someone older than age 85.

Your Premium and Contract Value may be allocated to:

•the Fixed Account, in which amounts earn a declared rate of interest for a certain period,
•the Index Account, in which amounts may be allocated to the Index Account Options, which are currently available with a variety of Crediting Methods and term lengths, and certain Protection Options, all of which may be credited with a zero, positive or negative Index Adjustment based upon the performance of a specified Index.

Your Contract, like all deferred annuity contracts, has two phases:

•the accumulation phase, when your Premium may accumulate value based upon the Index Adjustment and/or Fixed Account interest credited, and
•the income phase, when we make income payments to you.
As the Owner, you can exercise all the rights under your Contract. In general, joint Owners jointly exercise all the rights under the Contracts. In some cases, such as telephone and internet transactions, joint Owners may authorize each joint Owner to act individually. On jointly owned Contracts, correspondence and required documents will be sent to the address of record of the primary Owner.

State Variations. This prospectus describes the material rights and obligations under the Contract. There may be some variations to the general description in this prospectus, where required by specific state laws. Please refer to your Contract for specific variations applicable to you. Any state variations will be included in your Contract and any endorsements to your Contract. For a list of material state variations, please refer to Appendix B.

Owner. As Owner, you may exercise all ownership rights under the Contract. Usually, but not always, the Owner is the Annuitant. The Contract allows for the naming of joint Owners. Only two joint Owners are allowed per Contract. Any reference to the Owner includes any joint Owner. Joint Owners have equal ownership rights, and as such, each Owner must authorize any exercise of Contract rights unless the joint Owners instruct us in writing to act upon authorization of an individual joint Owner.

Ownership Changes. To the extent allowed by state law, we reserve the right to refuse ownership changes at any time on a non-discriminatory basis, as required by applicable law or regulation. You may request to change the Owner or joint Owner of this Contract by sending a signed, dated request to our Customer Care Center at the address provided on the front cover of the prospectus. The change of ownership will not take effect until it is approved by us, unless you specify another date, and will be subject to any payments made or actions taken by us prior to our approval. We will use the oldest Owner's age for all Contract purposes. No person whose age exceeds the maximum issue age allowed by Jackson as of the Issue Date of the Contract may be designated as a new Owner.

Jackson assumes no responsibility for the validity or tax consequences of any ownership change. If you make an ownership change, you may have to pay taxes. We encourage you to seek legal and/or tax advice before requesting any ownership change.

Annuitant. The Annuitant is the natural person on whose life income payments for this Contract are based. If the Contract is owned by a natural person, you may change the Annuitant at any time before you begin taking income payments by sending a written, signed and dated request to the Customer Care Center at the address provided on the front cover of the prospectus. Contracts owned by legal entities are not eligible for Annuitant changes. The Annuitant change will take effect on the date you signed the change request, unless you specify otherwise, subject to any payments made or actions taken by us prior to receipt of the request in Good Order. We reserve the right to limit the number of joint Annuitants to two.

Beneficiary. The Beneficiary is the natural person or legal entity designated to receive any Contract benefits upon the first Owner's death. The Contract allows for the naming of multiple Beneficiaries. You may change the Beneficiary(ies) by sending a written, signed and dated request to the Customer Care Center at the address provided on the front cover of the prospectus. If an irrevocable Beneficiary was previously designated, that Beneficiary must consent in writing to any change. The Beneficiary change will take effect on the date you signed the change request, subject to any payments made or actions taken by us prior to receipt of the request in Good Order.

Assignment. To the extent allowed by state law, we reserve the right to refuse assignments at any time on a non-discriminatory basis, as required by applicable law or regulation. You may request to assign this Contract by sending a signed, dated request to our Customer Care Center at the address provided on the front cover of the prospectus. The assignment will take effect on the date we approve it, unless you specify another date, subject to any payments made or actions taken by us prior to our approval. Your right to assign the Contract is subject to the interest of any assignee or irrevocable Beneficiary. If the Contract is issued pursuant to a qualified plan, it may not be assigned except under such conditions as may be allowed under the plan and applicable law. Generally, an assignment or pledge of a non-qualified annuity is treated as a distribution.

Jackson assumes no responsibility for the validity or tax consequences of any assignment. We encourage you to seek legal and/or tax advice before requesting any assignment.

PREMIUM

Minimum Premium:

•$25,000 under most circumstances

Maximum Premium:

•The maximum Premium payment you may make without our prior approval is $1 million.

We reserve the right to waive minimum and maximum Premium amounts in a non-discriminatory manner. Our right to restrict Premium to a lesser maximum amount may affect the benefits under your Contract.

Allocations of Premium. You may allocate Premium to any available Indexed Account Option or Fixed Account. Each allocation must be a whole percentage between 0% and 100%. The minimum amount you may allocate to an Indexed Account Option or Fixed Account is $100.

We will issue your Contract and allocate your Premium payment within two Business Days (days when the New York Stock Exchange is open) after we receive your complete Premium payment and all information that we require for the purchase of a Contract in Good Order. We reserve the right to reject a Premium payment that is comprised of multiple payments paid to us over a period of time. If we permit you to make multiple payments as part of your Premium payment, the Contract will not be issued until all such payments are received in Good Order. We reserve the right to hold such multiple payments in a non-interest bearing account until the Issue Date. If we do not receive all information required to issue your Contract, we will contact you to get the necessary information. If for some reason we are unable to complete this process within five Business Days, we will return your money. Each Business Day ends when the New York Stock Exchange closes (usually 4:00 p.m. Eastern time). No Premium will be accepted after the Contract has been issued.

Free Look. You may cancel your Contract by returning it to your financial professional or to us within ten days after receiving it. In some states, the Free Look period may be longer. Please see the front page of your Contract for the Free Look period that applies to your Contract. In general, if you cancel your Contract during this period, we will return:

•Premiums paid to the Fixed Account, less

•any withdrawals from the Fixed Account, plus

•the Index Account Value.

We will determine the Index Account Value as of the date we receive the Contract. In some states, we are required to return Premium payments only. We will pay the applicable free look proceeds within seven days of a request in Good Order. In some states, we are required to hold the Premiums of a senior citizen in the Fixed Account during the free look period, unless we are specifically directed to allocate the Premium to the Index Account.

CONTRACT OPTIONS

The Contract is divided into two general categories for allocation of your Premium and Contract Value: the Fixed Account, where amounts earn a declared rate of interest for an annually renewable one-year term, and the Index Account, where amounts earn index-linked interest ("Index Adjustment") for a specified term based upon the performance of a selected Index.

Fixed Account. The Fixed Account is an annually renewable account in which amounts you allocate earn a declared rate of interest. Fixed Account interest rates are guaranteed for one year from the date you allocate amounts into the Fixed Account and are subject to change on each Contract Anniversary thereafter. In no event will the interest rate credited to amounts allocated to the Fixed Account be less than the Fixed Account Minimum Interest Rate, as discussed below.

Fixed Account Value. The Fixed Account Value is equal to (1) the value of Premium and any amounts transferred into the Fixed Account; (2) plus interest credited daily at a rate not less than the Fixed Account Minimum Interest Rate, per annum; (3) less any gross partial withdrawals; (4) less any amounts transferred out of the Fixed Account. The Fixed Account Value will never be less than the Fixed Account Minimum Value. The Fixed Account Minimum Value is equal to the greater of (a)

eighty-seven and one half (87.5%) of any allocations to the Fixed Account, plus interest credited daily at never less than the Fixed Account Minimum Interest Rate per annum, less any partial withdrawals after being reduced for any applicable taxes, or (b) zero.

Rates of Interest We Credit. This Contract guarantees a Fixed Account Minimum Interest Rate that applies to amounts allocated to the Fixed Account. The Fixed Account Minimum Interest Rate guaranteed by the Contract will be no less than the minimum non-forfeiture rate, which may vary from year to year. The minimum non-forfeiture rate will be determined by Jackson, pursuant to the requirements outlined by the Standard Nonforfeiture Law for Individual Deferred Annuities. The current Fixed Account Minimum Interest Rate is equal to the current minimum non-forfeiture rate of 3.00%. If the Fixed Account Minimum Interest Rate changes, we will file a supplement providing notice to new purchasers of the Contract. The Fixed Account Minimum Interest Rate is guaranteed for the life of the Contract, and your Fixed Account Minimum Interest Rate will not change once your Contract has been issued. The Fixed Account Minimum Interest Rate that was applicable at the time your Contract was issued will be reflected in your Contract. Any changes to the Fixed Account Minimum Interest Rate apply only to new purchasers of the Contract on or after the date the new Fixed Account Minimum Interest Rate is effective, which will be the date of the most recent prospectus or the date identified in any applicable supplement filing.

In addition, we establish a declared rate of interest ("base interest rate") at the time you allocate any amounts to the Fixed Account, and that base interest rate will apply to that allocation for the entire one-year Fixed Account term. To the extent that the base interest rate that we establish for any allocation is higher than the Fixed Account Minimum Interest Rate, we will credit that allocation with the higher base interest rate. Thus, the declared base interest rate could be greater than the guaranteed Fixed Account Minimum Interest Rate specified in your Contract, but will never cause your allocation to be credited at less than the currently applicable Fixed Account Minimum Interest Rate. On each Contract Anniversary, the base interest rate is subject to change.

Index Account. Amounts allocated to the Index Account are credited with an Index Adjustment at the end of each Index Account Option Term based upon the performance of the selected Index, Crediting Method, and Protection Option. Prior to the end of an Index Account Option Term, amounts allocated to the Index Account (adjusted for withdrawals) are credited with an Index Adjustment subject to any applicable prorated Index Adjustment Factors. Your selections from available options make up what are referred to as Index Account Options, which are available with different combinations of Indexes, Protection Options, Crediting Methods, and term lengths. As of the date of this prospectus, the following options are currently available for election with any of the Indexes:

Crediting Methods	Protection Options*		Term Length
	Buffer	Floor	1-Year	6-Year
Cap	10%, 20%	10%, 20%	✓	✓
Performance Trigger	10%	10%	✓	N/A
* Protection Option rates listed above are the rates currently available as of the date of this prospectus. These rates may be changed from time to time, so you should contact your financial professional or the Jackson Service Center for current rate availability.

Crediting Method and Protection Option Rates. Available rates for Crediting Methods and Protection Options are the rates effective as of the first day of your Index Account Option Term and will not change until the end of your Index Account Option Term. The rates for a particular Index Account Option Term may be higher or lower than the rates for previous or future Index Account Option Terms. We post all rates online at Jackson.com/RatesJMLPA. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term You may also request current rates at any time by contacting your financial professional or the Jackson Customer Care Center. Guaranteed minimum and maximum rates for each Crediting Method and Protection Option are listed below in the sections for each specific Crediting Method and Protection Option.

Index Account Value. The Index Account Value is equal to the sum of all the Index Account Option Values.

Index Account Option Value. When you allocate Contract Value to an Index Account Option for an Index Account Option Term, your investment in the Index Account Option is represented by an Index Account Option Value. Your Index Account Option Value is the portion of your Contract Value allocated to that Index Account Option at any given time. If you allocate Contract Value to multiple Index Account Options at the same time, you will have a separate Index Account Option Value for each Index Account Option in which you are invested. The minimum amount you may allocate to an Index Account Option is $100.

•At the beginning of the Index Account Option Term, your Index Account Option Value is equal to the Premium allocated or Contract Value transferred to the Index Account Option, less any amount transferred out of the Index Account Option.

•During the Index Option Term, your Index Account Option Value is equal to the Interim Value, which is equal to the Index Account Option Value at the beginning of the Index Account Option Term, reduced for any partial withdrawals taken from the Index Account Option during the current Index Account Option Term (including any Market Value Adjustments on such withdrawals) in the same proportion that the Interim Value was reduced on the date of any such withdrawal, credited with a positive or negative Index Adjustment. The Index Adjustment credited is subject to the prorated Index Adjustment Factors as of the date of the withdrawal, and the Interim Value Proration Factor. During the Index Account Option Term, your Interim Value will never be less than zero.

•At the end of the Index Account Option Term, your Index Account Option Value is equal to the Index Account Option Value at the beginning of the Index Option Term reduced for any partial withdrawals taken from the Index Account Option during the current Index Account Option Term (including any Market Value Adjustments on such withdrawals) in the same proportion that the Interim Value was reduced on the date of any such withdrawal, and credited with a positive or negative Index Adjustment. At the end of your Index Account Option Term, your Index Account Option Value will never be less than zero.

Index Adjustment. For each Index Account Option to which you allocate Contract Value, at the end of the Index Account Option Term, we will credit your Index Account Option Value with an Index Adjustment. This Index Adjustment can be zero, positive or negative, depending on the performance of the Index and the Crediting Method and Protection Option chosen.

•If the Index Adjustment is positive, your Index Account Option Value will increase by a dollar amount equal to the positive Index Adjustment.

•If the Index Adjustment is negative, your Index Account Option Value will decrease by a dollar amount equal to the negative Index Adjustment.

•If the Index Adjustment is equal to zero, no Index Adjustment will be credited and there will be no adjustment to your Index Account Option Value.

We also credit a positive or negative Index Adjustment during the Index Account Option Term when you take a withdrawal. During the term, the Index Adjustment is subject to the prorated Index Adjustment Factors, as of the date of the withdrawal, and the Interim Value Proration Factor.
Interim Value. Because the Index Account Options are designed to credit an Index Adjustment by measuring the change in the Index Return from the beginning of the Index Account Option Term to the end of the Index Account Option Term, an Interim Value calculation is necessary to determine the daily value of your Index Account Option on any given Business Day for purposes of withdrawals prior to the end of the Index Account Option Term. For each Index Account Option, the value we assign on any Business Day prior to the end of the Index Account Option Term is called the Interim Value. The Interim Value of an Index Account Option is equal to the amount allocated to the Index Account Option, adjusted for the Index Return of the associated Index and subject to the prorated Index Adjustment Factor that you have elected (Cap Rate/Performance Trigger Rate/Buffer/Floor) and the Interim Value Proration Factor ("IVPF"), if applicable. Also note that any withdrawal taken in the first six years after issue may be assessed a Market Value Adjustment in addition to the Interim Value adjustment.

The Interim Value calculation is the same for all Crediting Methods. It uses the Index value on two dates to determine the Index Adjustment credited during any Index Account Option Term: the beginning date of the Index Account Option Term and the current date within that Index Account Option Term on which the Interim Value is being calculated. To determine the Index Adjustment credited, we calculate the net change in Index value between the beginning of the Index Account Option Term and the current Index value and express it as a percentage. If the resulting percentage is positive, we apply the Interim Value Proration Factor ("IVPF") to the applicable prorated Crediting Method (Cap Rate/Performance Trigger Rate). If the Index return is negative, we apply the IVPF to the applicable prorated Protection Option (Buffer/Floor). This adjusted Index Return is then multiplied by the Index Account Option Value at the beginning of the Index Account Option Term (adjusted to reflect any withdrawals during the term) to determine the amount of Index Adjustment to credit. The Index Adjustment is then added to or subtracted from the Index Account Option Value at the beginning of the term (adjusted to reflect any withdrawals during the term) to calculate the current Interim Value.
Please note that when calculating Interim Value, the Index Account Option Value is reduced proportionally to the Contract Value for each withdrawal. If the Interim Value Adjustment is positive, your Index Account Option Value will be decreased by less than the amount of the withdrawal; in other words, on less than a dollar for dollar basis. If the Interim Value Adjustment is negative, your Index Account Option Value will be decreased by more than the amount of the withdrawal; in other words, on more than a dollar for dollar basis. In calculating the Interim Value Adjustment, we use prorated Index Adjustment Factors, which in some instances may serve to reduce any positive Index Adjustment, as well as increase any negative Index Adjustment we credit when compared to the Index Adjustment you would have received if you had waited until the end of your Index Account Option Term to take your withdrawal. This is because the Index Adjustment Factors are prorated by the time elapsed during the Index Account Option Term and the application of the Interim Value Proration Factor. In other words, the values are determined by multiplying the Index Adjustment Factor by the number of days elapsed so far during the Index Account Option Term, then dividing by the total number of days in the Index Account Option Term, and then multiplying by the Interim Value Proration Factor. The proration of the Floor protection option is calculated differently than the rest of the Index Adjustment Factors. The prorated Floor is calculated as one minus the full-term Floor divided by the Interim Value Proration Factor, then that value is subtracted from one, then the result is multiplied by the number of days elapsed so far during the Index Account Option Term divided by the total number of days in the Index Account Option Term. An example illustrating the proration of Index Adjustment Factors immediately follows this paragraph. Any negative adjustment could be significant and impact the amount of Contract Value available for future withdrawals. In addition to Interim Value adjustments, withdrawals taken in the first six Contract Years may also be subject to Withdrawal Charges, which could further reduce the amount you receive when requesting a withdrawal.
Index Adjustment Factor Proration Examples:

•Floor Proration: Assume on January 1, you allocate Contract Value to a 1-year Index Account Option with a 12% Cap and a 10% Floor. There are 365 total days in your Index Account Option Term and your Interim Value Proration Factor is 90%. Your prorated Index Adjustment Factors on the following days are:
◦On March 22: 80 days have elapsed. Your prorated Floor is 1 – (1 – 10% / 90%) * 80 / 365 = 80.56175%. Your prorated Cap is 12% * 80 / 365 * 90% = 2.3671%
•On August 8: 219 days have elapsed. Your prorated Floor is 1 – (1 – 10% / 90%) * 219 / 365 = 46.6667%. Your prorated Cap is 12% * 219 / 365 * 90% = 6.48%.
•On December 3: 336 days have elapsed. Your prorated Floor is 1 – (1 – 10% / 90%) * 336 / 365 = 18.1735%. Your prorated Cap is 12% * 336 / 365 * 90% = 9.9419%.

•Buffer Example: Assume on January 1, you allocate Contract Value to a 1-year Index Account Option with a 15% Cap and a 10% Buffer. There are 365 total days in your Index Account Option Term and your Interim Value Proration Factor is 90%. Your prorated Index Adjustment Factors on the following days are:
•On February 1: 31 days have elapsed. Your prorated Buffer is 10% * 31 / 365 * 90% = 0.7644%. Your prorated Cap is 15% * 31 / 365 * 90% = 1.1466%.
•On July 3: 183 days have elapsed. Your prorated Buffer is 10% * 183 / 365 * 90% = 4.5123%. Your prorated Cap is 15% * 31 / 365 * 90% = 6.7685%.
•On October 20: 292 days have elapsed. Your prorated Buffer is 10% * 292 / 365 * 90% = 7.20%. Your prorated Cap is 15% * 292 / 365 * 90% = 10.80%.

Please see Appendix A for examples of the calculation of Interim Value under different withdrawal scenarios throughout the term, including the impact of multiple and single withdrawals, different market conditions, different Crediting Methods and Protection Options and different rates..
•For examples illustrating Interim Value Adjustments for the Cap Crediting Method, please see Examples 1 - 4.
•For examples illustrating Interim Value Adjustments for the Performance Trigger Crediting Method, please see Examples 5 - 8.
•For examples illustrating Interim Value Adjustments with a Buffer Protection Option, please see Examples 1 - 2, and 5 - 6.
•For examples illustrating Interim Value Adjustments with a Floor Protection Option, please see Examples 3 - 4, and 7 - 8.
•For examples illustrating the use of an Interim Value Proration Factor equal to 100%, please see Examples 2 and 8.

•For examples illustrating the use of an Interim Value Proration Factor of other than 100%, please see Examples 1, 3-4, and 5-7.
•For examples illustrating Interim Value Adjustments for a single withdrawal, please see Examples 1, 3, 5, and 7.
•For examples illustrating Interim Value Adjustments for multiple withdrawals, please see Examples 2, 4, 6, and 8.
•For examples illustrating Interim Value Adjustments where the Index Return is positive, please see Examples 1 - 3, 5 - and 8.
•For examples illustrating Interim Value Adjustments where the Index Return is negative, please see Examples 2, 4, and 6 - 8.

Interim Value Proration Factor. The Interim Value Proration Factor ("IVPF") is the percentage applied to the prorated Crediting Method and Protection Option, in the calculation of Interim Value. The IVPF is guaranteed to equal 100% during the first six Contract Years, after which the IVPF will be declared annually on the Index Account Option Anniversary, and communicated to you via your annual statement. The IVPF is locked in at the beginning of each Index Account Option Term, and it does not apply to withdrawals made on any Index Account Option Term Anniversary. All Crediting Methods and Protection Option combinations are each subject to a unique IVPF. The IVPF will be determined by the Company and may vary by Crediting Method and Protection Option combination. Please see Appendix A for examples of the calculation of Interim Value using IVPF under different scenarios.

Market Value Adjustment. A Market Value Adjustment ("MVA") may apply to amounts withdrawn, annuitized, or transferred from an Index Account Option during the first six Contract Years, including the direct deduction of advisory fees under our administrative rules. The Market Value Adjustment reflects changes in the level of interest rates since the beginning of the Index Account Option Term.

In order to determine whether there will be a Market Value Adjustment, we first compare the MVA reference rate on the Issue Date to the MVA reference rate on the date you are removing Contract Value. The MVA reference rate is Bloomberg U.S. Intermediate Corporate Bond Index Yield to Maturity, expressed as a percentage. The MVA rate applied on any day will be the MVA reference rate published on the prior Business Day. If the MVA reference rate is not published on the Business Day before the MVA is calculated, the Company will use the MVA reference rate for the most recent Business Day it was published.

The Company calculates the MVA by multiplying the amount You withdraw that is subject to MVA less any applicable charges by the result of the formula below:
where:

I is the MVA Reference Rate on the Issue Date
J is the MVA Reference Rate on the date of withdrawal or annuitization
m is the number of complete months remaining from the date of the removal to the end of the MVA Period.

The MVA formula is derived by reflecting the change to the value of an underlying bond purchased to support your policy and any gains or losses from applicable early withdrawals are passed along to You. If the MVA reference rate at the time of your withdrawal (or Income Date if income payments begin during the first Contract Year) is higher than the MVA reference rate on your Issue Date, a downward adjustment to the amount withdrawn may apply, which would reduce the amount paid or taken as income. If the MVA reference rate at the time of withdrawal is lower than the MVA reference rate declared on your Issue Date, an upward adjustment to the amount withdrawn may apply, which would increase the amount paid or taken as income. There will be no Market Value Adjustment if the two rates are the same. A Market Value Adjustment will not otherwise affect the values under your Contract. For an illustration of how an MVA impacts your withdrawals and contract values, see Appendix A, Example 9.

There is no Market Value Adjustment on: death benefit payments; payments pursuant to a life contingent income option or an income option resulting in payments spread over at least five years; amounts withdrawn for Contract charges; amounts removed from any Index Account Option on the Latest Income Date, transfers within the Index Account, withdrawals taken pursuant to the Free Look provision of your Contract, withdrawals taken under the MVA Free Withdrawal provision, withdrawals taken to satisfy a required minimum distribution ("RMD"), amounts you withdrawal after the first six Contract Years, and withdrawals or transfers from a Fixed Account.

MVA Free Withdrawal. During each of the first six Contract Years, certain partial withdrawals from the Index Account Options will not incur a Market Value Adjustment. The amount of the MVA Free Withdrawal is 10% of the Contract Value during each Contract Year that would otherwise incur a Market Value Adjustment. The MVA Free Withdrawal may be taken once or through multiple withdrawals throughout the Contract Year. Any amount withdrawn to satisfy a required minimum distribution reduces the amount of available MVA Free Withdrawal. No MVA Free Withdrawal may exceed the Withdrawal Value. Withdrawals during any contract year in excess of the MVA Free Withdrawal may be subject to any applicable MVA.

ADDITIONAL INFORMATION ABOUT THE INDEX ACCOUNT OPTIONS

Indexes. When you allocate money to the Index Account, you are credited the Index Adjustment based upon the performance of your selected Index. You should discuss the available Indexes with your financial professional and obtain advice on which Index is best suited for your specific financial goals. Currently, we offer the following Indexes:

•S&P 500 Index: The S&P 500 Index is comprised of equity securities issued by large-capitalization U.S. companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies.

•Russell 2000 Index: The Russell 2000 Index is comprised of equity securities of small-capitalization U.S. companies. In general, the securities of small-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Small-capitalization companies are more likely to fail than larger companies.

•MSCI EAFE Index: The MSCI EAFE Index is comprised of equity securities of large- and mid-capitalization companies and it is designed to measure the equity market performance of developed markets, including countries in Europe, Australasia, and the Far East. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies, and the securities of mid-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Securities issued by non-U.S. companies (including related depositary receipts) are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). This index is calculated in USD and local currency only. The exchange rates used for all currencies for all MSCI equity indexes are taken from Reuters at 4pm GMT each day.

•MSCI Emerging Markets Index: The MSCI Emerging Markets Index is comprised of equity securities of large- and mid-capitalization companies in emerging markets. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies, and the securities of larger companies. Mid-capitalization companies are more likely to fail than larger companies. Securities issued by non-U.S. companies (including related depositary receipts) are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). Those risks are typically more acute when issuers are located or operating in emerging markets. Emerging markets may be more likely to experience inflation, political turmoil, and rapid changes in economic conditions than developed markets. Emerging markets often have less uniformity in accounting and reporting requirements, less reliable valuations, and greater risk associated with custody of securities than developed markets. This index is calculated in USD and local currency only. The exchange rates used for all currencies for all MSCI equity indexes are taken from Reuters at 4pm GMT each day.

•MSCI KLD 400 Social Index: The MSCI KLD 400 Social Index is comprised of equity securities that provide exposure to companies with outstanding Environmental, Social and Governance (ESG) ratings and excludes companies whose products have negative social or environmental impacts. Since the primary objective of this Index is to track companies with a positive social or environmental impact, this Index may underperform the market as a whole or other indexes that do not screen for ESG standards. The Index may include large-, mid-, and small-capitalization companies. In general, large capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of other successful smaller companies, and the securities of smaller capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Smaller companies are more likely to fail than larger companies.

We reserve the right to add, remove, or replace any Index, Term, Crediting Method, or Protection Option in the future, subject to necessary regulatory approvals. If an Index is replaced during an Index Account Option Term, the Index Return for the Index Account Option Term will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term.

Replacing an Index. We may replace an Index if it is discontinued or the Index is no longer available to us or if the Index's calculation changes substantially. Additionally, we may replace an Index if hedging instruments become difficult to acquire or the cost of hedging related to such Index becomes excessive. We may do so at the end of an Index Account Option Term or during an Index Account Option Term. We will notify you in writing at least 30 days before we replace an Index. If an Index is replaced during an Index Account Option Term, the Index Return will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term, as shown in the Example below. A substitution of an Index during an Index Account Option Term will not cause a change in the Crediting Method, Protection Option, or Index Account Option Term length.

Example: Assume that you allocate Contract Value to a 6-Year Index Account Option with the S&P 500 Index and the Index value is $1,000 at the beginning of the term. After 2 years, the S&P 500 Index is discontinued and replaced by the MSCI EAFE Index. On the day of the replacement, the S&P 500 Index is $1,100, so the Index Return as of that date is 10%. The MSCI EAFE Index value on the day of the replacement is $2,000. Going forward, your Index Return for the remainder of the Index Account Option Term will be equal to 10% plus the calculated return of the MSCI EAFE Index from the replacement date. This means that one year later, on your third Contract Anniversary, if the MSCI EAFE Index value is $1,900, your Index Return would be 10% + (-5%) = 5%.

If we replace an Index, we will attempt to select a new Index that is similar to the old Index. In making this evaluation, we will look at factors such as asset class; Index composition; strategy or methodology inherent to the Index; and Index liquidity.

Index Return. The Index Return for an Index Account Option is the percentage change in the Index value from the start of an Index Account Option Term to the end of the Index Account Option Term.
Example: Assume that you allocate Contract Value to an Index Account Option with the S&P 500 Index, Cap Crediting Method, and Buffer Protection Option. Between the beginning and end of the Index Account Option Term, the value of the S&P 500 Index increases by 5%. Thus, the Index Return for that Index Account would be 5%. If instead the S&P 500 Index decreased by 5%, the Index Return for that Index Account would be -5%.
Adjusted Index Return. After the Index Return is calculated at the end of the Index Account Option Term, we next calculate the Adjusted Index Return. The Adjusted Index Return reflects any applicable adjustments to the Index Return based on the Cap Rate or Performance Trigger Rate, if the Index Return is positive, or the Buffer or Floor, if the Index Return is negative. The Index Adjustment will be credited to the Index Account Option at a rate equal to the Adjusted Index Return.
Example: Assume, as above, that you allocate Contract Value to an Index Account Option with the S&P 500 Index, Cap Crediting Method, and Buffer Protection Option. Between the beginning and end of the Index Account Option Term, the value of the S&P 500 Index increases by 15%. Thus, the Index Return for that Index Account would be 15%. Assume now that your Index Account Option has a Cap Rate of 10%. Your Index Return of 15% would be adjusted to your maximum 10% Cap Rate, making your Adjusted Index Return 10%.

Protection Options. Your selected Protection Option will define the manner in which any (negative) Index Adjustments are credited to you if your selected Index performs negatively during your Index Account Option Term. When you allocate amounts to the Index Account, you are indirectly exposed to the investment risks associated with the applicable Index. Because each Index is comprised or defined by a collection of equity securities, each Index is exposed to market fluctuations which may cause the value of a security to change, sometimes rapidly and unpredictably. The Contract provides two options to provide some level of protection against the risk of loss of Index Account Value for any negative Index Return: Buffers and Floors.

Buffer. A Buffer is the amount of negative Index price change before a negative Index Adjustment is credited to the Index Account Option Value at the end of an Index Account Option Term, expressed as a percentage. Put another way, a Buffer protects your Index Account Option Value from loss up to a specified amount (typically 10% or 20%). Jackson protects you from any loss associated with Index decline up to your elected Buffer percentage. You only incur a loss if the Index has declined more than your elected Buffer percentage as of your Index Account Option Term Anniversary.

Withdrawals taken prior to the end of the Index Account Option Term will reduce the Index Account Option Value in the same proportion that the Interim Value was reduced on the date of the withdrawal. The Interim Value reflects the application of a prorated Buffer based on the elapsed portion of the Index Account Option Term and the Interim Value Proration Factor. For examples of how a withdrawal taken prior to the end of an Index Account Term will reduce the Index Account Option Value through the use of a prorated Buffer in scenarios where the Index Return is negative, see Appendix A, Example 2.

The available Buffer rates are the rates effective as of the first day of an Index Account Option Term. The Buffer rate for a particular Index Account Option Term may be higher or lower than the Buffer rate for previous or future Index Account Option Terms. In no event will a Buffer rate be less than 5% or more than 50% during the life of your Contract. We post all rates online at Jackson.com/RatesJMLPA. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term.

Floor. A Floor is the maximum loss that will be credited to the Index Account Option at the end of the Index Account Option Term, expressed as a percentage. In contrast to the Buffer, a Floor protects your Index Account Option Value from loss greater than a specified amount (typically 10% or 20%). This means that if the Index has declined as of your Index Account Option Term Anniversary, you will incur all of the loss up to your elected Floor percentage. Jackson will protect you from any Index decline greater than your elected Floor percentage.

Withdrawals taken prior to the Index Account Option Term will reduce the Index Account Option Value in the same proportion as the Interim Value was reduced on the date of the withdrawal. The Interim Value reflects the application of a prorated Floor based on the elapsed portion of the Index Account Option Term and the Interim Value Proration Factor. For an example of how a withdrawal taken prior to the end of an Index Account Option Term will reduce the Index Account Option Value through the use of a prorated Floor in scenarios where the Index Return is negative, see Appendix A, Example 4.

The available Floor rates are the rates effective as of the first day of an Index Account Option Term. The Floor rate for a particular Index Account Option Term may be higher or lower than the Floor rate for previous or future Index Account Option Terms. In no event will a Floor rate be less than 5% or more than 50% during the life of your Contract. We post all rates online at Jackson.com/RatesJMLPA. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term.

Please see Appendix A for examples of how the Interim Value is calculated with prorated Index Adjustment Factors under various scenarios.

Crediting Methods. Your selected Crediting Method will dictate the manner in which the Index Adjustment is credited to you if your selected Index performs positively during your Index Account Option Term. Current Cap Rates and Performance Trigger Rates are provided at the time of application, and to existing owners and financial professionals at any time, upon request.

To determine the Index Adjustment amount that will be credited to your Index Account Option Value at the end of each Index Account Option Term, we calculate the Adjusted Index Return for that Index Account Option. We calculate this Adjusted Index Return by applying the applicable Crediting Method. The Index Adjustment will be credited to the Index Account Option at a rate equal to the Adjusted Index Return.

Cap Crediting Method. When you elect a Cap Crediting Method as part of an Index Account Option, the maximum amount of Index Adjustment that will be credited to your Index Account Option Value when your Index Return is positive as of the Index Account Option Term Anniversary will be limited by the elected Cap. The Cap, or "Cap Rate" is the maximum amount of Index Adjustment that will be credited to an Index Account Option at the end of each Index Account Option Term, expressed as a percentage. The Cap Rate is declared at the beginning of the Index Account Option Term. The Cap Rate for a particular Index Account Option Term may be higher or lower than the Cap Rate for previous or future Index Account Option Terms. In no event will a Cap Rate be lower than 2% for a 6-year Index Account Option Term, or 1% for a 1-year Index Account Option Term. We post all rates online at Jackson.com/RatesJMLPA. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term.

The Cap Crediting Method is currently available with either a Buffer or Floor, and for your choice of 1-year or 6-year Index Account Option Terms. The Cap Rate for the 6-year term would be lower if measured on an annual basis. For Index Account Option Terms longer than one year, the Buffer or Floor for that term is a total Buffer or Floor for the duration of that Index Account Option Term. The following examples will illustrate how the Cap Crediting Method operates with both the Buffer and Floor Protection Options. Each example assumes a 10% Cap Rate and a 10% Buffer or Floor.

Cap with Buffer.

10% Cap
-10% Buffer
20%
10%
6%
6%
0%
-8%
-12%
-2%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment

When you elect the Cap Crediting Method with Buffer Protection Option, you are partially protected from downside loss, and any positive Index Adjustment may be limited by a Cap. Here are some examples of how a Cap and Buffer work in combination on the Index Account Option Term Anniversary:
Scenario 1: The Index Return is 20%. Due to the 10% Cap, the Index Adjustment credited to your Index Account Option Value will be 10%.
Scenario 2: The Index Return is 6%. Since the Index has not out-performed the 10% Cap, the Index Adjustment credited to your Index Account Option Value is equal to the Index Return, which is 6%.
Scenario 3: The Index Return is -8%. Since the Index Return was less than the -10% Buffer, your Index Account Option Value was fully protected and experienced no loss.
Scenario 4: The Index Return is -12%. Since the Index Return exceeded the -10% Buffer, your Index Account Option Value was partially protected from the negative performance, but still experienced a -2% loss.
For examples illustrating a prorated Cap and Buffer in connection with an Interim Value Adjustment in different market conditions where single or multiple partial withdrawals are taken in the middle of an Index Account Option Term, please see Appendix A, Examples 1 and 2.

Cap with Floor.

20%
10%
10% Cap
6%
6%
-10% Floor
-8%
-8%
-10%
-18%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment

When you elect the Cap Crediting Method with Floor Protection Option, you are exposed to loss up to a certain point, but Jackson will protect you from any loss beyond that point. Any positive Index Adjustment may be limited by the Cap. Here are some examples of how a Cap and Floor work in combination on the Index Account Option Term Anniversary:
Scenario 1: The Index Return is 20%. Due to the 10% Cap, the Index Adjustment credited to your Index Account Option Value will be 10%.
Scenario 2: The Index Return is 6%. Since the Index has not out-performed the 10% Cap, the Index Adjustment credited to your Index Account Option Value is equal to the Index Return, which is 6%.
Scenario 3: The Index Return is -8%. Since the Index Return fell within the -10% Floor, your Index Account Option Value will experience the full loss of -8%.
Scenario 4: The Index Return is -18%. Since the Index Return exceeded the -10% Floor, your Index Account Option Value was partially protected from the negative performance and experienced a -10% loss.

For examples illustrating a prorated Cap and Floor in connection with an Interim Value Adjustment in different market conditions where single or multiple partial withdrawals are taken in the middle of an Index Account Option Term, please see Appendix A, Examples 3 and 4.

Performance Trigger Crediting Method. When you elect a Performance Trigger Crediting Method, if the performance of the Index you elect is zero or positive at the end of your Index Account Option Term, your Index Account Option Value will be credited with a positive Index Adjustment equal to the Performance Trigger Rate. The Performance Trigger Rate is the amount of Index Adjustment that could be credited to an Index Account Option at the end of each Index Account Option Term, expressed as a percentage. The Performance Trigger Rate is declared at the beginning of the Index Account Option Term. The Performance Trigger Rate for a particular Index Account Option Term may be higher or lower than the Performance Trigger Rate for previous or future Index Account Option Terms. In no event will a Performance Trigger Rate be lower than 1%. We post all rates online at Jackson.com/RatesJMLPA. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term.

The Performance Trigger Crediting Method is currently available for renewable one year Index Account Option Terms, with your choice of a Buffer or Floor Protection Option. The following examples will illustrate how the Performance Trigger Crediting Method operates with both the Buffer and Floor Protection Options. Each Example assumes a 5% Performance Trigger Rate and a 10% Buffer or Floor.

Performance Trigger with Buffer.

12%
5%
5%
2%
0%
Performance Trigger Rate 5%
-10% Buffer
-8%
-2%
-12%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment

When you elect the Performance Trigger Crediting Method with Buffer Protection Option, you are partially protected from downside loss, and any positive Index Adjustment will be equal to the stated Performance Trigger Rate. If market performance is zero or positive over the end of the Index Account Option Term, the full Index Adjustment will equal the Performance Trigger Rate, regardless of how much the Index increased. Here are some examples of how the Performance Trigger rate and Buffer work in combination on the Index Account Option Term Anniversary:
Scenario 1: The Index Return is 12%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 2: The Index Return is 2%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 3: The Index Return is -8%. Since the Index Return was less than the -10% Buffer, your Index Account Option Value was protected and experienced no loss.
Scenario 4: The Index Return is -12%. Since the Index Return exceeded the -10% Buffer, your Index Account Option Value was partially protected from the negative performance, but still experienced a -2% loss.

For examples illustrating a prorated Performance Trigger Rate and Buffer in connection with an Interim Value Adjustment in different market conditions where single or multiple partial withdrawals are taken in the middle of an Index Account Option Term, please see Appendix A, Examples 5 and 6.
Performance Trigger with Floor.

12%
5%
5%
2%
Performance Trigger Rate 5%
-10% Floor
-8%
-8%
-10%
-18%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment

When you elect the Performance Trigger Crediting Method with Floor Protection Option, you experience loss up to a certain point, but Jackson will protect you from any loss beyond that point. Your positive Index Adjustment will be equal to the stated Performance Trigger Rate. If market performance is zero or positive at the end of the Index Account Option Term, a positive Index Adjustment equal to the Performance Trigger Rate will be credited, regardless of how much the Index increased. Here are some examples of how the Performance Trigger Rate and Floor work in combination on the Index Account Option Term Anniversary:
Scenario 1: The Index Return is 12%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 2: The Index Return is 2%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 3: The Index Return is -8%. Since the Index Return fell within the -10% Floor, your Index Account Option Value will experience the full loss of -8%.
Scenario 4: The Index Return is -18%. Since the Index Return exceeded the -10% Floor, your Index Account Option Value was partially protected from the negative performance and experienced a -10% loss.
For examples illustrating a prorated Performance Trigger Rate and Floor in connection with an Interim Value Adjustment in different market conditions where single or multiple partial withdrawals are taken in the middle of an Index Account Option Term, please see Appendix A, Examples 7 and 8.

TRANSFERS AND REALLOCATIONS

Transfer Requests. You may request a transfer to or from the Fixed Account and the Index Account Options, as well as among the Index Account Options.

Transfers may only occur on the Contract Anniversary, or the following Business Day if the Contract Anniversary falls on a non-Business Day, when transferring out of the Fixed Account, and only on the Index Account Option Term Anniversary when transferring out of an Index Account Option. We post all rates online at Jackson.com/RatesJMLPA. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term

Unless specified otherwise, transfers will be taken from the Index Account Options and the Fixed Account in proportion to their current value. The Company reserves the right to restrict or prohibit transfers from the Index Account Options to the Fixed Account, at its discretion, on a nondiscriminatory basis, at any time.

Transfers from a Fixed Account will reduce the Fixed Account Value by the transfer amount requested. Transfers into a Fixed Account will increase the Fixed Account Value by the transfer amount requested. Transfers from an Index Account Option will reduce the Index Account Option Value by the transfer amount requested. Transfers into an Index Account Option will increase the Index Account Option Value by the transfer amount requested.

Transfers out of an Index Account Option during the first six Contract Years may be subject to a Market Value Adjustment.

Automatic Reallocations. If we do not receive your timely transfer request in Good Order before the close of business on the Contract Anniversary for transfers out of the Fixed Account, and/or the close of business on the Index Account Option Term Anniversary for transfers out of an Index Account Option, we will automatically reallocate your Contract Value, as described below. You can communicate your transfer instructions by submitting them to us in writing on a form provided by us, or a Letter of Instruction, or via telephone if you have provided prior telephone authorization on your account.

If no timely transfer request is received as outlined above, the Fixed Account Value will remain in the Fixed Account and the Index Account Option Value(s) will be reallocated to the same Index Account Option(s) for the same term, Crediting Method and Index, if available.

Automatic Reallocation of Index Account Option Value to a New Index Account Option or the Fixed Account. If you do not provide timely transfer or reallocation instructions prior to the end of an expiring Index Account Option Term, we will proceed as follows:

•If the same Index Account Option is available at the time and its Term does not extend beyond the Income Date, we will renew the Index Account Option into the same Index Account Option Term.

•If the same Index Account Option is available at the time but its Term extends beyond the Income Date, if available, we will select an available Index Account Option with the same Crediting Method, Protection Option, and Index, but with the Term that ends closest to but before the Income Date.

•If the same Crediting Method, Protection Option, and Index as the expiring Index Account Option are available at the time, but not with the same Term, we will select the available Index Account Option Term with the period closest to but less than the Index Account Option Term that just ended that will not extend beyond the Income Date.

If the Crediting Method, Protection Option, or Index you have elected is no longer available as of your Index Account Option Term Anniversary, the Index Account Option Value(s) will be reallocated to the Fixed Account until further instruction is received. No Market Value Adjustments will apply to amounts automatically reallocated from Index Account Options to the Fixed Account.

ACCESS TO YOUR MONEY

You may access to the money in your Contract:

•by making a partial or full withdrawal,

•by electing the Automatic Withdrawal Program,

•by establishing direct deduction of advisory fees under our administrative rules,

•by electing to receive income payments.

Your Beneficiary can have access to the money in your Contract when a death benefit is paid.

Withdrawals under the Contract may be subject to a Market Value Adjustment. When you make a total withdrawal, you will receive the Withdrawal Value as of the end of the Business Day your request is received by us in Good Order. The Withdrawal Value is equal to the Contract Value reduced for any applicable taxes and adjusted for any applicable Market Value Adjustment. We will pay the withdrawal proceeds within seven days of receipt of a request in Good Order.

Your withdrawal request must be in writing. We will accept withdrawal requests submitted via facsimile. There are risks associated with not requiring original signatures in order to disburse the money. To minimize the risks, the proceeds will be sent to your last recorded address in our records, so be sure to notify us, in writing, with an original signature of any address change. We do not assume responsibility for improper disbursements if you have failed to provide us with the current address to which the proceeds should be sent.

Except in connection with the Automatic Withdrawal Program, you must withdraw at least $500 or, if less, the entire amount in the Fixed Account or Index Account Option from which you are making the withdrawal. If you are not specific in your withdrawal request, your withdrawal will be taken from your allocations to the Index Account Options and Fixed Account based on the proportion their respective values bear to the Contract Value. A withdrawal request that would reduce the remaining Contract Value to less than $2,000 will be treated as a request for a total withdrawal.

If you elect the Automatic Withdrawal Program, you may take automatic withdrawals of a specified dollar amount (of at least $50 per withdrawal) or a specified percentage of Contract Value on a monthly, quarterly, semiannual or annual basis. Automatic withdrawals are treated as partial withdrawals and will be counted in determining the amount taken as an MVA Free Withdrawal in any Contract Year. Automatic withdrawals in excess of the MVA Free Withdrawal amount may be subject to a Market Value Adjustment, the same as any other partial withdrawal. For more information about the MVA Free Withdrawal amount, please see "MVA Free Withdrawal" in the section titled "Index Account" on page 20.

Partial withdrawals will reduce an Index Account Option's value at the beginning of the term in the same proportion that the Interim Value was reduced on the date of the withdrawal.

When you have an investment adviser who, for a fee, manages your Contract Value, you may authorize payment of the fee from the Contract by requesting a partial withdrawal. There are conditions and limitations, so please contact our Customer Care Center for more information. We neither endorse any investment advisers, nor make any representations as to their qualifications. The fee for this service would be covered in a separate agreement between the two of you, and would be in addition to the fees and expenses described in this prospectus. Any investment adviser fees withdrawn will be subject to a Market Value Adjustment, as applicable, as well as trigger an Interim Value calculation for any Index Account Options. You are strongly encouraged to discuss the impact of deducting advisory fees directly from your Contract Value with your financial professional before making any elections.

Under certain circumstances, you may elect to have advisory fees directly deducted from your Contract Value and automatically transmitted to your third party financial professional, subject to certain administrative rules. Unless you specify otherwise, withdrawals will be taken from all Contract Options based upon the proportion that their respective value bears to the Contract Value. Any applicable MVA will be applied at the time of the withdrawal, and will be applied proportionally to each Index Account Option from which the withdrawal was taken. Our administrative rules are structured to follow the requirements laid out in a Private Letter Ruling we obtained from the Internal Revenue Service ("IRS") in 2019. If you do elect to pay your advisory fees via direct deductions under our rules, pursuant to the terms of the Private Letter Ruling, we will not report them as taxable distributions under your Contracts. For more information on the Private Letter Ruling, please see

"Constructive Withdrawals - Investment Adviser Fees" beginning on page 35. It is important to note that deductions to pay advisory fees will always reduce your Contract Value and your basic death benefit, and they are otherwise subject to all contractual provisions and other restrictions and penalties, including Interim Value adjustments, Market Value Adjustments, and minimum withdrawal requirements. Because the deduction of advisory fees is subject to Interim Value adjustments and Market Value Adjustments, your Contract Value may be reduced by more than the dollar amount of the advisory fee if a deduction is taken at a point in time at which a negative Index Adjustment would occur. For an example illustrating the impact of advisory fee deductions on your Contract Value, please see Appendix A, Example 20.

Our Administrative Rules. In order to have advisory fees directly deducted from your Contract Value, you must submit written authorization on a form acceptable to us, authorizing us to accept and execute instructions from your third party financial professional to make withdrawals from your Contract to pay the advisory fees pursuant to a written agreement between you and your third party financial professional. Advisory fee withdrawals are processed as net withdrawals, pro-rata from the Contract Options in which you are currently allocated. Requests for withdrawal of advisory fees will be processed on the Business Day in which they are received by us in Good Order. Advisory fees generally may not exceed an amount equal to an annual rate of 1.50% of your Contract’s Withdrawal Value, which is the amount you could receive upon total withdrawal after all fees and adjustments have been assessed.

You may terminate authorization for the direct deduction of advisory fees at any time by providing us with written notice of such termination.

If you make a withdrawal to pay advisory fees without setting up direct deductions under our administrative rules, your withdrawal will be treated as a standard partial withdrawal under the Contract. This means, in addition to your Contract Value and basic death benefit being reduced, the withdrawal will be subject to any applicable taxes and tax penalties.

Income taxes, tax penalties and certain restrictions may apply to any withdrawal you make. There are limitations on withdrawals from qualified plans. For more information, please see “TAXES” beginning on page 33.

INCOME PAYMENTS

The income phase of your Contract occurs when you begin receiving regular income payments from us. The Income Date is the day those payments begin. Once income payments begin, the Contract cannot be returned to the accumulation phase. You can choose the Income Date and an income option. All of the Contract Value must be annuitized. Amounts applied to income options from Index Account Options are subject to an Interim Value adjustment. Income Options that are not life contingent or Income Options that do not result in payments that spread over at least 5 years are subject to a Market Value Adjustment. The income options are described below.

If you do not select an Income Date, your income payments will begin on the Latest Income Date, which is the Contract Anniversary on which you will be 95 years old, or such date allowed by the company on a non-discriminatory basis as required by an applicable qualified plan, law or regulation. You may change the Income Date or income option at least seven days before the Income Date, but changes to the Income Date must be for a date not later than the Latest Income Date. You must give us written notice at least seven days before the scheduled Income Date.

Currently, under a traditional Individual Retirement Annuity, required minimum distributions must begin in the calendar year in which you attain age 73 (or such other age as required by law). Distributions under qualified plans and Tax-Sheltered Annuities must begin by the later of the calendar year in which you attain age 73 or the calendar year in which you retire. You do not necessarily have to begin taking income payments from your Contract to meet the minimum distribution requirements for Individual Retirement Annuities, qualified plans, and Tax-Sheltered Annuities. Distributions from Roth IRAs are not required prior to your death.

The age requirements for beginning distributions under qualified plans and Tax-Sheltered Annuities change periodically. See below for a list of past age requirements and planned future changes to age requirements for beginning these required minimum distributions.

•If you reached the age of 70½ before January 1, 2020, distributions under qualified plans and Tax-Sheltered Annuities were required to begin by the later of the calendar year in which you attained age 70½ or the calendar year in which you retired.

•If you reached the age of 72 before January 1, 2023, distributions under qualified plans and Tax-Sheltered Annuities were required to begin by the later of the calendar year in which you attained age 72 or the calendar year in which you retired.
•If you will reach age 73 after January 1, 2033, distributions under qualified plans and Tax-Sheltered Annuities will be required to begin by the later of the calendar year in which you attain age 75 or the calendar year in which you retire.

On or before the Income Date, you may elect a single lump-sum payment, or you may choose to have income payments made monthly, quarterly, semi-annually or annually. A single lump-sum payment is considered a total withdrawal and terminates the Contract. If you have less than $2,000 to apply toward an income option and state law permits, we may provide your payment in a single lump sum, part of which may be taxable as Federal Income. Likewise, if your first income payment would be less than $20 and state law permits, we may set the frequency of payments so that the first payment would be at least $20.

If you do not choose an income option, we will assume that you selected option 3, which provides for life income with 120 months of guaranteed payments.

Income Options. The Annuitant is the person whose life we look to when we make income payments (each description assumes that you are both the Owner and Annuitant). The following income options may not be available in all states.

Option 1 - Life Income. This income option provides monthly payments for your life. No further payments are payable after your death. Thus, it is possible for you to receive only one payment if you died prior to the date the second payment was due. If you die after the Income Date but before the first monthly payment, the amount allocated to the income option will be paid to your Beneficiary.

Option 2 - Joint and Survivor. This income option provides monthly payments for your life and for the life of another person (usually your spouse) selected by you. Upon the death of either person, the monthly payments will continue during the lifetime of the survivor. No further payments are payable after the death of the survivor. If you and the person who is the joint life both die after the Income Date but before the first monthly payment, the amount allocated to the income option will be paid to your Beneficiary.

Option 3 - Life Income With at Least 120 or 240 Monthly Payments. This income option provides monthly payments for the Annuitant’s life, but with payments continuing to the Beneficiary for the remainder of 10 or 20 years (as you select) if the Annuitant dies before the end of the selected period. If the Beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment.

Option 4 - Income for a Specified Period. This income option provides monthly payments for any number of years from 5 to 30. If the Beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment.

Additional Options - We may make other income options available.

No withdrawals are permitted during the income phase under an income option that is life contingent. If you have elected an income option that is not life contingent, you are permitted to terminate your income payments by taking a total withdrawal in a single lump sum, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment.

If your Contract is a Qualified Contract, not all of these payment options will satisfy Required Minimum Distribution rules, particularly as those rules apply to your beneficiary after your death. Beginning with deaths happening on or after January 1, 2020, subject to certain exceptions most non-spouse beneficiaries must now complete death benefit distributions within ten years of the owner’s death in order to satisfy required minimum distribution rules. Consult a tax adviser before electing a payout option.
DEATH BENEFIT

The Contract has a death benefit, which is payable during the accumulation phase, and in some circumstances even after you begin taking income payments. If you die before moving into the income phase, the death benefit equals the greater of:

•your Contract Value on the date we receive all required documentation from your Beneficiary; or

•the total Premium you have paid into the Contract reduced for prior withdrawals (including any applicable charges and adjustments) in the same proportion that the Contract Value was reduced on the date of the withdrawal.*

*For Owners age 76 and older at the time the Contract is issued, the return of premium component of the death benefit is unavailable, and the death benefit will equal the current Contract Value.

If you begin taking income payments on the Latest Income Date, the death benefit amount is equal to the greater of zero or:

•the total Premium you have paid into the Contract, reduced for prior withdrawals (including any applicable charges and adjustments) incurred since the issuance of the Contract through the Latest Income Date, in the same proportion that the Contract Value was reduced on the date of such withdrawals, less

•the Contract Value on the Latest Income Date.*

*For Owners age 76 and older at the time the Contract is issued, the death benefit is not payable once you begin taking income from your Contract, regardless of the Income Date selected, and the death benefit terminates on the Income Date.

For an example of how your death benefit is reduced proportionally for prior withdrawals, assume that your initial Premium is $100,000. After one year, your Contract Value is $95.000, and you take a withdrawal for $9,500. You are withdrawing 10% of your Contract Value ($9,500 / $95,000 = 10%), so the reduction of your Premium for the purposes of determining your Death Benefit will also be 10%, making your premium for purposes of the death benefit calculation now $90,000 ($100,000 – ($100,000 * 10%)).

If the Contract is owned by joint Owners, the death benefit is due upon the death of the first joint Owner. If the Contract is owned by a legal entity, the death benefit is due upon the death of the Annuitant (in the case of joint Annuitants, the death benefit is payable upon the death of the first Annuitant).

The death benefit is due following our receipt of all required documentation in Good Order. Required documentation includes proof of death, a claim form, and any other documentation we reasonably require. If we have received proof of death and any other required documentation, we will calculate the share of the death benefit due to a Beneficiary of record using Contract values established at the close of business on the date we receive from that Beneficiary a claim form with a payment option elected. If we have not received proof of death or any other required documentation, we will calculate the share of the death benefit due to a Beneficiary of record using Contract values established at the close of business on the date we receive any remaining required documentation. As a result, based on the timing of a Beneficiary's claim submission, and the performance of the Index, Interim Value adjustments, and positive or negative Index Adjustments credited to Index Account Options may cause the calculation of a Beneficiary’s death benefit share to differ from the calculation of another Beneficiary’s death benefit share. We will pay interest on a Beneficiary’s death benefit share as required by law.

If you die before you begin taking income from the Contract, the person you have chosen as your Beneficiary will receive the death benefit. If you have a joint Owner, the death benefit will be paid when the first joint Owner dies. The surviving joint Owner will be treated as the Beneficiary. Any other Beneficiary designated will be treated as a contingent Beneficiary. Only a spousal Beneficiary has the right to continue the Contract in force upon your death.

Payout Options. The death benefit can be paid under one of the following payout options:

•single lump-sum payment;

•payment of entire death benefit within 5 years of the date of death;

•on non-qualified contracts or for spousal Beneficiaries or Eligible Designated Beneficiaries on qualified contracts, payment of the entire death benefit under an income option over the Beneficiary’s lifetime or for a period not extending beyond the Beneficiary’s life expectancy. Any portion of the death benefit not applied under an income option within one year of the Owner's death, however, must be paid within five years of the date of the Owner's death on non-qualified contracts; or

•on qualified contracts, payment of the entire death benefit under an income option over a period not extending beyond ten (10) years, with distribution beginning within the calendar year following the calendar year of the Owner's death.

Under these payout options, the Beneficiary may also elect to receive additional lump sums at any time. The receipt of any additional lump sums will reduce the future income payments to the Beneficiary.

If the Beneficiary elects to receive the death benefit as an income option, the Beneficiary must make that payout option election within 60 days of the date we receive proof of death and payments of the death benefit must begin within one year of the date of death. If the Beneficiary chooses to receive some or all of the death benefit in a single sum and all the necessary requirements are met, we will pay the death benefit within seven days. If your Beneficiary is your spouse, he/she may elect to continue the Contract, at the current Contract Value, in his/her own name. If no payout option is selected, the entire death benefit will be paid within 5 years of the Owner’s date of death. For more information, please see “Spousal Continuation Option” below.

Pre-Selected Payout Options. As Owner, you may also make a predetermined selection of the death benefit payout option in the event your death occurs before the Income Date. However, at the time of your death, we may modify the death benefit option if the death benefit you selected exceeds the life expectancy of the Beneficiary. If this Pre-selected Death Benefit Option election is in force at the time of your death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any other provisions of this Contract. This restriction applies even if the Beneficiary is your spouse, unless such restriction is prohibited by the Internal Revenue Code. If the Beneficiary does not submit the required documentation for the death benefit to us within one year of your death, however, the death benefit must be paid, in a single lump sum, within five years of your death. The Pre-selected Death Benefit Option may not be available in your state.

Spousal Continuation Option. If your spouse is the Beneficiary and elects to continue the Contract in his or her own name after your death, pursuant to the Spousal Continuation Option, no death benefit will be paid at that time. Moreover, except as described below, we will contribute to the Contract a continuation adjustment, which is the amount by which the death benefit that would have been payable exceeds the Contract Value. We calculate the continuation adjustment amount using the Contract Value and death benefit as of the date we receive completed forms and due proof of death from the Beneficiary of record and the spousal Beneficiary’s written request to continue the Contract (the “Continuation Date”). We will add this amount to the Fixed Account. The continuation adjustment will have no effect on the Fixed Account Minimum Value. The Spousal Continuation Option may not be available in your state. See your financial professional for information regarding the availability of the Spousal Continuation Option.

If your spouse continues the Contract in his/her own name under the Spousal Continuation Option, the new Contract Value will be considered the initial Premium for purposes of determining any future death benefit under the Contract.

The Spousal Continuation Option is available to elect one time on the Contract. However, if you have elected the Pre-selected Death Benefit Option the Contract cannot be continued under the Spousal Continuation Option, unless preventing continuation would be prohibited by the Internal Revenue Code. The Pre-selected Death Benefit Option may not be available in your state.

The Spousal Continuation Option is not available in the event of a change from the original Owner or an assignment of the Contract.

Death of Owner On or After the Income Date. On or after the Income Date, if you or a joint Owner die, and are not the Annuitant, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the date of death. If you die, the Beneficiary becomes the Owner. If the joint Owner dies, the surviving joint Owner, if any, will be the designated Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary. A contingent Beneficiary is entitled to receive payment only after the Beneficiary dies.

Death of Annuitant. If the Annuitant is not an Owner or joint Owner and dies before the Income Date, you can name a new Annuitant, subject to our underwriting rules. If you do not name a new Annuitant within 30 days of the death of the Annuitant, you will become the Annuitant. However, if the Owner is a legal entity, then the death of the Annuitant will be treated as the death of the Owner, and a new Annuitant may not be named.

If the Annuitant dies on or after the Income Date, any remaining guaranteed payment will be paid to the Beneficiary as provided for in the income option selected. Any life-contingent Income Payments cease on the death of the Annuitant.

Stretch Contracts. The beneficiary of death benefit proceeds from another company’s non-qualified annuity contract or the eligible designated beneficiary (as defined by the Internal Revenue Code and implementing regulations) of death benefit proceeds from another company’s tax-qualified annuity contract or plan, may use the death benefit proceeds to purchase a Contract (“Stretch Contract”) from us. The beneficiary of the prior contract or plan (“Beneficial Owner”) must begin taking distributions, or must have begun taking distributions under the prior contract or plan, within one year of the decedent’s death. The distributions must be taken over a period not to exceed the life expectancy of the Beneficial Owner, and the distributions must satisfy the minimum distribution requirements resulting from the decedent’s death as defined by the Internal Revenue Code and implementing regulations. (See “Non-Qualified Contracts – Required Distributions” on page 34.) Upon the Beneficial Owner’s death, under a tax-qualified Stretch Contract, the designated beneficiary must distribute the Contract Value on or before the end of the 10th year after the Beneficial Owner’s death. Upon the Beneficial Owner’s death, under a non-qualified Stretch Contract, the Stretch Contract terminates, and the designated beneficiary will receive a lump-sum distribution of the Contract Value. We will waive Market Value Adjustments on any withdrawal necessary to satisfy the minimum distribution requirements. Withdrawals in excess of the minimum distribution requirements may be taken at any time, subject to applicable Market Value Adjustments. Non-qualified Stretch Contracts may not be available in all states.

The rights of Beneficial Owners are limited to those applicable to the distribution of the death benefit proceeds.

Special requirements apply to non-qualified Stretch Contracts. All Premium must be received in the form of a full or partial 1035 exchange of the death benefit proceeds from a non-qualified annuity contract and other forms of Premium payments are not permitted. Joint ownership is not permitted. The Beneficial Owner may not annuitize the Stretch Contract. The Stretch Contract terminates upon the Beneficial Owner’s death, and we will pay the Contract Value to the Beneficial Owner’s beneficiary(ies) in a lump-sum distribution. Please read the Contract and accompanying endorsement carefully for more information about these and other requirements.

TAXES

The following is only a general discussion of certain federal income tax issues and is not intended as tax advice to any individual. Jackson does not make any guarantee regarding the tax status of any Contract or any transaction involving the Contracts. It should be understood that the following discussion is not exhaustive and that other special rules may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws or to compare the tax treatment of the Contracts to the tax treatment of any other investment. You are responsible for determining whether your purchase of a Contract, withdrawals, income payments, and any other transactions under your Contract satisfy applicable tax law. You should consult your own tax advisor as to how these general rules will apply to you if you purchase a Contract.

CONTRACT OWNER TAXATION

Tax-Qualified and Non-Qualified Contracts. If you purchase your Contract as a part of a tax-qualified plan such as an Individual Retirement Annuity (IRA), Tax-Sheltered Annuity (sometimes referred to as a 403(b) Contract), or pension or profit-sharing plan (including a 401(k) Plan or H.R. 10 Plan) your Contract will be what is referred to as a tax-qualified contract. Tax deferral under a tax-qualified contract arises under the specific provisions of the Internal Revenue Code (Code) governing the tax-qualified plan, so a tax-qualified contract should be purchased only for the features and benefits other than tax deferral that are available under a tax-qualified contract, and not for the purpose of obtaining tax deferral. You should consult your own advisor regarding these features and benefits of the Contract prior to purchasing a tax-qualified contract.

If you do not purchase your Contract as a part of any tax-qualified pension plan, specially sponsored program or an individual retirement annuity, your Contract will be what is referred to as a non-qualified contract.

The amount of your tax liability on the earnings under and the amounts received from either a tax-qualified or a non-qualified Contract will vary depending on the specific tax rules applicable to your Contract and your particular circumstances.

Non-Qualified Contracts - General Taxation. Increases in the value of a non-qualified Contract attributable to undistributed earnings are generally not taxable to the Contract Owner or the Annuitant until a distribution (either a withdrawal or an income payment) is made from the Contract. This tax deferral is generally not available under a non-qualified Contract owned by a non-natural person (e.g., a corporation or certain other entities other than a trust holding the Contract as an agent for a natural person). Loans, assignments, or pledges based on a non-qualified Contract are treated as distributions.

Non-Qualified Contracts - Aggregation of Contracts. For purposes of determining the taxability of a withdrawal, the Code provides that all non-qualified contracts issued by us (or an affiliate) to you during any calendar year must be treated as one annuity contract. Additional rules may be promulgated under this Code provision to prevent avoidance of its effect through the ownership of serial contracts or otherwise.

Non-Qualified Contracts - Withdrawals and Income Payments. Any withdrawal from a non-qualified Contract is taxable as ordinary income to the extent it does not exceed the accumulated earnings under the Contract. In contrast, a part of each income payment under a non-qualified Contract is generally treated as a non-taxable return of Premium. The balance of each income payment is taxable as ordinary income. The amounts of the taxable and non-taxable portions of each income payment are determined based on the amount of the investment in the Contract and the length of the period over which income payments are to be made. Income payments received after all of your investment in the Contract is recovered are fully taxable as ordinary income.

The Code also imposes a 10% penalty on certain taxable amounts received under a non-qualified Contract. This penalty tax will not apply to any amounts:

•paid on or after the date you reach age 59½;

•paid to your Beneficiary after you die;

•paid if you become totally disabled (as that term is defined in the Code);

•paid in a series of substantially equal periodic payments made annually (or more frequently) for your life (or life expectancy) or for a period not exceeding the joint lives (or joint life expectancies) of you and your Beneficiary;

•paid under an immediate annuity; or

•which come from Premiums made prior to August 14, 1982.

The taxable portion of distributions from a non-qualified annuity Contract are considered investment income for purposes of the Medicare tax on investment income. As a result, a 3.8% tax will generally apply to some or all of the taxable portion of distributions to individuals whose modified adjusted gross income exceeds certain threshold amounts. These levels are $200,000 in the case of single head of household taxpayers, $250,000 in the case of married taxpayers filing joint returns, $250,000 in case of Qualifying surviving spouse with dependent child, and $125,000 in the case of married taxpayers filing separately. Owners should consult their own tax advisors for more information.

Non-Qualified Contracts - Required Distributions. In order to be treated as an annuity contract for federal income tax purposes, the Code requires any non-qualified contract issued after January 18, 1985 to provide that (a) if an owner dies on or after the annuity starting date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that owner’s death; and (b) if an owner dies prior to the annuity starting date, the entire interest in the contract must be distributed within five years after the date of the owner’s death. If the owner is a legal entity, the death of any annuitant is treated as the death of the owner for this purpose.

The requirements of (b) above can be considered satisfied if any portion of the Owner’s interest which is payable to or for the benefit of a “designated beneficiary” is distributed over the life of such beneficiary or over a period not extending beyond the life expectancy of that beneficiary and such distributions begin within one year of that Owner’s death. The Owner’s “designated beneficiary,” who must be a natural person, is the person designated by such Owner as a Beneficiary and to whom ownership of the Contract passes by reason of death. However, if the Owner’s “designated beneficiary” is the surviving spouse of the Owner, the contract may be continued with the surviving spouse as the new Owner. A surviving spouse must meet the requirements under federal tax law to continue the contract.

Non-Qualified Contracts - 1035 Exchanges. Under Section 1035 of the Code, you can purchase an annuity contract through a tax-free exchange of another annuity contract, or a life insurance or endowment contract. For the exchange to be tax-

free under Section 1035, the owner and annuitant must be the same under the original annuity contract and the Contract issued to you in the exchange. If the original contract is a life insurance contract or endowment contract, the owner and the insured on the original contract must be the same as the owner and annuitant on the Contract issued to you in the exchange.

In accordance with Revenue Procedure 2011-38, the IRS will consider a partial exchange of an annuity Contract for another annuity Contract valid if there is either no withdrawal from, or surrender of, either the surviving annuity contract or the new annuity contract within 180 days of the date of the partial exchange. Revenue Procedure 2011-38 also provides certain exceptions to the 180 day rule. Due to the complexity of these rules, owners are encouraged to consult their own tax advisers prior to entering into a partial exchange of an annuity Contract.

Tax-Qualified Contracts - Withdrawals and Income Payments. The Code imposes limits on loans, withdrawals, and income payments under tax-qualified Contracts. The Code also imposes required minimum distributions for tax-qualified Contracts and a 10% penalty on certain taxable amounts received prematurely under a tax-qualified Contract. You should discuss these limits, required minimum distributions, tax penalties and the tax computation rules with your tax adviser. Any withdrawals under a tax-qualified Contract will be taxable except to the extent they are allocable to an investment in the Contract (any after-tax contributions). In most cases, there will be little or no investment in the Contract for a tax-qualified Contract because contributions will have been made on a pre-tax or tax-deductible basis.

Withdrawals - Roth IRAs. Subject to certain limitations, individuals may also purchase a type of non-deductible IRA annuity known as a Roth IRA annuity. Qualified distributions from Roth IRA annuities are entirely federal income tax free. A qualified distribution requires that the individual has held the Roth IRA annuity for at least five years and, in addition, that the distribution is made either after the individual reaches age 59½, on account of the individual’s death or disability, or as a qualified first-time home purchase, subject to $10,000 lifetime maximum, for the individual, or for a spouse, child, grandchild or ancestor.

Constructive Withdrawals - Investment Adviser Fees. In 2019, we obtained a private letter ruling (“PLR”) from the Internal Revenue Service recognizing our ability, in specific circumstances, to treat the payment of investment advisory fees to an investment advisor out of nonqualified contracts as non-taxable withdrawals from the contracts.

Pursuant to the guidance provided by the Internal Revenue Service, we only permit the deduction of investment adviser fees from a contract in the following circumstances:

•The contract is an advisory fee product;

•A written contract exists between the registered investment adviser and the contract owner;

•During the time that the contract owner authorizes us to deduct advisory fees directly from the contract and automatically transmit them to a registered investment adviser, the contract will be solely liable for the fees and the fees will not be paid directly by the owner;

•The fees are paid directly from the annuity contract to the registered investment adviser;

•The fees do not exceed an amount equal to an annual rate of 1.50% of the contract’s cash value

When these requirements are met, we will not treat such a deduction of fees as a taxable distribution. In order to prevent negative tax consequences, these deductions are only permitted if the above requirements are met. Any withdrawals taken by a contract owner in scenarios that do not conform to the above requirements will be treated as any other partial withdrawal from the contract, and may be subject to federal and state income taxes and a 10% federal penalty tax. Please note that even if we do not treat such deductions as withdrawals for tax purposes, federal and/or state taxing authorities could determine that such fees should be treated as taxable withdrawals.

Death Benefits. None of the death benefits paid under the Contract to the Beneficiary will be tax-exempt life insurance benefits. The rules governing the taxation of payments from an annuity Contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

Assignment. An assignment of your Contract will generally be a taxable event. Assignments of a tax-qualified Contract may also be limited by the Code and the Employee Retirement Income Security Act of 1974, as amended. You should consult your tax advisor prior to making any assignment of your Contract.

An assignment or pledge of all or any portion of the value of a Non-Qualified Contract is treated under Section 72 of the Code as an amount not received as an annuity. The total value of the Contract assigned or pledged that exceeds the aggregate Premiums paid will be included in the individual's gross income. In addition, the amount included in the individual's gross income could also be subject to the 10% penalty tax discussed in connection with Non-Qualified Contracts.

An assignment or pledge of all or any portion of the value of a Qualified Contract will disqualify the Qualified Contract. The Code requires the Qualified Contract to be nontransferable.

Withholding. In general, the income portion of distributions from a Contract are subject to 10% federal income tax withholding and the income portion of income payments are subject to withholding at the same rate as wages unless you elect not to have tax withheld. Some states have enacted similar rules. Different rules may apply to payments delivered outside the United States.

The Code generally allows the rollover of most distributions to and from tax-qualified plans, tax-sheltered annuities, Individual Retirement Annuities and eligible deferred compensation plans of state or local governments. Distributions from other tax qualified plans which may not be rolled over are those which are:

(a)one of a series of substantially equal annual (or more frequent) payments made (a) over the life or life expectancy of the employee, (b) the joint lives or joint life expectancies of the employee and the employee’s beneficiary, or (c) for a specified period of ten years or more;

(b)a required minimum distribution; or

(c)a hardship withdrawal.

Eligible rollover distributions from tax qualified plans (other than an IRA) are subject to mandatory 20% withholding unless they are transferred directly to an IRA or tax qualified plan. Jackson reserves the right to change tax reporting practices where it determines that a change is necessary to comply with federal or state tax rules (whether formal or informal).

Annuity Purchases by Nonresident Aliens and Foreign Corporations. The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to an annuity contract purchase.

Definition of Spouse. The Contract provides that upon your death, a surviving spouse may have certain continuation rights that he or she may elect to exercise for the Contract’s death benefit and any joint-life coverage under an optional living benefit. All Contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. The U.S. Supreme Court has held that same-sex marriages must be permitted under state law and that marriages recognized under state law will be recognized for federal law purposes. Domestic partnerships and civil unions that are not recognized as legal marriages under state law, however, will not be treated as marriages under federal law. Consult a tax adviser for more information on this subject.
Transfers, Assignments or Exchanges of a Contract. A transfer or assignment of ownership of a Contract, the designation of an annuitant other than the owner, the selection of certain maturity dates, or the exchange of a Contract may result in certain tax consequences to you that are not discussed herein. An owner contemplating any such transfer, assignment or exchange, should consult a tax advisor as to the tax consequences.
Tax Law Changes. Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Contract.
We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

JACKSON TAXATION

We reserve the right to deduct from the Contract Value any taxes attributed to the Contract and paid by us to any government entity (including, but not limited to, Premium Taxes, Federal, state and local withholding of income, estate, inheritance, other taxes required by law and any new or increased federal or state income taxes that may be enacted into law). Premium taxes generally range from 0.5% to 3.5%, which are applicable only in certain jurisdictions. We will determine when taxes relate to the Contract.

We may pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We will withhold taxes required by law from any amounts payable from this Contract.

While we may consider company income tax liabilities and tax benefits when pricing our products, we do not currently include our income tax liabilities in the charges you pay under the Contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

OTHER INFORMATION

General Account. The General Account is made up of all of Jackson's assets, including the Fixed Account and Jackson National RILA Separate Account I. Jackson exercises sole discretion over the investment of the General Account assets and bears the associated investment risk. You will not share in the investment experience of General Account assets. The General Account invests its assets in accordance with state insurance law. All of the assets of the General Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business.

Unregistered Separate Account. Except for Contracts issued in certain states, we hold certain investments supporting the assets that you allocate to the Index Account in a non-insulated unregistered Separate Account. We established the Jackson National RILA Separate Account I ("RILA Separate Account") on February 12, 2021, pursuant to the provisions of Michigan law. The RILA Separate Account is a separate account under state insurance law and is not registered under the Investment Company Act of 1940. It is non-unitized, non-insulated, and was established under the laws of Michigan solely for the purpose of supporting our obligations under the Contract. Like our General Account, all of the assets of the RILA Separate Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business.

Changes to the Separate Account. Where permitted by applicable law, we reserve the right to make certain changes to the structure and operation of the RILA Separate Account. We will not make any such changes without receiving any necessary approval of any applicable state insurance department. We will notify you of any changes in writing. These changes may result from changes to or interpretations of applicable laws or regulations, or from business decisions we may make with regard to structure and operation of the RILA Separate Account.

Distribution of Contracts. Jackson National Life Insurance Company (“Jackson”), located at 1 Corporate Way, Lansing Michigan, is the issuer for this contract. Jackson National Life Distributors LLC (“JNLD”), located at 300 Innovation Drive, Franklin, Tennessee 37067, serves as the distributor of the Contracts. JNLD also serves as distributor of other variable insurance products issued by Jackson and its subsidiaries.

JNLD is a wholly owned subsidiary of Jackson National Life Insurance Company. JNLD is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). For more information on broker-dealers and their registered representatives, you may use the FINRA BrokerCheck program via telephone (1-800-289-9999) or the Internet (http://brokercheck.finra.org).

JNLD may distribute the Contracts directly and also enters into selling agreements with broker-dealers or other financial institutions that are unaffiliated with us ("Selling Firms"). The Contracts are offered to customers of Selling Firms. Selling Firms are responsible for delivery of various related disclosure documents and the accuracy of their oral description and appropriate recommendations of the purchase of the Contracts. Selling Firms do not have any legal responsibility to pay amounts that are owed under the Contracts. The obligations and guarantees under the Contracts are the sole responsibility of Jackson. JNLD will use its best efforts to sell the Contracts, but is not required to sell any number or dollar amount of Contracts. We may stop offering the Contracts at any time.

Selling Firms may also be registered as, affiliated with, or in a contractual relationship with an investment adviser and offer advisory services to Contract Owners. Selling Firms providing such advisory services are acting solely on your behalf. Neither Jackson nor JNLD offer advice on how to allocate your Contract Value and we are not responsible for any advice your investment adviser provides to you. Neither Jackson nor JNLD endorses any investment advisers nor makes any representations as to their qualifications.

Compensation Paid to Unaffiliated Selling Firms. No commissions are paid to Selling Firms that sell the Contracts. However, the Selling Firms or their representatives may charge you an investment advisory or similar fee under an agreement you have with them. The Selling Firms or their registered representatives/investment adviser representatives determine the amount of the fee that will be charged, and the amounts charged may vary. There may be tax and Contract implications, including adverse effects on Contract benefits, if you elect to have such fees withdrawn directly from the Contract.

JNLD and/or Jackson may make payments to Selling Firms in recognition of marketing, distribution, and/or administrative support provided by the Selling Firms. These payments may not be offered to all Selling Firms. The terms of these arrangements vary widely depending on, among other things, products offered; the level and type of marketing, distribution, and administrative support services provided; and the level of access we are provided to the registered representatives of the Selling Firms. Such payments may influence Selling Firms and/or their registered representatives to present the Contracts more favorably than other investment alternatives. Such compensation is subject to applicable state insurance law and regulation, FINRA rules of conduct and Department of Labor (“DOL”) rules and regulations. While such compensation may be significant, it will not result in any additional direct charge by us to you.

JNLD and/or Jackson may make marketing allowance payments and marketing support payments to the Selling Firms. Marketing allowance payments are payments that are designed as consideration for product placement and distribution, assets under management, and sales volume. Marketing allowance payments are generally based on a fixed percentage of annual product sales and generally range from 10 to 50 basis points (0.10% to 0.50%). Payments may also be based on a percentage of assets under management or paid as a specified dollar amount. Marketing support payments may be in the form of cash and/or non-cash compensation to or on behalf of Selling Firms and their registered representatives and are intended to provide us with exposure to registered representatives so that we may build relationships or educate them about product features and benefits. Examples of such payments include, but are not limited to, reimbursements for representative training or “due diligence” meetings (including travel and lodging expenses); client and prospecting events; speaker fees; business development and educational enhancement items (such as software packages containing information for broker use, or prospecting lists); sponsorship payments for participation at conferences and meetings; and other support services, including payments to third party vendors for such services. Payments or reimbursements for meetings and seminars are generally based on the anticipated level of participation and/or accessibility and the size of the audience. Subject to applicable laws and regulations including FINRA rules of conduct and DOL rules and regulations, we may also provide cash and/or non-cash compensation to registered representatives in the form of gifts, promotional items, occasional meals, and entertainment. Selling Firms may qualify for different levels of sales and service support depending on the volume of business that they do with us.

All of the compensation described here, and other compensation or benefits provided by JNLD and/or Jackson or our affiliates, may be greater or less than the total compensation on similar or other products.  The amount or structure of the compensation can create a conflict of interest as it may influence your Selling Firm and financial professional to present this Contract over other investment alternatives.  The variations in compensation, however, may also reflect differences in sales effort or ongoing customer services expected of the Selling Firm and financial professional.  You may ask your financial professional about any variations and how he or she and his or her Selling Firm are compensated for selling the Contract.

Compensation to JNLD. We may use any of our corporate assets to cover the cost of distribution. Compensation is paid to employees of JNLD and/or Jackson who are responsible for providing services to Selling Firms. These employees are generally referred to as “wholesalers” and may meet with Selling Firms and/or their representatives to provide training and sales support. The compensation paid to the wholesalers may vary based on a number of factors, including Premium payments; types of Contracts or optional benefits (if any) sold by the Selling Firms that the wholesaler services; wholesaler performance; and overall company performance. The wholesaler may be required to achieve internally-assigned goals related to the same type of factors and may receive bonus payments for the achievement of individual and/or company-wide goals.

When a contract is offered to persons who are also customers of an Independent Registered Investment Advisor, JNLD may act in its capacity as a Selling Firm and be responsible for delivering disclosure documents and making recommendations that are in the best interest of the customer. Neither JNLD nor the Independent Registered Investment Advisors receive commission when one of their customers purchases a contract from JNLD. JNLD will not make marketing support payments to Independent Registered Investment Advisors if the payment or non-cash compensation is preconditioned on achievement of a sales target or on achievement of maintaining a level of premium with Jackson.

Compensation is paid to employees of JNLD who are responsible for making recommendations to persons who are also customers of Independent Registered Investment Advisors. These employees are generally referred to as “annuity support associates”. The compensation paid to annuity support associates is not based on commissions. We compensate our annuity support associates with a base salary and an annual discretionary bonus. The amount of the annual bonus is based on a percentage of the associate’s salary, varies by the associate’s title, and is tied to how well the associate performs his or her job.

Modification of Your Contract. Only our President, Vice President, Secretary or Assistant Secretary may approve a change to or waive a provision of your Contract. Any change or waiver must be in writing. We may change the terms of your Contract without your consent in order to comply with changes in any applicable state and federal regulations and law, including provisions or requirements of the Internal Revenue Code.

Confirmation of Transactions. We will send you a written statement confirming that a financial transaction, such as a withdrawal, or transfer has been completed. This confirmation statement will provide details about the transaction. It is possible that certain transactions, such as transfers, which may only be made on Contract Anniversaries or Index Account Option Term Anniversaries may be confirmed in an annual statement only.

It is important that you carefully review the information contained in the statements that confirm your transactions. If you believe an error has occurred, you must notify us in writing as soon as possible after receiving the statement so we can make any appropriate adjustments. If we do not receive notice of any such potential error, we may not be responsible for correcting the error.

State Variations. This prospectus describes the material rights and obligations under the Contract. Certain provisions of the Contract may be different from the general description in this prospectus due to variations required by state law. These differences include, among other things, free look rights, issue age limitations, and the general availability of certain features. The state in which your Contract is issued also governs whether or not certain options, or charges are available or will vary under your Contract. Please see Appendix B for a listing of the state variations as well as your Contract for specific variations applicable to you.

Legal Proceedings. Jackson and its subsidiaries are defendants in class actions and a number of civil proceedings arising in the ordinary course of business and otherwise. We are also, from time to time, the subject of regulatory inquiries and proceedings by certain governmental authorities. We do not believe at the present time that any pending action or proceeding, individually or in the aggregate, will have a material adverse effect upon Jackson’s ability to meet its obligations under the Contracts. See See “Risks Related to Our Business and Industry – Risks Related to Legal, Tax and Regulatory Matters – Legal and regulatory investigations and actions are increasingly common in our industry and could result in a material adverse effect on our business, financial condition, results of operations and cash flows.”

JACKSON NATIONAL LIFE INSURANCE COMPANY

Jackson National Life Insurance Company (“Jackson”) is a stock life insurance company organized under the laws of the state of Michigan in June 1961. Our legal domicile and principal business address is 1 Corporate Way, Lansing, Michigan 48951, and we maintain offices in Franklin, Tennessee and Chicago, Illinois. Jackson is admitted to conduct life insurance and annuity business in the District of Columbia and all states except New York. In the following sections and in our financial statements in this prospectus we refer to Jackson as the “Company,” “we,” “our” or “us.”

We are an indirect, wholly-owned subsidiary of Jackson Financial Inc. (“JFI”), whose common stock is traded on the New York Stock Exchange under the symbol, “JXN.” Among Jackson’s subsidiaries are Jackson National Life Insurance Company of New York (“JNY”), which is admitted to conduct life insurance and annuity business in New York, and Jackson National Asset Management LLC (“JNAM”), which provides certain administrative services with respect to certain of our separate accounts, including separate account administration services and financial and accounting services. JNAM is located at 225 West Wacker Drive, Chicago, Illinois 60606. JFI is also the ultimate parent of PPM America, Inc., a sub-adviser for certain funds, including a general account for Jackson. Our website is located at www.jackson.com. Information on that website is not part of, or incorporated by reference into, this prospectus.

We issue and administer the Contracts. We maintain records of the name, address, taxpayer identification number and other pertinent information for each Owner, the number and type of Contracts issued to each Owner and records with respect to the value of each Contract.

The “Statutory Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in this prospectus have been prepared in accordance with accounting practices prescribed or permitted by the Michigan Department of Insurance and Financial Services (“statutory”), which vary in some respects from U.S. generally accepted accounting principles (“U.S. GAAP”). See the Statutory Financial Statements – “Note 2. Summary of Significant Accounting Policies” for a description of the significant differences between statutory and U.S. GAAP accounting.

We do not file periodic reports, in reliance on Rule 12h-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which exempts insurance companies from filing periodic reports pursuant to Section 15(d) of the Exchange Act.

FORWARD-LOOKING STATEMENTS - CAUTIONARY LANGUAGE

The information in this prospectus contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this prospectus not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed, or implied. Factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected in “Risks Related to Our Business and Industry” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Risk Factors

You should carefully consider the risk factors below, in addition to the other information in this prospectus. These risk factors are important to understanding this prospectus. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could cause a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, many of these risks are interrelated and could occur under similar business and economic conditions, and the occurrence of certain of them could, in turn, cause the emergence or exacerbate the effect of others. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risks Related to Conditions in Global Financial Markets and the Economy

General conditions in the global financial markets and the economy could have a material adverse effect on our business, financial condition, liquidity, results of operations and cash flows.

Volatility in global financial markets and general economic downturns could have a material adverse impact on us. Factors including the availability and cost of credit, efforts to address inflation through Federal Reserve policy, prolonged periods of high interest rates, supply chain issues, pandemics and related government responses, geopolitical conflicts (e.g., the Ukraine-Russia and Israel-Palestine conflicts), and trade disputes have contributed to increased volatility in global financial markets. These factors could continue to impact businesses and consumer confidence and cause economic uncertainty, with a consequent slowdown in economic activity potentially impacting global financial markets.

An economic downturn could impact policyholder behavior in a way that could adversely affect our business by reducing sales and increasing retentions and withdrawals. In an economic downturn, our customers may choose to utilize guaranteed benefits differently than we have assumed, potentially taking, for example, partial withdrawals more regularly. If the number of customers closing their annuity accounts significantly exceeds our expectations, the loss of fee income, or spread, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Conversely, if the number of customers maintaining their accounts is significantly higher than our expectations, the increased cost of providing guaranteed living benefits could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Such events and conditions could also have an adverse effect on the availability and cost of reinsurance protections and could affect the availability, cost and effectiveness of hedging instruments resulting in a material adverse impact on our profitability.

Equity market movements could lead to losses related to: (i) when the market declines, guaranteed benefits offered in our products, lower fee-based income, and losses from equity-related investments; (ii) when the market increases, equity-linked interest credits offered in our products; and (iii) when the market is volatile, our hedging being less effective than we expect.

Our business is exposed to equity market risk through the guaranteed benefits sold within our variable annuities, and interest credited to fixed indexed annuities and registered index-linked annuities, which can manifest through increased reserves and capital requirements and, ultimately, policyholder payment claims associated with these guarantees and interest credits. In declining market environments, we are exposed to higher claims to variable annuity policyholders. In rising equity market environments, we are exposed to larger amounts of interest being credited to fixed indexed and registered index-linked annuity policyholders.

Our derivative-based hedging program is used to mitigate financial loss related to the equity market risk associated with guaranteed benefits and equity-linked interest credits. The hedging program could be less effective in mitigating risk during periods of high market volatility, which could have a negative impact on our financial performance. Further, we are exposed to basis risk, which results from our inability to purchase or sell hedge assets whose performance perfectly matches that of the mutual funds that drive the value of guaranteed benefits. That variance could result in reduced earnings. Also, basis risk may be exacerbated in periods of elevated market volatility.

Our fee-based income streams are broadly proportional to the value of assets under management in our predominately equity-based separate account balances. As a result, declining equity markets result in lower fee income, earnings, and capital. A decline in the value of equity-related investments in our general account asset portfolio may also reduce our earnings and capital.

Interest rate movements could lead to financial loss related to: (i) in the case of prolonged declines, guaranteed benefits offered in our products, as well as lower investment income; (ii) in the case of prolonged increases, our interest-crediting products; and (iii) in the case of elevated volatility, our hedging being less effective than we expect.

Interest rate risk exposure for variable annuities increases when the present value of expected future benefit payments increases, which can occur due to a variety of factors, including lower interest rates potentially leading to lower discount rates, equity market underperformance, adverse policyholder behavior and increased policyholder longevity. In general, the amount of investment income earned on fixed income assets is negatively impacted by lower interest rates.

In rising interest rate environments, fixed annuities, fixed indexed annuities, variable annuities with a fixed fund option, registered index-linked annuities and institutional products could also expose us to the risk that our asset portfolio yield does not increase as fast as the rates that are credited to policyholders, thereby reducing earnings from those product lines.
High interest rates expose us to disintermediation risk. Higher rates may make current product offerings more attractive than what existing policyholders have purchased, while simultaneously reducing the market value of assets backing our liabilities. This creates an incentive for our policyholders to lapse their products in an environment where selling assets could cause realized losses. In addition, higher interest rates may contribute to lower separate account balances on variable annuity policies, which include interest rate sensitive funds, and lower income from fees that are proportional to the separate account balances.

Our derivative-based hedging program is used to mitigate financial loss related to the interest rate risk associated with guaranteed benefits. The hedging program could be less effective in mitigating risk during periods of high interest rate volatility, which could have a negative impact on our financial performance.

Our investment management business’ revenues and results of operations depend on the market value and the composition of our assets under management, which could fluctuate significantly based on various factors, including many factors outside of our control.

Most of our investment advisory subsidiary’s revenues are derived from management and administration fees, which typically are calculated as a percentage of the value of assets under management. The value and composition of our assets under management could be adversely affected by several factors including market factors, client preferences, product trends, investment performance, and fee changes, any of which, alone or in the aggregate, could adversely impact our business revenues and results of operations.

Disruptions or volatility in financial market conditions could negatively impact our liquidity or limit our ability to buy or sell investments and derivative instruments.

We rely on liquidity in the financial markets for the trading of fixed income or equity investments and derivatives to acquire, rebalance or liquidate investment positions. Disruptions in the financial markets that limit our ability to execute these transactions could have a material impact on returns from our investment portfolio, the effectiveness of our hedging program, and our variable annuity customers’ ability to invest in or sell separate account funds. Disruptions in financial markets could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We require a significant amount of liquidity to support our hedging program, to satisfy variation margin requirements on hedging positions as well as to cover the initial cost of certain derivatives, such as equity and interest rate options. Volatile market environments have the potential to increase hedging-related liquidity requirements, as the amount of cash we need to pay out in variation margin each day is directly related to the magnitude of equity market and interest rate movements and the size of our current positions in those instruments. Additionally, as our over-the-counter bilateral hedging transactions become subject to initial margin requirements, we would need assets of sufficient quality to satisfy those requirements. Without sufficient liquidity, we could be required to curtail or limit our operations and our hedging program, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Volatility in credit spreads, or ratings downgrades, defaults, or impairments in our general or separate account assets could negatively impact earnings and statutory capital.

Credit spread volatility

Tightening credit spreads would reduce the investment yields available on new asset purchases in our general account, impacting our investment income. Widening of the credit spreads on assets held in the general account could lead to higher levels of other than temporary impairments or defaults, either of which would reduce statutory capital. We may also experience lower fee-based income as a result of higher credit spreads that reduce variable annuity sub-account values invested in assets exposed to credit risk.

General account asset ratings downgrades, defaults, or impairments

Credit rating downgrades of the issuers of debt instruments held in our general account would require us to hold more capital in support of these investments and reduce our statutory risk-based capital ("RBC"), which is a key measure considered when regulators evaluate an insurance company’s ability to make dividend distributions. Defaults or valuation impairments on debt securities and commercial mortgages held in our general account could result in investment losses and reduce earnings and capital.

Difficulties faced by other financial institutions could adversely affect us.

We have exposure to financial institutions in the form of unsecured bank accounts and debt instruments, unsecured money market and prime funds, and equity investments. Losses or impairments to the carrying value of these assets could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Ratings, Liquidity and Capital Management

An actual or potential downgrade in our financial strength or issuer credit ratings could result in a loss of business and cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Financial strength ratings, which various rating agencies publish as measures of an insurance company’s ability to meet obligations to its customers, are important to maintaining stakeholder confidence and our ability to distribute products. A downgrade in any of our ratings could directly or indirectly lead to negative impacts on:

•our product sales and distribution relationships;
•the number or amount of surrenders and withdrawals by customers;
•our ability to obtain new reinsurance or obtain it on reasonable terms;

•our ability to maintain existing derivative contracts or purchase new derivative contracts, which are used to manage risk, on acceptable terms or at all;
•our need for increased liquidity due to increased collateral required by counterparties;
•our ability to compete for attractive acquisition opportunities; and
•our cost of and access to capital.

Failing to deliver on Jackson’s cash obligations, such as policyholder benefits and derivative margin requirements, could have a significant negative impact on its ability to continue to sell products and access derivative markets.

We have significant liquidity needs to support daily cash flows, including operating expenses, interest payments, derivative-based margin requirements and policyholder withdrawals. Jackson is exposed to liquidity risk primarily through its day-to-day business operations. Cash needs arise, in significant part, from the obligation to meet margin requirements resulting from certain daily-settled derivative positions and the obligation to pay policyholder claims. Failing to meet these cash obligations could result in negative reactions from rating agencies, investors and analysts, customers and distributors, which could, in turn, lead to a decline in credit and financial strength ratings, and investor and policyholder confidence.

We are subject to liquidity risks associated with sourcing a large concentration of our funding from the Federal Home Loan Bank of Indianapolis (“FHLBI”).

We use institutional funding agreements originating from FHLBI, which from time to time serve as a significant source of our liquidity. See Note 10 of Notes to Statutory Financial Statements for a description of those funding agreements and related collateral requirements. Additionally, we use agreements with the FHLBI to meet near-term liquidity needs, augmenting our repurchase agreement capacity from other counterparties. If the FHLBI were to change its definition of eligible collateral, we could be required to post additional amounts of collateral in the form of cash or other assets. Also, if our creditworthiness were to fall below the FHLBI’s requirements, or if legislative or other political actions cause changes to the FHLBI’s mandate or to the eligibility of life insurance companies to be members of the FHLBI system, we could be required to find other sources to replace this funding, which may prove difficult and increase our liquidity risk.

Some of our investments are relatively illiquid and could be difficult to sell, or to sell in significant amounts at acceptable prices, to generate cash to meet our needs.

We hold certain investments that are relatively illiquid, such as privately placed fixed maturity securities, mortgage loans, certain asset-backed securities and alternative investments. In the past, some of our high-quality investments experienced reduced liquidity during periods of market volatility or disruption. If we were required to liquidate these investments on short notice, we could have difficulty doing so and could be forced to sell them for less than we otherwise would have been able to realize, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our use of financial derivative transactions to hedge risks associated with our operations exposes us to counterparty credit risk that could lead to a financial loss.

We enter into derivative contracts with investment banks, creating an obligation for our counterparties to deliver on financial obligations to Jackson. The failure of a derivative counterparty to meet its obligations could potentially lead to a loss if collateral received is insufficient to cover the replacement cost of the defaulted position. Such a loss could also reduce available capital.

Our use of reinsurance to mitigate a portion of the risks that we face exposes us to counterparty credit risk that could cause a material adverse impact on our business, financial condition, results of operations and cash flows.

We use reinsurance to mitigate a portion of the financial, longevity and mortality risks inherent in some of our in force annuity and life insurance products. Under our reinsurance arrangements, other insurers assume a portion of the obligation to pay claims and related expenses to which we are subject.

We remain liable as the direct insurer on all risks we reinsure and, therefore, are subject to the risk that a reinsurer is unable or unwilling to pay or reimburse claims in a timely manner, which could result in a material adverse impact on our business, financial condition, results of operations and cash flows. Our reinsurance agreement with Athene involves the majority of our in force fixed annuities and fixed index annuities, thereby exposing us to a large concentration of credit risk with respect to a single counterparty.

Jackson may make inefficient decisions regarding the use of capital to meet business objectives, fund strategic initiatives and return capital to shareholders.

We make capital deployment decisions on an ongoing basis, which include growing organically via sales of our products, growing inorganically through acquisitions, returning capital to our shareholder, and increasing capital strength. Failure to make decisions about deploying or retaining capital efficiently could result in decreased shareholder value.

Risks Related to Product Design, Assumptions, and Models

The design and pricing of our products can impact our competitiveness in the marketplace, and negatively affect our earnings and capitalization and increase the volatility of our financial results.

Our failure to design or maintain products that provide competitive benefits and features or that do not conform to distributor requirements could result in short- or long-term loss of sales, distributor selling agreements, and reputational risk that would adversely impact Jackson’s growth and profitability.

Improperly priced products may result in revenue streams that cannot support our liabilities, expenses, and hedging program, and could negatively impact our profitability. Any resulting need to modify or suspend products would impact our reputation in the marketplace. Products may not be priced appropriately due to poor assumptions or inputs to a pricing model that do not accurately capture a product’s material cash flows, regulatory requirements, or consumer decisions.

We could face unanticipated losses if there are significant deviations from our assumptions regarding the persistency of our annuity contracts or if mortality rates differ significantly from our pricing expectations.

Our future profitability is based in part on expected patterns of premiums, expenses and benefits using a number of assumptions, including those related to the probability that a policy or contract will remain in force from one period to the next. It is not possible to precisely predict persistency (policyholder choosing to keep their policy) or mortality, and actual results may differ significantly from assumptions. Should actual experience deviate from our assumptions for persistency and mortality rates, this difference may have an adverse effect on our business, financial condition, results of operations and cash flows.

Similarly, if policyholders with guaranteed benefits utilize them differently than our assumptions, the Company's reserves may be inadequate to cover its liabilities, resulting in losses affecting income and capital.

We rely on complex models to predict behavior, identify potential risks and estimate financial performance, which models may be ineffective due to incomplete or inaccurate assumptions or errors in data collection, analysis or interpretation that could result in materially inaccurate risk assessments and output.

We use complex models to predict customer behavior, identify risks and establish reserves. In addition, models are used to perform a range of operational functions, including calculating regulatory or internal capital requirements and determining hedging requirements. Some of these tools form an integral part of our decision-making framework. The use of inaccurate models, errors in data collection and analysis, or misuse of model results, could result in poor business and strategic decision-making that could have an adverse financial, regulatory, operational or reputational impact on the Company.

The subjective determination of the amount of allowances and impairments taken on our investments could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The manner of determining the amount of allowances and impairments varies by investment type and is based upon our evaluation and assessment of known and inherent risks associated with a respective asset class. Although management regularly updates its evaluations to reflect changes in allowances and impairments included in our financial statements, management’s judgments, as reflected in our financial statements, may not accurately estimate the ultimately realized value. Historical trends may not be indicative of future impairments or allowances. Further, we may need to take additional impairments or provide for additional allowances in the future, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows. See Note 4 - Investments of Notes to Statutory Financial Statements for further information.

Risks Related to the Distribution of Our Products

Our failure to accurately describe the features and options of our annuities, failure to administer those features and options consistent with their descriptions or mishandling of customer complaints could adversely impact our business, financial condition, results of operations and cash flows.

Our annuities contain many options and features, and we rely on third-party distributors to describe and explain our products to investors and our customers. There is a risk that we or our distributors fail to describe accurately and completely every feature and option in our contracts, forms, regulatory filings, marketing literature, and other written descriptions. Any such failure, or any intentional or unintentional misrepresentation of our products in advertising materials or other external communications, or inappropriate activities by our associates or third-party distributors, could adversely affect our reputation and business and lead to potential regulatory action or litigation.

We may directly receive, or regulatory agencies may receive, customer complaints about service or other issues relating to annuity contracts or insurance policies. Should we fail to review each complaint and investigate the potential causes, the complaint could evolve into a litigated matter, or we could face regulatory fines, penalties, or reputational damage.

If we do not design our products in accordance with applicable law, those products may not achieve the intended objectives and could adversely impact our business, financial condition, and results of operations.

U.S. federal income tax law imposes requirements relating to annuity and insurance product design, administration and investments that are conditions for beneficial tax treatment of such products under the Internal Revenue Code of 1986, as amended (the “Code”). State and federal securities and insurance laws also impose requirements relating to annuity and insurance product design, offering, distribution, and administration. Failure to administer product features in accordance with applicable law, or to meet any of these complex tax, securities or insurance requirements could subject us to administrative penalties imposed by a particular governmental or self-regulatory authority, unanticipated costs associated with remedying such failure or other claims, litigation, harm to our reputation or interruption of our operations. If legal proceedings were to occur, they could adversely impact our business, financial condition, results of operations and cash flows.

We could experience difficulties in distributing our products through third-party distribution partners, which are a primary source of our sales.

We distribute our products through a variety of third-party distribution partners under agreements that can be terminated by either party with or without cause. Failure to maintain an understanding of the changing market, what products our competitors are selling, and what channels have opportunity for growth can contribute to the loss of key distribution partners resulting in the Company’s inability to meet or exceed planned sales goals and is detrimental to our overall distribution strategy.

Key distributors could terminate their relationship with us, reduce their distribution contracts with us, or reduce the amount of sales they produce for us. Our key distribution partners could merge, consolidate, or change their business models in ways that affect how our products are sold, or new distribution channels could emerge and adversely impact the effectiveness of our distribution efforts. An increase in bank, wire house and broker-dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair our ability to market products through these channels. Any of these changes in distribution could materially and adversely impact our business, financial condition, results of operations.

Consolidation of distributors or other industry changes could also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to us.

Competition could adversely affect our market share and financial results.

In some markets, we face competitors that are larger, have greater financial resources or greater market share, have better brand recognition, offer a broader range of products, or have higher crediting rates. Our competitors include major stock and mutual insurance companies, mutual fund organizations, banks, and other financial services companies. In recent years, substantial consolidation and convergence among companies in the insurance and financial services industries resulted in increased competition from large, well-capitalized insurance and financial services firms that market products and services similar to ours. These companies and firms compete with us for customers, distribution partners, and employees. Increased consolidation among banks and other financial services companies could create firms with even stronger competitive positions, negatively impact the insurance industry’s sales, increase competition for access to third-party distributors, result in greater distribution expenses and impair our ability to market our annuities to our current customer base or expand our customer base.

We face competition from other products, including non-insurance products such as mutual funds, certificates of deposit and newly developed investment products. These competitive product pressures could result in increased pricing pressures on our products and services and could harm our ability to maintain or increase our profitability.

We also face competition from new entrants into our markets or non-traditional or online competitors, many of whom leverage digital technology that could challenge us, a traditional financial service company, by providing new services or creating new distribution channels. Our ability to generate appropriate returns will depend significantly on our capacity to anticipate and respond appropriately to consumer demand, digital and other technological advances, the need for economies of scale and the consequential impact of consolidation, regulatory actions, and other factors. We may not continue to compete effectively, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Legal, Tax and Regulatory Matters

Our businesses are heavily regulated and changes in regulation could reduce our profitability and limit our growth.

Our products and companies are subject to extensive and potentially conflicting state and federal tax, securities, broker-dealer and broker licensing, insurance and employee benefit plan laws and regulations in the jurisdictions in which we operate. These laws and regulations are complex and subject to change. We are monitoring known regulatory actions that could potentially impact our business; however, at this time, we cannot predict what form those regulations may take or their potential impact. Any of these laws and regulations, existing or in the future, could have an unknown or material adverse impact on us. See, "Our Business—Regulation" for additional discussion on the impact of such laws and regulations.

Moreover, these laws and regulations are administered and enforced by a number of different governmental and self- regulatory authorities, including state insurance regulators, state securities administrators, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the U.S. Department of Labor, the U.S. Department of Justice, the U.S. Internal Revenue Service and state attorneys general, each of which exercises a degree of interpretive latitude. Failure to adhere to these laws and regulations, or respond to changes in them, could result in regulatory action including fines, restrictions in our ability to sell our products, and reputational impact.

A decrease in our or our insurance subsidiary’s RBC ratio (as a result of a reduction in statutory capital and surplus or increase in RBC requirements) could result in increased scrutiny by insurance regulators and rating agencies, which could lead to corrective measures and ratings downgrades that would adversely affect our business, financial condition, results of operations and cash flows.

The National Association of Insurance Commissioners ("NAIC") established model regulations that provide minimum capitalization requirements for insurance companies based on risk-based capital formulas. We and our U.S. insurance subsidiary are subject to RBC standards or other minimum statutory capital and surplus requirements imposed under the laws of their respective jurisdictions of domicile. A failure to meet these requirements could subject us or our subsidiary to further examination or corrective action imposed by insurance regulators, including limitations on our or its ability to write additional business, increased regulatory supervision, seizure or liquidation. Any corrective action imposed could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

A decline in our or our insurance subsidiary’s RBC ratio, whether or not it results in a failure to meet applicable RBC requirements, could affect our insurance subsidiary’s ability to make dividends or distributions to us, could result in a loss of customers or new business, or could influence ratings agencies to downgrade financial strength ratings, each of which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

In any particular year, total adjusted capital amounts and RBC ratios could change due to a variety of factors, including:

•the amount of statutory earnings generated by us,
•the amount of additional capital that we must hold to support business growth,
•equity, interest rate, and credit market conditions,
•the value and credit ratings of certain fixed income and equity securities in our investment portfolio, and
•changes to the RBC formulas and the interpretation of the NAIC’s instructions with respect to RBC calculation methodologies.

In addition, rating agencies may implement changes to their own internal models, which differ from the RBC capital model, that have the effect of increasing or decreasing the amount of capital we and our insurance subsidiary should hold relative to the rating agencies’ expectations. Under stressed or stagnant capital market conditions and with the aging of existing insurance liabilities, without offsets from new business, the amount of additional statutory reserves that we and our insurance subsidiary are required to hold could materially increase. Any of these would decrease the total adjusted capital available for use in calculating an RBC ratio. To the extent that our or our insurance subsidiary’s RBC ratio is deemed to be insufficient, we may seek to take actions either to increase the capitalization or reduce the capitalization requirements. If we were unable to accomplish such actions, the rating agencies could view this as a reason for a ratings downgrade.

Changes in U.S. federal income or other tax laws or the interpretation of tax laws could affect sales of our products, cash flows, and profitability.

The annuity products that we market generally provide the customer with certain federal income tax advantages. For example, policyholders of annuity contracts funded with after-tax dollars (“non-qualified”) are able to defer federal income taxation on any gain until it is received. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized. Additionally, life insurance death benefits are generally exempt from income tax.

From time to time, proposed tax law changes could, for example, eliminate all or a portion of the income tax advantages described above for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have an adverse effect on our ability to sell our annuities. Moreover, if the treatment of annuities were changed prospectively, and the tax-favored status of existing contracts was grandfathered, holders of existing contracts would be less likely to surrender or rollover their contracts. These tax law changes, if implemented, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Inflation Reduction Act of 2022 (“IRA”) established in 2023 a new 15 percent corporate alternative minimum tax (“CAMT”) on large applicable corporations. The Company is a large applicable corporation and is subject to the tax each year starting in 2023. The implementation of the CAMT contemplates that the U.S. Department of Treasury issues final regulatory guidance. It remains difficult to predict the specific final guidance or the definition of adjusted financial statement income. In the absence of further guidance, despite our federal net operating loss and foreign tax credit carryforwards, we may be required to pay tax equal to 15 percent of our pre-tax financial statement income, as adjusted by the CAMT, which includes certain items that are non-economic and can fluctuate significantly based on the movement of interest rates and equity markets. The CAMT, including the potential impacts of pending regulatory guidance, and any potential future increase in the U.S. corporate income tax rate could have a material adverse effect on our results of operations and cash flows.

Our investment advisory agreements with clients are subject to termination or non-renewal on short notice.

Our investment advisory subsidiary’s written investment management agreements with its clients are terminable without penalty at any time or upon relatively short notice by either party. Moreover, our investment advisory subsidiary’s investment management agreements with U.S. Securities and Exchange Commission-registered investment companies (each, an “RIC”), including the RICs affiliated with Jackson that serve as the sole investment options for our variable annuities, may be terminated at any time, without payment of any penalty, by each RIC’s Board of Trustees (including a majority of the independent trustees) or by vote of a majority of the outstanding voting securities of the RIC on not more than 60 days’ notice. The investment management agreements pursuant to which our investment advisory subsidiary manages RICs must be renewed and approved by each RIC’s Board of Trustees or by vote of a majority of the outstanding voting securities of the RIC (including a majority of each RIC’s independent trustees) annually. A significant majority of an RIC’s trustees are independent. Consequently, the Board of Trustees of each RIC may not approve the investment management agreement each year or may condition its approval on revised terms that are materially adverse to us.

Also, as required by the Investment Company Act of 1940, as amended (the “Investment Company Act”), each investment advisory agreement with a RIC automatically terminates upon its assignment, although new investment advisory agreements may be approved by the RIC’s Board of Trustees and shareholders. The Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), also requires approval or consent of investment advisory agreements by clients in the event of an assignment of the agreement. An “assignment” for purposes of both the Investment Company Act and the Investment Advisers Act includes a sale of a controlling block of the voting stock of the investment adviser or its parent company, or a change in control of the investment adviser. If an assignment were to occur, clients may not approve it, which event could have a material adverse effect on our business.

Changes to comply with new and potential laws or regulations that impose fiduciary or best interest standards in connection with the sale of our products could materially increase our costs, decrease our sales and result in a material adverse impact on our business, financial condition, results of operations and cash flows.

Regulators continue to propose and adopt fiduciary rules, best interest standards and other similar laws and regulations applicable to the sale of annuities. These rules, standards, laws, and regulations generally require advisers providing investment recommendations to act in the client’s best interest or put the client’s interest ahead of their own interest. We face uncertainty regarding the adoption of these rules and regulations and the U.S. Securities and Exchange Commission, the U.S. Department of Labor, and state insurance departments could adopt potentially conflicting or overlapping standards. Changes in these standards, rules and laws could lead to changes to our compensation practices and product offerings and increase our litigation risk, which could adversely affect our results of operations and financial condition. See “Our Business—Regulation—Federal Initiatives Impacting Insurance Companies.”

Changes in accounting standards could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Jackson and its insurance subsidiary prepare statutory financial statements that are subject to statutory accounting practices prescribed or permitted by their states of domicile, whose accounting practices are driven by the NAIC. Any changes in the method of calculating reserves for our products under statutory accounting practices could result in increases in, and volatility of, reserve and capital requirements. For example, the NAIC is currently working to revise the economic scenarios that are inputs to the calculation of statutory reserves and required capital for many insurance products. Those revisions, which are expected to be finalized prior to 2026, could result in a material impact on the level and volatility of our statutory surplus and required statutory capital. See Note 2 of Notes to Statutory Financial Statements for a description of recently adopted and pending changes in accounting principles.

JFI’s consolidated financial statements are prepared in accordance with U.S. GAAP, the principles of which are revised from time to time. Changes to U.S. GAAP could affect the way we account for and report significant areas of our business, impose special demands on us in areas of governance, associate training, internal controls and disclosures, and affect how we manage our business. To the extent that such changes affect income, expenses, assets, liabilities or shareholders’ equity, they could adversely affect rating agency metrics and could consequently adversely impact our financial strength ratings and our ability to incur new indebtedness or refinance our existing indebtedness.

Legal and regulatory investigations and actions are increasingly common in our industry and could result in a material adverse effect on our business, financial condition, results of operations and cash flows.

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our business, including the risk of class action lawsuits, arbitration claims, government subpoenas, regulatory investigations, examinations, actions, and other claims. Given the inherent unpredictability of litigation, the unfavorable resolution of one or more pending litigation matters, or future litigation or actions, inquiries, investigations or examinations, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Even if we ultimately prevail in any litigation, arbitration, or any action or investigation by governmental authorities or regulators, we could suffer significant reputational harm, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. See Note 15 - Commitments and Contingent Liabilities of Notes to Statutory Financial Statements for further information.

Risks Related to Information Technology, Security and Data

Our information technology systems could fail, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business operations depend on the ability to process large numbers of transactions for numerous and diverse products, which requires the effective operation of our information technology systems. We employ a large number of complex and interconnected information technology and finance systems, models, and user developed applications in our processes to support our business operations. We also have arrangements in place with third-party suppliers and other service providers with whom we share and receive information. We could experience significant impacts to our business operations if our technology lack sufficient system capacity, scalability, stability, or if they underperform, or if our data or technology systems suffer an outage impacting availability, due to a disaster or cyberattack. Our systems change management controls may not work as designed, which could result in an unintended change being introduced into a production environment resulting in unexpected effects on functionality, or experience limited availability of one or more systems or devices, or our ability to recover data might be hindered by the impact of a ransomware attack, any or all of which could cause material disruption to normal business operations.

Our information technology systems, and those of our third-party vendors and service providers, are vulnerable to physical or electronic intrusions, computer viruses, ransomware or other attacks potentially exposing confidential customer or associate data or proprietary business information.

We are exposed to continuously evolving risks of attempts to disrupt the availability, confidentiality and integrity of our information technology systems, which could result in disruption to key operations or loss of the availability, confidentiality or integrity of customer, associate, or other data. We have been, and likely will continue to be, subject to potential damage from computer viruses, attempts to access confidential information, including customer data, and cybersecurity attacks such as “denial of service” attacks, phishing, sophisticated and automated attacks, and other disruptive software campaigns. Our security measures, including information security policies, standards, administrative, technical, and physical controls, associate training and other preventative actions may not fully protect us from such events. See "Our Business - Cybersecurity" for more information.

Customer, associate or representative data, or strictly confidential or proprietary non-public business information, could be disclosed to unauthorized parties due to associate error, a cyberattack (i.e., hacking, phishing, malware, etc.), or through a third-party relationship, resulting in financial losses, regulatory fines, and impact to our reputation.

Increased cybersecurity threats and computer crime also pose a risk of litigation, regulatory investigations, and other penalties. Data privacy is subject to frequently changing rules and regulations regarding the handling of personal data. Any breach in the security of our information technology systems could result in the disclosure or misuse of confidential or proprietary business information, including sensitive customer, supplier, or associate data maintained in the ordinary course of our business. Any such event, or any failure to comply with these data privacy requirements or other laws in this area, could cause damage to our reputation, or loss of revenue and could result in legal liability or penalties. In addition, we could incur large expenditures to investigate, remediate, and recover networks or information systems and protect against similar future events.

We retain confidential information in our information systems and in cloud-based systems (including customer transactional data and personal data about our distribution partners, customers, and our own associates). We rely on commercial technologies and third parties to maintain the security of those systems. Anyone who circumvents our security measures and penetrates our information systems, or the cloud-based systems we use, has and could access, view, misappropriate, alter or delete any information in the systems, including customer data and proprietary business information. It is possible that an associate, contractor, or representative could, intentionally or unintentionally, disclose or misappropriate personal data or other confidential information. Our associates, distribution partners and other third-party partners use portable computers or mobile devices that could contain similar information to that in our information systems, and these devices have been and could be lost, stolen or damaged.

Any compromise of our information technology systems or of the third-party partners' systems that results in the unauthorized access or disclosure of personal data or proprietary business information could damage our reputation in the marketplace, deter customers from purchasing our products, subject us to civil and criminal liability and require us to incur significant technical, legal and other expenses, any of which could cause a material adverse effect on our business, financial condition, results of operations, and cash flows.

Jackson is exposed to the risk of incomplete, inaccurate, or misinterpreted data being utilized for reporting or decision-making purposes.

Our business depends on the performance of complex information technology systems and the effective management and use of quality and reliable data. This data could become incomplete, inaccurate, or misinterpreted due to inadequate or failed internal and external processes, systems or deliberate human actions, inactions, or error, resulting in misinterpretation of the data or inability to make strategic or timely decisions, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The use of artificial intelligence processes may introduce errors in analysis and decision-making and cause adverse effects on our business, financial condition, results of operations and cash flows.

Generative artificial intelligence is a new use of technology that potentially offers opportunities for businesses to gain efficiencies, pursue growth opportunities, or improve customer, employee or other stakeholder experiences. We are selectively exploring its use where it can provide meaningful benefit to our business. If employed, it could inherently create risks such as biased, discriminatory or otherwise unfair decision-making, misrepresent data leading to negative impacts on decision-making, or be subject to cyberattacks, any of which could result in a material adverse effect on our business, regulatory fines and impact to our reputation. In addition, new and currently unforeseeable regulatory issues could also arise due to the developing and uncertain regulatory environment.

General Risk Factors

Adverse outcomes from the operational risks inherent in our business could disrupt our business, and have a negative impact on our business, financial condition, results of operations and cash flows.

Operational risks are inherent to our businesses and include direct or indirect losses resulting from inadequate or failed internal and external processes, systems or deliberate human actions, inactions, or error. Our policies and procedures may not be fully effective in identifying, monitoring, or mitigating our risk exposure against all types of risk.

We are exposed to risks related to natural and man-made disasters and catastrophes, diseases, epidemics, pandemics, malicious acts, terrorist acts, civil unrest, and global climate change.

We face exposure from the effects of natural or man-made catastrophic events (such as natural disasters, pandemics like COVID-19, cyber-attacks, acts of terrorism, civil unrest, and other catastrophes), and other external events. These risks could also adversely impact us through our distribution partners and our third-party relationships that provide outsourcing services such as policy administration, technology, and data hosting and administration.

Jackson could suffer a major and prolonged business interruption, impacting its ability to deliver on its commitments to customers and other stakeholders, due to a disruption to the communication or utility infrastructures, availability or accessibility of our business locations or people due to a variety of natural or man-made events or actions. If associates are unable to perform regular business operations, we could suffer a significant business interruption, negatively impacting customers or other stakeholders.

Our inability to recruit, motivate and retain key associates and experienced and productive associates could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business depends on our ability to attract, motivate, and retain highly skilled, and often highly specialized, technical, investment, actuarial, managerial, and executive personnel. Intense competition exists for key associates with demonstrated abilities, and we may be unable to retain or hire such associates. Our success also depends on the continued service of our key senior management team, including executive officers and senior managers. The unexpected loss of services of one or more of our key associates could have a material adverse effect on our operations due to their skills, knowledge of our business, their years of industry experience and the potential difficulty in promptly finding qualified replacement associates.

Our succession plans may not operate effectively, and our compensation plans may not be effective in helping us retain our key associates, the loss of one or more of whom could cause a material adverse effect on our business, financial condition, and results of operations.

Adverse outcomes from the operational risks of our material outsourcing partners, could disrupt our business, and have a negative impact on our business, financial condition, results of operations and cash flows.

We rely on the performance and operations of a number of third-party relationships providing services such as back-office support functions, information technology infrastructure, customer facing operations and services, product distribution and services (including through digital channels), and investment operations. Failure to adequately oversee our third-party partners, or the failure of a partner (or of its information technology and operational systems and processes) could result in significant disruption to business operations and customers and could have adverse reputational, regulatory and legal implications, and thus could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We face risks arising from acquisitions or other complex strategic transactions.

We have made acquisitions and other strategic transactions in the past and may pursue further acquisitions or other strategic transactions, including reinsurance, dispositions, and joint ventures, in the future. We face a number of risks arising from such transactions, including difficulties in assimilating and retaining associates and intermediaries, incurring unforeseen liabilities that arise in connection with such transactions, or facing unfavorable market conditions that could negatively impact our expectations for such transactions. Further, strategic transactions could require us to increase our leverage. These risks could prevent us from realizing the expected benefits from acquisitions and could result in the impairment of goodwill and other intangible assets recognized at the time of acquisition. In addition, should we pursue a strategy to complement our organic growth by exploring opportunities for acquisitions, it could be materially and adversely affected by the increasingly competitive nature of the life insurance and annuity merger and acquisition market and the increased participation of non-traditional buyers in the life insurance and annuity merger and acquisition market.

Our efforts to meet Environmental, Social, and Governance (“ESG”) standards may not meet investors’ or regulators’ expectations; and our customers, prospective investors or shareholders, or those considering such a relationship with us, may negatively evaluate our business or other practices according to a variety of ESG standards and expectations.

Some of our regulators have proposed ESG rules or announced that they intend to review our practices against ESG standards; others may yet do so. Our investors or other stakeholders may evaluate our practices by ESG criteria that are continually evolving and not always clear. These standards and expectations may also reflect contrasting or conflicting values or agendas. Our decisions or priorities must necessarily and simultaneously, consider our business goals and interests. We define our own corporate purpose, in part, by the sustainability of our practices and our impact on all our stakeholders. Our practices may not change in the way or at the rate stakeholders expect. As a result, our efforts to conduct our business in accordance with expectations may involve compromises, at least in the short run. We may fail to meet our ESG commitments or targets. Our policies and processes to evaluate and manage ESG standards in coordination with other business priorities may not be completely effective or satisfy investors, regulators, or other stakeholders. We may face adverse regulatory, investor, or other stakeholder scrutiny resulting in business, reputational, or legal challenges.

We face direct or indirect effects of, or responses to, climate change.

Climate change regulation may affect the prospects of companies and other entities whose securities we hold, the value of those securities, or our willingness to continue to hold those securities. Climate change may also influence investor sentiment with respect to the Company and investments in our portfolio, including real estate investments. We cannot predict the long-term impacts on us from climate change or related regulation. A failure to identify and address these global climate issues and related impacts could cause a material adverse effect on the achievement of our business objectives.

Applicable insurance laws could make it difficult to effect a change of control of our Company.

The insurance laws and regulations of the various states in which we and our insurance subsidiary are organized could delay or impede a business combination involving us. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions could delay, deter, or prevent a potential merger or sale of our company, even if JFI’s and our Board of Directors decide that it is in the best interests of shareholders for us to merge or be sold. These restrictions also could delay sales by us or acquisitions by third parties.

OUR BUSINESS

Overview

Jackson National Life Insurance Company (“Jackson”) is a financial services company focused on helping Americans grow and protect their retirement savings and income to enable them to pursue financial freedom for life in the United States (“U.S.”). We believe we are well-positioned in our markets because of our differentiated products and our well-known brand among distributors and advisors. Our market position is supported by our efficient and scalable operating platform and industry-leading distribution network. We are confident these core strengths will enable us to grow as an aging U.S. population transitions into retirement. We also refer to Jackson as the “Company,” “we,” “our” or “us.” Among Jackson’s subsidiaries are Jackson National Life Insurance Company of New York (“JNY”), which is admitted to conduct life insurance and annuity business in New York, Delaware and Michigan, and Jackson National Asset Management LLC (“JNAM”), which provides certain administrative services with respect to certain of our separate accounts, including separate account administration services and financial and accounting services.

We offer a diverse suite of annuities to retail investors in the U.S. Our variable annuities have been among the best-selling products of their kind in the U.S. primarily due to the differentiated features we offer as compared to our competitors, in particular the wider range of investment options and greater freedom to invest across multiple investment options. We also offer fixed-index, fixed, and payout annuities. In 2021, we successfully launched Jackson Market Link ProSM and Jackson Market Link Pro AdvisorySM, our commission and advisory based suite of registered index-linked annuities, or RILAs. In the second     quarter of 2023, we enhanced our RILA suite of products with the launch of Jackson Market Link ProSM II and Jackson Market Link Pro AdvisorySM II.

We sell our products through an industry-leading distribution network that includes independent broker-dealers, wirehouses, regional broker-dealers, banks, independent registered investment advisors, third-party platforms and insurance agents. Jackson and its subsidiaries were the ninth largest retail annuity company in the U.S. for the year ended December 31, 2023, and the sixth largest for the year ended December 31, 2022, according to the latest available report from Life Insurance Marketing and Research Association ("LIMRA"), a worldwide insurance and related financial services trade association, as measured by sales. Jackson and subsidiaries total retail annuity sales for the years ended December 31, 2023 and 2022 were $12.8 billion and $15.7 billion, respectively.

Our operating platform is scalable and efficient. Jackson and its subsidiaries administer approximately 79% of our in-force policies on our in-house policy administration platform. The remainder of our business is administered through established third-party arrangements. We believe our operating platform provides us with a competitive advantage by allowing us to grow efficiently and provide superior customer service while maintaining, for Jackson and its subsidiaries, a combined statutory operating expense-to-asset ratio of 28 basis points for the year ended December 31, 2023, which we believe is among the lowest in the life and annuity industry.

Our Product Offerings

Retail Annuities

We are one of the leading providers of annuities in the U.S. retirement market. Our retail annuities include our variable, fixed index, fixed, and payout annuities as well as our Registered Index-Linked Annuities, or RILA, and our lifetime income solutions offering in the defined contribution market.
Our annuities are designed to offer customers investment opportunities to:

•grow their savings on a tax-deferred basis consistent with their objectives, ranging from annuities that offer full market participation to annuities that offer guaranteed fixed returns, including full or partial protection of principal;
•protect their assets using a variety of standard and optional guaranteed benefits and guaranteed minimum crediting rates; and
•provide a source of income in the form of minimum payments for life and minimum payments to beneficiaries upon death.

Jackson and its subsidiaries annuity sales for the years ended December 31, 2023 and 2022 were as follows (in millions):

	2023		2022
Variable annuities	$9,540		$13,638
Fixed index annuities	210	(1)	126	(1)
Fixed annuities	193	(1)	162	(1)
RILA	2,890		1,811

(1) Net of reinsurance

Variable Annuities

Our variable annuities offer our customers full participation in market returns through a broad selection of funds in a variety of investment styles, including equities and fixed income. Optional benefits offer customers guaranteed minimum protection based on their eligible contributions, adjusted for withdrawals, and are designed to protect against market volatility and investment performance risk. The principal features of our variable annuity optional guaranteed benefits are:

Features of our Optional Guaranteed Benefits	Referred To As	Acronym
Guaranteed minimum payments for the customer’s lifetime based on a fixed annual percentage of the benefit base	Guaranteed Minimum Withdrawal Benefits for Life	GMWB for Life
Guaranteed minimum payments based on a fixed annual percentage of the benefit base, for at least the amount of the customer’s total eligible contributions	Guaranteed Minimum Withdrawal Benefits	GMWB
Death benefits that guarantee the annuity beneficiary will receive the higher of the current account value or the benefit base, which can be increased through roll-up and step-up features	Enhanced Guaranteed Minimum Death Benefits	Enhanced GMDB

The investment freedom and optional guaranteed benefits valued by our customers and distribution partners have remained generally consistent over our history. As a result, we have strong brand recognition with distributors and advisors, as demonstrated by the +41 Net Promoter Score (“NPS”) for our variable annuities, compared to an industry average NPS of +32, based on advisor surveys conducted by Market Metrics in 2023.

The separate account assets associated with our variable annuities are managed by Jackson National Asset Management LLC ("JNAM"), a wholly-owned registered investment advisor that provides investment advisory, fund accounting and administration services to the funds offered within our variable annuities. JNAM selects, monitors and actively manages the investment advisors that manage the funds we offer within our variable annuities. JNAM also directly manages asset allocation for funds of funds offered within our variable annuities. As of December 31, 2023, JNAM managed $242.7 billion of assets.

In 2021, AllianceBernstein L.P. ("AllianceBernstein") added Jackson National Life to its platform of insurers that provide guaranteed income in its Lifetime Income Strategy retirement solution for defined contribution plans. Lifetime Income Strategy is offered to serve as a qualified default investment alternative. Similar to the GMWB options offered on our variable annuities, Lifetime Income Strategy is designed with a flexible guaranteed income option to offer plan participants control of their account, full access to their money and guaranteed income in retirement. For the years ended December 31, 2023 and 2022, we had defined contribution products sales of $176 million and $696 million through the platform, respectively.

Fixed Index Annuities

Our fixed index annuities offer a guaranteed minimum crediting rate that may be lower than a traditional fixed annuity and allow the customer discretion in the allocation of assets to either fixed accounts (which offer a fixed interest rate that is similar to our fixed annuities regardless of market performance) or to indexed funds with the potential for additional growth based on the performance of a reference market index (generally, the S&P 500 or MSCI Europe, Australasia, and Far East index), subject to a cap. Our fixed index annuities also offer an optional guaranteed minimum payments for life benefit.

Fixed Annuities

Our fixed annuities offer a guaranteed minimum crediting rate that is typically higher than the interest rates offered by bank savings accounts or money market funds. In addition to our traditional fixed annuities, we currently market multi-year guaranteed annuities with three different guaranteed crediting rate periods. Our fixed annuities do not offer guaranteed minimum payments for life benefits but can be annuitized or converted into a series of income payments that offers such benefits, such as payout annuities.

RILA

The registered index-linked annuity market has been the fastest growing categories in the annuity market over the last five years, growing at a compound annual growth rate of 28% from 2019 through 2023. Our RILA suite offers our customers access to market returns through market index-linked investment options, subject to a cap, and offers a variety of guarantees designed to modify or limit losses. Our RILA generally includes a guaranteed minimum payment to beneficiaries upon death. Our RILA offers a number of options for a customizable product, including several combinations of crediting strategies, index options, term lengths, and levels of downside protection in the form of "floors" or "buffers". Downside protection beyond a specified percentage loss is provided through a “floor,” which establishes the maximum percentage loss in the selected market index-linked investment option that a customer will experience in a down market. Any loss in excess of the floor is insured and borne by us. Partial downside protection is provided through a “buffer,” which establishes an initial range of loss in the market index-linked investment option selected (e.g., the first 20% of loss) that we will insure and bear. Any loss that exceeds the buffer will result in a loss of account value and be experienced by the customer. We believe the RILA market presents us with a compelling growth opportunity in our traditional channels with the potential to earn attractive risk-adjusted returns.

Institutional Products

Our institutional products consists of traditional guaranteed investment contracts, funding agreements (including agreements issued in conjunction with our participation in the U.S. Federal Home Loan Bank ("FHLB") program) and medium-term funding agreement-backed notes. Our institutional products provide us with an additional source of investment spread-based income, and generally guarantee our customers the payment of principal and interest at a fixed or floating rate over a term of two to ten years. This investment spread-based income is the difference between the rate of return we earn on the deposit and the interest payable to the customers that purchase these products. We typically issue institutional products on an opportunistic basis depending on both the risk-adjusted return on investment opportunities available and the prevailing cost of funding required by customers that purchase our institutional products. For the year ended December 31, 2023, we had institutional product sales of $1.1 billion.

Closed Life and Annuity Blocks

We also have closed life and annuity blocks of business that are composed of blocks of business that have been acquired since 2004. This includes various protection products, primarily whole life, universal life, variable universal life, and term life insurance products, as well as fixed, fixed index, and payout annuities. This also includes a block of group payout annuities that we assumed from John Hancock Life Insurance Company (USA) and John Hancock Life Insurance Company of New York through reinsurance transactions in 2018 and 2019, respectively.

We historically offered traditional and interest-sensitive life insurance products but discontinued new sales of life insurance products in 2012, as we believe opportunistically acquiring mature blocks of life insurance policies is a more efficient means of diversifying our in-force business than selling new life insurance products. As of December 31, 2023, we had more than 1.5 million policies in-force.

Distribution and Operations

Distribution Channels

As of December 31, 2023, our products are distributed through:

•approximately 522 broker-dealer distribution partners and more than 120,000 appointed advisors across the three traditional broker-dealer channels including independent broker-dealers; banks and other financial institutions; and wirehouses and regional broker-dealers; and
•more than 1,380 registered investment advisors ("RIAs") have a Jackson RIA agreement and can access Jackson advisory solutions through an outsourced insurance desk ("OID"). Collectively these firms have more than 11,700 investment advisory representatives ("IARs") without a broker-dealer registration.

In addition, Jackson National Life Distributors, LLC ("JNLD") is registered as a broker-dealer with the U.S. Securities and Exchange Commission ("SEC"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is registered as a broker-dealer in all applicable states.

Our strong presence in multiple distribution channels helps position us as a leading provider of retirement savings and income solutions. According to LIMRA LOMA U.S. Individual Annuity Sales Industry report, for the year ended December 31, 2023, Jackson and its subsidiaries accounted for 12.1% of all sales in the U.S. variable annuity market and ranked second in variable annuity sales. The industry-leading size of our wholesaling force propels our sales in the traditional variable annuity market to be over triple that of our closest competitor per ISS Market Intelligence's YTD third quarter 2023 Competitor Sales, Staffing and Productivity Benchmarking report. We are increasingly focused on growing sales through our Independent RIAs, Platforms & Agents ("IPA") channel. We facilitate the sale of annuities by RIAs by offering them use of an insurance support desk that satisfies insurance-related licensing and regulatory requirements. We believe there is a significant long-term opportunity to grow annuity sales through RIAs, who managed approximately $7.16 trillion in investor assets at the end of 2022, according to a report by Cerulli Associates.

We sell our institutional products through investment banks or other intermediaries to institutional and corporate investors, plan sponsors and other eligible purchasers.

Operating Platform

Our in-house policy administration platform gives us flexibility to administer multiple product types through a single platform. Jackson and its subsidiaries have more than 2.8 million life and annuity policies and currently administer approximately 79% of our in-force policies on our in-house platform, eliminating the burdens, costs and inefficiencies that would be involved in maintaining multiple legacy administration systems. We also have scalable third-party administration agreements. Our ability to utilize both in-house and third-party administrative platforms gives us flexibility to convert and administer acquired business efficiently. We believe our operating platform provides a competitive advantage by allowing us to grow efficiently and provide superior customer service. In 2023, we received the Highest Customer Service — Financial Industry award from Service Quality Measurement Group, Inc. ("SQM") for the 12th straight year. According to the Operations Managers’ Roundtable, we ranked 2nd for overall operational capabilities in 2022 and 2023 by our broker-dealer partners.

Underwriting and Product Design

Our key underwriting and product design practices include:

•In 2012, we developed and launched Elite Access, our investment-only variable annuity that does not include any guaranteed living benefits. Since that time, it has been the industry’s best-selling investment-only variable annuity.
•In 2021, we successfully launched our commission and advisory based suite of RILAs.
•All our variable annuities, including our flagship variable annuity, Perspective II, may be purchased without any guaranteed living benefits.
•For those products that include optional guaranteed benefits, we focus on living benefits that are easier to manage in terms of risk, such as GMWB and GMWB for Life.
•We no longer offer guaranteed living benefits that we believe offer us a lower risk-adjusted return, such as Guaranteed Minimum Income Benefits, or GMIBs; instead, we utilize third-party reinsurance to mitigate the risks that we face relating to those benefits.
•We have designed substantially all of our products such that the guarantee fee charged to the customer is calculated based on the benefit base, rather than the account value, which supports our hedging program by stabilizing the guarantee fees we earn.
•Less than 4% of Jackson and its subsidiaries in-force variable annuity policies, based on account value as of December 31, 2023, were sold prior to the 2008 financial crisis, a period when many variable annuities sold by our competitors were uneconomically priced and offered difficult to manage guarantee features.

We set what we believe are appropriate mortality and policyholder behavior assumptions as part of our pricing and reserving practices. We monitor experience on a regular basis, and we incorporate new experience data and emerging trends to ensure our actuarial assumptions and models reflect the appropriate mix of all available information and expert judgment.

Our core dynamic hedging program seeks to offset changes in economic liability associated with variable annuity guaranteed benefits due to market movements, while our macro hedging program seeks to protect statutory capital under a range of stress scenarios. We also use third-party reinsurance to mitigate a portion of the risks we face, principally in certain of our in-force annuity and life insurance products with regard to longevity and mortality risks and with regard to the vast majority of our GMIB optional benefit features.

Historically, we have managed and diversified our overall mortality and longevity risks through acquisitions. Consistent with our financial goals, we may opportunistically explore acquisitions we believe provide attractive risk-adjusted returns.

Jackson National Asset Management

The separate account assets associated with our variable annuities are managed by JNAM, a wholly-owned registered investment advisor that provides investment advisory, fund accounting and administration services to the funds offered within our variable annuities. JNAM selects, monitors and actively manages the investment advisors that manage the funds we offer within our variable annuities. JNAM’s selection and monitoring process enables us to focus on funds where we believe we can transact in highly correlated hedge assets. JNAM also directly manages asset allocation for funds of funds offered within our variable annuities. As of December 31, 2023, JNAM managed $242.7 billion of assets.

Risk Management

Enterprise Risk Management Framework

Jackson’s risk management is a part of the overall JFI risk management framework (the “Framework”). The Framework defines our approach for identifying, assessing, managing, monitoring and reporting material risks to our business and is reviewed on an annual basis to ensure it meets stakeholders' expectations and remains in compliance with regulatory requirements. The Framework is designed to provide clear direction and embed risk management in day-to-day decision making and is organized around six core components, described below.

Enterprise Risk Management Framework - Core Components

Risk Governance & Culture

JFI's Board of Directors (the "Board of Directors" or the "JFI Board") oversees and approves the Framework and delegates risk oversight responsibilities to JFI Board committees. We embed risk management in the business using a three lines model:

•Risk Ownership and Management (first line): Our business function leaders have primary ownership of risk management relating to their area of expertise.
•Risk Oversight and Challenge (second line): Our Risk team focuses on risk oversight and challenge, especially related to top business, financial and non-financial risks. Our Compliance team oversees and ensures appropriate frameworks are in place to manage compliance and regulatory requirements.
•Independent Assurance (third line): Our Internal Audit team provides independent, objective, and risk-based assessment and reporting on the overall effectiveness of risk management, control, and governance processes across the organization. The Internal Audit team is directly overseen by the JFI Board’s Audit Committee and operates pursuant to a charter that is reviewed and approved annually by the JFI Audit Committee.

Risk Appetite and Limits

We manage our business under a JFI Board-approved risk appetite that specifies the risk we are willing to accept in pursuit of our objectives. The JFI Board's Finance and Risk Committee approves and monitors a set of risk limits that support compliance with the Risk Appetite.

Risk Identification, Assessment, Measurement and Management

We operate an enterprise-wide risk identification and risk and control self-assessment ("RCSA") process to develop a holistic view of the material risks we face and our control environment. We consider financial, non-financial and strategic risks. We also monitor the external environment for emerging risks. See Risk Factors for a description of the risks we face.

Risk Monitoring, Reporting and Escalation

Risk monitoring and reporting processes facilitate risk-based decision making by management, and risk management oversight by management and JFI Board committees. Risk escalation processes exist to ensure Risk Appetite or Risk Limit breaches along with material non-financial risk events are escalated in a timely manner to executive management, management committees, and JFI Board committees.

Risk Response and Recovery Plans

We maintain a financial recovery plan and other risk response and recovery plans to remediate breaches of Risk Appetite or Risk Limits, strengthen capital or liquidity, or respond to significant non-financial risk events.

Risk Stress and Scenario Testing

We regularly perform stress and scenario testing to assess our risk profile and test our ability to manage through material financial and non-financial risk events.

Risk Management Strategies

Financial Risk

We employ various financial risk management strategies to limit losses and manage exposures to significant risks within established Risk Limits.

Market Risk Management: Our primary market risk exposure results from interest rate fluctuations, equity price movements and changes in credit spreads.

Counterparty Risk Management: The inability of a banking, derivative or reinsurance counterparty to satisfy its obligations could expose us to material risk. Collateralization of the value of contracts we hold with a given counterparty serves as a key component of our counterparty risk management strategy. Collateral requirements are specified contractually. In addition, we have placed formal limits on the amount of exposure we are willing to accept for a given counterparty, after consideration of collateral held both in aggregate and by risk source (banking, derivatives, reinsurance); these limits vary based on the credit worthiness of the counterparty.

Asset-Liability Management: We use asset-liability duration and cash flow management techniques to ensure that obligations arising from our products will be met when they become due. Such techniques consider current and future investment returns, asset and liability durations, risk tolerance and cash flow requirements. We closely monitor our investment portfolio to assess our asset-liability position and adjust the allocation of assets within the investment portfolio as necessary to reduce the risk of mismatched cash flows between our assets and obligations to our policyholders. To further support our asset-liability management process, we analyze the adequacy of reserves annually. This analysis includes dynamic cash flow testing of assets and liabilities, by product, under a variety of interest rate scenarios to provide assurance that current assets and associated yields will be enough to satisfy obligations as they come due.

Hedging Program: Our hedging program seeks to balance three risk management objectives: protecting against the economic impact of adverse market conditions, protecting statutory capital, and stabilizing statutory distributable earnings throughout market cycles.

Third-Party Reinsurance: We utilize third-party reinsurance to mitigate a portion of the risks that we face, principally in certain of our in-force annuity and life insurance products related to longevity and mortality risks and specific features of our variable annuities. We have entered into reinsurance contracts to manage the full spectrum of risk exposure on certain blocks of business. The majority of our in-force fixed annuity and fixed index annuity businesses, as well as the legacy block of Guaranteed Minimum Income Benefits ("GMIBs") on Variable Annuities ("VA"), has been ceded to highly-rated unaffiliated reinsurers.

Pricing and Reserving: We set what we believe are appropriate mortality and policyholder behavior assumptions as part of our pricing and reserving practices. Those assumptions are regularly updated and reflect the appropriate mix of available information and expert judgment. Factors considered in product pricing primarily include expected investment returns, interest rates, market volatility, mortality, longevity, persistency, benefit utilization and operating expenses as well as other features of certain annuity products. Our product pricing models also take into account capital requirements, risk profile, target returns and operating expenses.

Non-Financial Risk

In addition to the financial risks noted above, our business inherently faces operational and regulatory risks, which can lead to financial loss, negative impacts to customers and stakeholders, and regulatory scrutiny. Examples of key “non-financial” risks include cyberattacks and information security breaches, failure of third parties to provide contracted services, fraud, model risk and conflicts of interest.

We regularly assess and report on our key risks to JFI Board's Finance and Risk Committee and have management committees and forums in place to manage and oversee our relevant non-financial risks. Our policies, processes and controls (collectively, our internal control environment) are designed and implemented with a goal to minimize exposure to these risks and prevent material financial losses and operational events (direct or indirect) that adversely affect our ability to meet our commitments to customers. In addition, we have risk-specific response plans and processes in place to quickly identify and appropriately address control failures or other risk events when they occur. Our internal control environment, including compliance with internal policies, is regularly assessed for effectiveness, and oversight is provided by our Risk and Internal Audit teams.

Reinsurance

Our third-party reinsurance strategy is designed to manage our risk exposure against the severity of losses, improve the profitability of our business and optimize our capital requirements. Although reinsurance does not discharge us from our primary obligation to make payments to our customers in respect of their policy benefits, it does make the reinsurer liable to the ceding insurance company for the reinsured portion of the risk. We obtain reinsurance from a diverse group of well-capitalized and highly-rated third-party reinsurers. We regularly evaluate the financial condition of these third-party reinsurers and monitor concentration risk with our largest reinsurers at least annually. As part of this review, we consider financial strength ratings, statutory capital and surplus, RBC, statutory earnings and fluctuations, current claims payment aging and our third-party reinsurers’ own reinsurers.

Regulation

Our Company is subject to, or affected by, many laws and regulations as a result of:

•our parent company’s public company status,
•our ownership and operation of insurance companies,
•our ownership and operation of a registered investment advisor and regulated broker-dealer,
•our use of derivatives, and
•our advisory relationships with customers.

Operating Entity	Primary Regulator
Jackson National Life Insurance Company (domiciled in Michigan)	Subject to regulation and supervision by the Michigan Department of Insurance and Financial Services ("DIFS"), and by insurance regulatory authorities in other U.S. states in which Jackson is authorized to transact business
Jackson National Life Insurance Company of New York (domiciled in New York)	Subject to regulation and supervision by the New York State Department of Financial Services ("NYSDFS")
Jackson National Asset Management LLC	SEC-registered investment adviser
Jackson National Life Distributors LLC	SEC-registered broker-dealer and subject to regulation and supervision by the Financial Industry Regulatory Authority, Inc. (“FINRA”)

These laws and regulations affect, among other things, how we conduct business, our permitted investments and financial condition, marketing and investment disclosures, cybersecurity and privacy requirements, and applicable accounting standards. Further, they are complex, subject to change, and administered and enforced by multiple governmental authorities. The authorities include state insurance regulators, state securities administrators, the SEC, FINRA, the U.S. Department of Labor (“DOL”), the U.S. Department of Justice, and state attorneys general. Generally, these laws and regulations are designed to protect or benefit the interests of a specific constituency, such as, for example, state insurance laws and regulations that are generally intended to protect or benefit purchasers or users of insurance products.

State Insurance Regulation

State insurance laws establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses to transact business, regulating marketing and other trade practices, establishing guaranty associations, licensing agents, prescribing and approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type and amount of investments permitted, limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval, regulating standards of business conduct and other related matters. Certain information and reports that Jackson has filed with DIFS can be inspected during normal business hours at 530 W. Allegan Street, 7th Floor, Lansing, Michigan.

As part of their regulatory oversight process, state insurance departments conduct periodic examinations, generally once every three to five years, of the books, records, accounts and business practices of insurers domiciled in their states. Examinations are sometimes carried out in cooperation with other states' insurance regulators under guidelines promulgated by the National Association of Insurance Commissioners (the “NAIC"). State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general also, from time to time, make inquiries and conduct examinations or investigations regarding our compliance with among other things, insurance laws and securities laws. The most recent DIFS examination of Jackson concluded in 2023 with no material findings.

Insurance companies have been under increased scrutiny by various state regulators, the federal government and the NAIC. Various states have considered or enacted legislation that in many cases increases states’ authority to regulate insurance companies. Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. Legislation has been introduced from time to time in the U.S. Congress that could result in a more expansive role of regulation of insurance companies. The NAIC has approved and recommended several regulatory initiatives designed to reduce the risk of insurance company insolvencies. These initiatives include investment and reserve requirements, RBC standards, restrictions on an insurance company’s ability to pay dividends to its shareholders, and the adoption of model laws, relating to risk management, financial exposure assessment, and governance structure disclosure.

State insurance laws and regulations also include provisions governing marketplace activity of life and annuity insurers, including provisions governing the form and content of disclosure to consumers, such as illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations, with emphasis in recent years on improper life insurance pricing and sales practices, race-based underwriting or sales practices, and misleading sales presentations, targeting the elderly, and product suitability for potential customers.

In December 2022, Michigan enacted an amendment to the holding company provision within its Insurance Code, which adopts a Group Capital Calculation ("GCC") for use in DIFS’ monitoring of insurance holding companies’ solvency. While the GCC is not a capital requirement, the calculation is intended to provide additional analytical information for use in assessing group risks and capital adequacy, complementing DIFS’ current holding company analysis. The changes were required to ensure Michigan remained in compliance with accreditation standards set by the NAIC, which allows for inter-state cooperation and reduces regulatory redundancies.

Annuity Suitability Regulation

On February 13, 2020, the NAIC approved revisions to the Suitability in Annuity Transactions Model Regulation (the “Annuity Suitability Model Regulation”). The revised model imposes a “best interest” standard of conduct and includes a “safe harbor” for fiduciary advisors who recommend annuities. Under the safe harbor, as it applies to the “care” elements of the Annuity Suitability Model Regulation, investment advisors offering annuities need only comply with the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Each state chooses whether to implement the Annuity Suitability Model Regulation. If they so choose, they will either amend their current suitability regulations or adopt the new model. NYSDFS' amended insurance regulation (Regulation 187, "Suitability and Best Interest in Life Insurance and Annuity Transactions") incorporates the “best interest” standard for the sale of annuities and expands the application of this standard beyond annuity transactions to include sales of life insurance policies to consumers.

Guaranty Associations and Similar Arrangements

State laws require insurance companies doing business within their jurisdictions to participate in various types of guaranty associations or other similar arrangements. These guaranty associations and arrangements provide certain levels of protection to customers from losses under insurance policies issued by insurance companies that become impaired or insolvent. Typically, these guaranty associations levy assessments up to a prescribed limit on a member insurer's proportionate share of the business in the relevant jurisdiction of all member insurers in the lines of business in which the impaired or insolvent insurer is engaged. Some states permit member insurers to recover assessments that they paid through full or partial premium tax offsets, usually over a period of years. The aggregate assessments levied against us during the prior three years have not been material to our financial condition.

Regulation of Investments

We are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain asset categories, such as below investment-grade fixed income securities, equity real estate, mortgages, other equity investments, foreign investments and derivatives. Failure to comply with these requirements would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus and, in most instances, would require divestiture of the non-qualifying investments. We believe that our investments complied with these requirements at December 31, 2023.

Surplus and Capital; RBC Requirements

The NAIC has developed RBC standards for life insurance companies as well as a model act for state legislatures to enact. The model act requires that life insurance companies report on a RBC formula standard calculated by applying factors to various asset, premium and reserve items and separate model-based calculations of risk associated primarily with interest rate and market risks. The RBC formula takes into account the risk characteristics of a company, including asset risk, insurance risk, interest rate risk, market risk and business risk. The NAIC designed the formula as an early warning tool to identify potentially inadequately capitalized companies for purposes of initiating regulatory action.

Under RBC requirements, regulatory compliance is determined by an NAIC defined ratio (known as the RBC ratio) of a company’s total adjusted capital, to its company action level of RBC, also as defined by the NAIC. Four levels of regulatory attention may be triggered if the RBC ratio is insufficient:

	RBC Ratio	Regulatory Attention
Company action level	Between 75% to 100%	Insurer must submit a plan to the regulator detailing corrective action it proposes to undertake
Regulatory action level	Between 50% to 75%	Insurer must submit a plan, but a regulator may also issue a corrective order requiring the insurer to comply within a specified period
Authorized control level	35% to 50%	Regulatory response is the same as at the “Regulatory action level,” but in addition, the regulator may take action to rehabilitate or liquidate the insurer
Mandatory control level	Less than 35%	Regulator must rehabilitate or liquidate the insurer

As of December 31, 2023, Jackson's total adjusted capital and RBC minimum required levels under the NAIC’s definition substantially exceeded the standards of its state of domicile and the NAIC.

We believe that we will be able to maintain our RBC ratios in excess of “company action level” through appropriate risk management, investing and capital management, and claims handling. However, no assurances can be given that developments affecting us or our insurance subsidiaries, many of which could be outside of our control, will not cause our RBC ratios to fall below our targeted levels. See Risks Related to our Business and Industry —Risks Related to Legal, Tax and Regulatory Matters—A decrease in our or our insurance subsidiary’s risk-based capital ("RBC") ratio (as a result of a reduction in statutory capital and surplus or increase in RBC requirements) could result in increased scrutiny by insurance regulators and rating agencies, which could lead to corrective measures and ratings downgrades that could adversely affect our business, financial condition, results of operations and cash flows.

The NAIC updated the risk-based capital framework to reflect more current modeling of asset risk and insurance risk, with changes effective at year-end 2021 and 2022. The changes had minimal impact on our life insurance subsidiaries.

Federal Initiatives Impacting Insurance Companies

While the U.S. government does not directly regulate the insurance industry, federal initiatives can impact the insurance industry.

Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

Title VII of the Dodd-Frank Act, and similar laws passed in jurisdictions outside the U.S., has significantly impacted the regulation of over-the-counter derivatives. In the U.S., the Commodity Futures Trading Commission (the “CFTC”) and the SEC regulate swaps and other derivatives. The CFTC has primary jurisdiction over swaps, which constitute the vast majority of the market, and the SEC has primary jurisdiction over security-based swaps.

Dodd-Frank Act requirements and similar non-U.S. regulations make it more costly to use derivatives and hedge investment exposures and may affect our returns. These regulations may impede our ability to utilize derivatives. Another factor that has driven up the cost of trading in both over-the-counter and exchange traded derivatives is the increased capital charges imposed on financial intermediaries, such as futures commission merchants and banks. As a result of these regulations, we expect costs to continue to rise, which could adversely impact our ability to implement our desired hedging strategies. As a result of the Dodd-Frank Act, the CFTC has adopted significant regulations changing the way swaps are traded in the U.S., including:

•imposing registration requirements on swap dealers and large market participants, known as major swap participants,
•subjecting a significant portion of the interest rate swap market and some of the credit default swap index market to mandatory exchange or swap execution facility trading and central clearing requirements, and
•imposing new requirements on swap transactions, including trade reporting and recordkeeping, know-your-customer and other sales practices, and documentation for swap transactions entered into with swap dealers and major swap participants.

Regulators around the world, including U.S. banking regulators and the CFTC, have implemented margin requirements for uncleared derivatives generally in accordance with the recommendations of the Basel Committee on Bank Supervision and International Organization of Securities Commissions. The variation margin requirements require us to exchange variation margin (comprised of specified liquid instruments and subject to required haircuts) when entering into uncleared swaps and security-based swaps with regulated entities. The initial margin requirements are being phased-in and may also ultimately require us to post initial margin when entering into such derivatives. We completed the required legal documentation and changes to our operational processes in 2021 to accommodate the exchange of initial margin with U.S. and European Union swap dealers, when necessary.

Banking regulators' rules applicable to certain qualified financial contracts with banking institutions and their applicable affiliates, such as many derivatives contracts, securities lending agreements and repurchase agreements, generally require the inclusion of contractual provisions that limit or delay certain rights of their counterparties, including counterparties’ default rights (such as the right to terminate the contracts or foreclose on collateral) and restrictions on assignments and transfers of credit enhancements (such as guarantees) arising in connection with the banking institution or an applicable affiliate becoming subject to a bankruptcy, insolvency, resolution or similar proceeding. Our qualified financial contracts are subject to these rules and contain the relevant provisions.

The Dodd-Frank Act created the Financial Stability Oversight Council (the “FSOC”). The FSOC has the ability to designate certain insurance companies and insurance holding companies that pose a systemic risk to the financial stability of the U.S., in which case such companies would become subject to heightened prudential regulation by the Board of Governors of the U.S. Federal Reserve (the “Federal Reserve Board”). The Federal Reserve Board may limit such company’s ability to enter into merger transactions, restrict its ability to offer financial products, require it to terminate one or more activities, or impose conditions on how it conducts activities. On December 4, 2019, the FSOC issued final guidance regarding the designation of non-bank financial companies as systemically important. The guidance provided that the FSOC will move from an “entity-based” designation approach towards an “activities-based” approach. This approach eliminated the prior quantitative thresholds for designation as a systemically important entity. However, in November 2023, the FSOC adopted a new analytic framework for financial stability risks and updated guidance on its nonbank financial company determinations process, overruling the 2019 guidance. While the impact of this change is not completely clear at this time, it could increase the chance that the Company is subject to additional regulatory measures.

The Dodd-Frank Act also authorizes the Federal Insurance Office ("FIO") to assist the Secretary of the Treasury Department in negotiating covered agreements. A covered agreement is an agreement between the U.S. and one or more foreign governments, authorities or regulatory entities, regarding prudential measures with respect to insurance or reinsurance. The FIO is further charged with determining, in accordance with the procedures and standards established under the Dodd-Frank Act, whether state laws are preempted by a covered agreement. Pursuant to this authority, in September 2017, the U.S. and the European Union signed a covered agreement (the “EU Covered Agreement”) to address, among other things, reinsurance collateral requirements. In addition, on December 18, 2018, the Treasury Department and the Office of the U.S. Trade Representative signed a Bilateral Agreement between the U.S. and the United Kingdom on Prudential Measures Regarding Insurance and Reinsurance in anticipation of the United Kingdom’s potential exit from the European Union (the “UK Covered Agreement” and, together with the EU Covered Agreement, the “Covered Agreements”). U.S. state regulators had five years from the dates the Covered Agreements were signed to adopt reinsurance reforms removing reinsurance collateral requirements for EU and UK reinsurers that meet the prescribed minimum conditions set forth in the applicable Covered Agreement or else state laws imposing such reinsurance collateral requirements may be subject to federal preemption. On June 25, 2019, the NAIC adopted amendments to the Credit for Reinsurance Model Law and Model Regulation to conform to the requirements of the Covered Agreements. As of December 31, 2023, 50 states and the District of Columbia have enacted and promulgated the Model Law and Model Regulation. Additionally, five other U.S. jurisdictions have adopted regulations or memorandums of understanding consistent with the Model Law and Model Regulation.

SEC’s Regulation Best Interest

On June 5, 2019, the SEC adopted investment advice reforms designed to enhance investor protections while preserving retail investor access and choice. The most significant element is a rule (known as “Regulation Best Interest”) establishing a best interest standard of conduct for broker-dealers and their representatives when they make recommendations to retail investors. Regulation Best Interest, effective on June 30, 2020, enhances the duties and disclosure requirements that apply to our broker-dealer and investment adviser subsidiaries when they provide recommendations and investment advice to retail investors, as well as our representatives that provide such services. The reforms increase the regulatory burden on broker-dealers selling our products, but also provide a more consistent regulatory standard that could provide benefits to the overall insurance and investment market. FINRA adopted rules to align to Regulation Best Interest and is enforcing both the SEC regulations and its own rules relating to recommendations of investments to retail consumers.

Department of Labor’s Fiduciary Advice Rule

The Department of Labor (the “DOL”) issued a regulatory action, effective February 16, 2021, that reinstated the text of the DOL’s 1975 investment advice regulation defining what constitutes fiduciary “investment advice” to Employee Retirement Income Security Act ("ERISA") plans and individual retirement accounts ("IRAs"). The DOL’s related guidance broadened the circumstances under which financial institutions, including insurance companies, could be considered fiduciaries under ERISA or the Federal income tax code. The rule and accompanying guidance faced hurdles, including a February 2023 U.S. District Court decision that vacated the roll-over portion of the guidance, ruling that the DOL exceeded its authority in this area.

On October 31, 2023, the DOL proposed revisions to the definition of fiduciary and related Prohibited Transaction Exemptions (PTE) (the “2023 Fiduciary Advice Rule”), redefining what constitutes fiduciary “investment advice” to ERISA plans and IRAs. The proposal again extends fiduciary status to one-time rollover recommendations and broadens the circumstances under which financial institutions, including insurance companies, could be considered fiduciaries under ERISA or the Federal income tax code, despite the February 2023 U.S. District Court decision. The proposal also narrows the applicability of PTE 84-24 specific to insurance commissions for annuity recommendations to independent insurance agents recommending non-securities products. The proposed changes to PTE 84-24 also impose certain supervisory obligations on insurance carriers that are similar to obligations already covered under the National Association of Insurance Commissioners’ Suitability in Annuity Transactions Model Regulation. As currently drafted, the above-reference revisions would be effective 60 days after the rule is finalized and published in the Federal Register.

We continue to analyze the impact of the 2023 Fiduciary Advice Rule, if adopted, and, while we cannot predict the rule’s impact, it could have an adverse effect on sales of annuities through our distribution partners. We may need to take certain additional actions to comply with, or assist our distributors in their compliance with, the 2023 Fiduciary Advice Rule. The 2023 Fiduciary Advice Rule may also lead to changes to our compensation practices and product offerings and increase litigation risk, which could adversely affect our results of operations and financial condition. Nonetheless, because the distribution of annuities is primarily through intermediaries, most of which have implemented systems and processes to align to existing state and federal fiduciary and/or best interest standards, we believe that we will have more limited exposure to the 2023 Fiduciary

Advice Rule. While the rule may not have a material impact on our business, it may impede certain investors’ access to financial advice or annuities that provide guaranteed income streams.

USA PATRIOT Act of 2001

The USA PATRIOT Act of 2001 includes anti-money laundering and financial transparency laws as well as various regulations applicable to broker-dealers and other financial services companies, including insurance companies. Financial institutions are required to collect information regarding the identity of their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies and share information with other financial institutions. As a result, we are required to maintain certain internal compliance practices, procedures and controls.

Cybersecurity and Privacy Regulations

Cybersecurity is subject to increased scrutiny by insurance regulators. In 2017, the NYSDFS adopted 23 NYCRR 500 (the “NYSDFS Cybersecurity Regulation”), which requires covered businesses in New York to have a comprehensive cybersecurity program that aligns to the National Institute of Standards and Technology Cybersecurity Framework and requires policies and procedures in several specific areas including, personnel, training, access privileges, penetration testing, vulnerability management, encryption, multifactor authentication, application security, data minimization, incident response planning, and notification and vendor management. The NYSDFS has pursued enforcement actions and penalties for violations demonstrating the significant risk of noncompliance. On November 1, 2023, the NYSDFS adopted a second amendment to the NYSDFS Cybersecurity Regulation, which includes requirements relating to risk assessments, cybersecurity policies, penetration testing, monitoring, and certain audit requirements. The regulation will take effect in phases during 2024 and 2025.

The NAIC has adopted the Insurance Data Security Model Law, which established the standards for data security, investigation, and notification of a breach of data security for insurance companies. As of January 2024, twenty-three states (including Michigan, effective January 1, 2021) had adopted the model law. Importantly, the drafters of the Data Security Model Law intend that a licensee’s compliance with the NYSDFS Cybersecurity Regulation will constitute compliance with the Data Security Model Law. We have taken the necessary steps to comply with this regulation.

The California Consumer Privacy Act of 2018 (the “CCPA”) grants all California residents the right to know what information a business has collected from them and the sourcing and sharing of that information, as well as a right to have a business delete their personal information (with some exceptions). The CCPA’s definition of “personal information” is more expansive than those found in other privacy laws applicable to us in the U.S. Failure to comply with the CCPA could result in regulatory fines, and the law grants a private right of action for any unauthorized disclosure of personal information as a result of failure to maintain reasonable security procedures. Additionally, on November 3, 2020, California voters passed a ballot initiative, the California Privacy Rights Act (the “CPRA”), that adjusts and, in some respects, expands consumer rights and business obligations created by the CCPA. The CPRA, effective January 1, 2023, imposes additional obligations on companies that collect California residents’ personal information, including providing a right to correct personal information, additional protections for certain uses of sensitive personal information, and certain limitations on data use and data sharing that does not involve a sale. The CPRA also created a new California Privacy Protection Agency, which has been charged with enforcing both the CCPA and the CPRA.

Federal law and regulation require financial institutions to protect the security and confidentiality of customer information, notify customers about their policies and practices relating to their collection, disclosure and securing the confidentiality of customer information. Federal and state laws also regulate disclosures of customer information. In March 2022, Congress enacted a 72-hour cyber reporting provision within a larger legislative package. In addition to this provision, Congress and state legislatures are expected to consider additional regulation relating to privacy and other aspects of customer information.

On October 21, 2019, the NAIC formed a Privacy Protections (H) Working Group to review state insurance privacy protections regarding the collection, use and disclosure of information gathered in connection with insurance transactions. In early 2023, the NAIC proposed a consumer privacy protection model law designed to replace the Insurance Information and Privacy Protection Model Act and the Privacy of Consumer Financial Health and Information Regulation. The NAIC is continuing to consider comments received on the proposed model law, which could result in additional requirements for us. Privacy protection is also gaining attention in state legislatures nationwide. There are now thirteen states with laws generally applicable to data privacy (California, Colorado, Connecticut, Delaware, Indiana, Iowa, Montana, New Jersey, Oregon, Tennessee, Texas, Utah, and Virginia). With the exception of California, these laws do not apply to Jackson and other financial institutions subject to the Gramm-Leach-Bliley Act.

In 2019, the NAIC formed the Big Data and Artificial Intelligence (H) Working Group to explore the development of artificial intelligence and its impact on consumer protection and privacy. The Working Group developed the AI Model Bulletin which was adopted by the NAIC in December of 2023. The Model Bulletin serves a reminder of the impact on consumers and their privacy when decisions are made or supported by advanced technologies including AI.

See Cybersecurity - Cybersecurity Risk Management and Strategy.

Holding Company Regulation

We are subject to regulation under the insurance holding company laws of various jurisdictions. These laws and regulations vary by jurisdiction, but generally require each controlled insurance company to register with state regulatory authorities and file reports that provide information, including capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

Restrictions on Acquiring “Control”

Insurance holding company regulations generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each domiciliary state of us and our insurance subsidiary, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company. This statutory presumption of control may be rebutted by a showing that control does not, in fact, exist. The state insurance regulators, however, may find that “control” exists even under circumstances in which a person owns or controls less than 10% of voting securities.

These laws and regulations may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us.

Restrictions on Paying Dividends

State insurance statutes typically place restrictions and limitations on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies. Dividends in excess of prescribed limits and transactions above a specified size between an insurer and its affiliates require the approval of the insurance regulator in the insurer’s state of domicile. For example, under the Michigan Insurance Code, DIFS must approve insurance companies' requests to pay a dividend or distribution out of earned surplus. The insurance statutes of New York permit payment of ordinary dividends without regulatory approval if one of two standards are met. One standard allows a domestic stock life insurer to pay an ordinary dividend out of earned surplus. The second standard allows an insurer to pay an ordinary dividend out of other than earned surplus if such insurer does not have sufficient positive earned surplus to pay an ordinary dividend. However, dividends in excess of prescribed limits, based on prior year’s earnings and surplus of the insurance company, are considered extraordinary transactions and require explicit approval from the applicable regulator.

Broker-Dealer, Investment Adviser, Mutual Fund and Securities Regulation

We and certain policies and contracts offered by us are subject to regulation under the federal and state securities laws and regulations. Regulators administering these laws and regulations may conduct examinations of our operations and make requests for information. The primary intent of these laws and regulations is to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply.

Governmental regulatory authorities may institute administrative or judicial proceedings that may result in censure, fines, the issuance of cease-and-desist orders, trading prohibitions, the suspension or expulsion of a broker-dealer or member, its officers, registered representatives or employees or other similar sanctions.

Broker-Dealer Regulation

JNLD is registered as a broker-dealer with the SEC, pursuant to the Securities Exchange Act of 1934, as amended, and is registered as a broker-dealer in all applicable states. JNLD is also a member of, and subject to regulation by, FINRA, a self-regulatory organization subject to SEC oversight. The SEC and FINRA also regulate the sales practices of broker-dealers. In recent years, both the SEC and FINRA have intensified their scrutiny of sales practices relating to variable annuities and variable life insurance. In addition, broker-dealers are also subject to regulation by state securities administrators in those states in which they conduct business, who may also conduct examinations and direct inquiries to broker-dealers.

Investment Adviser Regulation

Jackson National Asset Management LLC ("JNAM") is registered with the SEC as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). The investment companies (mutual funds) for which JNAM serves as an investment adviser are subject to SEC registration and regulation pursuant to the Securities Act, and the Investment Company Act of 1940, as amended (the “Investment Company Act”). The mutual funds advised by JNAM comprise the investment options within the variable products offered by Jackson National Life. In addition, each variable annuity and variable life product is subject to SEC registration and regulation.

The business of our investment adviser subsidiary will be impacted by SEC regulatory initiatives with respect to the investment management business. In addition to rules discussed elsewhere, the SEC has adopted rules that include (i) new monthly and annual reporting requirements for certain U.S. registered funds; (ii) enhanced reporting regimes for investment advisers; (iii) implementing liquidity risk management programs for exchange-traded funds (“ETFs”) and open-end funds, other than money market funds; (iv) reforms relating to money market funds that require institutional and prime money market funds to use a floating net asset value ("NAV"), and permit money market funds to impose liquidity fees and redemption gates; (v) significant amendments to rules regarding advertisements by investment advisers; and (vi) significant changes to the regulations applicable to the use of derivatives by U.S. registered funds. As noted above, the SEC has also recently proposed comprehensive reforms to improve cybersecurity risk management for registered investment advisers and registered funds. These rules increased the reporting and disclosure requirements for our investment adviser subsidiaries. These increased regulatory and compliance burdens could be costly and may impede the growth of our investment adviser subsidiaries.

The SEC, beginning in late 2020, instituted a comprehensive regulatory agenda focusing on Environmental, Social, and Governance ("ESG") issues. As part of this agenda, in March 2023, the SEC issued final regulations requiring additional disclosures concerning climate-related risks and related matters for public companies. In addition, the SEC announced a number of actions, including forming an enforcement task force designed to harmonize the efforts of the SEC’s divisions and offices, consider potential comprehensive changes to ESG disclosure guidance, announce ESG as an examination priority, address shareholder rights, create accountability in statements and conduct, and adopted changes to the “names rule” under the Investment Company Act regarding the effect of ESG factors on a fund’s investment objectives and performance. The SEC's Division of Examinations subsequently issued a risk alert highlighting ESG deficiencies, internal control weaknesses and effective practices identified during recent examinations of investment advisers, registered investment companies and private funds. The SEC's regulatory asset management agenda, including items that have been implemented in 2022 and those that are under consideration, may impact the growth of our investment advisory business due to the increased regulatory and compliance burdens.

Commodities Regulation

JNAM is registered as a “commodity pool operator” with the National Futures Association (“NFA”) pursuant to the Commodity Futures Trade Commission (“CFTC”) regulations and acts as a commodity pool operator with respect to the operation of certain of the mutual funds. The CFTC is a federal agency whose responsibilities include the regulation of commodity interests and enforcement of the Commodity Exchange Act of 1974. The NFA is a self-regulatory organization to which the CFTC has delegated, among other things, the administration and enforcement of commodity regulatory registration requirements and the regulation of its members. JNAM and the mutual funds have incurred additional regulatory compliance and reporting expenses as a result, which could reduce investment returns or harm the mutual fund’s ability to implement its investment strategy.

Corporate Responsibility

We take a balanced, long-term approach to serving all its stakeholders, including business partners, regulators, customers, associates, communities and our shareholder. Our commitments are described below and with more detail in the annual JFI Corporate Responsibility Report. Our parent’s annual Corporate Responsibility Report is not incorporated by reference in, and does not form a part of, this prospectus.

Protecting our Environment

We are committed to reducing our climate impact and doing our part to help create a more environmentally sustainable future for us all. To that end, we are taking thoughtful steps to reduce our carbon footprint, consume energy more efficiently, and use natural resources in innovative and impactful ways that result in reduced greenhouse gas ("GHG") emissions. In its second year, the on-site solar farm at our home office in Lansing, Michigan, is generating renewable energy and reducing our need for traditional power generation.

Valuing our Communities

We demonstrate our commitment to corporate social responsibility with charitable donations that (i) generate impact in the communities we serve, (ii) engage associates in a culture of philanthropy, and (iii) grow awareness for our commitment to being a good corporate neighbor. We believe our community partnerships create shared value for Jackson, our associates and the communities in which we operate. We have a passionate and committed workforce that engages with the community and is generous with their time and resources. Jackson encourages community engagement by providing associates with paid time off for volunteering, nonprofit board training and placement, and matching gifts programs for associate charitable contributions and volunteer hours. We remain committed to empowering people and communities and continue to invest in building relationships that serve the greater good. Jackson’s philanthropic strategy aligns with its business purpose to build the foundation for financial freedom for all.

Strong Governance and Business Practices

We are committed to governance policies and practices that serve the interest of the Company and its stakeholders, starting with independent membership on all committees of the JFI Board of Directors. The JFI Board seeks directors with a broad range of professional experience, skills, and perspectives who support our commitment to diversity of thought, experience, and background. It also seeks those who contribute to its gender and racial or ethnic diversity. The JFI Board currently has 33% gender diversity, and 22% racial and ethnic diversity composition. Our Company has an ownership culture that focuses on providing exceptional value to advisors, policyholders, and our shareholder. Jackson also has a risk management framework embedded across the Company, supporting the effectiveness of risk management and the control environment including oversight of ESG risks. We believe our long-term focus produces sustainable, competitive returns for our shareholder. Our internal asset management team at JNAM oversees external managers on our variable annuity platform, performing a robust due diligence process that includes analysis of ESG philosophy and processes.

Human Capital Resources

Our human capital resources are managed at our ultimate parent company level, JFI. Our strength lies in the people we employ and values-based culture we foster. We offer significant career opportunities, competitive merit-based compensation, inclusive practices, world-class facilities, and the ability to work for a purpose-driven organization. Our Company's four corporate values — Empower, Respect, Execute and Create — guide our associate practices and decisions.

JFI had approximately 3,840 associates as of December 31, 2023, comprised of approximately 3,015 full-time associates and approximately 825 part-time associates, inclusive of our Strategic Support Program associates (a flexible, cost-efficient, part-time workforce that provides just-in-time scale). Each of our associates play an important role in delivering on our brand promise of clarity for a more confident future. We make it our priority to offer opportunities for personal growth, talent development, and rewarding career paths for all Jackson team members. We believe our collaborative culture is one of our greatest strengths and is a significant factor in our ability to continue to be an industry leader.

Talent Development, Diversity and Inclusion

We have an established history of developing talent from within. Our senior management team has an average tenure of over 20 years with the Company. We also recruit talent from outside the organization, as we seek to cultivate an inclusive workplace where different ideas and opinions are heard and respected and where people of different backgrounds can come together to accomplish great things as a team. Through learning and development programs, succession and talent management processes, and competitive rewards and recognition, our diverse and high-performing associates are empowered to innovate and challenge one another to be their best selves. In 2023, over 95% of JFI’s total associates have completed diversity and inclusion training.

In 2023, Jackson continued its mentoring program to support the long-term career growth of all JFI associates, with particular focus on development opportunities for diverse associates and emerging leaders. The program began in 2021 and in its third year is still seeing strong participation including:

•More than 210 mentor pairings;
•More than 1,000 hours of mentoring reported by participants; and
•4.7 out of 5 rating in overall program and relationship satisfaction.

Our strategic approach to Diversity and Inclusion focuses on ways to attract and retain highly talented people and cultivates an environment where our associates are encouraged to bring our best selves to work every day. Our Diversity and Inclusion Advisory Council (the "Advisory Council") was established in 2018 to identify opportunities for advancing our diverse and inclusive work environment. The Advisory Council developed a framework and strategy, which includes ensuring an inclusive workplace, developing a diverse talent pool, leveraging diversity and inclusion in the marketplace and reporting our progress.

We recognize the diversity of our associates’ backgrounds and cultures through our voluntary, associate-led Business Resource Associate Groups (“BRAGs”). Supported by executive leadership and aligned with our mission and core values, our nine BRAGs provide opportunities to empower all associates to share their unique and diverse talents with each other.

We have acted in several ways to improve inclusion in our recruiting process, including how we approach job postings, develop position requirements, conduct interviews, and evaluate candidates. We also value our strong partnerships with the many organizations that help us diversify and strengthen our talent pool. Through these partnerships, we are building our recruiting pipeline and are developing stronger leaders who support innovative thought and promote an inclusive and an equitable culture. These organizations include:

•The Association for Wholesaling Diversity and International Association of Black Actuaries: creating opportunities to build, attract and recruit Black talent to Jackson
•The Coalition for Equity in Wholesaling: to increase hiring, retention, and career advancement of a wholesaler workforce that better reflects America by sharing knowledge and building relationships
•Disability:IN: assessments and education that help us better understand the needs of individual with disabilities within our workforce
•Michigan State University Athletics: to foster leadership, cultivate relationships, and explore career pathways with MSU athletes beyond sports
•Yello: a platform to recruit and communicate more effectively with diverse candidates, including sourcing and events to engage with a broader candidate pool

As of December 31, 2023, within Jackson’s workforce, approximately 46% of our associates were women and approximately 19% of our associates were racially and ethnically diverse. Additionally, four of the eight-member executive committee team are women, including our CEO and CFO.

Benefits and Rewards

We recognize the contributions our associates make to our future and their futures by offering competitive salaries, wages, and benefits. Our comprehensive benefits package includes medical, dental, vision, and paid time off along with more innovative benefits including associate and dependent tuition reimbursement programs, paid parental leave, adoption assistance, paid time off to volunteer, and associate charitable gift matching. Our associates are compensated based on their job performance. This performance-driven structure aligns performance incentives with our business productivity strategy, serving to both encourage our associates and satisfy our other key stakeholders. To ensure fair pay, we work actively with a third-party consultant to conduct pay equity studies related to race, ethnicity, and gender. We also have rigorous governance processes in place to ensure that we promote equitable pay practices, reinforce strong risk management, and maintain independent oversight of our executive compensation.

Associate Health and Well-Being

We believe it is important to support our associates and are committed to providing a safe and healthy workplace. Our "Living Life Well" program helps ensure that Jackson associates are provided supportive health, safety and financial wellness resources both at work and at home. These efforts cultivate a supportive and well-balanced corporate culture and help define the future of our success.

The health and safety of our associates is a top priority. Our ergonomics program supports associate wellness by promoting evidence-based ergonomic principles for associates working remotely or at our offices. At the office, associates also have access to a complete training system and highly qualified team of experts to help associates achieve their personal fitness, nutritional and lifestyle goals. We currently operate 21 Occupational, Safety and Health Administration ("OSHA") related programs, in addition to our standard air and water quality programs, in a comprehensive corporate health and safety effort to meet OSHA and American National Standards Institute ("ANSI") Z10-02019 standards.

We offer programs that support the mental health of associates, including confidential support for more serious issues involving emotional stress and well-being. Our Employee Assistance Program, "Life Balance," offers online tools, as well as master's-level professionals available for confidential support around the clock. The financial health of our associates is an equally important part of their well-being. We offer programs and educational tools to support their long-term financial wellness. These efforts help our associates build a more confident future for themselves, as well as for the long-term success of our Company and for our shareholder.

Cybersecurity

Cybersecurity Risk Management and Strategy

We have an enterprise-wide risk management framework for identifying, assessing, managing, monitoring, and reporting our material risks, including cybersecurity risks. Our risk identification and risk and control self-assessment ("RCSA") process assesses the potential likelihood and impact of, among other things, cybersecurity risks to the Company, and the control environment in place to mitigate identified risks. See Risk Risks Related to Our Business and Industry – “Risks Related to Information Technology, Security and Data” for a description of the cybersecurity risks we face.

The Company is committed to attaining the highest standards for information security and data privacy programs through disciplined governance and risk management practices.

We have a written JFI Information Security Policy setting forth our expectations with respect to the receipt, handling and management of information, and setting forth our process, procedures and standards for achieving those expectations. Our Information Security Policy is reviewed and updated by management at least annually, to align with multiple industry standards, including the National Institute of Standards and Technology Cyber Security Framework and relevant state regulations, including NYSDFS Cybersecurity Requirements for Financial Services Companies, and federal regulatory requirements. The JFI Privacy Policy is also annually reviewed and updated by management to align with industry best practices and state and federal regulatory requirements.

Our cybersecurity program includes a threat and vulnerability management program to identify, assess, prevent, detect, monitor and remediate internal and external threats to, and vulnerabilities of, the Company’s electronic systems, applications and data. Key components of this security program include a 24/7 Security Operations Center, which is managed internally at Jackson, with staff augmentation from third-party service vendors. The Security Operations Center monitors threats and attacks and initiates the incident response management process and associated notifications, as needed. In addition to monitoring threats and attacks, our internal management team reviews daily external threat intelligence and oversees, at least quarterly, external penetration testing of our Company’s electronic systems. We provide training to all associates and regularly audit and assess our program with both internal and external resources, and through benchmarking studies and assessments against our Information Security and Privacy Policies and Standards.

We have a third-party vendor management program that oversees the identification and assessment of cybersecurity risk for the Company’s use of all third-party service providers. This program evaluates third-party vendors based on their level of access to the Company’s data and the level of potential risk the third-party service providers create for the organization through reviews of their security program and systems architecture. The Company identifies monitoring and mitigating controls and implements such controls where appropriate for any identified risks, including adding robust security terms in agreed contracts. We also monitor and periodically reassess third-party service vendors to ensure controls are maintained to expectations.

Cybersecurity Incidents

In June 2023, Jackson determined that its information at one of our third-party vendors, Pension Benefit Information, LLC (“PBI”), was impacted by a cybersecurity breach involving Progress Software Corporation’s MOVEit Transfer software. The PBI service helps Jackson to identify possible beneficiaries for death benefits. According to PBI, an unknown actor exploited a MOVEit software flaw to access PBI’s systems and download certain data. Our assessment indicated that personally identifiable information relating to approximately 850,000 of Jackson’s customers was obtained by that unknown actor from PBI’s systems. PBI informed Jackson that it rectified the MOVEit vulnerability.

Separately, Jackson experienced unauthorized access to two servers as a result of the MOVEit flaw; however, the scope and nature of the data accessed on those servers was significantly less than the PBI impact. Our assessment was that a subset of information relating to certain partner organizations and individuals, including certain customers of Jackson, was obtained from the two affected servers.

At this time, we do not believe the incidents or related litigation will have a material adverse effect on the business, operations, or financial results of the Company.

Governance

JFI’s Board Oversight of Risks from Cybersecurity Threats: JFI’s Board approved both the Company’s initial JFI Information Security Policy and the JFI Privacy Policy. The Finance and Risk Committee of the JFI Board assists the JFI Board with oversight of the Company’s risk framework and its effectiveness. The Finance and Risk Committee regularly reviews top risks identified by management, the Company’s risk appetite, and financial and non-financial risks, including information security and cybersecurity. The committee also reviews activity reports on the status of our cybersecurity program, including material policy changes, breaches, and remediation actions. At least annually, and more often as needed, the committee meets with our Chief Information Security Officer (“CISO”) in a dedicated session to review and discuss in-depth cybersecurity risks facing the Company.

JFI’s Board of Directors receives periodic reports from its Finance and Risk Committee regarding the committee’s actions in respect of cybersecurity and related regulatory developments and receives from our CISO regular updates about cybersecurity threats and our cybersecurity and privacy programs.

Management’s Role in Assessing and Managing Material Risks from Cybersecurity Threats: Our CISO is a member of the senior leadership team and oversees our Information Security and Privacy Team. The CISO provides regular updates to the JFI Board on cybersecurity threats facing the organization, including developments in our ongoing information security and privacy programs. As noted, the CISO meets in dedicated sessions with the JFI Board’s Finance and Risk Committee to review and discuss in-depth cybersecurity risks facing the Company.

Our Information Security and Privacy Team includes 70 full-time positions with at least 50% of our associates holding industry certifications, such as the Certified Information Systems Security Professional (“CISSP”), Certified Information Security Manager (“CISM”), and Certified Information Privacy Professional (“CIPP”). All associates and contractors with access to our

Company’s systems receive comprehensive initial and ongoing annual training on responsible information security, data security, and cybersecurity practices and how to protect against cyber threats.

Regular independent third-party assessments, penetration testing, and internal audits are conducted to validate controls and to position our cybersecurity maturity level at or ahead of industry trends in meeting stringent security standards. We regularly assess our security program internally and externally, through benchmarking studies and assessments against our Information Security and Privacy Policies and Standards and conduct assessments of the effectiveness of relevant internal control activities designed to restrict inappropriate access to our IT systems, support data integrity within our IT systems, and ensure ongoing availability of our IT systems. Certain of these control activities are also subject to an assessment by our external auditor to support its opinion on the effectiveness of our internal control over financial reporting.

Properties

We currently own and occupy the buildings comprising our corporate headquarters campus and related properties in Lansing, Michigan as well as our regional headquarters in Franklin, Tennessee. We also have leases for the following offices:

•District of Columbia under a lease that expires in 2029;
•Chicago, Illinois under a lease that in expires in 2029;
•East Lansing, Michigan under a lease that expires in 2029; and
•Lansing, Michigan under a lease that expires in 2028.
•Purchase, New York under a lease that expires in 2024;

Our office in Franklin, Tennessee supports our subsidiary JNLD, which is the principal distributor and sales and marketing organization for the insurance and annuity products issued by us and our affiliates. Our office in Chicago, Illinois supports our subsidiary JNAM, which provides separate account administration services and financial and accounting services.

We believe our properties are adequate and suitable for our business as currently conducted and are adequately maintained.

Information about Our Executive Officers

Below are the executive officers of Jackson National Life Insurance Company as of December 31, 2023. The executive officers serve until the next annual appointment of executive officers, or until earlier resignation or removal.

Name	Age	Positions and Offices Held and Principal Occupation
Carrie L. Chelko[1]	50	Executive Vice President, General Counsel of Jackson, a position held since September 2021. As Executive Vice President and General Counsel, Ms. Chelko oversees Legal, Compliance, Corporate Communications and Responsibility, and Shared Services & Operations (Legal), and beginning January 2024, one new group, Government Relations. From September 13, 2021 until August 2022, Ms. Chelko also served as Corporate Secretary of Jackson Financial Inc. From August 30, 2021 until September 13, 2021, Ms. Chelko was Executive Vice President of Jackson Financial Inc. Prior to joining Jackson, from April 2020 through August 2021, Ms. Chelko was Senior Vice President and Chief Compliance Officer of Fidelity Investments, Personal Investing. Prior to Fidelity, from May 2013 through March 2020, Ms. Chelko served as the Senior Vice President and Chief Counsel at Lincoln Financial Group.

1 Effective January 24, 2024, Ms. Chelko ceased to serve as general counsel of Jackson; however, she continues to serve as Executive Vice President of Jackson. On the same effective date, Scott Golde, age 54, assumed the role of Senior Vice President, General Counsel of Jackson. Mr. Golde also serves as Chief Ethics & Compliance Officer of JFI where he oversees compliance for the enterprise and serves as the lead attorney for Jackson, with responsibility over insurance and product matters. Mr. Golde has held the Chief Ethics & Compliance Officer portion of his role since March 2021. From February 2019 through February 2021, Mr. Golde also served as Vice President, Deputy General Counsel for Insurance for Jackson.

Don W. Cummings[2]	60	Senior Vice President, Chief Accounting Officer and Controller of Jackson, a position assumed in December 2020. Prior to coming to Jackson, Mr. Cummings served as interim Chief Financial Officer at Fortitude Reinsurance Company Ltd. since 2019 and previously held various finance roles at American International Group, Inc., including Global Corporate Controller. Mr. Cummings is a Certified Public Accountant.

Devkumar D. Ganguly	48	Executive Vice President, Chief Operating Officer of Jackson, a position assumed in February 2021. Mr. Ganguly has served in various leadership roles with Jackson National Life Insurance Company including Senior Vice President and Chief Information Officer from July 2018 to February 2021.

Laura L. Prieskorn	56	Chief Executive Officer and President of Jackson, a position assumed in February 2021. Ms. Prieskorn is also a member of Jackson Financial Inc.'s Board of Directors. Ms. Prieskorn has been with Jackson National Life Insurance Company for more than 30 years, serving in roles of increasing responsibilities. Ms. Prieskorn's prior management positions include Chief Operating Officer from April 2019 through February 2021, and Senior Vice President, Chief Administration Officer from December 2009 through April 2019.

Christopher A. Raub	53	Executive Vice President, Chief Risk Officer of Jackson, a position assumed in April 2023. Prior to his appointment as the Chief Risk Officer of Jackson, Mr. Raub served as Senior Managing Director of Insurance, PPM America, Inc., a subsidiary of JFI (“PPM”), since April 2019. From January 2017 to April 2019, Mr. Raub served as PPM’s Senior Managing Director of Portfolio Strategy.

Scott E. Romine	58	Executive Vice President of Jackson, a position assumed in September 2022. Mr. Romine continues to serve as President and Chief Executive Officer of Jackson National Life Distributors LLC, a role assumed in December 2021. Prior to serving in this role, Mr. Romine served as the President of Advisory Solutions for JNLD from February 2018 to December 2021.

Craig D. Smith	57	Executive Vice President of Jackson, a position assumed in September 2022. Mr. Smith continues to serve as President, Chief Executive Officer and Chief Investment Officer of PPM, a role assumed in January 2021. Prior to this role, Mr. Smith served as Chief Investment Officer, since 2018. Mr. Smith is a designated Charter Financial Analyst.

Marcia Wadsten[3]	57	Executive Vice President and Chief Financial Officer of Jackson, a position assumed in February 2021. Ms. Wadsten has been with Jackson for more than 30 years. Prior to her appointment as Chief Financial Officer, Ms. Wadsten served as Senior Vice President, Chief Actuary from June 2016 through February 2021.

Our Board of Directors

The directors of Jackson National Life Insurance Company, as of December 31, 2023, are as follows:

Laura Prieskorn, Chair, has been a member of the Jackson Board of Directors since February 2021. Ms. Prieskorn brings to the board her extensive experience and leadership skills, developed from more than three decades of experience at the Company, including development of the Company’s industry-leading operating platform. She earned a bachelor’s degree from Central Michigan University.

Ms. Prieskorn is the Chief Executive Officer and President of Jackson National Life Insurance Company since February 2021. From September 2020 until February 2021, Ms. Prieskorn served as Executive Vice President and Chief Operating Officer, and Chief Operating Officer since April 2019. Ms. Prieskorn joined Jackson in 1988 and has served in numerous leadership roles, including as Senior Vice President and Chief Administration Officer.

2 Marcia Wadsten has notified the Company of her intention to retire as Chief Financial Officer as of June 3, 2024, although she will continue in an advisory role to support transition activities. Don W. Cummings is expected to be appointed as Chief Financial Officer as of June 3, 2024.
3 Ms. Wadsten is expected to remain a director until she resigns in June 2024. At that time, a new director is expected to replace her, but that person has not yet been named.

Marcia Wadsten has been a member of the Jackson Board of Directors since February 20213. Ms. Wadsten has over 30 years of experience at Jackson. Ms. Wadsten holds a bachelor of science in mathematics from Valparaiso University and a master’s degree in applied mathematics from Purdue University. She is a member of the American Academy of Actuaries.

Ms. Wadsten has been Executive Vice President and Chief Financial Officer of Jackson National Life Insurance Company since February 2021. From 2016 to 2021, she served as Senior Vice President and Chief Actuary. During her career at Jackson, Ms. Wadsten has played a key role in financial modeling, product design, pricing and risk management.

Christopher A. Raub has been a member of the Jackson Board of Directors since May 2023. Mr. Raub has over 20 years of experience with PPM America, Inc. (“PPM”), an investment adviser affiliate of Jackson.

Mr. Raub is the Executive Vice President, Chief Risk Officer of Jackson, a position assumed in April 2023. Prior to his appointment as the Chief Risk Officer of Jackson, Mr. Raub served as Senior Managing Director of Insurance/Jackson Accounts, PPM, since April 2019. From January 1999 to April 2019, Mr. Raub served in a variety of roles at PPM, including as Senior Managing Director of Portfolio Strategy and Senior Managing Director in Risk, Private Fixed Income, and Credit Analysis.

Corporate Governance - Board Composition and Committees

Our Board has three directors. Directors are elected annually and serve for one-year terms and until their successors are elected and qualified, or until their earlier resignation or removal. Vacancies in the board of directors occurring by reason of death, resignation, removal, increase in the number of directors, or otherwise shall be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, unless filled by proper action of the Company’s shareholder. The Board has a regular quarterly meeting cycle and holds special meetings as necessary.

Our Board has four committees, of which Laura Prieskorn serves as the chair of each committee:

Audit Committee

The Committee assists the Board in meeting its responsibility for the integrity of Jackson’s financial statements, for the effectiveness of the Company’s internal control and risk management systems, and for monitoring the effectiveness and objectivity of the internal and external auditors.

JFI Compensation Committee

The Committee is accountable to the Board and assists the Board in meeting its responsibilities to review and approve executive officer compensation and any variable incentive or bonus compensation paid to officers of the Company. This Committee also meets once per year to approve insurance company officer compensation as required by the Michigan Insurance Code.

Retirement Plan Committee

The Committee’s function relates to certain deferred compensation plans that we maintain (the “Covered Plans”). The Covered Plans include (1) the Defined Contribution Retirement Plan (the “401(k) Plan”), (2) the Management Deferred Income Plan (the “MDIP”), (3) the Very Important Producers’ Deferred Commission Plan (the “VIP Plan”), and (4) the New York Very Important Producers’ Deferred Commission Plan (the “NYVIP Plan”) and (5) the National Planning Holdings LLC Consolidated Registered Representatives’ Deferred Commission Plan. The Board delegates to the Committee with regard to the Covered Plans’ authority to (a) perform all functions that are described in the “Duties” section of the Retirement Plan Committee’s charter, and (b) make all decisions and take all actions that it deems necessary in the course of performing those functions. The Board has not delegated to the Committee authority to amend, freeze or terminate any of the Covered Plans4.

4 The Committee’s function relates to certain deferred compensation plans that we maintain (the “Covered Plans”). The Covered Plans include (1) the Defined Contribution Retirement Plan (the “401(k) Plan”), (2) the Management Deferred Income Plan (the “MDIP”), (3) the Very Important Producers’ Deferred Commission Plan (the “VIP Plan”), and (4) the New York Very Important Producers’ Deferred Commission Plan (the “NYVIP Plan”) and (5) the National Planning Holdings LLC Consolidated Registered Representatives’ Deferred Commission Plan. The Board delegates to the Committee with regard to the Covered Plans’ authority to (a) perform all functions that are described in the “Duties” section of the Retirement Plan Committee’s charter, and (b) make all decisions and take all actions that it deems necessary in the course of performing those functions. The Board has not delegated to the Committee authority to amend, freeze or terminate any of the Covered Plans.

Risk Committee

The Committee assists the Board in meeting its responsibilities for overseeing effective management of material financial and non-financial risks, including the investment of assets, the asset liability management program, and compliance with JFI Risk Framework and related JFI and Jackson Risk Policies.

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning any person known to JFI to beneficially own more than 5% of JFI’s common stock, as of December 31, 2023, except as otherwise noted below. The information in the table and the related notes are based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Securities Exchange Act of 1934, as amended.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (1)
BlackRock, Inc. (2) 50 Hudson Yards New York, New York 10001	7,578,304	9.8%
Dimensional Fund Advisors LP (3) 6300 Bee Cave Road, Building One Austin, Texas 78746	4,175,972	5.3%
The Vanguard Group (4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	10,657,989	13.4%

1.Unless otherwise indicated, percentages calculated are based on JFI common stock outstanding as described in the Schedule 13G or 13G/A filed by each respective beneficial owner with the SEC.
2.Based on information provided in a Schedule 13G/A filed on March 7, 2024, BlackRock, Inc., a parent holding company, has the sole voting power with respect to 7,424,586 shares and the sole dispositive power with respect to 7,578,304 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Jackson Financial Inc. Of the subsidiaries set forth in Exhibit A of this Schedule 13G/A, only one entity, BlackRock Fund Advisors, beneficially owns 5% or greater of the outstanding shares of the security class being reported on this Schedule 13G/A. BlackRock, Inc. certifies that the securities were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Jackson Financial Inc. and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
3.Based on information provided in a Schedule 13G filed on February 9, 2024, Dimensional Fund Advisors LP has the sole power to vote or to direct the vote* of 4,106,123 shares and the sole power to dispose or to direct the disposition* of 4,175,972 shares. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(d).

*NOTE: Dimensional Fund Advisors LP stated in its Schedule 13G that (i) it is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, (ii) it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, (iii) it serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds") and (iv) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. It further stated that in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over the securities of JFI that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Jackson Financial Inc. held by the Funds. However, all securities reported in the table are owned by the Funds. The Funds described in this NOTE have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional disclaims beneficial ownership of all such securities. In addition, Dimensional’s filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934. Dimensional Fund Advisors LP certifies that the securities were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Jackson Financial Inc. and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
4.Based on information provided in a Schedule 13G/A filed on February 13, 2024, The Vanguard Group has shared voting power with respect to 67,882 shares, sole dispositive power with respect to 10,511,083 shares, and shared dispositive power with respect to 146,906 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein. No one other person’s interest in the securities reported herein is more than 5%. The Schedule 13G/A certifies that the securities were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Security Beneficial Ownership of Management and Directors

The table below shows the beneficial ownership of Jackson common stock by each employee director, each of our NEOs, and all employee directors and all executive officers as a group, as of April 9, 2024, except as otherwise noted below. Additional details on each NEO’s outstanding equity awards are included in the “Compensation Discussion and Analysis” section and related executive compensation tables below.

Beneficial ownership is broadly defined by the SEC. In general, a person beneficially owns securities if the person, alone or with another, has voting power or investment power (the power to sell) over the securities. Being able to acquire either voting or investment power within 60 days, such as by exercising stock options, also results in beneficial ownership of securities. Unless otherwise indicated in the footnotes following the table, each of the named persons had sole voting and investment power with respect to the indicated number of JFI shares of common stock.

NAME OF BENEFICIAL OWNER	COMMON SHARES	SHARES THAT MAY BE ACQUIRED WITHIN 60 DAYS (1)	PERCENT OF COMMON SHARES (2)
Employee Directors
Laura L. Prieskorn, CEO, President and Director(3)	240,257.18	—	*
Marcia L. Wadsten, EVP, CFO and Director	152,608.82	—	*
Christopher A. Raub, Director	12,422.53	—	*
Additional Named Executive Officers
Craig D. Smith	88,520.94	—	*
Scott E. Romine(4)	50,006.17	—	*
Carrie L. Chelko	40,348.06	—	*
Directors and Executive Officers as a Group	684,185.76	—	0.9%
1.In computing the percentage of common shares owned by each person and by the group, these shares were added to the total number of outstanding common shares for the separate calculations.
2.An asterisk (*) indicates less than 1%, as of March 25, 2024.
3.Ms. Prieskorn owns 4,900 shares directly in a joint brokerage account in the name of L. Prieskorn and C. Prieskorn TTEE, where Ms. Prieskorn and her spouse are both the trustees and the beneficiaries.
4.Mr. Romine owns 38,0001 shares directly in a joint brokerage account in the name of Scott Romine & Penny Romine, TTEE Eleven D Six Trust U/A 08/25/23, where Mr. Romine and his spouse are both the trustees and the beneficiaries.

Certain Relationships and Related Persons Transactions

Related Persons Transactions Policy

The JFI Board has adopted a written policy for approval of transactions since the beginning of the Company’s fiscal year under consideration, or any currently proposed transaction, arrangement or relationship between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners of Jackson Financial Inc. common stock, and each of their respective immediate family members (each, a “Related Person”), where the amount involved since the beginning of the Company’s fiscal year under consideration, exceeded or is expected to exceed $120,000 in a single fiscal year, and the Related Person has a direct or indirect material interest in the transaction. The policy provides that after consultation with management, if a transaction is determined to be a related person transaction and requires further approval, the transaction will be discussed with the Chair of the JFI Board Audit Committee, who may review or approve the related person transaction in advance of the next scheduled Audit Committee meeting, or request that the entire Audit Committee review and approve the transaction. If the Chair of the Audit Committee is the related person, then action must be taken by a majority of the disinterested members of the Committee or the disinterested members of the full JFI Board. Certain related persons transactions that are deemed pre-approved under the policy do not need to be submitted to the Audit Committee for approval.

In reviewing transactions subject to the policy, the Audit Committee or the Chair of the Audit Committee must consider, among other things, the following:

•The nature and extent of the Related Person’s interest in the transaction;
•The approximate dollar value of the transaction or aggregated transactions;
•The approximate dollar value of the Related Person’s direct or indirect interest in the transaction;
•Whether the transaction was undertaken in the ordinary course of the Company’s business;
•The availability of other sources for the products or services;
•The material terms of the transaction, including whether the Related Person is being treated differently than an unrelated third-party would be treated;
•Whether the transaction would impair the independence of a non-employee Director;
•Required public disclosure, if any; and
•Any other information that would be material to the Audit Committee exercising its business judgment, in light of the circumstances of the particular transaction.

Certain JFI Board-reviewed Related Person transactions are deemed pre-approved, even if the aggregate amount will exceed $120,000. Those pre-approved Related Person transactions are as follows (as defined in JFI’s Related Persons Transactions Policy):

•Executive officer compensation
•Director compensation
•Indemnification and advancement of expenses
•Awards under compensatory plans to executive officers and directors
•Director of another company
•Certain transactions with other companies
•Transactions where all security holders receive proportional benefits
•Competitive or fixed rates
•Banking or similar transactions
•Ordinary course business activities

Transactions with Related Persons

Our Directors and Executive Officers.

Several of the Company’s directors and executive officers serve or served as directors or executive officers of other organizations, including organizations with which Jackson has commercial or charitable relationships. The Company does not believe that any director or executive officer had a direct or indirect material interest in any such relationships during 2023 and through the date of this prospectus.

Our Beneficial Owners of More Than Five Percent of Voting Securities

Prudential

As of December 31, 2022, Prudential had a 9.2% interest in JFI, but subsequently reduced that interest to zero as of June 27, 2023. In connection with JFI’s 2021 demerger from Prudential, JFI entered into a Registration Rights Agreement with Prudential and former significant shareholder, Athene Life Re Ltd. (“Athene”). The agreement provided Prudential, Athene, and permitted transferees certain registration rights relating to shares of common stock beneficially owned by Prudential, Athene, and permitted transferees whereby, as relevant to Prudential, at any time following the completion of the demerger, Prudential and permitted transferees could have required JFI to register under the Securities Act of 1933, as amended, all or any portion of these shares, subject to certain limitations. The agreement terminated when Prudential ceased to have an equity interest in us (Athene having previously ended its equity interest in JFI).

PPM America, Inc.

Jackson is a party to an Amended and Restated Discretionary Investment Management Agreement among Jackson, Brooke and PPM America, Inc. (“PPM”), a Delaware corporation and JFI subsidiary, and an Amended and Restated Discretionary Asset Management Agreement with PPM. Under these agreements, PPM provides investment management services to Jackson with respect to certain of Jackson’s general account assets. Fees paid to PPM under these agreements totaled $54 million in 2023.

PPM also has Investment Management/Advisory Agreements with Jackson’s subsidiary, JNAM, under which PPM provides investment management services. Fees paid to PPM under these agreements totaled $7 million in 2023.

Lastly, Jackson is a party to an Unsecured Revolving Pay-In-Kind Note with PPM under which PPM may borrow up to $35 million on a revolving basis from Jackson. Outstanding borrowings at December 31, 2023 were nil, and interest paid to Jackson totaled $949 thousand in 2023.

Brooke Life Reinsurance Company

During the first quarter of 2024, Jackson entered into a 100% coinsurance with funds withheld reinsurance transaction with Brooke Life Reinsurance Company (“Brooke Re”) with all economics of the transaction effective as of January 1, 2024. Jackson and Brooke Re are both direct subsidiaries of Brooke Life Insurance Company. The transaction provides for the cession from Jackson to Brooke Re of liabilities associated with certain guaranteed benefit riders under our variable annuity contracts and similar products of Jackson (“market risk benefits”), both in-force on the effective date of the reinsurance agreement and written in the future (i.e., on a “flow” basis) as well as related future fees, claims and other benefits, and maintenance expenses in exchange for a ceding commission for the in-force business. Jackson retains the variable annuity base contract, the annuity contract administration of the ceded business, and responsibility for investment management of the assets in the funds withheld account supporting the ceded liabilities. The net GAAP-basis amount ceded, primarily consisting of market risk benefits in a net asset position, was $1.3 billion. Brooke Re paid a ceding commission of approximately $1.2 billion to Jackson in connection with the execution of the reinsurance transaction.

Jackson Financial Inc.

Jackson is a party to an Unsecured Revolving Pay-In-Kind Note with JFI under which JFI may borrow up to $100 million on a revolving basis from Jackson. Outstanding borrowings at December 31, 2023 were nil and interest paid to Jackson totaled $100 thousand in 2023.

Jackson is also party to a Master Repurchase Agreement dated June 9, 2022 with JFI under which either party may purchase the securities of the other party with cash for a defined period. There is a $1 billion limit on outstanding transactions under the agreement at any point in time. There were no outstanding transactions at December 31, 2023.

In addition, Jackson is a party to an Uncommitted Money Market Line Credit Agreement dated April 6, 2023 among Jackson, JFI, and Société Générale. This agreement is an uncommitted short-term cash advance facility that provides an additional form of liquidity to Jackson and to JFI. The aggregate borrowing capacity under the agreement is $500,000,000 and each cash advance request must be at least $100,000. The interest rate is set at the time of the borrowing and is fixed for the duration of the advance. Jackson and JFI are jointly and severally liable to repay any advance under the agreement, which must be repaid prior to the last day of the quarter in which the advance was drawn.

Ordinary Course Business Activities with Other Related Persons.

From time to time, we engage in ordinary course business activities with entities or affiliates of entities that are the beneficial owner of more than 5% of JFI’s outstanding common stock. For example, we may invest general account assets in a variety of money market funds, exchange-traded funds (“ETFs”), public debt and private placements offered, issued or originated by BlackRock, Fidelity and Vanguard. Further, Jackson National Asset Management LLC’s mutual funds invest in BlackRock and Vanguard ETFs. We also engage Dimensional Fund Advisors LP, Fidelity and BlackRock affiliates to serve as a sub-adviser for certain separate account assets of Jackson. Fidelity also serves as the record-keeper on our associate retirement, deferred income, and health savings account plans. Under an investment management agreement, BlackRock Investment Management, LLC provides Jackson investment management services related to certain infrastructure debt transactions. Finally, Dimensional and Vanguard enter fund sponsor agreements with Jackson National Life Distributors LLC (“JNLD”), for JNLD’s support of the distribution and sales relationship. These ordinary course transactions with our more than 5% holders and their affiliates were arms-length transactions entered into in the ordinary course of business, with management and other fees based on the prevailing rates for non-related persons.

In addition, certain relationships exist with our executive officers or directors. Hilary Cranmore, a vice president in operations, is the sister-in-law of Laura Prieskorn, Chief Executive Officer and Director. Ms. Cranmore is an employee of the Company. For 2023, Ms. Cranmore received approximately $912,253 in base salary, annual bonus and long-term incentive compensation from the Company, and participated in benefit arrangements generally applicable to similarly-situated associates.

Also, executive officers of the Company may invest their personal funds in funds or other investment vehicles or products that we or one or more of our subsidiaries manage or sponsor in the ordinary course of our business, such as annuities or similar products, on terms and conditions generally available in the marketplace with the same discount extended to all associates of the Company and its subsidiaries, and/or on the same terms as those extended to third parties in arm’s-length transactions.

EXECUTIVE COMPENSATION

The following sections discuss our executive compensation programs and compensation provided in 2023 to our named executive officers (“NEOs”). References in these sections to the JFI Compensation Committee refer to the JFI Compensation Committee of the JFI Board, which is responsible for the oversight of JFI’s executive compensation programs, including those programs applicable to the Company.

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about the material elements of compensation provided in 2023 to our named executive officers (“NEOs”).

Our 2023 NEOs are as follows:

NAME	TITLE
Laura L. Prieskorn	Chief Executive Officer and President
Marcia L. Wadsten	Executive Vice President, Chief Financial Officer
Craig D. Smith	President, CEO and Chief Investment Officer, PPM America, Inc.
Scott E. Romine	President and CEO, Jackson National Life Distributors LLC
Carrie L. Chelko	Executive Vice President and General Counsel[1]
1 Effective January 24, 2024, Ms. Chelko stepped down as general counsel of Jackson and Scott Golde was announced as Jackson’s new general counsel.

Executive Summary

2023 marked another successful year for Jackson Financial Inc. and its stakeholders. JFI’s results underscore Jackson’s ability to maintain financial and risk management discipline while continuing to serve our customers through product innovation, exceptional distribution partnerships, and industry-leading service.

A few examples of our management team’s strong performance and focused, diligent execution of JFI’s 2023 financial and strategic plans include:

Financial and Capital Strength
For the third consecutive year, JFI met or exceeded each of its key financial targets — RBC ratio, holding company fixed expenses, and capital return to JFI common shareholders.

Jackson had a strong capital position with an RBC ratio of 624% at year-end 2023, which was above the target range for normal market conditions. JFI’s holding company cash and highly liquid securities of $599 million at year-end was above the 2023 targeted minimum liquidity buffer.

JFI returned $464 million of capital to common shareholders through $255 million in share repurchases and $209 million in dividends, which was comfortably within the target range.

Importantly, in 2023 we received regulatory approval to establish and fund a new Michigan-based captive reinsurer, Brooke Life Reinsurance Company (“Brooke Re”), which was established and funded in January 2024. Brooke Re should allow us to optimize our hedging, stabilize capital generation, and produce more predictable financial results going forward. We have confidence in this arrangement and our healthy and profitable book of business such that we expect to achieve our capital return target established for 2024 of $550-$650 million, which represents a 20% increase over the prior year range.

Products, Sales, and Service

Our strength in the market has been built on our consistent presence, a compelling retirement value proposition, strong distribution relationships and our award-winning customer service.

Total JFI retail annuity sales in 2023 were $12.8 billion and JFI ended the year with a 12% increase in retail annuity account values, net of reinsurance, over the prior year. Variable annuity (VA) sales remained relatively stable over the course of the year, and we saw VA profitability improve with the rise in interest rates. In our second full year of selling registered index-linked annuities (RILAs), sales approached $3 billion, up 60% from 2022. Notably, RILA sales in the fourth quarter of 2023 alone reached $1 billion.

We maintained a strong distribution network within our three traditional broker-dealer channels and continued to expand our strong presence among the growing independent registered investment advisers (RIAs) channel. We ended 2023 with more than 1,380 RIA firm agreements providing access to more than 11,700 investment advisor representatives.

We were once again recognized by Service Quality Measurement Group, Inc. for excellence in contact center service, including Highest Customer Service in the Financial Industry in 2023. We were also ranked second for overall operational capabilities in 2023 by Operations Managers’ Roundtable, a cohort of our broker-dealer partners.

Corporate Responsibility

JFI’s 2022 report for corporate responsibility was published in May 2023 and provides an update on programs and initiatives underway that support our corporate responsibility and sustainability efforts. These efforts are designed to maintain our balanced, long-term approach to serving JFI’s stakeholders as we continue to evolve and adapt to a changing market environment. Priorities highlighted in the report based on their materiality to our business or stakeholders include: customer advocacy and investing responsibly, associate culture and development, philanthropy and volunteerism, climate change, waste reduction and recycling efforts, ecology and our strong governance and business practices. With respect to human capital management, the company’s strategy is rooted in our core values of Empower, Execute, Respect and Create. Our 2023 accomplishments reflect the hard work of our many talented associates who come to Jackson to work with a market leader and our associates routinely rate our compensation and benefits packages highly and the organization places an emphasis on workforce development and inclusion, highlighting opportunities for growth within the organization.

Compensation Philosophy

Our compensation philosophy is designed to align the interests and incentives of our NEOs with those of our long-term shareholders by linking a substantial portion of each NEO’s compensation to achievement of performance metrics aligned with our strategy and includes the following general principles and objectives:

PAYING FOR PERFORMANCE	The majority of executive compensation is in the form of variable elements that are based on company and individual performance results that drive increases in shareholder value
PROVIDING COMPETITIVE TARGET TOTAL DIRECT COMPENSATION ("TDC") OPPORTUNITIES	We aim to offer competitive compensation that enables us to attract, motivate and retain high-performing executives
ALIGNING EXECUTIVES' INTERESTS WITH SHAREHOLDER INTERESTS	A significant portion of our NEOs’ Target TDC is delivered in the form of stock-based incentives
ENCOURAGING LONG-TERM DECISION-MAKING	JFI’s long-term incentive compensation program includes awards with multi-year overlapping performance or vesting periods
AVOIDING PROBLEMATIC PAY PRACTICES	JFI does not provide excessive perquisites, excessive change-in-control severance pay or excise tax gross-ups, and JFI will not reprice stock options without shareholder approval

REINFORCING STRONG RISK MANAGEMENT	Our compensation program is designed to avoid providing our associates with incentives to take excessive risks
MAINTAINING STRONG GOVERNANCE
Fostered by JFI Compensation Committee oversight of our executive compensation program, we have a rigorous process in place to:
•review plan design,
•set financial goals and target TDC levels,
•review risk, control and conduct issues, and
•adjust compensation levels as appropriate

Our Compensation and Governance Practices

WHAT WE DO	WHAT WE DON'T DO
☑ Pay-for-performance compensation philosophy	☒ No hedging or pledging of JFI stock by executive officers or directors
☑ Significant majority of executive compensation in the form of at-risk, performance-based pay	☒ No "single-trigger" or excessive change in control severance benefits
☑ Annual incentive program linked to financial and strategic goals including corporate responsibility performance	☒ No golden parachute excise tax gross-ups in connection with a change in control
☑ Multi-year vesting and/or performance periods for equity grants; appropriately capped incentive levels	☒ No repricing of options permitted in the Jackson Financial Inc. 2021 Omnibus Incentive Plan ("JFI OIP") without shareholder approval
☑ Multiple performance metrics that deter excessive focus on a singular performance goal	☒ No evergreen provision in the JFI OIP
☑ “Clawback” policy for incentive programs including recoupment provisions in the event of a financial restatement, breach of law, company conduct, or misconduct	☒ No payout of dividend equivalents accrued on equity awards unless and until underlying award vests
☑ Robust stock ownership guidelines
☑ Annual assessment of compensation risks
☑ Limited perquisites
☑ Independent compensation consultant

Role of the JFI Compensation Committee

The JFI Compensation Committee discharges the JFI Board’s responsibilities relating to executive compensation. The JFI Compensation Committee is currently responsible for:

•Establishing and periodically reviewing the Company’s general compensation philosophy, strategy and principles, and, in consultation with senior management and taking into account shareholder feedback (including the results of our Say-on-Pay vote), overseeing the development and implementation of compensation programs in accordance with those principles.
•Annually reviewing and approving corporate goals and objectives relevant to the CEO’s total compensation, evaluating the CEO’s performance and recommending for approval by the independent directors of the JFI Board the CEO’s total compensation level.
•Annually reviewing and approving corporate goals and objectives relevant to the compensation of the other NEOs; with input from the CEO, evaluating the performance of these executive officers; reporting the results to the JFI Board; and reviewing and approving incentive compensation levels for NEOs other than the CEO.
•Reviewing and approving all compensation arrangements for executive officers other than the CEO, including employment, consulting, retirement, severance, and change in control agreements.
•Reviewing and making recommendations to the JFI Board with respect to JFI’s equity-based compensation programs.
•Reviewing and approving the JFI’s annual incentive compensation programs.

•Reviewing and overseeing compliance with the JFI’s executive officer stock ownership guidelines, hedging, pledging, and clawback policies.
•Overseeing management’s efforts to ensure JFI’s compensation programs do not encourage excessive or inappropriate risk-taking.

The Role of Our CEO

Ms. Prieskorn, as part of her responsibilities as CEO, evaluates each other executive officer’s performance and makes recommendations regarding the executive officers’ compensation to the JFI Compensation Committee.

The Role of the JFI Compensation Committee’s Independent Compensation Consultant

In overseeing JFI’s compensation programs, the JFI Compensation Committee develops programs based on its own deliberations and recommendations from management and compensation and benefits consultants, including its independent compensation consultant, Mercer (US) LLC (“Mercer”). Mercer provides research, analysis, and independent advice on topics such as the compensation of our NEOs, executive compensation trends, and peer companies that may be utilized for comparative purposes. Mercer reports directly to the JFI Compensation Committee, and the JFI Compensation Committee may replace the firm or hire additional consultants or advisors at any time.

At the JFI Compensation Committee’s direction, Mercer attends JFI Compensation Committee meetings, reviews and advises on all materials provided to the JFI Compensation Committee for discussion and approval, and undertakes special projects as assigned.

The JFI Compensation Committee has assessed the independence of Mercer based on the New York Stock Exchange listing standards and applicable SEC rules and regulations and concluded that Mercer’s engagement does not raise any conflicts of interest.

Compensation Peer Group

Prior to setting target compensation levels for our NEOs, the JFI Compensation Committee reviews the base salary, target short-term incentive, target equity-based long-term incentive and TDC of each NEO, and compares these elements of compensation to equivalent positions at a select group of peer companies. This peer group is evaluated by the JFI Compensation Committee on an annual basis taking into account the advice of its independent compensation consultant. The companies in JFI’s peer group were selected after careful consideration of a range of relevant factors including size, industry and those with which JFI competes for executive talent, among other factors. The JFI Compensation Committee considers pay data from the peer group as an important reference point in determining how to continue to provide competitive pay opportunities.

The peer group used for 2023 executive compensation decisions was the same as the group used in 2022, and included the following companies:

2023 COMPENSATION PEER GROUP
American Equity Investment Life	Ameriprise Financial	Brighthouse	CNO Financial

Equitable	Genworth Financial	Guardian Life	Lincoln National

Pacific Life	Principal Financial	Unum Group	Voya Financial

Elements of JFI’s Executive Compensation Program

Overview

For 2023, the compensation program for our NEOs consisted of base salary, cash-based short-term annual incentive bonus, long-term incentive (“LTI”) and limited perquisites. Collectively, these elements of compensation are designed to further the goals set forth in our compensation principles and our pay-for-performance philosophy.

The graphics below present the 2023 target pay mix for our CEO and average target pay mix of our other NEOs.

What’s New with Our 2023 Compensation Program

We made the following changes to our compensation design for 2023. More information is included in the “Short-Term Incentives for 2023” and “Long-Term Incentive Awards Granted in 2023” sections.

COMPENSATION PROGRAM CHANGES
Compensation Program	Change Made	Reason for Change
Short-term Incentive Program	Replaced Excess Capital Generation metric with Controllable Costs	Reflects strategic focus on cost management
Short-term Incentive Program	Increased Weighting for Pretax Adjusted Operating Earnings metric to 60% from 40%	Increases emphasis on earnings
Short-term Incentive Program	Changed Mr. Smith’s short-term incentive payout to include both the results of the Jackson Financial Inc. Annual Bonus Program and the PPM Bonus Pool	Emphasizes Mr. Smith’s and PPM’s contribution to the success of Jackson Financial Inc.
Long-term Incentive Program	Added a relative Total Shareholder Return metric as a modifier to performance share unit award results	Further supports shareholder alignment
Long-term Incentive Program	Removed Mr. Smith’s eligibility in the PPM Performance Incentive Award (“PIA”) cash long-term incentive program and reallocated his prior PIA target award to equity-based long-term incentives	Better aligns with other NEOs’ pay structures and further strengthens shareholder alignment

We discuss below each element of our executive compensation, the reason for providing each element, and how each element fits into our overall compensation philosophy.

Base Salary

The Company provides base salaries that are reflective of the responsibilities of each role while maintaining competitiveness in the markets in which we compete for talent. Consistent with our pay-for-performance philosophy, base salaries comprise not only the smallest percentage of our NEOs’ total compensation, but also the only fixed pay element. The JFI Compensation Committee annually reviews and, if appropriate, adjusts each NEO’s base salary. For the CEO’s base salary, the JFI Compensation Committee recommends any adjustment to our independent directors of the Board for approval. When determining if a base salary adjustment is warranted, the JFI Compensation Committee considers several factors including:

•Company performance against business objectives;
•changes in individual levels of responsibility;
•individual performance and experience;
•market data regarding similar positions in our peer group and the broader financial sector;
•salaries of similar internal roles;
•knowledge of our unique business and relationships; and
•general economic conditions.

While the JFI Compensation Committee considers the above factors to guide its decisions, it does not rely on them exclusively. The JFI Compensation Committee exercises its business judgment based on a thorough assessment of our NEOs’ compensation levels and their overall alignment with our compensation philosophy and pay strategy.
In February 2023, the JFI Compensation Committee approved the base salary for each NEO, except for Ms. Prieskorn, whose base salary was approved by the independent members of the JFI Board. The table below sets forth the annualized base salaries of our currently employed NEOs as of December 31, 2023.

NAME	2023 SALARY (AS OF DECEMBER 31, 2023)
Laura L. Prieskorn	$1,000,000
Marcia L. Wadsten	$800,000
Craig D. Smith	$540,000
Scott E. Romine	$650,000
Carrie L. Chelko	$510,000

Short-Term Incentives for 2023

The annual incentive plan is an important element of NEO compensation. The annual incentive focuses NEOs on the achievement of organizational and individual results within a performance year by providing variable compensation that is determined by performance, measured on a Company-wide basis or with respect to one or more business units, divisions or affiliates, and on individual performance. The target performance objectives are intended to balance the need to achieve our financial and strategic goals while setting challenging standards of performance.

Prior to 2023, Mr. Smith only participated in the PPM Bonus Pool. However, in December 2022, the JFI Compensation Committee approved a change whereby a portion of Mr. Smith’s bonus is based on the results of the Jackson Annual Bonus Program and the remaining portion on the results of the PPM Bonus Pool. Ms. Prieskorn, Ms. Wadsten, Mr. Romine and Ms. Chelko will continue to participate in the Jackson Annual Bonus Program.

Details regarding these annual incentive programs are discussed below.

Jackson Annual Bonus Program

Participants in the 2023 Jackson Annual Bonus Program are eligible to receive payouts at various thresholds based on achievements of certain performance measures established by the JFI Compensation Committee at the beginning of each fiscal year.

For the 2023 performance year, our JFI Compensation Committee approved the following quantitative and qualitative performance measures:

Goal	Weighting	Purpose
Pretax Adjusted Operating Earnings	60%	Measures profitability. Weighting increased to 60% from 40% in 2022
Controllable Costs	20%
Reflects the strong historical, cultural, and strategic focus on cost management

Replaced prior metric of Excess Capital Generation, which is similar to the “Generation of Net Cash Flow Available to JFI” metric used for the LTI program and more appropriate for measurement over a multi-year period

Key Strategic Objectives	20%
Encourages the achievement of various business objectives including balance sheet health, product distribution and ESG initiatives.

Balance Sheet Health
•Achieve operating company RBC levels within our targeted range, appropriately managed within our risk framework

Distribution Partners and Channels
•Increase number of advisors selling more than one product group
•Grow the number of new advisors who sell our products
•Increase the number of advisors with production meeting top producer status

ESG Objectives
•Grow and secure a competitive advantage by evolving our inclusive work culture through education, expansion of our diverse talent pools and building corporate accessibility strategies
•Reduce our impact to the environment through efficient water consumption, maintenance of energy star certifications, and use of renewable energy through our solar farm project
•Drive philanthropic efforts which engage our associates to volunteer in our local communities

2023 Annual Bonus Performance Metric Results

The table below describes the threshold, target, and maximum payout levels for each performance measure, including the performance outcome achieved and the payout percentage for each performance measure (including the overall cumulative payout percentage, which is used to determine the ultimate payout against the target annual cash incentive amount for each NEO).

2023 SHORT-TERM INCENTIVE PERFORMANCE METRIC RESULTS (1)
Goal	Weighting	Threshold	Target	Maximum	Performance Outcome	Payout Percentage	Weighted Payout
		50%	100%	200%
Pretax Adjusted Operating Earnings (2)	60%	$924m	$1,155m	$1,386m	$1,238m	135.9%	81.5%
Controllable Costs (3)	20%	$837m	$761m	$685m	$714m	161.8%	32.4%
Key Strategic Objectives (4)	20%	See description above			Above Target	144.4%	28.9%
Cumulative Payout Percentage							142.8%

(1)If the performance outcome is below the threshold level for a performance measure, then there is a 0% payout for such measure. If the performance outcome for a performance measure is between the threshold and target levels, or the target and maximum levels, then straight-line interpolation is used to determine the payout percentage.

(2)Please see Appendix A for the reconciliation of “Pretax Adjusted Operating Earnings” to the most comparable U.S. GAAP measure, as well as the explanation of the adjustments made to "Pretax Adjusted Operating Income" pursuant to the terms of the annual bonus program.
(3)Please see Appendix A for the reconciliation of "Controllable Costs" to the most comparable U.S. GAAP measure.
(4)The JFI Compensation Committee determined that management exceeded the Key Strategic Objectives noting among other items, that:
–Balance Sheet Health: RBC at December 31, 2023 was 624%, well above the upper end of the targeted range, and the establishment of Brooke Re was a substantial accomplishment to help better position Jackson for future success as we seek to optimize our future hedging, stabilize capital generation, and produce more predictable financial results going forward.
Management continued to exhibit a strong risk culture and appropriate behaviors, proactively identifying, escalating, reporting, and informing the board on key issues.
–Distribution Partners and Channels: Continued solid growth in new advisors – including new relationships, expansion of existing relationships across additional products, and re-engagement of past advisors – along with continued growth in RILA as a core product.
–ESG: Substantially exceeded goals focused on several areas, including: training on inclusive behavior, teamwork, and collaboration; supporting the communities within which we work and live through volunteerism; and reducing our impact on the environment through measures such as the generation of renewable energy.

PPM 2023 Bonus Pool. Mr. Smith also participated in the PPM 2023 Bonus Pool (the “PPM Bonus Pool”), approved by the JFI Compensation Committee for PPM associates. In 2023, 90% of the PPM Bonus Pool was funded based on investment criteria delivered for each of PPM’s clients. For some clients, the assessment was based primarily on one- and three-year performance of funds against their respective benchmarks or peer groups; for others, it was a combination of investment performance and other measures, such as purchase spreads or credit losses. Each client also had the opportunity to assess a discretionary element to address issues like client service, compliance, and similar factors. The remaining 10% of the PPM Bonus Pool was funded based on a qualitative assessment of PPM’s achievement of fundamental financial and productivity goals relating to external distribution, successful execution of Collateralized Loan Obligation (“CLO”) business and managing expenses. Based on 2023 performance, the PPM Bonus Pool was funded at 124.7% of the target funding amount.

Annual Bonus Payout Amounts for Fiscal Year 2023

2023 BASE SALARY	X	ANNUAL BONUS TARGET	X	APPROVED PAYOUT PERCENT	=	ANNUAL BONUS AMOUNT

To receive an annual bonus, an NEO must remain employed by the Company through the payment date, except in cases of termination due to death, disability or qualifying retirement (each as defined in the Jackson OIP), in which case the NEO will be paid a pro-rated bonus based on the portion of the performance year worked.

The JFI Compensation Committee, in its discretion, may vary individual bonus percentage payouts based on an individual NEO’s performance. For 2023, the JFI Compensation Committee determined that it was appropriate to award a cash bonus based on the full bonus pool funding level of 142.8% for Mr. Smith, Mr. Romine and Ms. Chelko. In addition, the JFI Compensation Committee approved a bonus award at 175.0% of target for Ms. Prieskorn and 160.7% of target for Ms. Wadsten in consideration of their extraordinary performance in the formation of Brooke Life Reinsurance Company and achievement of the Company’s strategic goals in 2023.

The table below sets forth the 2023 target bonuses and actual bonus amounts earned for each of our NEOs. The cash bonuses earned by these NEOs are reflected in the “Non-Equity Incentive Compensation” column of our 2023 Summary Compensation Table.

	2023 SHORT-TERM INCENTIVE PROGRAM AWARDS
NAMED EXECUTIVE OFFICER	Target Bonus	Approved Payout as Percentage of Target	Actual Bonus Amount
Laura L. Prieskorn	$2,000,000 (200% of Base Salary)	175.0%	$3,500,000
Marcia L. Wadsten	$1,400,000 (175% of Base Salary)	160.7%	$2,250,000
Craig D. Smith	$1,566,000 (165% of Base Salary for Jackson) (125% of Base Salary for PPM)	135.0% (142.8% for Jackson) (124.7% for PPM)	$2,114,100
Scott E. Romine	$975,000 (150% of Base Salary)	142.8%	$1,392,300
Carrie L. Chelko	$765,000 (150% of Base Salary)	142.8%	$1,092,400

Long-Term Incentive Awards Granted in 2023

JFI’s LTI program is designed to incentivize the delivery of longer-term business goals, sustainable long-term returns for shareholders, and strategic priorities. In line with our pay-for-performance philosophy, LTI compensation forms a significant part of the compensation package for each of our NEOs. The LTI program also serves as a key tool for attracting and retaining senior-level talent and rewards participants based on longer-term business outcomes to align our NEOs’ interests with the interests of JFI’s shareholders.

Each NEO was granted an award of performance share units (“PSUs”) and restricted share units (“RSUs”) on March 10, 2023 (the “2023 Grant Date”) under our LTI program. Each NEO’s aggregate target LTI award for 2023 was granted 60% in the form of PSUs and 40% in the form of RSUs. The number of units granted to each NEO was determined by dividing the dollar value of the NEO’s target award by the average closing price of the Company’s common stock for the 10-trading day period immediately prior to the 2023 Grant Date. Any PSUs and RSUs that vest will be settled in shares of JFI’s common stock. To further strengthen the alignment of executives’ interests with those of long-term shareholders, all equity awards are subject to JFI’s Compensation Clawback Policy, stock ownership guidelines and JFI’s Insider Trading Policy.

2023 PSU Awards. The 2023 PSUs may be earned based on the Company’s achievement of certain financial performance measures over a three-year performance period commencing on January 1, 2023 and ending on December 31, 2025. PSUs may vest between 0% and 200% of the target award based on the level of achievement of the performance measures. The performance measures used for the PSUs focus on critical financial measures and provide a balance between cash flow generation and return on equity. The performance measures are as follows:

•Generation of Net Cash Flow Available to JFI (60%), which supports facilitation of debt repayment and shareholder capital return; and
•Adjusted Operating ROE Attributable to Common Shareholders (“Adjusted Operating ROE”) (40%), which helps ensure strong underlying financial performance of the business.

In connection with its annual review of our LTI program, in consideration of shareholder feedback and upon the advice of its independent compensation consultant, the JFI Compensation Committee added a relative total shareholder return (“rTSR”) modifier to the 2023 PSU awards. The inclusion of rTSR in determining performance for the 2023 PSU awards further supports shareholder alignment and is consistent with the design of most peer company LTI programs.

Pursuant to the rTSR modifier, the Company’s share price performance will be assessed over the three-year performance period compared against the performance of the S&P Insurance Select Industry Index, an industry peer group. As indicated in the schedule shown below, the modifier will be applied to the vesting result otherwise achieved under Generation of Net Cash Flow Available to JFI and Adjusted Operating ROE metrics. However, the maximum number of PSUs that can be earned cannot exceed the maximum target of 200%, regardless of the rTSR modifier.

rTSR Modifier(1)
Performance Quartile	Payout Modifier
Top Quartile	120%
2nd and 3rd Quartiles	100%
Bottom Quartile	80%

The weighting and the threshold, target, and maximum performance goals for each of the two performance measures are set forth in the following table.

2023-2025 GOALS(1)
Performance Measure	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Generation of Net Cash Flow Available to JFI(2)	60%	$2,949m	$4,449m	$5,949m
Adjusted Operating ROE(2)	40%	12.0%	15.0%	18.0%
(1)If performance is below the threshold level for a performance measure, then the payout percentage will be 0% for that measure. If performance is achieved between the threshold and target levels, or between the target and maximum levels, then the payout percentage will be determined by straight-line interpolation.
(2)This is a non-GAAP measure. See Appendix A for reconciliation to the most directly comparable financial measure or measures calculated and presented in accordance with U.S. GAAP.
Any PSUs that become earned based on the achievement of the performance measures will vest on March 10, 2026. The table below sets forth the target number of PSUs granted to each NEO in 2023 under our LTI program and the value of such PSUs based on a grant date fair value of $43.90, using a Monte Carlo valuation model.

NEO	PSUs (#)	GRANT DATE FAIR VALUE ($)
Laura L. Prieskorn	89,717	$3,938,576
Marcia L. Wadsten	33,126	$1,454,231
Craig D. Smith	31,193	$1,369,373
Scott E. Romine	23,464	$1,030,070
Carrie L. Chelko	15,873	$696,825

2023 RSU Awards. The RSUs granted in 2023 will vest in equal tranches on the first, second and third anniversaries of the 2023 Grant Date. The table below sets forth the number of RSUs granted to each NEO in 2023 under our LTI program and the value of such RSUs based on closing price of JFI’s common stock on the 2023 Grant Date of $40.02.

NEO	RSUs (#)	GRANT DATE FAIR VALUE ($)
Laura L. Prieskorn	59,811	$2,393,636
Marcia L. Wadsten	22,084	$883,802
Craig D. Smith	20,795	$832,216
Scott E. Romine	15,642	$625,993
Carrie L. Chelko	10,582	$423,492

If JFI declares and pays a cash dividend on its common shares, a dividend equivalent equal to the cash dividend will be credited on then outstanding PSU and RSU awards. That dividend equivalent will be deemed reinvested in additional PSUs or RSUs, as applicable, and will be subject to the same vesting and other terms and conditions as the underlying PSU or RSU awards. A dividend equivalent is not payable unless and until the related PSU or RSU award is paid.

PSUs and RSUs vest subject to an NEO’s continued employment through the vesting date(s). The treatment of outstanding PSU and RSU awards upon an NEO’s termination and/or a change in control of JFI is described below in the “Potential Payments Upon Termination or Change in Control” section.

Performance-Based LTI Awards Vested in 2023

Award achievement for the 2021 PSU Awards. The 2021 PSU awards had a three-year performance period commencing on January 1, 2021 and ending on December 31, 2023. These PSUs may vest between 0% and 200% of the target award based on the level of achievement of the performance measures. On February 1, 2024, the JFI Compensation Committee met to review and certify the performance measures for the 2021 PSU awards. The performance measures, certified achievement and vesting percentage are as described below. These awards vested on April 4, 2024, the thirty- month anniversary of the grant date. These awards were granted on October 4, 2021 at the time of our demerger with Prudential plc and had a thirty-month vesting period to closer align with the vesting schedule for grants that were outstanding at the time of the demerger.

2021-2023 GOALS(1)
Performance Measure	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Certified Achievement	Vesting Percentage	Weighted Payout
Generation of Net Cash Flow Available to JFI(2)	60%	$1,559m	$2,059m	$2,559m	$1,934m	88%	53%
Adjusted Operating ROE (2)	40%	15.0%	18.7%	22.4%	17.5%	84%	34%
Final Vesting Percent							86%

(1)If performance is below the threshold level for a performance measure, then the payout percentage will be 0% for that measure. If performance is achieved between the threshold and target levels, or between the target and maximum levels, then the payout percentage will be determined by straight-line interpolation.
(2)This is a non-GAAP measure. See Appendix A for reconciliation to the most directly comparable financial measure or measures calculated and presented in accordance with U.S. GAAP.

PPM Performance Incentive Award Plan. Prior to 2023, Mr. Smith also participated in the PPM Performance Incentive Award Plan (the “PIA”). The PIA is intended to further align individual compensation to the investment performance delivered to PPM clients. The 2020 PIA awards previously granted to Mr. Smith in 2020 vested in April 2023. The cash amount payable under this award ($410,469) is included in the “Non-Equity Incentive Compensation” column of our Summary Compensation Table. The amount was determined based on returns in the PPM Core Plus Fixed Income Fund, PPM High Yield Core Fund, and PPM Small Cap Value Fund (the latter of which no longer exists) managed by PPM during the three-year performance period, which represented a return of 26.3% on the original grant amount of $325,000 in 2020.

Stock Ownership Guidelines
The JFI Compensation Committee oversees stock ownership guidelines applicable to senior executives of the Company. The key terms of the stock ownership guidelines are as follows:

TITLE	REQUIRED HOLDINGS
CEO	7 x annual base salary
Executive Committee members	4 x annual base salary
Senior Vice Presidents (and equivalent)	1 x annual base salary

Each covered executive is required to achieve the applicable stock ownership level within five years after becoming subject to it. For purposes of determining ownership levels, stock held outright, stock held in retirement accounts, and unvested stock-settled RSUs granted under the Jackson OIP are counted. Unvested PSUs do not count toward determining ownership levels. Once an executive has acquired sufficient JFI common stock to meet the share ownership requirement, such number of shares then becomes the officer’s minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) unless the officer is promoted to a higher level. If a covered executive fails to meet the guidelines within five years, a mandatory deferral of all or a portion of the executive’s annual bonus payment into RSUs will be applied. All NEOs are in compliance with the Company’s stock ownership guidelines.

Nonqualified Deferred Compensation Plan

Jackson National Life Insurance Company Management Deferred Income Plan (“MDIP”). All NEOs are eligible to participate in the MDIP, an unfunded, non-qualified deferred compensation plan offered to a select group of management and highly compensated associates. Participation in the MDIP is voluntary and provides participants the opportunity to defer income until a later date. Participants may elect to defer a portion of their salary and/or annual incentive bonus during an open enrollment period prior to the year in which the compensation is earned. Amounts deferred are credited to a bookkeeping account and are always 100% vested. A participant may direct the deemed investment of his or her account among the notional investment options available. A participant may elect to receive payment of deferred amounts upon termination of employment or after a specified calendar year. Payment options include a single lump sum or annual installments not to exceed 25 years.

For more information on the Company’s deferred compensation plans, see the fiscal year 2023 Nonqualified Deferred Compensation table.

Tax Implications

Section 162(m) of the Internal Revenue Code generally limits the deductibility, for federal income tax purposes, of compensation paid to certain executives of publicly held companies to $1 million per person per year. As a publicly held Company, we are subject to the Section 162(m) compensation deduction limits. However, the JFI Compensation Committee has the ability to authorize compensation payments that are not deductible for federal income tax purposes when the JFI Compensation Committee believes that such payments are appropriate to attract, retain and incentivize executive talent.

Limited Perquisites and Other Benefits

The Company provides limited perquisites to its associates, including the NEOs, to facilitate the performance of their management responsibilities.

Corporate Aircraft. We maintain corporate aircraft which are used primarily for business travel by our executive officers to provide the CEO and certain direct reports of the CEO with a secure and private environment in which to work while they travel. The use of corporate aircraft also allows for more efficient and effective use of such executives’ time, given the Company’s various locations and, with respect to our Lansing headquarters, distance from major commercial airports. It also enables our NEOs to work more productively on confidential and sensitive matters while traveling.

The NEOs and their guests may occasionally use our corporate aircraft for non-business purposes, subject to approval on a case-by-case basis and the availability of planes and crews.

Our NEOs incur taxable income, calculated in accordance with the U.S. Department of Transportation Standard Industry Fare Level Rates, for personal use of our corporate aircraft. We do not grant bonuses or other compensation to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on our corporate aircraft.

Financial Planning and Tax Preparation Services. We offer to reimburse our NEOs, along with certain other officers, up to a maximum of $15,000 annually for any combination of tax/financial-planning services and tax-preparation services provided by a certified public accountant.

Executive Physicals. We offer an executive physical program to our NEOs and certain other officers to promote annual preventive physicals that are comprehensive and are provided in a manner and format that minimizes the NEO’s time away from the office.

Jackson Financial Inc. Severance Plan

All NEOs are eligible to participate in the Jackson Financial Inc. Severance Plan (“Severance Plan”). The JFI Compensation Committee adopted the Severance Plan, effective as of November 7, 2022, to provide severance benefits to a select group of officers. The CEO’s eligibility to participate in the Severance Plan was approved on November 7, 2022 by the independent directors of the JFI Board.

The Severance Plan provides for a lump sum cash payment to a participant in the event of his or her employment termination by the Company without Cause or by the participant with Good Reason, each as defined in the Severance Plan. The participant’s receipt of that lump sum cash payment is conditioned upon the participant’s execution and non- revocation of a release of claims in favor of the Company. The amount of the lump sum cash payment for the NEO group in the event of a qualifying termination under the Severance Plan is calculated as:

•for the CEO, a two times multiple of the “severance compensation basis”; and
•for the other NEOs, a 1.5 multiple of the “severance compensation basis”.

The “severance compensation basis” includes a participant’s annual base salary, target annual bonus for the year of termination and the amount required for 12 months of COBRA continuation coverage. The Severance Plan also provides for the payment of a pro-rated annual bonus for the year in which the termination occurs and, if termination occurs before the annual bonus for the immediately prior year is paid, an earned annual bonus for that prior year. The payments are in addition to payments in respect of accrued rights, which include accrued but unpaid base salary, and benefits provided under the Company’s associate benefit plans upon a termination of employment. In the event of a termination for Cause, the Severance Plan provides for the payment of the accrued rights, but not a lump sum cash payment, a pro- rated annual bonus, or an earned annual bonus.

If the participant holds outstanding LTI awards at termination, those awards are treated in the manner set forth in the relevant plan document and award agreement(s).

Retirement Plans

All NEOs participate in the Jackson National Life Insurance Company Defined Contribution Retirement Plan (“DCRP”), in which all U.S.-based associates are generally eligible to participate. Under the DCRP, a 401(k) plan, associates are permitted to contribute a percentage of their annual eligible compensation, subject to limits imposed by the Internal Revenue Code and the DCRP. The Company matches 100% of the first six percent of eligible compensation contributed and may make a discretionary profit-sharing contribution. We do not provide or maintain any defined benefit plans or supplemental executive retirement plans.

Compensation Clawback Policy

JFI maintains a Compensation Clawback Policy, which provides the JFI Compensation Committee the ability to recover certain incentive-based compensation from current and former executives, including our NEOs, in the event of fraud, malfeasance and/or an accounting restatement resulting from material non-compliance with financial reporting requirements. The accounting restatement recoupment provisions summarized below comply with the NYSE requirements and became effective as of December 1, 2023, for any incentive compensation received on or after October 2, 2023. In addition, JFI has expanded its policy beyond the minimum requirements to recoup incentive compensation in the event of breach of law, company conduct, or misconduct.

•Accounting Restatement: In the event that JFI is required to prepare an accounting restatement due to the material noncompliance of JFI with financial reporting requirements under securities laws, JFI is required to recoup any excess incentive compensation received by any executive officer during the three prior fiscal years that was predicated on achieving certain financial results that are subsequently the subject of such accounting restatement.
•Misconduct: The JFI Compensation Committee may, in its sole discretion, seek recoupment of incentive compensation from any executive officer if it concludes that the executive engaged in fraud, embezzlement, or a violation of his or her employment agreement including:
◦the violation of JFI’s Code of Conduct and Business Ethics, or
◦misconduct that either results in or could reasonably be expected to result in material reputational or other harm to JFI.

Executive Compensation Tables

Summary Compensation Table

The following Summary Compensation Table and accompanying footnotes present important information regarding compensation for each of our NEOs. Additional information regarding the elements of compensation approved by the JFI Compensation Committee are detailed in the Compensation Discussion and Analysis above.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL COMPENSATION ($)
Laura L. Prieskorn	2023	1,000,000	—	6,332,212	3,500,000	—	143,110	10,975,322
Chief Executive	2022	1,000,000	—	6,187,302	1,800,000	33,291	74,120	9,094,713
Officer	2021	768,846	268	5,299,800	8,220,000	42,855	122,406	14,454,175
Marcia L. Wadsten	2023	800,000	—	2,338,033	2,250,000	—	39,600	5,427,633
Executive Vice President & Chief	2022	800,000	—	2,231,444	1,260,000	67,589	36,600	4,395,633
Financial Officer	2021	576,635	3,844	3,368,068	2,959,200	89,783	34,800	7,032,330
Craig D. Smith President Chief	2023	537,693	—	2,201,589	2,524,569	—	42,050	5,305,901
Executive Officer and	2022	525,000	—	1,775,005	1,908,391	—	36,600	4,224,997
Chief Investment Officer, PPM	2021	450,000	224	1,337,297	2,536,505	—	34,800	4,358,826
Scott E. Romine	2023	650,000	—	1,656,063	1,392,300	—	49,062	3,747,425
President of Jackson National Life	2022	650,000	1,648	1,648,228	877,500	5,780	36,600	3,219,756
Distributors	2021	358,654	247	1,579,847	1,435,500	6,507	34,800	3,415,555
Carrie L. Chelko Executive Vice President & General Counsel(6)	2023	500,769	—	1,120,317	1,092,400	—	49,199	2,762,685
(1)Amounts reported in this column reflect the actual amount of base salary paid to each NEO in that year.
(2)Amounts in this column reflect the aggregate grant date fair value of stock awards granted in the applicable year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”).

The amounts included in this column for PSUs granted in 2023 under the Company’s LTI program are calculated based on the achievement of the performance goals at target levels for such awards. If the highest level of performance is achieved, based on the grant date fair value of $43.90, using a Monte Carlo valuation, the maximum value for these PSUs as of the date of grant are:

Laura L. Prieskorn	Marcia L. Wadsten	Craig D. Smith	Scott E. Romine	Carrie L. Chelko
$7,877,152	$2,908,462	$2,738,746	$2,060,140	$1,393,650

(3)Amounts reported in this column reflect the amounts paid under the Company’s annual cash incentive plans for the 2023 performance year, and, for Mr. Smith, the PIA. More information regarding the terms of the annual cash incentive awards is summarized under “Compensation Discussion and Analysis — Short-Term Incentives for 2023,” and for the PIA, under the "Compensation Discussion and Analysis — Performance-Based LTI Awards Vested in 2023." The amount reported for Mr. Smith reflects the amounts paid under the Jackson Annual Bonus Plan ($1,272,400), the PPM Bonus Pool ($841,700) and the PIA (his 2020 award, which vested at a final value of $410,469 on April 6, 2023).
(4)No above-market earnings are reported for 2023 as the interest that would have been earned at 120% of the applicable federal long-term rates during 2023 was greater than the actual earnings during the period.
(5)The following table reflects 2023 amounts included as “All Other Compensation” for each NEO:

NAME	401(K) COMPANY CONTRIBUTION ($)	PERQUISITES (a) ($)	TOTAL OTHER COMPENSATION ($)
Laura L. Prieskorn	39,600	103,510	143,110
Marcia L. Wadsten	39,600	—	39,600
Craig D. Smith	39,600	2,450	42,050
Scott E. Romine	39,600	9,462	49,062
Carrie L. Chelko	39,600	9,599	49,199
(a)For Ms. Prieskorn, $85,263 in perquisites relate to personal use of the corporate aircraft. We determined the aggregate incremental cost of the personal use of our corporate aircraft to include trip fuel expenses, maintenance labor and parts, landing fees, trip catering and crew expenses. Fuel, landing fees and catering are specific to the trip. Maintenance labor and parts are industry average and aircraft specific for each hour of operation. Crew expenses are based on a daily per diem. Because our aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage such as the salaries, benefits, and training of pilots and crew, purchase or lease costs of aircraft and other fixed costs. The additional perquisites for Ms. Prieskorn include $15,000 for financial planning / tax preparation and $3,247 for executive physicals. For Mr. Smith, $2,450 in perquisites relate to financial planning / tax preparation. For Mr. Romine, perquisites include $7,350 for financial planning / tax preparation and $2,112 for executive physicals. For Ms. Chelko, perquisites include $6,575 for financial planning / tax preparation and $3,024 for executive physicals.
(6) Effective January 24, 2024, MS. Chelko stepped down as general counsel of Jackson and Scott Golde was announced as Jackson’s new general counsel.

Grants of Plan-Based Awards for Fiscal Year 2023

The following table provides information regarding awards granted to the NEOs in the last fiscal year pursuant to the Jackson Annual Bonus Program, the PPM Bonus Pool and the Jackson OIP. Fractional shares have been rounded to the nearest whole share for purposes of this prospectus.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)(2)
AWARD	GRANT DATE(1)	APPROVAL DATE(1)	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Laura L. Prieskorn
Jackson Annual Bonus Program(3)			1,000,000	2,000,000	4,000,000
LTI RSUs(4)	3/10/2023	3/9/2023							59,811	2,393,636
LTI PSUs(5)	3/10/2023	3/9/2023				44,859	89,717	179,434		3,938,576
Marcia L. Wadsten
Jackson Annual Bonus Program(3)			700,000	1,400,000	2,800,000
LTI RSUs(4)	3/10/2023	3/9/2023							22,084	883,802
LTI PSUs(5)	3/10/2023	3/9/2023				16,563	33,126	66,252		1,454,231
Craig D. Smith
Jackson Annual Bonus Program(3)			783,000	1,566,000	3,132,000
PPM Bonus Pool(6)			337,500	675,000	1,012,500
LTI RSUs(4)	3/10/2023	3/9/2023							20,795	832,216
LTI PSUs(5)	3/10/2023	3/9/2023				15,597	31,193	62,386		1,369,373
Scott E. Romine
Jackson Annual Bonus Program(3)			487,500	975,000	1,950,000
LTI RSUs(4)	3/10/2023	3/9/2023							15,642	625,993
LTI PSUs(5)	3/10/2023	3/9/2023				11,732	23,464	46,928		1,030,070
Carrie L. Chelko
Jackson Annual Bonus Program(3)			382,500	765,000	1,530,000
LTI RSUs(4)	3/10/2023	3/9/2023							10,582	423,492
LTI PSUs(5)	3/10/2023	3/9/2023				7,937	15,873	31,746		696,825

(1)The 2023 LTI awards of PSUs and RSUs under the Jackson OIP were approved by the JFI Board for Ms. Prieskorn and by the JFI Compensation Committee for the remaining NEOs on March 9, 2023 with a grant date of March 10, 2023.

(2)The amounts in this column represent the aggregate grant date fair value of all equity-based awards granted to the NEOs in 2023 in accordance with ASC 718. The grant date fair value for RSUs was based on the closing price of JFI's common stock on the grant date of $40.02. The grant date fair value for PSUs was $43.90, based on a Monte Carlo valuation model.
(3)These amounts reflect the payout levels for the NEOs under the Jackson Annual Bonus Program based on the potential achievement of certain performance goals as discussed above in “Compensation Discussion and Analysis — Short-Term Incentives for 2023 — Jackson Annual Bonus Program.” For the actual amounts paid to the NEOs pursuant to the 2023 Jackson Annual Bonus Program, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(4)RSUs granted under the Jackson OIP pursuant to our LTI program in 2023 will vest in three equal tranches on the first, second and third anniversaries of the grant date subject to each participant’s continued employment through the applicable vesting date. The number of shares of common stock received on settlement will be increased by an additional number of shares to reflect the dividends that would have been payable during the vesting period.
(5)PSUs granted under the Jackson OIP pursuant to our LTI program in 2023 will vest on March 10, 2026, after completion of the three-year performance period from January 1, 2023 to December 31, 2025, based on achievement of the performance goals described above in “Compensation Discussion and Analysis — Long-Term Incentives for 2023” and subject to each participant’s continued employment through the vesting date. PSUs may vest between 0% and 200% of the target award based on the achievement of the performance measures. If performance is below the threshold level for a performance measure, then the payout percentage will be 0% for that measure. If performance is achieved between the threshold and target levels, or between the target and maximum levels, then the payout percentage will be determined by straight- line interpolation between the applicable levels. The number of shares of common stock received on settlement will be increased by an additional number of shares to reflect the dividends that would have been payable during the vesting period.
(6)These amounts reflect the payout levels for Mr. Smith under the PPM Bonus Pool based on the potential achievement of certain performance criteria as discussed above in “Compensation Discussion and Analysis — Short-Term Incentives for 2023 — PPM 2023 Bonus Pool.” For the actual amounts paid to Mr. Smith pursuant to the PPM Bonus Pool, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year End 2023
The following table sets forth outstanding equity grants for each NEO as of December 31, 2023, including grants from 2021, 2022 and 2023.

	STOCK AWARDS
	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (2)
NAME	(#)	($)	(#)	($)
Laura L. Prieskorn
2021 LTI PSU Award(3)			71,491	3,660,339
2021 LTI RSU Award(4)	17,870	914,944
2022 LTI PSU Award(5)			53,279	2,727,885
2022 LTI RSU Award(6)	45,824	2,346,189
2023 LTI PSU Award(7)			95,787	4,904,294
2023 LTI RSU Award(8)	61,859	3,167,181
Marcia L. Wadsten
2021 LTI PSU Award(3)			44,683	2,287,770
2021 LTI RSU Award(4)	11,169	571,853
2022 LTI PSU Award(5)			19,215	983,808
2022 LTI RSU Award(6)	16,526	846,131
2023 LTI PSU Award(7)			35,367	1,810,790
2023 LTI RSU Award(8)	22,840	1,169,408
Craig D. Smith
2021 LTI PSU Award(3)			29,044	1,487,053
2021 LTI RSU Award(4)	7,259	371,661
2022 LTI PSU Award(5)			15,285	782,592
2022 LTI RSU Award(6)	13,145	673,024
2023 LTI PSU Award(7)			33,303	1,705,114
2023 LTI RSU Award(8)	21,502	1,100,902
Scott E. Romine
2021 LTI PSU Award(3)			15,639	800,717
2021 LTI RSU Award(4)	3,919	200,653
2021 LTI PSU Award – December(9)			12,148	621,978
2021 LTI RSU Award – December(10)	3,045	155,904
2022 LTI PSU Award(5)			14,193	726,682
2022 LTI RSU Award(6)	12,238	626,586
2023 LTI PSU Award(7)			25,051	1,282,611
2023 LTI RSU Award(8)	16,215	830,208
Carrie L. Chelko
2021 LTI PSU Award(3)			17,873	915,098
2021 LTI RSU Award(4)	6,781	347,187
2022 LTI PSU Award(5)			8,952	458,342
2022 LTI RSU Award(6)	7,958	407,450
2023 LTI PSU Award(7)			16,947	867,686
2023 LTI RSU Award(8)	11,298	578,458

(1)The amounts in these columns represent the number of outstanding PSUs and RSUs, including dividend equivalents credited as of December 31, 2023.
(2)The values in these columns were calculated by multiplying the number of RSUs/PSUs outstanding as of December 31, 2023 by $51.20, the closing price of JFI’s common stock on December 31, 2023.
(3)The amounts in these rows reflect PSUs which were granted on October 4, 2021 under our LTI program. The performance period was January 1, 2021 through December 31, 2023. They were earned based on achievement of performance conditions during the performance period and vested on April 4, 2024. All 2021 PSUs are shown based on the number of PSUs outstanding on December 31, 2023, multiplied by the applicable vesting percentage based on the actual achievement of the performance conditions.
(4)The amounts in these rows reflect RSUs that were granted on October 4, 2021 under our LTI program. The remaining unvested share units vested on April 4, 2024, except that 2,164 of Ms. Chelko's share units vested on March 4, 2024.

(5)The amounts in these rows reflect PSUs that were granted March 10, 2022 under our LTI program. The performance period is January 1, 2022 through December 31, 2024 with a vesting date of March 10, 2025. The number of PSUs shown is based on achievement at threshold performance level as the performance for these PSUs are below the threshold performance level through December 31, 2023. However, the amount of these awards that are paid out, if any, will depend on the actual performance over the full performance period.
(6)The amounts in these rows reflect RSUs that were granted on March 10, 2022 under our LTI program. The second tranche vested on March 10, 2024. The remaining unvested share units will vest on March 10, 2025.
(7)The amounts in these rows reflect PSUs that were granted March 10, 2023 under our LTI program. The performance period is January 1, 2023 through December 31, 2025 with a vesting date of March 10, 2026. The number of PSUs shown is based on achievement at target performance level as the performance for these PSUs are over threshold performance level through December 31, 2023. However, the amount of these awards that are paid out, if any, will depend on the actual performance over the full performance period.
(8)The amounts in these rows reflect RSUs that were granted on March 10, 2023 under our LTI program. The first tranche vested on March 10, 2024. The remaining unvested share units will vest on March 10, 2025 and March 10, 2026.
(9)The amounts in these rows reflect PSUs that were granted on December 27, 2021 under our LTI program. The performance period was
January 1, 2021 through December 31, 2023. They were earned based on achievement of performance conditions during the performance period and will vest on June 27, 2024. All 2021 PSUs are shown based on the number of PSUs outstanding on December 31, 2023, multiplied by the applicable vesting percentage based on the actual achievement of the performance conditions.
(10)The amounts in these rows reflect RSUs that were granted on December 27, 2021. The remaining unvested share units will vest on June 27, 2024.

Option Exercises and Stock Vested
The following table summarizes the value received from stock awards vested during 2023.

	STOCK AWARDS(1)
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Laura L. Prieskorn	217,865	7,943,397
Marcia L. Wadsten	163,495	5,913,052
Craig D. Smith	81,789	2,965,053
Scott E. Romine	61,779	2,292,256
Carrie L. Chelko	20,045	833,409

(1)Includes dividend equivalents equal to dividends paid throughout the vesting period on the underlying RSU and PSU awards. The amount also reflects share units withheld on November 29, 2023 to cover employment taxes due on unvested grants of RSUs to comply with IRC tax- withholding regulations that apply to equity grants with qualifying retirement vesting provisions.
(2)Amounts reported represent the total pre-tax value realized upon vesting, calculated as share units vested times the closing price of JFI's common stock on the applicable vesting date (or the last NYSE trading day prior to the date vested).

Fiscal Year 2023 Nonqualified Deferred Compensation Plan
The following table provides information on deferrals made by our NEOs in 2023, as well as their aggregate plan balances in the MDIP. We do not make Company contributions to the MDIP.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR(1) ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END(2) ($)
Laura L. Prieskorn	—	93,501	—	2,207,408
Marcia L. Wadsten	—	1,183,802	298,753	9,453,418
Craig D. Smith	—	—	—	—
Scott E. Romine	—	11,010	128,871	259,002
Carrie L. Chelko	166,240	32,262	—	263,300
(1)The amounts included in this column include the amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the “Summary Compensation Table.”
(2)The following amounts included in the Aggregate Balance at Last Fiscal Year End column were reported as compensation in the “Summary Compensation Table” in prior years: Ms. Prieskorn - $76,146, Ms. Wadsten - $157,372, Mr. Smith - $0, and Mr. Romine - $12,287.

Potential Payments Upon Termination or Change in Control

The following table shows the estimated potential payments to each NEO as if the NEO’s employment had been terminated or a qualifying change in control had occurred as of December 31, 2023. These estimated benefits are provided under the terms of the Severance Plan and the incentive plans as described below. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. The estimated amounts listed below are in addition to the amounts listed above in the “Fiscal Year 2023 Nonqualified Deferred Compensation Plan” table, as well as any retirement, welfare and other benefits that are available to our salaried associates generally.

	BASELINE CASH SEVERANCE(1)	PAYMENT OF ACCRUED BONUS	UNVESTED STOCK AWARDS		TOTAL
NAME	($)	($)(2)	($)(3)		($)
Laura L. Prieskorn
Death	—	2,856,000	21,043,566	(4)	23,899,566
Disability	—	2,856,000	17,720,832	(5)	20,576,832
Involuntary Termination w/o Cause	6,048,291	2,856,000	17,720,832	(6)	26,625,123
Resignation for Good Reason	6,048,291	2,856,000	17,720,832	(6)	26,625,123
Qualifying Change in Control	—	—	21,043,566	(7)	21,043,566
Qualifying Retirement	—	2,856,000	17,720,832	(6)	20,576,832
Marcia L. Wadsten
Death	—	1,999,200	9,025,332	(4)	11,024,532
Disability	—	1,999,200	7,669,760	(5)	9,668,960
Involuntary Termination w/o Cause	3,323,770	1,999,200	7,669,760	(6)	12,992,730
Resignation for Good Reason	3,323,770	1,999,200	7,669,760	(6)	12,992,730
Qualifying Change in Control	—	—	9,025,332	(7)	9,025,332
Qualifying Retirement	—	1,999,200	7,669,760	(6)	9,668,960
Craig D. Smith
Death	—	2,789,927	7,144,525	(4)	9,934,452
Disability	—	2,789,927	6,120,346	(5)	8,910,273
Involuntary Termination w/o Cause	3,195,564	2,114,100	6,120,346	(6)	11,430,010
Resignation for Good Reason	3,195,564	2,114,100	6,120,346	(6)	11,430,010
Qualifying Change in Control	—	675,827	7,144,525	(7)	7,820,352
Qualifying Retirement	—	2,789,927	6,120,346	(6)	8,910,273
Scott E. Romine
Death	—	1,392,300	6,203,173	(4)	7,595,473
Disability	—	1,392,300	5,245,338	(5)	6,637,638
Involuntary Termination w/o Cause	2,473,687	1,392,300	5,245,338	(6)	9,111,324
Resignation for Good Reason	2,473,687	1,392,300	5,245,338	(6)	9,111,324
Qualifying Change in Control	—	—	6,203,173	(7)	6,203,173
Qualifying Retirement	—	1,392,300	5,245,338	(6)	6,637,638
Carrie L. Chelko
Death	—	1,092,400	4,181,223	(4)	5,273,623
Disability	—	1,092,400	3,574,221	(5)	4,666,621
Involuntary Termination w/o Cause	1,946,325	1,092,400	1,885,624	(6)	4,924,350
Resignation for Good Reason	1,946,325	1,092,400	1,885,624	(6)	4,924,350
Qualifying Change in Control	—	—	4,181,223	(7)	4,181,223
Qualifying Retirement	—	—	—	(6)	—

(1)Represents the lump sum severance payment that the NEO would receive under the Severance Plan as a result of the indicated triggering event occurring on December 31, 2023, subject to the NEO executing and not revoking a release of claims in favor of the Company. A Disability for purposes of the Severance Plan means a “disability” as approved by the Company’s long term disability insurance carrier; provided that in the case of any amount paid under the Severance Plan that is subject to Internal Revenue Code Section 409A, Disability shall have the meaning set forth therein.
(2)Represents accrued cash payments that would be earned by each NEO under the Company’s Severance Plan as a result of the indicated triggering event, except for death, occurring on December 31, 2023, which amounts are equivalent to the funded amounts based on the final results of the Company's key performance indicators for the 2023 Jackson Annual Bonus Program. Upon death, the NEO would receive the target value of his or her 2023 annual bonus. For Mr. Smith, except in the case of an Involuntary Termination without Cause or Resignation for Good Reason, also includes the value of the accelerated vesting of the outstanding awards granted in 2021 and 2022 under the PIA, assuming a triggering event on December 31, 2023.

(3)The value of the lapse of the service vesting condition for unvested equity awards is calculated by multiplying the estimated number of PSUs and RSUs for which the service vesting is accelerated by the closing market price of JFI's shares on December 31, 2023, which was $51.20. See “Termination Provisions” for a description of the treatment of each of our outstanding equity awards in each termination scenario and see the footnotes below for a description of how we determined the estimated number of vested performance-based awards included in this column in each termination scenario.
(4)For the 2021, 2022, and 2023 PSUs, the values at death are based upon target performance levels.
(5)For the 2022 and 2023 PSUs, the values for disability reflect achievement of the threshold performance level over the entire performance period (which assumption is based on performance through December 31, 2023). For the 2021 PSUs, values for disability are based on the actual value of the PSUs earned for the 2021-2023 performance period.
(6)With the exception of Ms. Chelko, all NEOs meet the age and service requirements to be eligible for qualifying retirement (as defined in the Jackson OIP) for the awards granted under our LTI program. Therefore, in the event of an involuntary termination without cause or resignation with good reason, the 2021, 2022, and 2023 LTI awards would be treated as if a qualifying retirement occurred, which permits the NEO to receive the full amount of the award over the full vesting period rather than pro-rata vesting upon a typical termination without cause. For an award to be eligible to vest under the qualifying retirement provisions, there must be at least six months between the grant date and the termination date. However, in the event of an involuntary termination without cause, the six-month minimum service requirement is waived. As of December 31, 2023, the six-month service condition for qualifying retirement has been satisfied for all LTI awards held by our NEOs.
Ms. Chelko has not met the age and service requirements for a qualifying retirement and therefore no values are reported for the "Qualifying Retirement" row. Upon an involuntary termination without cause or resignation for good reason, LTI awards for Ms. Chelko would vest pro-rata based on the portion of the vesting period that elapsed prior to termination.
For the 2021 PSUs, the table value in these rows represents the actual value of the PSUs earned for the 2021-2023 performance period. Values in these rows reflect achievement of the threshold performance level for the 2022 PSUs and the target performance level for the 2023 PSUs over the full performance period (which assumption is based on performance through December 31, 2023), pro-rated in the case of Ms. Chelko.
(7)While the Company does not have a change in control plan, the values reported are with respect to the accelerated vesting of outstanding unvested equity awards in the event of a qualifying change in control as defined in the Jackson OIP and assume that the awards are not assumed by the successor company in the change in control and that no substitute awards were granted. If the awards are assumed by the successor company and/or substitute awards are granted, no accelerated service vesting would occur without a qualifying termination.

Termination Provisions

RSUs and PSUs granted under the Jackson OIP. Upon the termination of an NEO’s employment by the Company for Cause (as defined in the Jackson OIP), or by the NEO in a resignation that is not for Good Reason or a Qualifying Retirement (as defined in the applicable award agreement), unvested RSUs and PSUs granted under the Jackson OIP will be immediately forfeited and canceled. In general, the RSU and PSU award agreements issued under the Jackson OIP provide for the following acceleration or continuation of vesting upon a termination of an NEO’s employment:

•RSUs: Upon an NEO’s death or termination of employment due to Disability (as defined in the Jackson OIP), all RSUs that are unvested will immediately vest. Upon the termination of an NEO’s employment by the Company without Cause or by the NEO for Good Reason (as defined in the Jackson OIP), a pro rata portion of the number of RSUs scheduled to vest on the next vesting date will vest, based on the portion that has elapsed, as of the NEO’s termination date, of the period between the most recent vesting date that occurred prior to the NEO’s termination of employment (or the grant date, if no vesting date had yet occurred) and the next scheduled vesting date, subject to the NEO’s execution and non-revocation of a general release of claims in favor of the Company. Upon the termination of an NEO’s employment due to Qualifying Retirement (as defined in the applicable RSU award agreement), all RSUs will fully vest on the applicable vesting date, subject to the NEO’s compliance with certain restrictive covenants set forth in the RSU award agreement and his or her execution and non-revocation of a general release of claims in favor of the Company, provided, that at least six months must elapse from the grant date to the NEO’s employment termination date for any termination initiated by the NEO to be treated as a Qualifying Retirement.

•PSUs: Upon an NEO’s death, the PSUs will immediately vest at target performance levels; on a termination by the Company without Cause or by the NEO for Good Reason, a pro rata portion of the PSUs, based on the portion of the period between the grant date and the vesting date that has elapsed, will, to the extent not already vested, become vested based on the actual achievement of the performance goals during the entire performance cycle, subject to the NEO’s execution and non-revocation of a general release of claims in favor of the Company; and on a termination due to Disability or a Qualifying Retirement (as defined in the applicable PSU award agreement), a number of the PSUs will be earned and become vested based on the actual achievement of the performance goals during the entire performance cycle (as if the NEO’s employment had continued during the entire performance cycle), subject, in the case of a Qualifying Retirement, to the NEO’s execution and non- revocation of a general release of claims in favor of the Company, provided, that at least six months must elapse from the grant date to the NEO’s employment termination date for any termination initiated by the NEO to be treated as a Qualifying Retirement.

•Change in Control: No cancellation, acceleration or other payment will occur upon a Change in Control (as defined in the Jackson OIP) of the Company if, as determined by the JFI Compensation Committee, the equity awards granted under the Jackson OIP are assumed by the successor company in the Change in Control, provided that the replacement awards must have terms such that if an NEO’s employment is terminated involuntarily by the Company or its successor other than for Cause or by the NEO with Good Reason, in each case within the twenty-four months immediately following a Change in Control at a time when any portion of the award is unvested, the unvested portion of such award will immediately vest in full and such NEO will receive (as determined by the JFI Board prior to the Change in Control) either (A) a cash payment equal in value to the fair market value of the stock subject to the award at the date of settlement or (B) publicly-traded shares or equity interests equal in value to the value in clause (A). If the JFI Compensation Committee reasonably determines in good faith prior to the occurrence of a Change in Control that the equity awards granted under the Jackson OIP will not be assumed, then all unvested awards will vest and become non-forfeitable.

PPM Performance Incentive Award Plan. Under the PIA, in the event of a Change in Control of JFI, awards that were granted at least one year prior to the date of such Change in Control will vest immediately. Upon a termination of employment due to disability or approved retirement, awards that were granted at least one year prior to the date of termination will remain outstanding and will vest on their original vesting date to the extent that applicable performance conditions are satisfied. Awards granted less than one year prior to a Change in Control or a termination for any reason will lapse upon such termination or Change in Control.

Jackson Annual Bonus Program. The Jackson Annual Bonus Program generally provides that an NEO must be employed with the Company on the payment date to receive the annual bonus, which date usually occurs in March of the subsequent year. However, an NEO is entitled to receive a prorated payment of their earned annual bonus if their employment is terminated during the year due to their death, disability, or qualifying retirement. If the termination of employment due to death, disability or qualifying retirement occurs at or after the end of the year, but prior to the payment date, the NEO is entitled to receive the full amount of the annual bonus earned.

Jackson Financial Inc. Severance Plan. The Severance Plan provides for a lump sum cash payment to a NEO in the event of his or her employment termination by the Company without Cause or by the participant with Good Reason, each as defined in the Plan. The amount of the lump sum cash payment for the NEO group is calculated as:

•for the CEO, a two-times multiple of the “severance compensation basis”; and
•for the other NEOs, a 1.5 multiple of the “severance compensation basis.”

The “severance compensation basis” includes a participant’s annual base salary, target annual bonus for the year of termination, and the amount required for 12 months of COBRA continuation coverage. The Severance Plan also provides for the payment of a pro-rated annual bonus for the year in which the termination occurs and, if termination occurs before the annual bonus for the immediately prior year is paid, an earned annual bonus for that prior year. The NEO’s receipt of the lump sum cash payment, a pro-rated annual bonus, and, if applicable, an earned annual bonus, is conditioned upon his or her execution and non-revocation of a release of claims in favor of the Company. The foregoing payments are in addition to payments in respect of accrued rights, which include accrued but unpaid base salary, earned but unpaid special compensation (if applicable), and benefits provided under the Company’s employee benefit plans upon a termination of employment.

In the event of the NEO’s employment termination due to death or disability, he or she is entitled to receive the accrued rights, a pro-rated annual bonus for the year in which the death or disability occurs, and if the death or disability occurs before a bonus for the immediately prior year is paid, an earned annual bonus for that prior year.
The Severance Plan provides only for the payment of the accrued rights, but not a lump sum cash payment, a pro-rated annual bonus or an earned annual bonus, in the event of the NEO’s employment termination for Cause.

Any outstanding LTI awards held by the NEO upon employment termination are treated in the manner set forth in the relevant plan document and award agreement.

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, require companies to disclose certain information about the annual total compensation of our “median employee” and the annual total compensation of our CEO, Ms. Laura L. Prieskorn.

Median Associate Identification Process

To identify the median employee, we took the following steps:

•We determined that, as of October 31, 2023, our associate population consisted of approximately 3,650 individuals. This population consisted of our full-time, part-time, and temporary associates. We selected October 31, 2023, which is within the last three months of 2023, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner.
•To identify the “median employee” from our associate population, we used the total of annualized base salary, target annual bonus, target special compensation and target LTI, where applicable, as of October 31, 2023.
•We identified our median employee using this compensation measure, which was consistently applied to all our associates included in the calculation. Since our associates and CEO are located in the United States, we did not exclude any associates or make any cost-of-living adjustments in identifying the median employee.

Calculation of the Pay Ratio

Once we identified our median employee, we combined all the elements of such associate’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the total annual compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table presented in this prospectus.

Pay Ratio

For 2023, our last completed fiscal year:

•The annual total compensation of our median employee was $70,945; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this prospectus, was $10,975,322.

Based on this information, for 2023 the ratio of the annual total compensation of our CEO to our median employee’s annual total compensation was 155 to 1.

The above pay ratio and annual total compensation amount are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. We note that the ratio and total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee and determine that associate’s total compensation, the composition and location of the workforce, and other factors that may vary significantly among companies.

Alternative Pay Ratio Disclosure

We employ a large number of temporary, on call associates who generally work part-time hours on an as-needed basis. For 2023, our last completed fiscal year, excluding this temporary, on call population of approximately 800 associates in 2023:

•The annual total compensation of our median employee was $102,808; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this prospectus, was $10,975,322.

Based on this information, for 2023 the alternative ratio was 107 to 1.

APPENDIX A: CALCULATION EXAMPLES
The Contract currently offers four interest Crediting Method/Protection Option combinations for crediting Index Adjustments to the Index Account Options: Cap with Buffer, Cap with Floor, Performance Trigger with Buffer, and Performance Trigger with Floor.
We calculate the Interim Value on each day of the Index Account Option Term. The Interim Value is the amount that is available to be withdrawn from your Index Account Option on any given day. The Interim Value calculation depends, in part, on the Crediting Method and Protection Option you elect. In calculating the Interim Value, we use the Index Value on two dates, which helps us determine the Index Adjustment, positive or negative, to be credited to your Index Account Option Value each day: the Index Value on the first day of the Term and the Index Value on each day we calculate your Interim Value. To determine the Index Adjustment, we then determine the net change in Index Value and express it as a percentage. This result is called the Index Return. If the Index Return is positive or zero on the Cap and Performance Trigger Crediting Methods, we apply the prorated Crediting Method rate. If the Index Return is negative on the Cap and Performance Trigger Crediting Methods we adjust the return to reflect the prorated Protection Option The Adjusted Index Return is then multiplied by the Index Account Option Value at the beginning of the Term (adjusted to reflect any withdrawals during the Term) to determine the amount of Index Adjustment to credit. The Index Adjustment is then added to or subtracted from your Index Account Option Value at the beginning of the Term (adjusted to reflect any withdrawals during the Term) to get the current Index Account Option Value. It should be noted that unless otherwise indicated, Market Value Adjustments (MVA) are not included in the examples for simplicity and the total Withdrawal Value at any point is equal to the Pre-Withdrawal Interim Value, or the Total Withdrawal Value in the tabular representation of examples 1-8. Market Value Adjustments are demonstrated in Example 9.

INDEX TO EXAMPLES
During the Crediting Term
Cap Crediting Method
Cap with Buffer, Single Withdrawal where Interim Value Proration Factor ("IVPF") less than 100% and Index Return exceeds Cap	Example 1	pg. A-2
Cap with Buffer, Multiple Withdrawals, Index Return within Buffer, Index Return exceeds Buffer	Example 2	pg. A-4
Cap with Floor, Single Withdrawal, IVPF less than 100%, Index Return less than Cap	Example 3	pg. A-7
Cap with Floor, Multiple Withdrawals, IVPF less than 100% Index Return within Floor, Index Return exceeds Floor	Example 4	pg. A-9
Performance Trigger Crediting Method
Performance Trigger with Buffer, Single Withdrawal, IVPF less than 100%, Index Return greater than PTR, Index Return less than PTR	Example 5	pg. A-12
Performance Trigger with Buffer, Multiple Withdrawals, IVPF less than 100%, Index Return less than PTR, Index Return exceeds Buffer, Index Return within Buffer	Example 6	pg. A-14
Performance Trigger with Floor, Single Withdrawal, IVPF less than 100%, Index Return less than PTR, Index Return within Floor	Example 7	pg. A-17
Performance Trigger with Floor, Multiple Withdrawals, Index Return greater than PTR, Index Return with the Floor, Index Return exceeds the Floor	Example 8	pg. A-19
Market Value Adjustment
MVA Free Withdrawal, Positive MVA, Negative MVA	Example 9	pg. A-22

Interim Value Adjustment Upon Withdrawals and Index Crediting Examples

Example 1: This example demonstrates the impact on contract values of taking a single partial withdrawal when the Cap crediting method is elected with the Buffer protection option. The term starts on January 1st, and the withdrawal occurs three-fifths (on August 8th) of the way through the term when the index return is positive and higher than the prorated Cap Rate. Contract values are also quoted at the beginning of the term and end of the term where the index return is positive and higher than the Cap Rate.

•On January 1st, you make the first deposit of $100,000 and you are 100% allocated to a 1-year Cap with Buffer Index Account Option with an 8% Cap Rate, 75% Interim Value Proration Factor, and 10% Buffer. Then on August 8th, you would have accrued 60% (219/365) of your Cap Rate after the Interim Value Proration Factor is applied (0.6 * 8% * 0.75 = 3.6%) and 60% (219.365) of your Buffer after the Interim Value Proration Factor is applied (0.6 * 10% * 0.75 = 4.5%) since 219 days have elapsed during your crediting term and your Cap Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor.
•If the Index is up 5% on August 8th, your Interim Value at that time would be credited with the lesser of the prorated Cap Rate (3.6%) and Index Return (5%) ($100,000 * 3.6% + $100,000 = $103,600). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$103,600 = 4.83%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 – 4.83% * $100,000 = $95.173.75). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,173.75 * 3.6% + $95,173.75 = $98,600). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($103,600) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is up 10%. You will have accrued the full Cap Rate (8%) and Buffer (10%), and the Interim Value Proration Factor does not apply. Since the Index Return is positive, the Index Adjustment credited would be the lesser of the Cap Rate and Index growth ($95,173.75 + 8% * $95,173.75 = $102,787.64) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 1 (1-year Term)
Days Elapsed in Index Account Option Term [A	0	219	365
Total number of days in Index Account Option Term [B	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B	0	0.6	1
Year to Date Index Change [D	0%	5%	10%
Interim Value Proration Factor [E	75%	75%	100%
Cap Rate [F	8%	8%	8%
Prorated Cap Rate [G] = [C] x [E] x [F	0%	3.6%	8.0%
Buffer [H	10%	10%	10%
Prorated Buffer [I] = [C] x [E] x [H	0%	5%	10%

Index Adjustment [J] = min([D] + [I], 0%) if [D] < 0% [J] = min([G], [D]) otherwis	0%	3.6%	8.0%
Pre-Withdrawal Index Account Option Value [K	$100,000.00	$100,000.00	$95,173.75
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K	$100,000.00	$103,600.00	$102,787.64
Withdrawals [M	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L	0.00%	4.83%	0.00%
Index Account Option Value [O] = [K] x (1-[N]	$100,000.00	$95,173.75	$95,173.75
Total Withdrawal Value [P] = [O] x (1+[J]	$100,000.00	$98,600.00	$102,787.64

Example 1
8% Cap Rate
10%
8.00%
3.6% Cap Rate
5%
3.6%
-4.5% Buffer
-10% Buffer
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 2: This example demonstrates the impact on contract values of taking multiple partial withdrawals throughout the Term when the Cap crediting method is elected with the Buffer protection option. The term starts on January 1st, and the first withdrawal occurs two-fifths (May 27th) of the way through the term when the index return is positive and lower than the prorated Cap Rate. The second withdrawal occurs four-fifths (October 20th) of the way through the term when the index return is negative and within the prorated Buffer. Contract values are also quoted at the beginning of the term and end of the term where the index return is negative and exceeds the Buffer.

•On January 1st, you make the first deposit of $100,000 and you are 100% allocated to a 1-year Cap with Buffer Index Account Option with an 8% Cap Rate 100% Interim Value Proration Factor, and 10% Buffer. Then on May 27th, you would have accrued 40% (146/365) of your Cap Rate after the Interim Value Proration Factor is applied (0.4 * 8% * 1.00 = 3.2%) and 40% (146/365) of your Buffer after the Interim Value Proration Factor is applied (0.4 * 10% * 1.00= 4%) since 146 days have elapsed during your crediting term and your Cap Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor.
•If the Index is up 1%, your Interim Value at that time would be credited with the lesser of the prorated Cap Rate (3.2%) and Index Return (1%): ($100,000 + $100,000 * 1% = $101,000). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000 on May 27th, your Index Account Option Value at the beginning of the Term will be reduced by the proportion of your withdrawal to the Interim Value ($5,000/$101,000 = 4.95%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.95% * $100,000 = $95,049.50). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,049.50* 1% + $95,049.50 = $96,000). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($101,000) minus the withdrawal amount ($5,000).
•If you make a second partial withdrawal of $5,000 on October 20th, you would have accrued 80% (292/365) of your Cap Rate (0.8 * 8% * 1.00 = 6.4%) and 80% (292/365) of your Buffer (0.8 * 10% * 1.00 = 8%) since 292 days have elapsed during your crediting term and your Cap Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor.
•If the Index is down 4% at that time your Interim Value would have the prorated Buffer applied to the loss and since the prorated Buffer is larger than the loss in Index Value, no loss is applied to the Interim Value ($95,049.50 + 0% * $95,049.50 = $95,049.50). This would be the amount available for a full withdrawal from the Indexed Account at that time.
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$95,049.50 = 5.26%) in your Interim Value ($95,049.50 - 5.26% * $95,050 = $90,049.50). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($90,049.50 * 0% + $90,049.50= $90,049.50). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($95,049.50) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term assume the Index is down 12%. You will have accrued the full Cap Rate (8%) and Buffer (10%), and the Interim Value Proration Factor does not apply. Since the Index is down by more than the Buffer, the Index Adjustment credited would be the loss added to the Buffer (-12% + 10% = -2%) ($90,049.50 + -2% * $90,049.50 = $88,248.51) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 2 (1-year Term)
Days Elapsed in Index Account Option Term [A	0	146	292	365
Total number of days in Index Account Option Term [B	365	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B	0	0.4	0.8	1
Year to Date Index Change [D	0	1%	-4%	-12%
Interim Value Proration Factor [E	100%	100%	100%	100%
Cap Rate [F	8%	8%	8%	8%
Prorated Cap Rate [G] = [C] x [E] x [F	0%	3.2%	6.4%	8.0%
Buffer [H	10%	10%	10%	10%
Prorated Buffer [I] = [C] x [E] x [H	0%	4%	8%	10%
Index Adjustment [J] = min([D] + [I], 0%) if [D] < 0% [J] = min([G], [D]) otherwis	0%	1.0%	0.0%	-2.0%
Pre-Withdrawal Index Account Option Value [K	$100,000.00	$100,000.00	$95,049.50	$90,049.50
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K	$100,000.00	$101,000.00	$95,049.50	$88,248.51
Withdrawals [M	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L	0.00%	4.95%	5.26%	0.00%
Index Account Option Value [O] = [K] x (1-[N]	$100,000.00	$95,049.50	$90,049.50	$90,049.50
Total Withdrawal Value [P] = [O] x (1+[J]	$100,000.00	$96,000.00	$90,049.50	$88,248.51

Example 2
3.2% Cap Rate
6.4% Cap Rate
8% Cap Rate
1.0%
1.0%
0.0%
-4.0%
-2.0%
-12.0%
-4% Buffer
-8% Buffer
-10% Buffer
May 27th
October 20th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 3: This example demonstrates the impact on contract values of taking a single partial withdrawal when the Cap crediting method is elected with the with Floor protection option. The term starts on January 1st, and the withdrawal occurs on August 8th (three-fifths through the term) when the index return is positive and lower than the prorated Cap Rate. Contract values are also quoted at the beginning of the term and end of the term where the index return is positive and lower than the Cap Rate.

•On January 1st, you make the first deposit of $100,000 and you are 100% allocated to a 1-year Cap with Floor Index Account Option with an 8% Cap Rate 75% Interim Value Proration Factor, and 10% Floor. Then on August 8th (three-fifths through your Term), you would have accrued 60% (219/365) of your Cap Rate and 60% (219/365) of your Floor after the Interim Value Proration Factor is applied since 219 days have elapsed during your crediting term. Your Cap Rate would be 3.6% (0.6 * 8% * 0.75 = 3.6%) since your Cap Rate is prorated by multiplying the Cap Rate by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor. Your Floor would be 48% (1 - 0.6 * (1 - 10% / 0.75) = 48%). since your Floor is prorated by dividing the Floor by the Interim Value Proration Factor, then subtracting that result from 1, then multiplying that result by the number of days elapsed during the crediting term over the total number of days in the crediting term, then subtracting that result from 1..
•If the Index is up 2% your Interim Value at that time would be credited with the lesser of the prorated Cap Rate (4%) and Index Return (2%): $100,000 * 2% + $100,000 = 102,000. This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000, your Index Account Option Value at the beginning of the Term will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$102,000 = 4.90%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.90% * $100,000 = $95,098.04). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,098.04 * 2% + $95,098.04 = $97,000). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($102,000) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is up 5%. You will have accrued the full Cap Rate (8%) and Floor (10%), and the Interim Value Proration Factor does not apply. Since the Index is up, the Index Adjustment credited would be the lesser of the Cap Rate and the Index Return ($95,098.04 + $95,098.04 * 5% = $99,852.94) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 3 (1-year Term)
Days Elapsed in Index Account Option Term [A	0	219	365
Total number of days in Index Account Option Term [B	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B	0	0.6	1
Year to Date Index Change [D	0%	2%	5%
Interim Value Proration Factor [E	75%	75%	100%
Cap Rate [F	8%	8%	8%
Prorated Cap Rate [G] = [C] x [E] x [F	0.0%	3.6%	8.0%
Floor [H	10%	10%	10%

Prorated Floor [I] = (1 - [C] x (1-[H]/[E]	100%	48%	10%
Index Adjustment [J] = max(-[H], [D]) if [D] < 0% [J] = min([G], [D]) otherwi	0.0%	2.0%	5.0%
Pre-Withdrawal Index Account Option Value [K	$100,000.00	$100,000.00	$95,098.04
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K	$100,000.00	$102,000.00	$99,852.94
Withdrawals [M	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L	0.00%	4.90%	0.00%
Index Account Option Value [O] = [K] x (1-[N]	$100,000.00	$95,098.04	$95,098.04
Total Withdrawal Value [P] = [O] x (1+[J]	$100,000.00	$97,000.00	$99,852.94

Example 3
3.6% Cap Rate
2%
2.0%
8% Cap Rate
5%
5.00%
-48% Floor
-10% Floor
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 4: This example demonstrates the impact on contract values of taking multiple partial withdrawals throughout the Term when the Cap crediting method is elected with the Floor protection option. The term starts on January 1st, and the first withdrawal occurs on May 27th (two-fifths through the term) when the index return is negative and does not exceed the Floor. The second withdrawal occurs on October 20th (four-fifths) through the term when the index return is negative and does not exceed the Floor. Contract values are also quoted at the beginning of the term and end of the term where the index return is negative and exceeds the Floor.

•On January 1st, you make the first deposit of $100,000 and you are 100% allocated to a 1-year Cap with Floor Index Account Option with an 8% Cap Rate 75% Interim Value Proration Factor, and 10% Floor. Then on May 27th, (two fifth through your Term), you would have accrued 40% (146/365) of your Cap Rate and 40% (146/365) of your Floor after the Interim Value Proration Factor is applied since 219 days have elapsed during your crediting term. Your Cap Rate would be 2.40% (0.4 * 8% * 0.75 = 2.4%) since your Cap Rate is prorated by multiplying the Cap Rate by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor. Your Floor would be 65.33% (1 - 0.4 * (1 - 10% / 0.75) = 65.33%) since your Floor is prorated by dividing the Floor by the Interim Value Proration Factor, then subtracting that result from 1, then multiplying that result by the number of days elapsed during the crediting term over the total number of days in the crediting term, then subtracting that result from 1.
•If the Index is down 3%, your Interim Value at that time would be credited with the loss as long as it is not less than the Floor (Maximum (-3%, -65.33%) = -3%). That loss is applied to the Interim Value ($100,000 * -3% + $100,000 = $97,000). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000 on May 27th (two-fifths through the Term), your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$97,000 = 5.15%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 5.15% * $100,000 = $94,845.36). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($94,845.36* -3% + $94,845.36= $92,000). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($97,000) minus the withdrawal amount ($5,000).
•If you make a second partial withdrawal of $5,000 on October 20th, (four-fifths) through your Term, you would have accrued 80% (292/365) of your Cap Rate and 40% (146/365) of your Floor after the Interim Value Proration Factor is applied since 219 days have elapsed during your crediting term. Your Cap Rate would be 4.40% (0.8 * 8% * 0.75 = 4.8%) since your Cap Rate is prorated by multiplying the Cap Rate by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor. Your Floor would be 30.67% (1 - 0.8 * (1 - 10%/0.75) = 30.67%) since your Floor is prorated by dividing the Floor by the Interim Value Proration Factor, then subtracting that result from 1, then multiplying that result by the number of days elapsed during the crediting term over the total number of days in the crediting term, then subtracting that result from 1.
•If the Index is down 7% on October 20th, your Interim Value would have the Floor applied to the loss. Since the Floor is smaller than the loss (-30.67% < -7%) it would apply the full loss to your Index Account Option Value ($94,845.36 + -7% * $94,845.36= $88,206.19). This would be the amount available for a full withdrawal from the Indexed Account at that time.
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$88,206.19= 5.67%) in your Interim Value ($94,845.36 - 5.67% * $94,845.36 = $89,469.02). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($89,469.02 * -7% + $89,469.02 = $83,206.19). This

remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($88,206.19) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is down 12%. You will have accrued the full Cap Rate (8%) and Floor (10%), and the Interim Value Proration Factor does not apply. The Index Adjustment credited would be capped at the Floor (-10%>-12%). Since the loss is more negative than the Floor, the Floor would be used to determine Index Adjustment credited to the final total Withdrawal Value ($89,469.02 + -10% * $89,469.02 = $80,522.12). The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 4 (1-year Term)
Days Elapsed in Index Account Option Term [A	0	146	292	365
Total number of days in Index Account Option Term [B	365	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B	0	0.4	0.8	1
Year to Date Index Change [D	0%	-3%	-7%	-12%
Interim Value Proration Factor [E	75%	75%	75%	100%
Cap Rate [F	8%	8%	8%	8%
Prorated Cap Rate [G] = [C] x [E] x [F	0.0%	2.4%	4.8%	8.0%
Floor [H	10%	10%	10%	10%
Prorated Floor [I] = (1 - [C] x (1-[H]/[E]	100%	65.33%	30.67%	10%
Index Adjustment [J] = max(-[H], [D]) if [D] < 0% [J] = min([G], [D]) otherwi	0.0%	-3.0%	-7.0%	-10.0%
Pre-Withdrawal Index Account Option Value [K	$100,000.00	$100,000.00	$94,845.36	$89,469.02
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K	$100,000.00	$97,000.00	$88,206.19	$80,522.12
Withdrawals [M	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L	0.00%	5.15%	5.67%	0.00%
Index Account Option Value [O] = [K] x (1-[N]	$100,000.00	$94,845.36	$89,469.02	$89,469.02
Total Withdrawal Value [P] = [O] x (1+[J]	$100,000.00	$92,000.00	$83,206.19	$80,522.12

Example 4
2.4% Cap Rate
4.8% Cap Rate
6% Cap Rate
-3.0%
-3.0%
-7.0%
-7.0%
-12.0%
-10.0%
-10% Floor
-30.67% Floor
-65.33% Floor
May 27th
October 20th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 5: This example demonstrates the impact on contract values of taking a single partial withdrawal when the Performance Trigger crediting method is elected with the Buffer protection option. The term starts on January 1st, and the withdrawal occurs on August 8th (three-fifths through the term) when the index return is positive and higher than the prorated Performance Trigger Rate. Contract values are also quoted at the beginning of the term and end of the term where the index return is positive and lower than the Performance Trigger Rate.

•On January 1st, you make the first deposit of $100,000 and you are 100% allocated to a 1-year Performance Trigger with Buffer Index Account Option with a 6% Performance Trigger Rate, 75% Interim Value Proration Factor, and 10% Buffer. Then on August 8th (three-fifths through your Term), you would have accrued 60% (219/365) of your Performance Trigger Rate after the Interim Value Proration Factor is applied (0.6 * 6% * 0.75 = 2.7%) and 60% (219/365) of your Buffer after the Interim Value Proration Factor is applied (0.6 * 10% * 0.75 = 4.5%) since 219 days have elapsed during your crediting term and your Performance Trigger Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor.
•If the Index is up 5% on August 8th, your Interim Value at that time would be credited with the prorated Performance Trigger Rate ($100,000 * 2.7% + $100,000 = $102,700). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$102,700= 4.87%).
•Your Index Account Option Value at the beginning of the next Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.87% * $100,000 = $95,131.45). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,131.45* 2.7% + $95,131.45 = $97,700). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($102,700) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is up 4%. You will have accrued the full Performance Trigger Rate (6%) and Buffer (10%), and the Interim Value Proration Factor does not apply. Since the Index is up, the Index Adjustment credited would be the Performance Trigger Rate ($95,131.45+ 6% * $95,131.45 = $100,839.34) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 5 (1-year Term)
Days Elapsed in Index Account Option Term [A	0	219	365
Total number of days in Index Account Option Term [B	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B	0	0.6	1
Year to Date Index Change [D	0%	5%	4%
Interim Value Proration Factor [E	75%	75%	100%
Performance Trigger Rate [F	6%	6%	6%
Prorated Performance Trigger Rate [G] = [C] x [E] x [F	0.0%	2.7%	6.0%
Buffer [H	10%	10%	10%
Prorated Buffer [I] = [C] x [E] x [H	0%	4.5%	10%

Index Adjustment [J] = min([I] + [D], 0%) if [D] < 0% [J] = [G] otherwis	0.0%	2.7%	6.0%
Pre-Withdrawal Index Account Option Value [K	$100,000.00	$100,000.00	$95,131.45
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K	$100,000.00	$102,700.00	$100,839.34
Withdrawals [M	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L	0.00%	4.87%	0.00%
Index Account Option Value [O] = [K] x (1-[N]	$100,000.00	$95,131.45	$95,131.45
Total Withdrawal Value [P] = [O] x (1+[J]	$100,000.00	$97,700.00	$100,839.34

Example 5
2.7% Performance Trigger Rate
5.0%
2.7%
-4.5% Buffer
August 8th
6% Performance Trigger Rate
6.0%
4.0%
-10% Buffer
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 6: This example demonstrates the impact on contract values of taking multiple partial withdrawals throughout the Term when the Performance Trigger crediting method is elected with the Buffer protection option. The term starts on January 1st, and the first withdrawal occurs on May 27th (two-fifths through the term) when the index return is positive and does not exceed the prorated Performance Trigger Rate. The second withdrawal occurs on October 20th (four-fifths through the term) when the index return is negative and exceeds the Buffer. Contract values are also quoted at the beginning of the term and end of the term where the index return is negative and within the Buffer.

•On January 1st, you make the first deposit of $100,000 and you are 100% allocated to a 1-year Performance Trigger with Buffer Index Account Option with a 6% Performance Trigger Rate, 75% Interim Value Proration Factor, and 10% Buffer. Then on May 27th, you would have accrued 40% (146/365) of your Performance Trigger Rate after the Interim Value Proration Factor is applied (0.4 * 6% * 0.75 = 1.8%) and 40% (146/365) of your Buffer after the Interim Value Proration Factor is applied (0.4 * 10% * 0.75 = 3%) since 146 days have elapsed during your crediting term and your Performance Trigger Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor.
•If the Index is up 1%, your Interim Value at that time would be credited with the prorated Performance Trigger Rate ($100,000 * 1.8% + $100,000 = $101,800). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal $5,000 two-fifths through the Term, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$101,800 = 4.91%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.91% * $100,000 = $95,088.41). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,088.41* 1.8% + $95,088.41= $96,800). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($101,800) minus the withdrawal amount ($5,000).
•If you make a second partial withdrawal of $5,000 on October 20th, you would have accrued 80% (292/365)of your Performance Trigger Rate after the Interim Value Proration Factor is applied (0.8 * 6% * 0.75 = 3.6%) and 80% (292/365) of your Buffer after the Interim Value Proration Factor is applied (0.8 * 10% * 0.75 = 6%) since 292 days have elapsed during your crediting term and your Performance Trigger Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor.
•If the Index is down 10% at that time, your Interim Value would have the prorated Buffer applied to the loss and since the Index is down by more than the prorated Buffer it would apply the net difference (6% + -10% = -4%) to your Interim Value ($95,088.41 + -4% * $95,088.41= $91,284.87). This would be the amount available for a full withdrawal from the Indexed Account at that time.
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$91,284.87= 5.48%) in your Interim Value ($95,088.41- 5.48% * $95,088.41= $89,880.08). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($89,880.08 * -4% + $89,880.08 = $86,284.87). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($91,248.87) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is down 9%. You will have accrued the full Performance Trigger Rate (6%) and Buffer (10%), and the Interim Value Proration Factor does not apply. Since the Index is down but within the Buffer. the Index Adjustment credited would be fully absorbed by the Buffer and be 0%. Since the loss is smaller than the Buffer, the Index Account Option Value is fully protected ($89,880.08 + 0% * $89,

880.08 = $89,80.08) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Proration of Index Adjustment Factors [C] = [A]/[B	0	0.4	0.8	1
Year to Date Index Change [D	0%	1%	-10%	-9%
Interim Value Proration Factor [E	75%	75%	75%	100%
Performance Trigger Rate [F	6%	6%	6%	6%
Prorated Performance Trigger Rate [G] = [C] x [E] x [F	0.0%	1.8%	3.6%	6.0%
Buffer [H	10%	10%	10%	10%
Prorated Buffer [I] = [C] x [E] x [H	0%	3%	6%	10%
Index Adjustment [J] = min([I] + [D], 0%) if [D] < 0% [J] = [G] otherwis	0.0%	1.8%	-4.0%	0.0%
Pre-Withdrawal Index Account Option Value [K	$100,000.00	$100,000.00	$95,088.41	$89,880.08
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K	$100,000.00	$101,800.00	$91,284.87	$89,880.08
Withdrawals [M	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L	0.00%	4.91%	5.48%	0.00%
Index Account Option Value [O] = [K] x (1-[N]	$100,000.00	$95,088.41	$89,880.08	$89,880.08
Total Withdrawal Value [P] = [O] x (1+[J]	$100,000.00	$96,800.00	$86,284.87	$89,880.08

Example 6
1.8% Performance Trigger Rate
3.6% Performance Trigger Rate
6% Performance Trigger Rate
1.8%
1.0%
0.0%
-4% Buffer
-4.0%
-6% Buffer
-9.0%
-10% Buffer
-10.0%
May 27th
October 20th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 7: This example demonstrates the impact on contract values of taking a single partial withdrawal when the Performance Trigger crediting method is elected with the Floor protection option. The term starts on January 1st, and the withdrawal occurs on August 8th (three-fifths through the term) when the index return is positive and lower than the prorated Performance Trigger Rate. Contract values are also quoted at the beginning of the term and end of the term where the index return is negative and does not exceed the Floor.

•On January 1st, you make the first deposit of $100,000 and you are 100% allocated to a 1-year Performance Trigger with Floor Index Account Option with a 6% Performance Trigger Rate, 75% Interim Value Proration Factor, and 10% Floor. Then on August 8th, you would have accrued 60% (219/365) of your Performance Trigger Rate and 60% of your Floor (219/365) after the Interim Value Proration Factor is applied since 219 days have elapsed during your crediting term. Your Performance Trigger Rate would be 2.7% (0.6 * 6% * 0.75 = 2.7%) since your Performance Trigger Rate is prorated by multiplying the Performance Trigger Rate by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor. Your Floor would be 48% (1 - 0.6 * (1 - 10%/0.75) = 48%) since your Floor is prorated by dividing the Floor by the Interim Value Proration Factor, then subtracting that result from 1, then multiplying that result by the number of days elapsed during the crediting term over the total number of days in the crediting term, then subtracting that result from 1.
•If the Index is up 2%, your Interim Value at that time would be credited with the prorated Performance Trigger Rate ($100,000 * 2.7% + $100,000 = $102,700). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$102,700 = 4.87%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.87% * $100,000 = $95,131.45). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,131.45* 2.7% + $95,131.45= $97,700). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($102,700) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is down 5%. You will have accrued the full Performance Trigger Rate (6%) and Floor (10%), and the Interim Value Proration Factor does not apply. Since the Index Return is negative but doesn’t exceed the Floor, the loss credited would be equal to the Index Return ($95,131.45 + -5% * $95,131.45 = $90,374.88) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 7 (1-year Term)
Days Elapsed in Index Account Option Term [A	0	219	365
Total number of days in Index Account Option Term [B	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B	0	0.6	1
Year to Date Index Change [D	0%	2%	-5%
Interim Value Proration Factor [E	75%	75%	100%
Performance Trigger Rate [F	6%	6%	6%
Prorated Performance Trigger Rate [G] = [C] x [E] x [F	0.0%	2.7%	6.0%

Floor [H	10%	10%	10%
Prorated Floor [I] = (1 - [C] x (1-[H]/[E]	100%	48%	10%
Index Adjustment [J] = max(-[I], [D]) if [D] < 0% [J] = [G] otherwi	0.0%	2.7%	-5.0%
Pre-Withdrawal Index Account Option Value [K	$100,000.00	$100,000.00	$95,131.45
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K	$100,000.00	$102,700.00	$90,374.88
Withdrawals [M	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L	0.00%	4.87%	0.00%
Index Account Option Value [O] = [K] x (1-[N]	$100,000.00	$95,131.45	$95,131.45
Total Withdrawal Value [P] = [O] x (1+[J]	$100,000.00	$97,700.00	$90,374.88

Example 7
2.7% Performance Trigger Rate
2.0%
2.7%
6% Performance Trigger Rate
-5.0%
-5.0%
-10% Floor
-48% Floor
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 8: This example demonstrates the impact on contract values of taking multiple partial withdrawals throughout the Term when the Performance Trigger crediting method is elected with the Floor protection option. The term starts on January 1st, and the first withdrawal occurs on May 27th (two-fifths through the term) when the index return is positive and higher than the prorated Performance Trigger Rate. The second withdrawal occurs on October 20th (four-fifths through the term) when the index return is negative and does not exceed the Floor. Contract values are also quoted at the beginning of the term and end of the term where the index return is negative and exceeds the Floor.

•On January 1st, you make the first deposit of $100,000 and you are 100% allocated to a 1-year Performance Trigger with Floor Index Account Option with a 6% Performance Trigger Rate, 100% Interim Value Proration Factor, and 10% Floor. Then on May 27th, , you would have accrued 40% (146/365) of your Performance Trigger Rate and 40% (146/365) of your Floor after the Interim Value Proration Factor is applied since 146 days have elapsed during your crediting term. Your Performance Trigger Rate would be 2.4% (0.4 * 6% * 1 = 2.4%) since your Performance Trigger Rate is prorated by multiplying the Performance Trigger Rate by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor. Your Floor would be 64% (1 - 0.4 * (1 - 10% / 1) = 64%) since your Floor is prorated by dividing the Floor by the Interim Value Proration Factor, then subtracting that result from 1, then multiplying that result by the number of days elapsed during the crediting term over the total number of days in the crediting term, then subtracting that result from 1.
•If the Index is up 3% your Interim Value at that time would be credited with the prorated Performance Trigger Rate ($100,000 * 2.4% + $100,000 = $102,400). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000 on May 27th, , your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$102,400 = 4.88%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.88% * $100,000 = $95,117.19). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,117.19 * 2.41.50% + $95,117.19= $97,400). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($102,400) minus the withdrawal amount ($5,000).
•If you make a second partial withdrawal of $5,000 on October 20th, you would have accrued 80% (292.365) of your Performance Trigger Rate and 80% (292/365) of your Floor after the Interim Value Proration Factor is applied since 292 days have elapsed during your crediting term. Your Performance Trigger Rate would be 4.8% (0.875 * 6% * 1 = 4.8%) since your Performance Trigger Rate is prorated by multiplying the Performance Trigger Rate by the number of days elapsed during the crediting term over the total number of days in the crediting term and then multiplying by the Interim Value Proration Factor. Your Floor would be 28% (1 - 0.8 * (1 - 10% / 1) = 28%) since your Floor is prorated by dividing the Floor by the Interim Value Proration Factor, then subtracting that result from 1, then multiplying that result by the number of days elapsed during the crediting term over the total number of days in the crediting term, then subtracting that result from 1.
•If the Index is down 1% at that time, your Interim Value would have the Floor applied to the loss and since the Index is down less than the Floor, it would apply the full loss to your Index Account Option Value ($95,117.19 + -1% * $95,117.19 = $94,166.02). This would be the amount available for a full withdrawal from the Indexed Account at that time.
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($5,000 / $94,166.02 = 5.31%) ($95,117.19 - 5.31% * $95,117.19 = $90,066.68). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($90,066.68 * -1% + $90,066.68 = $89,166.02). The

remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal (94,166.02) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is down 15%. You will have accrued the full Performance Trigger Rate (6%) and Floor (10%), and the Interim Value Proration Factor does not apply. Since the Index is down more than the Floor, the Index Adjustment credited would be capped at the Floor (-15% < - 10%) to find the final total Withdrawal Value ($90,066.68 + -10% * $90,066.68 = $81,060.01). The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 8 (1-year Term)
Days Elapsed in Index Account Option Term [A	0	146	292	365
Total number of days in Index Account Option Term [B	365	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B	0	0.4	0.8	1
Year to Date Index Change [D	0%	3%	-1%	-15%
Interim Value Proration Factor [E	100%	100%	100%	100%
Performance Trigger Rate [F	6%	6%	6%	6%
Prorated Performance Trigger Rate [G] = [C] x [E] x [F	0.0%	2.4%	4.8%	6.0%
Floor [H	10%	10%	10%	10%
Prorated Floor [I] = (1 - [C] x (1-[H]/[E]	100%	64%	28%	10%
Index Adjustment [J] = max(-[I], [D]) if [D] < 0% [J] = [G] otherwi	0.0%	2.4%	-1.0%	-10.0%
Pre-Withdrawal Index Account Option Value [K	$100,000.00	$100,000.00	$95,117.19	$90,066.68
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K	$100,000.00	$102,400.00	$94,166.02	$81,060.01
Withdrawals [M	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L	0.00%	4.88%	5.31%	0.00%
Index Account Option Value [O] = [K] x (1-[N]	$100,000.00	$95,117.19	$90,066.68	$90,066.68
Total Withdrawal Value [P] = [O] x (1+[J]	$100,000.00	$97,400.00	$89,166.02	$81,060.01

Example 8
2.4% Performance Trigger Rate
3.0%
2.4%
4.8% Performance Trigger Rate
-1.0%
-1.0%
6% Performance Trigger Rate
-10.0%
-15.0%
-10% Floor
-28% Floor
-64% Floor
May 27th
October 20th
Jan 1st (End of Term)
Index Return
Index Adjustment

Market Value Adjustment Withdrawal Examples

Example 9: This example demonstrates the impact of market value adjustments on withdrawals from the Index Account and contract values.

•For this example, assume you have an initial Premium of $100,000, the MVA reference rate on the Issue Date is 3.00%, your MVA Free Withdrawal Percentage is 10%, and you invest all of your Premium in the Index Account.
•Your MVA Free Withdrawal amount is calculated as 10% of your Index Account Value at the beginning of the Contract Year that would otherwise incur MVA.
•One quarter of the way through your first Contract Year your Index Account Value is 100,000, the MVA reference rate is 3.25%, and you elect to take a withdrawal of $10,000:
▪Your MVA Free Withdrawal amount is $10,000 ((10% * $100,000) - $0 Earnings = $10,000).
▪Since the withdrawal amount is less than or equal to the MVA Free Withdrawal amount, no MVA is applied to the withdrawal.
▪Your net amount received for the withdrawal is $10,000, which is equal to the requested withdrawal amount plus the MVA ($10,000 + $0 MVA = $10,000).
▪Your Contract Value becomes $90,000 ($100,000 - $10,000 = $90,000).
▪Your remaining MVA Free Withdrawal amount for the Contract Year is $0 ($10,000 - $10,000 = $0).
•Halfway through your first Contract Year your Index Account Value is 94,000, the MVA reference rate is 3.25%, there are 66 full months remaining in the MVA Period, and you elect to take a withdrawal of $10,000:
▪Your MVA Free Withdrawal amount is $0 as you already took your entire MVA Free Withdrawal amount this Contract Year.
▪The amount of the withdrawal subject to MVA is $10,000, which is equal to the requested withdrawal amount minus the MVA Free Withdrawal amount ($10,000 - $0 MVA Free Withdrawal amount = $10,000).
▪The MVA reference rate at the time of the withdrawal (3.25%) is greater than the MVA reference rate on the Issue Date (3.00%), so a downward adjustment will be applied to the amount requested as a result of the MVA. The MVA adjustment factor for this withdrawal is calculated as one plus the MVA reference rate on the Issue Date (1 + 3.00% = 1.03) to the power of the number of remaining full months in the MVA Period over 12 (1.03 ^ (66/12)), then divided by one plus the MVA reference rate at the time of the withdrawal (1 + 3.25% = 1.0325) to the power of the number of remaining full months in the MVA Period over 12 (1.0325 ^ (66/12)), then minus one, resulting in a MVA adjustment factor for this withdrawal of -0.0132448 ((1.03) ^ (66/12) / (1.0325) ^ (66/12) – 1 = -0.0132448).
▪The MVA adjustment amount for this withdrawal is -$132.45, which is equal to the amount of the withdrawal subject to MVA ($10,000) multiplied by the MVA adjustment factor (-0.0132448) ($10,000 * -0.0132448 = -$132.45).
▪Your net amount received for the withdrawal is $9,867.55, which is equal to the requested withdrawal amount plus the MVA ($10,000 + -$132.45 MVA = $9,867.55).
▪Your Index Account Value becomes $84,000 ($94,000 - $10,000 = $84,000).
▪Your remaining MVA Free Withdrawal amount for the Contract Year remains $0.
•Three-quarters of the way through your first Contract Year your Index Account Value is 80,000, the MVA reference rate is 2.50%, there are 63 full months remaining in the MVA Period, and you elect to take a withdrawal of $10,000:
▪Your MVA Free Withdrawal amount is $0 as you already took your entire MVA Free Withdrawal amount this Contract Year.
▪The amount of the withdrawal subject to MVA is $10,000, which is equal to the requested withdrawal amount minus the MVA Free Withdrawal amount ($10,000 - $0 MVA Free Withdrawal amount = $10,000).
▪The MVA reference rate at the time of the withdrawal (2.50%) is less than the MVA reference rate on the Issue Date (3.00%), so an upward adjustment will be applied to the amount requested as a result of the MVA. The MVA adjustment factor for this withdrawal is calculated as one plus the MVA reference rate on the Issue Date (1 + 3.00% = 1.03) to the power of the number of remaining full months in the MVA Period over 12

(1.03 ^ (63/12)), then divided by one plus the MVA reference rate at the time of the withdrawal (1 + 2.50% = 1.0250) to the power of the number of remaining full months in the MVA Period over 12 (1.025 ^ (63/12)), then minus one, resulting in a MVA adjustment factor for this withdrawal of 0.0258766 ((1.03) ^ (63/12) / (1.025) ^ (63/12) – 1 = 0.0258766).
▪The MVA adjustment amount for this withdrawal is $258.77, which is equal to the amount of the withdrawal subject to MVA ($10,000) multiplied by the MVA adjustment factor (0.0258766) ($10,000 * 0.0258766 = $258.77).
▪Your net amount received for the withdrawal is $10,258.77, which is equal to the requested withdrawal amount plus the MVA ($10,000 + $258.77 MVA = $10,258.77).
▪Your Index Account Value becomes $70,000 ($80,000 - $10,000 = $70,000).
▪Your remaining MVA Free Withdrawal amount for the Contract Year remains $0.

APPENDIX B: STATE VARIATIONS

Contracts issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. The state in which your Contract is issued also governs whether or not certain options are available or will vary under your Contract.

STATE	VARIATION OR AVAILABILITY
Arizona	Specific periods and notification requirements for Deferral of Payments, as well as what Income Options are offered at the Income Date.
California	State-specific requirement that seniors have the option to invest in the Fixed Account during the Free Look period if Return of Premium Free Look is elected on the application.

If the Return of Premium Free Look is elected by a senior applicant, the initial Index Account Option Term is shortened by 35 days.
Connecticut	No restrictions on Fixed Account allocations.
Florida	No Market Value Adjustments assessed upon annuitization, even if annuitized in the first Contract Year. No restrictions on Fixed Account allocations or transfers.
Louisiana	Pre-selected Death Benefit option is not available per state regulation. Beneficiary is always able to choose the death benefit option.
Maryland	Beneficiary's Entitlement to Death Benefit Before Income Date section of Contract revised to indicate beneficiary's death prior to or simultaneous to the Owner's death makes them ineligible to receive the death benefit.
New Jersey	The Fixed Account Minimum Value Percentage is 90%. Renewal Notice will include the current interest rate for the Fixed Account and Index Adjustment Factors for the Index Account.
Ohio	No Floor Protection Option available.
Texas	Requires 31 day advance notice of Fixed Account unavailability or restrictions.

B-1

APPENDIX C: INDEX DISCLOSURES

The S&P 500 is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Jackson National Life Insurance Company® (“Jackson”). S&P® and S&P 500® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). Jackson’s product(s) is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500.

The S&P 500 is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Jackson. S&P® and S&P 500® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). It is not possible to invest directly in an index. Jackson’s product(s) is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). Neither S&P Dow Jones Indices nor Jackson makes any representation or warranty, express or implied, to the owners of the Jackson’s product(s) for any member of the public regarding the advisability of investing in securities generally or in Jackson’s product(s) particularly or the ability of the S&P 500 to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to Jackson with respect to the S&P 500 is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500 is determined, composed and calculated by S&P Dow Jones Indices regard to Jackson or the Jackson’s product(s). S&P Dow Jones Indices has no obligation to take the needs of Jackson or the owners of Jackson’s product(s) into consideration in determining, composing or calculating the S&P 500. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of Jackson’s product(s). There is no assurance that investment products based on the S&P 500 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment adviser, commodity trading advisory, commodity pool operator, broker dealer, fiduciary, promoter” (as defined in the Investment Company Act of 1940, as amended), “expert” as enumerated within 15 U.S.C. § 77k(a) or tax advisor. Inclusion of a security, commodity, crypto currency or other asset within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, commodity, crypto currency or other asset, nor is it considered to be investment advice or commodity trading advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY JACKSON, OWNERS OF JACKSON’S PRODUCT(S) OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. S&P DOW JONES INDICES HAS NOT REVIEWED, PREPARED AND/OR CERTIFIED ANY PORTION OF, NOT DOES S&P DOW JONES INDIES HAVE ANY CONTROL OVER, THE LICENSEE PRODUCT REGISTRATION STATEMENT, PROSPECTUS OR OTHER OFFERING MATERIALS. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND JACKSON, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The S&P 500 Index is unmanaged, does not include the payment or reinvestment of dividends in the calculation of its performance, and is not available for direct investment.

THIS ANNUITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. ("MSCI"), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY JACKSON. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANNUITIES GENERALLY OR IN THIS ANNUITY PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS ANNUITY OR THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI

PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS ANNUITY TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS ANNUITY IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS ANNUITY.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE ANNUITY, OWNERS OF THE ANNUITY, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Jackson’s product(s) has been developed solely by Jackson National Life Insurance Company (“Jackson”). Jackson’s product(s) is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the Russell® 2000 are a trademark of the relevant LSE Group company and is/are used by any other LSE Group company under license.

The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of Jackson’s product(s). The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Jackson’s product(s) or the suitability of the Index for the purpose to which it is being put by Jackson.

"Bloomberg®" and Bloomberg U.S. Intermediate Corporate Bond Index are service marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited ("BISL"), the administrator of the index (collectively, "Bloomberg"), and have been licensed for use for certain purposes by Jackson National Life Insurance Company ("Jackson").

The Jackson Products are not sponsored, endorsed, sold or promoted by Bloomberg. Bloomberg does not make any representation or warranty, express or implied, to the owners of or counterparties to the Jackson Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Jackson Product(s) particularly. The only relationship of Bloomberg to Jackson is the licensing of certain trademarks, trade names and service marks and of the Bloomberg U.S. Intermediate Corporate Bond Index, which is determined, composed and calculated by BISL without regard to Jackson or the Jackson Product(s). Bloomberg has no obligation to take the needs of Jackson or the owners of the Jackson Product(s) into consideration in determining, composing or calculating the Bloomberg U.S. Intermediate Corporate Bond Index. Bloomberg is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Jackson Product(s) to be issued. Bloomberg shall not have any obligation or liability, including, without limitation, to Jackson's customers, in connection with the administration, marketing or trading of the Jackson Product(s).

BLOOMBERG DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE Bloomberg U.S. Intermediate Corporate Bond Index OR ANY DATA RELATED THERETO AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. BLOOMBERG DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY Jackson, OWNERS OF THE Jackson Product(S) OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE Bloomberg U.S. Intermediate Corporate Bond Index OR ANY DATA RELATED THERETO. BLOOMBERG DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE Bloomberg U.S. Intermediate Corporate Bond Index OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS, AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES - WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE - ARISING IN CONNECTION WITH THE Jackson Product OR Bloomberg U.S. Intermediate Corporate Bond

Index OR ANY DATA OR VALUES RELATING THERETO - WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

APPENDIX D (MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and FINANCIAL STATEMENTS

(Continued on Next Page)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

The following executive summary of Management’s Discussion and Analysis of Financial Condition and Results of Operation highlights selected information and may not contain all the information that is important to current or potential investors in our securities. You should read this prospectus, including the Statutory Financial Statements, in its entirety for a more detailed description of events, trends, uncertainties, risks and critical accounting estimates affecting us.

Jackson National Life Insurance Company (“Jackson”, which also may be referred to as the “Company,” “we,” “our” or “us”) along with its subsidiaries, is wholly owned by Brooke Life Insurance Company (“Brooke Life” or the “Parent”), which is wholly owned by Jackson Financial Inc. (“JFI”). We are a financial services company focused on helping Americans grow and protect their savings and income to enable them to pursue financial freedom for life in the United States (“U.S.”). We believe that we are uniquely positioned in our markets because of our differentiated products, well-known brand and disciplined risk management. Our market position is supported by our efficient and scalable operating platform and industry-leading distribution network. We believe these core strengths will enable us to grow profitably as an aging U.S. population transitions into retirement.

The “Statutory Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in this prospectus have been prepared in accordance with accounting practices prescribed or permitted by the Michigan Department of Insurance and Financial Services (“statutory”), which vary in some respects from U.S. generally accepted accounting principles (“GAAP”). See the Statutory Financial Statements – “Note 2. Summary of Significant Accounting Policies” for a description of the significant differences between statutory and U.S. GAAP accounting.

Executive Summary

We help Americans grow and protect their retirement savings and income to enable them to pursue financial freedom for life. We believe that we are uniquely positioned in our markets because of our differentiated products, well-known brand and disciplined risk management. Our market position is supported by our efficient and scalable operating platform and industry-leading distribution network. We believe these core strengths will enable us to grow profitably as an aging, U.S. population transitions into retirement.

We earn revenues predominantly from fee income, spread income resulting from what we earn on investments versus the interest we credit to contract holders, and margins on other insurance products. Our profitability is dependent on our ability to properly price and manage risk on insurance and annuity products, to manage our portfolio of investments effectively, and to control costs through expense discipline.

Recent Events of Note

•RILA Product: In the fourth quarter of 2021, Jackson successfully launched Jackson Market Link ProSM and Jackson Market Link Pro AdvisorySM, a commission and an advisory based suite of registered index-linked annuities ("RILA"). In the second quarter of 2023, we enhanced our RILA suite of products with the launch of Jackson Market Link ProSM II and Jackson Market Link Pro AdvisorySM II.

•Inflation Reduction Act of 2022 ("IRA"): As discussed in Statutory Financial Statements - Note 8 - Federal Income Taxes in this prospectus, a new corporate alternative minimum tax (“CAMT”) based on adjusted financial statement income, rather than reported taxable income, became effective January 1, 2023. Jackson is an applicable reporting entity that is part of a controlled group of corporations that is subject to the CAMT in 2023. At December 31, 2023 and 2022, the CAMT current tax was $163 million and nil, respectively. At December 31, 2023 and 2022, the CAMT reduced net capital and surplus by $187 million and nil, respectively. The CAMT was not applicable to the year ended December 31, 2021. The calculation of adjusted financial statement income, and therefore the CAMT, is subject to the issuance of regulatory guidance by the U.S. Department of the Treasury, which may materially change the estimated provision for the CAMT. We continue to monitor developments and regulations associated with the IRA for any potential future impacts on our business, financial condition, results of operations and cash flows.

•Brooke Life Reinsurance Company (“Brooke Re”): During the first quarter of 2024, Jackson entered into a 100% coinsurance with funds withheld reinsurance transaction with Brooke Re with all economics of the transaction effective as of January 1, 2024. Jackson and Brooke Re are both direct subsidiaries of Brooke Life. The transaction provides for the cession from Jackson to Brooke Re of liabilities associated with certain guaranteed benefits under our variable annuity contracts and similar products of Jackson (“market risk benefits”), both in-force on the effective date of the reinsurance agreement and written in the future (i.e., on a “flow” basis) as well as related future fees, claims and other benefits, and maintenance expenses in exchange for a ceding commission for the in-force business. Jackson retains the variable annuity base contract, the annuity contract administration of the ceded business, and responsibility for investment management of the assets in the funds withheld account supporting the ceded liabilities. Brooke Re paid a ceding commission of approximately 1.2 billion to Jackson in connection with the execution of the reinsurance transaction.

Brooke Re is a Michigan captive insurer regulated by the Michigan Department of Insurance and Financial Services and created for the express purpose of serving as the counterparty to the reinsurance transaction previously described with Jackson. Brooke Re was capitalized with assets contributed from Brooke Life of approximately $1.9 billion originating from Jackson as a return of capital to Brooke Life. Brooke Re will utilize a modified GAAP approach primarily related to market risk benefits, with the intent to increase alignment between assets and liabilities in response to changes in economic factors.

The transaction allows us to mitigate the impact of the cash surrender value floor on Jackson’s total adjusted capital, statutory required capital, and risk-based capital ratio, as well as to allow for more efficient economic hedging of the underlying risks of Jackson’s business. This outcome will serve the interests of policyholders by protecting statutory capital through diminished non-economic hedging and related costs. Overall, this transaction allows us to optimize our hedging, stabilize capital generation, and produce more predictable financial results going forward.

Macroeconomic, Industry and Regulatory Trends

We discuss a number of trends and uncertainties below that we believe could materially affect our future business performance, including our results of operations, our investments, our cash flows, and our capital and liquidity position.

Macroeconomic and Financial Market Conditions

Our business and results of operations are affected by macroeconomic factors. The level of interest rates and shape of the yield curve, credit and equity market performance and equity volatility, regulation, tax policy, the level of U.S. employment, inflation and the overall U.S. economic growth rate can affect both our short- and long-term profitability. Monetary and fiscal policy in the U.S., or similar actions in foreign nations, could result in increased volatility in financial markets, including interest rates, currencies and equity markets, and could impact our business in both the short- and medium-term. Government actions, including responses to future pandemics, civil unrest, tariffs or other barriers to international trade, and the effects that these or other government events could have on levels of U.S. economic activity, could also impact our business through any of their individual impacts on consumers’ behavior or on financial markets.

In the short- to medium-term, the potential for increased volatility could pressure sales and reduce demand for our products as consumers consider purchasing alternative products to meet their objectives. Our financial performance can be adversely affected by market volatility and equity market declines if fees assessed on the account value of our annuities fluctuate, hedging costs increase and revenues decline due to reduced sales and increased outflows.

In early March through late April 2023, several regional U.S. banks were taken over by federal regulators with the Federal Deposit Insurance Corporation ("FDIC") named as the receiver. These bank failures raised concern among investors and depositors regarding the solvency and liquidity of regional banks across the country, leading to increased stress on the banking sector. Except for assets held as part of reinsurance arrangements within our funds withheld portfolios, where the Company does not have direct exposure to default risk, the Company's general account portfolio had no exposure to Silicon Valley Bank ("SVB"), Signature Bank, First Republic Bank, and Credit Suisse Additional Tier 1 debt as of December 31, 2023.

Equity Market Environment

Our financial performance is impacted by equity market performance. On our variable annuities, the fees we earn that are not associated with guaranteed benefits are mainly based on the account value, which changes with equity market levels. In addition, our hedges could be less effective in periods of large directional movements or we could experience more frequent or more costly rebalancing in periods of high volatility, which would lead to adverse performance versus our hedge targets and increased hedging costs. Further, we also are exposed to basis risk, which results from our inability to purchase or sell hedge assets whose performance is directly correlated to the performance of the funds into which customers allocate their assets. We make available to customers funds where we believe we can transact in sufficiently correlated hedge assets, yet we anticipate some variance in the performance of our hedge assets and customer funds. This variance may result in our hedge assets outperforming or underperforming the customer assets they are intended to match. This variance may be exacerbated during periods of high volatility, leading to a mismatch in our hedge results relative to our hedge targets and U.S GAAP results.

Interest Rate Environment

The interest rate environment has affected, and will continue to affect, our business and financial performance for the following reasons:

•Periods of sharp rises in interest rates, as we have seen as a result of the Federal Reserve’s past actions, impact investment-related activity including investment income returns, net investment spread results, new money rates, mortgage loan prepayments, and bond redemptions. Due to increases in interest rates, the yield on new investments has generally exceeded the yield on asset maturities and redemptions (runoff yield). Rising interest rates also impact the hedging results of our variable annuity business as the market value of interest rate hedges decline, thereby driving immediate hedging losses. We would expect lower hedging costs and reduced levels of hedging going forward after such an increase in rates. Further, we expect near-term hedging losses from rising rates may be more than offset by changes in the fair value of the related guaranteed benefit liabilities, which are reduced with an increase in interest rates due to the higher discount rate.

•Interest rate increases also expose us to disintermediation risk, where higher rates make currently sold fixed annuity products more attractive while simultaneously reducing the market value of assets backing our liabilities. This creates an incentive for our customers to lapse their products in an environment where selling assets causes us to realize losses.

•In the past, our statutory total adjusted capital ("TAC") has been negatively impacted by rising rates due to minimum required reserving levels (i.e., cash surrender value floor) when reserve releases are limited and unable to offset interest rate hedging losses. The risk-based capital (“RBC”) ratio increased or decreased depending on the interaction between movements in TAC and movements in statutory required capital (the company action level, or "CAL”); such movements can impact available dividends from our insurance subsidiaries. We expect the Brooke Re transaction to largely moderate the impact of the cash surrender value floor going forward. See Executive Summary above for more information regarding the Brooke Re Transaction.

•Low interest rate environments could also subject us to increased hedging costs or an increase in the amount of statutory reserves that we and our insurance subsidiary are required to hold for optional guaranteed benefits, decreasing statutory surplus, which would adversely affect our insurance subsidiaries' ability to pay dividends. In addition, low interest rates could also increase the perceived value of optional guaranteed benefit features to our customers, which in turn could lead to a higher utilization of withdrawal or annuitization features of annuity policies and higher persistency of those products over time.

•Some of our annuities have guaranteed minimum interest crediting rates (“GMICRs”) that limit our ability to reduce crediting rates. If earnings on our investment portfolio decline, those GMICRs may result in net investment spread compression that negatively impacts earnings. Many of our annuities with GMICRs have GMICRs that reset at contractually specified times after issue, subject to a contractually specified minimum GMICR. In a rising interest rate environment, these GMICRs can increase over time. Conversely, in a falling interest rate environment the interest crediting rate will eventually decrease; however, there may be a lag between interest rate movements and the GMICR reset, temporarily limiting our ability to lower crediting rates. When policies have comparatively high GMICRs, in a subsequent low interest rate environment more customers are expected to hold on to their policies, which may result in lower lapses than previously expected.

Credit Market Environment

Conditions in fixed income markets impact our financial performance. As credit spreads widen, the fair value of our existing investment portfolio generally decreases, although we generally expect the widening spreads to increase the yield on new fixed income investments. Conversely, as credit spreads tighten, the fair value of our existing investment portfolio generally increases, and the yield available on new investment purchases decreases. While changing credit spreads impact the fair value of our investment portfolio, this revaluation is generally reflected in our accumulated other comprehensive income, or AOCI.

The revaluation will impact net income for realized gains or losses from the sale of securities, the change in fair value of trading securities or securities carried at fair value under the fair value election, or potential changes in the allowance for credit loss ("ACL"). In addition, if credit conditions deteriorate due to a recession or other negative credit events in capital markets, we could experience an increase in defaults and other-than-temporary-impairments (“OTTI”).

OTTI in our underlying investments would result in a reduction in TAC held by us and our insurance company subsidiary. Also, shifts in the credit quality or credit rating downgrades of our investments as a result of stressed credit conditions may also impact the level of regulatory required statutory capital. As such, significant credit rating downgrades along with elevated defaults and OTTI losses would negatively impact our RBC ratio, which could impact available dividends from our insurance subsidiaries.

Pandemics and Other Public Health Crises

The COVID-19 pandemic disrupted our business and contributed to additional operating costs in prior years. Other similar pandemics, epidemics or disease outbreaks in the U.S. or globally could disrupt our business by affecting how we protect and interact with our critical workforce, customers, key vendors, third-party suppliers, or counterparties with whom we transact. Disruption could result from an inability of those persons to work or transact effectively due to illness, quarantines, and government actions in response to public health emergencies. The extent and severity of governmental actions will necessarily depend on the extent and severity of the perceived emergency. We have risk management plans in place and were able to navigate through COVID-19 with remote and hybrid work environments; however, those plans may be challenged by a new public health emergency.

Consumer Behavior

We believe that many retirees look to tax-efficient savings products as a tool for addressing their unmet need for retirement planning. We believe our products are well-positioned to meet this increasing consumer demand. However, consumer behavior may be impacted by increased economic uncertainty, unemployment rates, declining equity markets, significant changes in interest rates and increased volatility of financial markets. In recent years, we have introduced new products to better address changes in consumer demand and targeted distribution channels that meet changes in consumer preferences.

Demographics

We expect demographic trends in the U.S. population, in particular the increase in the number of retirement age individuals, to generate significant demand for our products. In addition, the potential risk to government social safety net programs and shifting of responsibility for retirement planning and financial security from employers and other institutions to employees, highlight the need for individuals to plan for their long-term financial security and will create additional opportunities to generate sustained demand for our products. We believe we are well-positioned to capture the increased demand generated by these demographic trends.

Regulatory Policy

We operate in a highly regulated industry. We and our insurance company subsidiary are regulated primarily at the state level, with some policies and products also subject to federal regulation. New federal and state regulations could impact our business model, including statutory reserve and capital requirements. Our ability to respond to changes in regulation and other legislative activity are critical to our long-term financial performance. The following regulations could materially impact our business:

Department of Labor Fiduciary Advice Rule

See Regulation—"Federal Initiatives Impacting Insurance Companies—Department of Labor’s Fiduciary Advice Rule" for a discussion of the 2023 Fiduciary Advice Rule.

Legislative Reforms

In recent years, Congress approved legislation beneficial to our business model. The Setting Every Community Up for Retirement Enhancement Act of 2019 (the "SECURE Act"), approved by Congress on December 20, 2019, provides individuals with greater access to retirement products. Namely, it made it easier for 401(k) programs to offer annuities as an investment option by, among other things, creating a statutory safe harbor in ERISA for a retirement plan’s selection of an annuity provider. On December 29, 2022, Congress signed into law the SECURE 2.0 Act of 2022 (“SECURE 2.0”). SECURE 2.0

expands automatic enrollment programs, increases the age for required minimum distributions, and eliminates age requirements for traditional IRA contributions. These changes are intended to expand and increase Americans’ retirement savings.

Tax Laws

Our annuities offer investors the opportunity to benefit from tax deferrals. If U.S. tax laws change such that our annuities no longer offer tax-deferred advantages, demand for our products could materially decrease.

Results of Operations

The following table sets forth, for the periods presented, certain data from our Statutory Statement of Operations. The information contained in the table below should be read in conjunction with our Statutory Financial Statements and the related notes elsewhere in this prospectus:

	Years Ended December 31,
	2023	2022	2021
	(in thousands)
Income:
Premiums and annuity considerations	$13,227,578	$16,204,649	$19,845,301
Considerations for supplementary contracts with life contingencies	1,443	4,942	7,010
Net investment income	2,854,547	3,259,909	3,491,801
Amortization of interest maintenance reserve	(732,212)	108,459	182,273
Separate Accounts net gain from operations excluding unrealized gains or losses	210,502	152,511	6,293
Commissions and expense allowances on reinsurance ceded	54,250	56,511	67,993
Fee income	5,465,127	5,451,822	5,555,531
Other income	612,302	628,393	699,019
Total income	21,693,537	25,867,196	29,855,221
Benefits and other deductions:
Death and other benefits	24,334,421	21,213,881	25,011,763
Increase (decrease) in aggregate reserves	(2,528,619)	482,195	(1,344,167)
Commissions	1,752,864	1,865,652	2,168,761
General insurance expenses	767,894	637,103	722,125
Taxes, licenses and fees	40,014	56,745	44,784
Amortization of value of business acquired and goodwill	—	32,752	49,128
Interest on funds withheld treaties	1,169,449	1,195,917	1,198,329
Change in loading and other	(1,551)	(156)	289
Reinsurance on in-force business	(10,186)	(162,654)	(96,352)
Reinsurance on in-force business - Athene	(109,611)	(84,818)	(77,860)
Net transfers from separate accounts	(6,514,054)	(3,495,689)	(2,926,856)
Total benefits and other deductions	18,900,621	21,740,928	24,749,944
Gain from operations before federal income tax expense and net
realized capital losses	2,792,916	4,126,268	5,105,277
Dividends to policyholders	8,386	7,674	8,835
Gain from operations after dividends to policyholders and before federal income taxes	2,784,530	4,118,594	5,096,442
Federal income tax expense	966,356	96,261	883,790
Gain from operations before net realized capital losses	1,818,174	4,022,333	4,212,652

Net realized capital losses, less tax benefit of $545,555, $69,775, and $1,008,921 in 2023, 2022, and 2021, respectively, excluding tax benefit of $342,797 in 2023, tax benefit of $68,678 in 2022, and tax expense of $135,159 in 2021 transferred to the IMR	(1,939,868)	(334,731)	(4,076,745)
Net income	$(121,694)	$3,687,602	$135,907

Year Ended December 31, 2023 compared to Year Ended December 31, 2022

Net Income

Pretax operating income totaled $2,785 million for the year ended December 31, 2023, as compared to $4,119 million for the year ended December 31, 2022. The decrease in pretax operating income was primarily due to the decrease in interest maintenance reserve (“IMR”) amortization of $841 million and the decrease in investment income of $405 million.

Net loss totaled $122 million for the year ended December 31, 2023, as compared to net income of $3,688 million for the year ended December 31, 2022. This decrease was primarily due to lower pretax income, higher federal income tax, and higher realized losses.

Sales and Revenues

Premiums and annuity considerations totaled $13.2 billion for the year ended December 31, 2023, as compared to $16.2 billion in 2022. The decrease in premiums and annuity considerations was primarily due to the decrease in variable annuity premiums, partially offset by the increase in registered index-linked annuity premiums. Direct premiums and annuity considerations totaled $12.7 billion for the year ended December 31, 2023, as compared to $15.4 billion in 2022. In 2023, variable annuity premiums were $8.9 billion, compared to $12.6 billion in 2022.

In the fourth quarter of 2021, Jackson successfully launched Market Link ProSM and Market Link Pro AdvisorySM, our commission and advisory based suite of registered index-linked annuities ("RILAs"). In 2023, RILA annuity premiums were $2.9 billion, compared to $1.8 billion in 2022. We also entered the Defined Contribution market in the fourth quarter of 2021, as a carrier in the AllianceBernstein Lifetime Income Strategy. In 2023, Defined Contribution premiums were $176 million, compared to $696 million in 2022.

In 2023, net investment income, which represents gross income earned on invested assets reduced by investment expenses, decreased to $2.9 billion from $3.3 billion in 2022. Gross investment income earned on invested assets totaled $3.1 billion in 2023, compared to $3.5 billion in 2022. The yield earned on average invested assets, adjusted for various leverage transactions, decreased to 4.55% on average adjusted invested assets of $62.7 billion in 2023, compared to 4.79% on average adjusted invested assets of $68.1 billion in 2022. Excluding the assets under the funds withheld coinsurance agreements, net investment income was $1.7 billion in 2023, compared to $2.1 billion in 2022.
In 2023, fee income from separate accounts remained relatively unchanged at $5.4 billion compared to $5.4 billion in 2022.

Other income decreased to $696 million in 2023 from $715 million in 2022, primarily due to the $11 million decrease in marketing fees and the $3 million decrease in general account policy fees.

Reserves, Benefits and Expenses

Annuity benefits and annuity and life surrenders, which includes systematic withdrawals, partial withdrawals, surrender benefits, and death benefits on annuities, increased to $23.0 billion in 2023 from $20.0 billion in 2022. The increase is primarily due to an increase in separate account growth generating higher cash surrender value, as well as the increase in variable annuity surrenders and systematic withdrawals as the business matures. As a percentage of mean account value, variable annuity withdrawal rates increased from 5.97% in 2022 to 7.47% in 2023. Fixed annuity surrender rates increased as withdrawals were 24.48% and 13.35% of the mean account value in 2023 and 2022, respectively. As a percentage of mean life reserves, life withdrawal rates increased from 2.04% in 2022 to 2.20% in 2023. Jackson regularly monitors liquidity and believes that the investment portfolio and other sources of funds provide sufficient liquidity for anticipated general account withdrawals.

In 2023, aggregate reserves for life and annuity contracts decreased $2,529 million, compared to an increase of $482 million in 2022. The significant decrease in reserves in 2023 as compared to 2022 was primarily a result of decreased VA net flows.

Interest credited on institutional investment products totaled $334 million in 2023, as compared to $201 million in 2022, due to higher crediting rates.
Commissions decreased to $1.8 billion in 2023, compared to $1.9 billion in 2022 primarily due to lower sales. Asset based commissions increased to $957 million in 2023, compared to $946 million in 2022, due primarily to increased average separate account balances. Average commission rates on direct business increased to 4.93% of total premiums in 2023, from 4.66% in 2022.

In 2023, general insurance expenses increased to $768 million from $637 million in 2022, due to a $102 million increase in deferred compensation (due to favorable equity market returns), a $20 million increase in incentive compensation and an $8 million increase in software.

In 2023, net transfers from separate accounts were $6,514 million compared to $3,496 million in 2022, primarily due to an increase in the voluntary transfer from separate account to the general account due to market volatility.

Federal income tax expense on operations totaled $966 million in 2023, compared to $96 million expense in 2022, resulting in effective current tax rates of 34.72% and 2.34% in 2023 and 2022, respectively. For the year ended December 31, 2023, the effective current tax rate differs from the expected 21% rate, primarily due to the operations loss deduction carryover, Corporate Alternative Minimum Tax expense, and disallowed IMR amortization expense, partially offset by the deductibility of the dividends received deduction, the timing of the deductibility of insurance reserves and hedge amounts, and the net benefit of foreign tax credits. For the year ended December 31, 2022, the effective current tax rate differs from the expected 21% rate, primarily due to the deductibility of the dividends received deduction, the net benefit of foreign tax credits, and the timing of the deductibility of the hedge amounts, partially offset by the operations loss deduction carryover.

Realized Gains and Losses

Realized gains and losses were as follows (in millions):

	Years Ended December 31,
	2023	2022
Net realized gain (loss)
Sales of bonds	$(475.1)	$(384.5)
Other assets	(28.2)	2.8
Derivative instruments	(3,816.3)	(362.5)
Mortgage loans on real estate	(29.2)	(5.1)
Other assets	493.1	54.0
Impairment write-downs	(148.1)	(69.6)
Total	$(4,003.8)	$(764.9)
Less: Transferred to IMR	(1,518.4)	(360.4)
Transferred to AVR	(2,485.4)	(404.5)
Tax benefit	545.6	69.8
Per Income Statement	$(1,939.8)	$(334.7)

Jackson’s hedging program is structured to manage the economic impact of movements in interest rates and equity levels, rather than the accounting results. However, additional consideration will be given where variable annuity statutory requirements diverge significantly as compared to the economic basis. Accordingly, while the program remains effective on an economic basis, results may differ from the accounting perspective in any discrete period. From an economic point of view, current losses on derivative instruments, driven primarily by increasing equity markets, are offset by the benefit of higher future fees and lower future benefits on increased separate account balances. Likewise, current year derivative gains are offset by lower future fees and higher future benefits. However, given the nature of the regulatory accounting requirements, these future impacts are not fully reflected in the current year accounting results.

Net realized capital gains and losses, net of tax effects, transferred to the IMR are amortized into income over the approximate remaining lives of the investments sold. Losses of $1,518 million and $360 million were transferred to the IMR in 2023 and 2022, respectively. A tax benefit of $314 million and $71 million were transferred to the IMR in 2023 and 2022, respectively. At December 31, 2023, $253 million of net negative (disallowed) IMR was recorded as an admitted asset, per INT 23-01. At December 31, 2022, the IMR balance was $219 million.

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Net Income

Pretax operating income totaled $4,119 million for the year ended December 31, 2022, as compared to $5,096 million for the year ended December 31, 2021. The decrease in pretax operating income was primarily due to the $854 million unfavorable change in variable annuity reserves.

Net income totaled $3,688 million for the year ended December 31, 2022, as compared to net income of $136 million for the year ended December 31, 2021. This increase was primarily due to lower realized losses.

Sales and Revenues
Premiums and annuity considerations totaled $16.2 billion for the year ended December 31, 2022, as compared to $19.9 billion in 2021. The decrease in premiums and annuity considerations was primarily due to the decrease in variable annuity premiums, partially offset by the increase in registered index-linked annuity premiums. Direct premiums and annuity considerations totaled $15.4 billion for the year ended December 31, 2022, as compared to $18.8 billion in 2021. In 2022, variable annuity premiums were $12.6 billion, compared to $17.6 billion in 2021.

In the fourth quarter of 2021, Jackson successfully launched Market Link ProSM and Market Link Pro AdvisorySM, our commission and advisory based suite of registered index-linked annuities ("RILAs"). In 2022, RILA annuity premiums were $1,811 million, compared to $108 million in 2021. We also entered the Defined Contribution market in the fourth quarter of 2021, as a carrier in the AllianceBernstein Lifetime Income Strategy. In 2022, Defined Contribution premiums were $696 million, compared to $24 million in 2021.

In 2022, net investment income, which represents gross income earned on invested assets reduced by investment expenses, decreased to $3.3 billion from $3.5 billion in 2021. Gross investment income earned on invested assets totaled $3.5 billion in 2022, compared to $3.8 billion in 2021. The yield earned on average invested assets, adjusted for various leverage transactions, decreased to 4.79% on average adjusted invested assets of $68.1 billion in 2022, compared to 4.93% on average adjusted invested assets of $70.8 billion in 2021. Excluding the assets under the funds withheld coinsurance agreements, net investment income was $2.1 billion in 2022, compared to $2.3 billion in 2021.
In 2022, fee income from separate accounts decreased to $5.4 billion from $5.5 billion in 2021, primarily due to $10.0 billion lower average separate account balance in 2022.

Other income decreased to $715 million in 2022 from $782 million in 2021, primarily due to the $77 million decrease in marketing fees, partially offset by the $4 million increase in general account policy fees.

Reserves, Benefits and Expenses

Annuity benefits and annuity and life surrenders, which includes systematic withdrawals, partial withdrawals, surrender benefits, and death benefits on annuities, decreased to $20.0 billion in 2022 from $23.7 billion in 2021. The decrease is primarily due to a decrease in variable annuity surrenders, driven by declines in equity markets. As a percentage of mean account value, variable annuity withdrawal rates decreased from 7.10% in 2021 to 5.97% in 2022. Fixed annuity surrender rates increased as withdrawals were 13.35% and 7.18% of the mean account value in 2022 and 2021, respectively. As a percentage of mean life reserves, life withdrawal rates increased from 1.85% in 2021 to 2.04% in 2022. Jackson regularly monitors liquidity and believes that the investment portfolio and other sources of funds provide sufficient liquidity for anticipated general account withdrawals.

In 2022, aggregate reserves for life and annuity contracts increased $482 million, compared to a decrease of $1,344 million in 2021. The significant increase in reserves in 2022 as compared to 2021 was primarily a result of declining equity markets.

Interest credited on institutional investment products totaled $201 million in 2022, as compared to $188 million in 2021, due to higher crediting rates.
Commissions decreased to $1.9 billion in 2022, compared to $2.2 billion in 2021. Asset based commissions decreased to $946 million in 2022, compared to $1,055 million in 2021, due primarily to decreased average separate account balances. Average commission rates on direct business decreased to 4.66% of total premiums in 2022, from 4.72% in 2021.

In 2022, general insurance expenses decreased to $637 million from $722 million in 2021, due to a $50 million decrease in incentive compensation and a $45 million decrease in deferred compensation.

In 2022, net transfers from separate accounts were $3,496 million compared to $2,927 million in 2021, primarily due to an increase in the voluntary transfer from separate account to the general account due to market volatility.

Federal income tax expense on operations totaled $96 million in 2022, compared to $884 million expense in 2021, resulting in effective current tax rates of 2.34% and 17.34% in 2022 and 2021, respectively. For the year ended December 31, 2022 the effective current tax rate differs from the expected 21% rate, primarily due to the deductibility of the dividends received deduction, the benefit of foreign tax credits, and the timing of the deductibility of the hedge amounts, partially offset by the operations loss deduction carryover. For the year ended December 31, 2021, the effective current tax rate differs from the expected 21% rate, primarily due to the deductibility of the dividends received deduction, the benefit of foreign tax credits, and the timing of the deductibility of the hedge amounts, partially offset by the operations loss deduction carryover.

Realized Gains and Losses

Realized gains and losses were as follows (in millions):

	Years Ended December 31,
	2022	2021
Net realized gain (loss)
Sales of bonds	$(384.5)	$544.5
Other assets	2.8	2.0
Derivative instruments	(362.5)	(5,142.9)
Mortgage loans on real estate	(5.1)	4.1
Other assets	54.0	(356.6)
Impairment writedowns	(69.6)	(27.2)
Total	(764.9)	(4,976.1)
Less: Transferred to IMR	(360.4)	109.6
Transferred to AVR	(404.5)	(5,085.7)
Tax benefit	69.8	1,008.9
Per Income Statement	$(334.7)	$(4,076.8)

Net realized capital gains and losses transferred to the interest maintenance reserve (“IMR”) are amortized into income over the approximate remaining lives of the investments sold. Losses of $360 million and gains of $110 million were transferred to the IMR in 2022 and 2021, respectively. At December 31, 2022 and 2021, the IMR balance was $219 million and $617 million, respectively.

Investments

Our investment portfolio primarily consists of fixed-income securities and loans, primarily publicly-traded corporate and government bonds, private securities and loans, asset-backed securities and mortgage loans. Asset-backed securities include mortgage-backed and other structured securities. The fair value of these and our other invested assets fluctuates depending on market and other general economic conditions and the interest rate environment and is affected by other economic factors.

Investment Strategy

Our overall investment strategy seeks to maintain a diversified and largely investment grade fixed income portfolio that is capital efficient, achieves risk-adjusted returns that support competitive pricing for our products, generates profitable growth of our business and maintains adequate liquidity to support our obligations. We utilize repurchase and reverse repurchase transactions as a part of our overall portfolio management program to assist with collateral requirements associated with our hedging program and other liquidity needs of our insurance subsidiaries. The investments within our investment portfolio are primarily managed by PPM, JFI’s wholly-owned registered investment advisor. Our investment strategy benefits from PPM’s ability to originate investments directly, as well as participate in transactions originated by banks, investment banks, commercial finance companies and other intermediaries. Certain investments held in funds withheld accounts for reinsurance transactions are managed by Apollo Insurance Solutions Group LP ("Apollo"), an Athene affiliate. See Statutory Financial Statements - Note 7 - Reinsurance of Notes to Statutory Financial Statements for further details. We may also use other third-party investment managers for certain niche asset classes.

Our investment program seeks to generate a competitive rate of return on our invested assets to support the profitable growth of our business, while maintaining investment portfolio allocations within the Company’s risk tolerance. This means maximizing risk-adjusted return within the context of a largely fixed income portfolio while also managing exposure to downside risk in a stressed environment, regulatory and rating agency capital models, overall portfolio yield, diversification and correlation with other investments and company exposures.

Our Investment Committee has specified a target strategic asset allocation (“SAA”) that is designed to deliver the highest expected return within a defined risk tolerance while meeting other important objectives such as those mentioned in the prior paragraph. The fixed income portion of the SAA is assessed relative to a customized index of public corporate bonds that represents a close approximation of the maturity profile of our liabilities and a credit quality mix that is consistent with our risk tolerance. PPM’s objective is to outperform this index on a number of measures including portfolio yield, total return and capital loss due to downgrades and defaults. While PPM has access to a broad universe of potential investments, we believe grounding the investment program with a customized public corporate index that can be easily tracked and monitored helps guide PPM in meeting the risk and return expectations and assists with performance evaluation.

Recognizing the trade-offs between the level of risk, required capital, liquidity and investment return, the largest allocation within our investment portfolio is to investment grade fixed income securities. As previously mentioned, our investment manager accesses a broad universe of potential investments to construct the investment portfolio and considers the benefits of diversification across various sectors, collateral types and asset classes. To this end, our SAA and investment portfolio includes allocations to public and private corporate bonds (both investment grade and high yield), mortgage loans, structured securities, private equity and U.S. Treasury securities. These U.S. Treasury securities, while lower yielding than other alternatives, provide a higher level of liquidity and play a role in managing our interest rate exposure.

Investment Portfolio

The following table summarizes our cash and invested assets (in millions):

	December 31,
	2023	2022
Bonds	$38,258	$44,080
Preferred stocks, at statement value	173	79
Common stocks - unaffiliated, at fair value	384	428
Common stocks - affiliated, on equity basis	721	603
Cash, cash equivalents, and short-term investments	2,064	4,158
Mortgage loans	10,278	11,589
Policy loans	4,242	4,223
Limited partnership interests	1,981	2,433
Real estate	227	237
Derivatives	85	833
Other invested assets	164	258
Total cash and invested assets	$58,577	$68,922

Jackson’s investment portfolio is broadly diversified among sectors and issuers. Below investment grade bonds totaled 1.5% and 2.1% of cash and invested assets at December 31, 2023 and December 31, 2022, respectively. Jackson’s direct exposure to the subprime mortgage market is $113 million and $140 million at December 31, 2023 and December 31, 2022, respectively. Most of this exposure is in fixed rate, residential mortgage-backed securities that hold first liens on the underlying collateral. Jackson had gross unrealized gains of $243 million and gross unrealized losses of $4,307 million on its debt securities at December 31, 2023. Of the total carrying value of bonds in an unrealized loss position at December 31, 2023, 98% were investment grade. Unrealized losses on bonds that were below investment grade comprised approximately 2% of the aggregate gross unrealized loss on debt securities. For Statutory reporting, Jackson’s debt securities are generally reported at amortized cost, meaning the unrealized gains and losses are not reflected in income or capital and surplus. At December 31, 2023, Jackson held $6.5 billion of Governments, down from $7.2 billion at December 31, 2022.

Mortgage loans with balances totaling $10.3 billion at December 31, 2023, consisted of 431 commercial mortgage loans and 4,990 residential mortgage loans collateralized by properties located in 50 states, the District of Columbia, Europe, and Mexico. The average loan balance of the mortgage loans was approximately $2 million and approximately 31% of this portfolio was multi-family residential, 19% was retail, 18% was distribution/warehouse, 14% was office, 10% was residential, and 8% was hotel. At December 31, 2023, approximately 21% of the commercial mortgage loans were secured by properties located in California, 9% by properties located in Texas, 6% by properties located in Illinois, and no more than 6% of this portfolio was secured by properties in any other single state. At the time of their origination or purchase, Jackson’s commercial mortgage loans had loan-to-value ratios of 80% or less. At year-end 2023 and 2022, aggregate of loans without a government guarantee of insurance that were delinquent by more than 90 days, foreclosed, or restructured were not significant to the total mortgage loan portfolio.

Other invested assets, which totaled $2.1 billion at December 31, 2023, were comprised of investment vehicles that primarily have holdings in unaffiliated private equities of $1,318 million, other unaffiliated investments of $336 million, investment in affiliates of $278 million, and residual tranches of $131 million. Other invested assets are generally accounted for using the equity method of accounting.

Investments in common and preferred stocks are minimal, representing less than 2.2% of cash and invested assets at December 31, 2023. Jackson's investments in common stocks are primarily investments in subsidiaries.

At December 31, 2023, derivatives were primarily comprised of $33.0 billion notional amount of treasury futures, $26.0 billion notional amount of options, $23.5 billion notional amount of swaptions, and $23.4 billion aggregate notional amount of equity futures. Overall, the net fair value of Jackson's derivatives at December 31, 2023, was $(820) million, as compared to $(878) million at December 31, 2022. Included in surplus at December 31, 2023 and 2022, were unrealized losses on derivatives of $2,693 million and $2,005 million, respectively.

See Statutory Financial Statements - Note 4 - Investments and Note 5 - Derivatives Instruments of Notes to Statutory Financial Statements for further details.

Life and Annuity Reserves

See Statutory Financial Statements - Note 11 - Life and Annuity Reserves and Note 12 - Separate Accounts of Notes to Statutory Financial Statements for further details.

Liquidity and Capital Resources

Liquidity is our ability to generate sufficient cash flows to meet the cash requirements of operating, investing and financing activities. Capital refers to our long-term financial resources available to support the business operations and contribute to future growth. Our ability to generate and maintain sufficient liquidity and capital depends on the profitability of the businesses, timing of cash flows on investments and products, general economic conditions and access to the capital markets and alternate sources of liquidity and capital described herein.

The discussion below describes our liquidity and capital resources for the years ended December 31, 2023, 2022 and 2021.

Cash Flows

Cash flows from Operating Activities

The principal operating cash inflows from our insurance activities come from insurance premiums, fees charged on our products and net investment income. The principal operating cash outflows are the result of the payment of annuity and life insurance benefits, operating expenses and income tax, as well as interest expense. The primary liquidity concern with respect to these cash flows is the risk of earlier than expected contract holder and policyholder benefit payments.

Cash flows from Investing Activities

The principal cash inflows from our investment activities come from repayments of principal, proceeds from maturities and sales of investments, as well as settlements of freestanding derivatives. The principal cash outflows relate to purchases of investments and settlements of freestanding derivatives. It is not unusual to have a net cash outflow from investing activities because cash inflows from insurance operations are typically reinvested to fund insurance liabilities. We closely monitor and manage these risks through our comprehensive investment risk management process. The primary liquidity concerns with respect to these cash flows are the risk of default by debtors or market disruptions that might impact the timing of investment-related cash flows as well as derivative collateral needs, which could result in material liquidity needs.

Cash flows from Financing Activities

The principal cash inflows from our financing activities come from deposits of funds associated with policyholder account balances, issuance of securities and lending of securities as well as contributions from our Parent. The principal cash outflows come from withdrawals associated with policyholder account balances, repayment of debt, and the return of securities on loan and distributions to our Parent. The primary liquidity concerns with respect to these cash flows are market disruption and the risk of early policyholder withdrawal.

Statutory Capital

Jackson has statutory surplus above the level needed to meet current regulatory requirements. RBC requirements are used as minimum capital requirements by the NAIC and the state insurance departments to identify companies that merit regulatory action. RBC is based on a formula that incorporates both factor-based components (applied to various asset, premium, and statutory reserve items) and model-based components. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk, market risk and business risk and is calculated on an annual basis. The formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not to rank insurers generally. As of December 31, 2023, Jackson was well in excess of the minimum required capital levels.

Our statutory TAC (total adjusted capital) may be negatively impacted by minimum required reserving levels (i.e., cash surrender value floor) when reserve releases are limited and unable to offset losses from our hedging program. The RBC ratio may increase or decrease depending on the interaction between movements in TAC and movements in statutory CAL (the company action level), which could impact available dividends from our insurance subsidiaries. At times the cash surrender value floor materially affects the CAL calculation in addition to reserve levels. The formation and operation of Brooke Re is anticipated to mitigate these impacts. See “Recent Events of Note – Brooke Life Reinsurance Company” above for more information on Brooke Re and associated transactions.

Jackson had an RBC ratio of 624%, 544% and 580% as of December 31, 2023, 2022 and 2021, respectively. The increase in Jackson’s RBC ratio as of December 31, 2023 as compared to December 31, 2022 was primarily due to reductions in interest rate and market risk. There was also lower asset risk subsequent to the sale of the private equities limited partnerships.

Jackson’s Liquidity

The liquidity requirements for Jackson primarily relate to the liabilities associated with our insurance and reinsurance activities, operating expenses and income taxes. Liabilities arising from insurance and reinsurance activities include the payment of policyholder benefits when due, cash payments in connection with policy surrenders and withdrawals and policy loans.

Liquidity requirements are principally for purchases of new investments, management of derivative related margin requirements, repayment of principal and interest on debt, payments of interest on surplus notes, funding of insurance product liabilities including payments for policy benefits, surrenders, maturities and new policy loans, funding of expenses including payment of commissions, operating expenses and taxes.

Significant increases in interest rates could create sudden increases in surrender and withdrawal requests by customers and contract holders and result in increased liquidity requirements for Jackson. Significant increases in interest rates or equity markets may also result in higher margin and collateral requirements on our derivative portfolio. The derivative contracts are an integral part of our risk management program, especially for the management of our variable annuities program, and are managed in accordance with our hedging and risk management program. Our cash flows associated with collateral received from counterparties and posted with counterparties fluctuates with changes in the market value of the underlying derivative contract and/or the market value of the collateral. The net collateral position depends on changes in interest rates and equity markets related to the amount of the exposures hedged. Collateral posting requirements can result in material liquidity needs for Jackson.

Other factors that are not directly related to interest rates can also give rise to an increase in liquidity requirements, including, changes in ratings from rating agencies, general policyholder concerns relating to the life insurance industry (e.g., the unexpected default of a large, unrelated life insurer) and competition from other products, including non-insurance products such as mutual funds, certificates of deposit and newly developed investment products. Most of the life insurance and annuity products Jackson offers permit the policyholder or contract holder to withdraw or borrow funds or surrender cash values.

The liquidity sources for Jackson are their cash, short-term investments, sales of publicly traded bonds, insurance premiums, fees charged on our products, sales of annuities and institutional products, investment income, commercial repurchase agreements and utilization of a short-term borrowing facility with the FHLBI.

Jackson uses a variety of asset liability management techniques to provide for the orderly provision of cash flow from investments and other sources as policies and contracts mature in accordance with their normal terms. Jackson’s principal sources of liquidity to meet unexpected cash outflows associated with sudden and severe increases in surrenders and withdrawals or benefit payments are its portfolio of liquid assets and its net operating cash flows. As of December 31, 2023, the portfolio of cash, short-term investments and privately and publicly traded securities and equities that are unencumbered and unrestricted to sale, amounted to $15.5 billion.

Our Indebtedness

Surplus Notes

On March 15, 1997, the Company issued 8.2% surplus notes in the principal amount of $250 million due March 15, 2027. These surplus notes are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims and may not be redeemed at the option of the Company or any holder prior to maturity. Interest is payable semi-annually on March 15th and September 15th of each year. Interest expense on the notes was $20 million, $20 million, and $20 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Under Michigan insurance law, for statutory reporting purposes, the surplus notes are not part of the legal liabilities of the Company and are considered surplus funds. Payments of interest or principal may only be made with the prior approval of the Michigan Director of Insurance and only out of surplus earnings that the director determines to be available for such payments under Michigan insurance law.

Federal Home Loan Bank

Jackson is a member of the regional FHLBI primarily for the purpose of participating in its collateralized loan advance program with funding facilities. Membership requires us to purchase and hold a minimum amount of FHLBI capital stock, plus additional stock based on outstanding advances. Advances are in the form of either notes or funding agreements issued to FHLBI. As of December 31, 2023 and 2022, Jackson held a bank loan with an outstanding balance of $57 million and $62 million, respectively.

Collateral Upgrade Transactions

During the first quarter of 2024, Jackson executed certain paired repurchase and reverse repurchase transactions (“Collateral Upgrade” transactions) totaling $1.5 billion pursuant to master repurchase agreements with participating bank counterparties. Under these transactions, the Company lends securities (e.g., corporate debt securities or other securities agreed upon between the parties) to one or more bank counterparties in exchange for cash (repurchase agreement) and exchange that cash for an equal value of U.S. Treasury securities (reverse repurchase agreement) to provide as collateral as part of our hedging program. The transactions are paired as two legs of a Collateral Upgrade trade.

Financial Strength Ratings

Our access to funding and our related cost of borrowing, the attractiveness of our products to customers, our attractiveness as a reinsurer to potential ceding companies and requirements for derivatives collateral posting are affected by our credit ratings and financial strength ratings, which are periodically reviewed by the rating agencies. Financial strength ratings and credit ratings are important factors affecting consumer confidence in an insurer and its competitive position in marketing products as well as critical factors considered by ceding companies in selecting a reinsurer.

We and our principal insurance company subsidiary are rated by A.M. Best, S&P, Moody’s and Fitch. Financial strength ratings represent the opinions of rating agencies regarding the financial ability of an insurer or reinsurer to meet its obligations under an insurance policy or reinsurance arrangement and generally involve quantitative and qualitative evaluations by rating agencies of a company’s financial condition and operating performance. Generally, rating agencies base their financial strength ratings upon information furnished to them by the company and upon their own investigations, studies and assumptions. Financial strength ratings are based upon factors of concern to customers, distribution partners and ceding companies and are not directed toward the protection of investors. Financial strength ratings are not recommendations to buy, sell or hold securities and may be revised or revoked at any time at the sole discretion of the rating organization.

As of April 1, 2024, the financial strength ratings of Jackson and its wholly owned subsidiary, Jackson National Life Insurance Company of New York, were as follows:

Company	A.M. Best	Fitch	Moody’s	S&P
Jackson National Life Insurance Company
Rating	A	A	A3	A
Outlook	stable	stable	stable	stable
Jackson National Life Insurance Company of New York
Rating	A	A	A3	A
Outlook	stable	stable	stable	stable

In evaluating our Company’s financial strength, the rating agencies evaluate a variety of factors including our strategy, market positioning and track record, mix of business, profitability, leverage and liquidity, the adequacy and soundness of our reinsurance, the quality and estimated market value of our assets, the adequacy of our surplus, our capital structure, and the experience and competence of our management.

In addition to the financial strength ratings, rating agencies use an outlook statement to indicate a short- or medium-term trend which, if continued, may lead to a rating change. A positive outlook indicates a rating may be raised and a negative outlook indicates a rating may be lowered. A stable outlook is assigned when ratings are not likely to be changed. Outlooks should not be confused with expected stability of the issuer’s financial or economic performance. A stable outlook does not preclude a rating agency from changing a rating at any time without notice.

A.M. Best, S&P, Moody’s and Fitch review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. While the degree to which ratings adjustments will affect sales of our annuities and institutional products, and persistency is unknown, if our ratings are negatively adjusted for any reason, we believe we could experience a material decline in the sales in our individual channel, origination in our institutional channel, and the persistency of our existing business.

Contractual Obligations

Contractual Obligations are identified within the Statutory Financials Statements - Note. 15. Commitments and Contingent Liabilities.

Impact of Recent Accounting Pronouncements

For a complete discussion of new accounting pronouncements affecting us, see Statutory Financials Statements - Note 2 - Summary of Significant Accounting Policies of Notes to Statutory Financial Statements.

Critical Accounting Estimates

For a complete discussion of critical accounting estimates affecting us, see Statutory Financials Statements - Note 2 - Summary of Significant Accounting Policies of Notes to Statutory Financial Statements.

Quantitative and Qualitative Disclosures about Market Risk

Our primary market risk exposure results from interest rate fluctuations, equity price movements and changes in credit spreads.

Interest Rates

Our market risk exposure to changes in interest rates principally arises from investments in fixed-income securities (primarily, publicly-traded corporate and government bonds and asset-backed securities), interest-rate derivative instruments, in addition to market risk benefits and embedded derivatives associated with certain variable annuities, fixed index annuities, and RILAs.

Equity Markets

Our risk exposure to changes in equity markets principally arises from investments in equity securities, equity derivative instruments, in addition to market risk benefits and embedded derivatives associated with certain variable annuities, fixed index annuities, and RILAs.

Variable Annuity Equity Market Risk

Equity market risk arises from the variable annuities we offer principally in the following ways:

•Core contract charges and investment management fees are generally calculated based on the account value. Our customers typically allocate a significant portion of their account value to separate account investment options that hold equity securities. Increases or decreases in the value of the referenced equity securities will increase or decrease the associated core contract charges and investment management fees.

•As of December 31, 2023, 77% of our total variable annuity account value included a return of premium death benefit and 11% of our total variable annuity account value included an enhanced GMDB selection. Decreases in equity markets increase the likelihood that a customer’s account value will be insufficient to cover the benefit paid to the beneficiary at the time of a claim following the customer’s death. As a result, the risk associated with such payouts is dependent on both the equity market performance and the time of the claim.

•As of December 31, 2023, 76% of total variable annuity account value included either a GMWB for Life or GMWB selection. These benefits guarantee minimum payments based on a fixed annual percentage of the benefit base. These withdrawals may continue even if the account value subsequently falls to zero. When equity markets decrease, we generally expect account values to decline, and the account value therefore to be able to fund relatively fewer guaranteed withdrawals. Conversely, increases in equity markets generally increase account values and extend the number of withdrawals the account value is able to fund.

See Our Business – “Our Product Offerings – Retail Annuities” for additional information about variable annuity guaranteed living benefit and guaranteed death benefit riders.

In addition to equity market declines, certain other equity market changes could also increase our losses. For example, certain of our guaranteed living benefits and guaranteed death benefits include provisions that step up the benefit base if the account value exceeds the benefit base at specified time intervals (generally annually or quarterly). Therefore, if equity markets increase over the short-term but return to lower levels in the longer-term, those step-up provisions could increase the benefit base relative to the account value, resulting in additional benefit payments paid by us compared to a scenario where equity markets had remained flat over time. The fees attributable to guaranteed benefits are generally calculated based on the benefit base, so the scenario in which equity markets increase and then later decrease will also result in relatively higher fee income.

Fixed Index Annuity Equity Market Risk

We sell fixed index annuities where the crediting rate to the contract holder is determined by reference to equity market performance. A higher equity market return over a given period will credit more interest to the account value of those annuities, though the final amounts credited are generally capped at specified maximum possible crediting rates.

We also offer an optional lifetime withdrawal guarantee benefit on our fixed index annuities, which allows contract holders to withdraw a specified amount each year until death, or until the contract holder’s account value is exhausted. See Our Business – “Our Product Offerings – Retail Annuities” for additional information about fixed index annuity guaranteed living benefit riders. The equity market risk exposure on these benefits differs from comparable benefits offered on variable annuities, because declines in equity markets only reduce the interest credited to the customer’s account value for that period and not the account value itself. As a result, declines in equity markets do not shorten the time remaining before we expect to make payments on these guarantees. However, increasing equity markets will result in higher amounts credited to the customer’s account value, thereby extending the number of annual guaranteed withdrawals funded from the account value. In addition, increasing equity markets could potentially increase the specified amount available for withdrawal.

RILA Equity Market Risk

We sell RILA where the crediting rate to the contract holder is determined by reference to equity market performance. Similar to fixed index annuities, a higher equity market return over a given period will credit more interest to the account value of those annuities, though the final amounts credited are generally capped at specified maximum possible crediting rates. Unlike fixed index annuities, and similar to variable annuities, a lower equity market return over a given period may result in a reduction to the account value. Unlike variable annuities, the amount of the reduction is limited by a floor (which defines the maximum amount of market loss to which the contract holder is exposed) or buffer (which defines the amount of the market loss not credited to the contract holder).

We also offer a return of premium death benefit on our RILA. Decreases in equity markets increase the likelihood that a customer’s account value will be insufficient to cover the benefit paid to the beneficiary at the time of a claim following the customer’s death. As a result, the risk associated with such payouts is dependent on both the equity market performance and the time of the claim. See Our Business – “Our Product Offerings – Retail Annuities” for additional information about RILA.

Risk Management

Our actuarial, asset-liability management and finance functions have responsibility for managing our market risk exposures. Our risk function provides risk oversight and challenge, and our internal audit team provides independent assurance. Our enterprise risk management framework contemplates a wide range of market risks and focuses on exposures and risk limits on a consolidated basis for the Company. A description of our Enterprise Risk Management Framework is provided in Our Business – “Risk Management.”

We have an Asset Liability Management Committee (“ALCO”) that maintains a written Asset Liability Management Policy ("ALM Policy"). ALCO regularly reviews all material financial risks in accordance with our ALM Policy. If market risks exceed predetermined tolerances, management is required to inform the Finance and Risk Committee of our JFI Board of Directors. Management proposes how best to mitigate or address such risks, including equity market and interest rate risks.

Equity Market Risk: We manage equity market risk by both holding sufficient capital and by using derivative-based hedges as described above in our hedging program. We hedge the equity risk embedded within our products by using equity options, total return swaps, and futures on a variety of indices that best represent the equity exposures inherent in the range of underlying investment options available on certain of our annuities.

Interest Rate Risk: We manage interest rate risk by employing product design, pricing and asset-liability management strategies intended to mitigate the potential effects of interest rate movements. Product design and pricing strategies include the use of surrender charges, market value adjustments, restrictions on withdrawals and the ability to reset crediting rates. Our asset-liability management strategies may include the use of derivatives, such as interest rate swaps, interest rate swaptions (also known as a swap option) and interest rate/bond futures, as well as fixed income assets. We manage interest rate risk in aggregate, contemplating natural offsets between products before pursuing hedging transactions.

We analyze interest rate risk using various models, including multi-scenario models that project future cash flows from our product and benefit liabilities and their supporting investments, including derivatives. These projections involve evaluating the potential gain or loss on our in-force business under various increasing and decreasing interest rate environments. State insurance regulations require that we perform some of these analyses annually as part of our review of the sufficiency of our regulatory reserves. We also measure the relative sensitivities of the value of our assets and liabilities to changes in key assumptions utilizing internal models. These models reflect specific product characteristics and include assumptions based on our expectations regarding lapse, mortality and crediting rates.

We also use common industry metrics, such as duration and convexity, to measure the relative sensitivity of asset and liability values to changes in interest rates. In computing the duration of liabilities, we consider all policyholder guarantees as well as non-guaranteed elements of policyholder liabilities.

Our Hedging Approach and Evaluating Hedge Effectiveness

Our hedging program seeks to balance three objectives: protecting against the economic impact of adverse market conditions, protecting our statutory capital, and stabilizing our statutory distributable earnings throughout market cycles. Our core dynamic hedging program seeks to offset changes in economic liability associated with variable, registered index-linked, and fixed indexed annuity guaranteed benefits due to market movements, while our macro hedging program seeks to manage capital and liquidity risk.

Our hedging strategy manages equity and interest rate risk within risk tolerances through a mix of equity and interest rate derivatives and fixed income assets. We do not directly use hedging to offset the movement in our U.S. GAAP liabilities as market conditions change from period to period, which may result in U.S. GAAP net income volatility.

Depending on market conditions and our capital position, we may favor the use of one type of hedging instrument over another. When evaluating the effectiveness of our hedge program we look at the combined net effect of our hedge assets and the liabilities these assets are intended to hedge. We consider our hedge program effective if it is successful in keeping the net effect of these assets and liabilities within our defined risk measures and limits. This analysis of hedge positioning relative to the liabilities these assets are intended to hedge provides our management team a view on the effectiveness of the hedging program.

For our equity market exposure, we compare the impact of changes to equity markets on our hedge assets relative to the liabilities these assets are intended to hedge. For example, in periods with increasing equity markets, we expect significant losses on our equity hedges, but as increasing equity markets also generally increase contract holder account values, we expect a related decrease in the likelihood or level of future payments we need to make on our guaranteed benefits. Likewise, in periods of decreasing markets we expect significant increases in the value of our equity hedges, but also would expect liabilities for future guaranteed benefit payments to increase.

For our interest rate exposure, similar to equity market risk, we evaluate the level of interest rate hedge coverage by comparing the impacts of interest rate movements on our hedge assets relative to the liabilities these assets are intended to hedge. The types of derivative instruments we use to manage interest rate risk are different from those we use to manage equity market risk. We also recognize the sensitivity of our equity hedges to interest rates but believe their contribution to the overall interest rate hedge is small due to their relatively short duration of these derivatives.

Market Risk—Fair Value Exposures

For the purpose of this Item, we define “market risk” as changes in fair value resulting from changes in interest rates or equity market prices. The estimated fair values of certain assets and liabilities may be materially impacted by changes in interest rates and equity markets. Our exposures to interest rates and equity markets also impact our business, financial condition, results of operations and cash flows other than through changes in fair value. See Risks Related to Our Business and Industry – “Risks Related to Conditions in the Global Financial Markets and Economy.”

Risk Measurement—Sensitivity Analysis

In the following discussion and analysis, we measure market risk related to our market sensitive assets and liabilities based on changes in interest rates and equity market prices utilizing an internal sensitivity analysis. Due to our current portfolio structure and holdings, foreign currency movements are not material to the Company. This analysis estimates the potential changes in estimated fair value based on a hypothetical 50 basis point parallel shift (increase or decrease) in risk-free interest rates and a 10% change (increase or decrease) in equity market prices. In performing the analysis summarized below, we used market rates and balance sheet positions as of December 31, 2023 and 2022, respectively. We modeled the impact of changes in market rates and prices on the estimated fair values of our market sensitive assets and liabilities as follows:

•the net present values of our interest rate sensitive exposures resulting from a parallel 50 basis point shift (increase or decrease) in interest rates; and

•the estimated fair value of our equity positions due to a 10% change (increase or decrease) in equity market prices.

The sensitivity analysis reflects hypothetical scenarios and is an estimate as of a specific point in time based on asset and liability positioning on that date. These hypothetical scenarios do not represent management’s view of future market changes and should not be viewed as predictive of our future financial performance. Actual results in any particular period may vary from the amounts indicated in the table below as a result of changes in the composition of our assets and liabilities, market conditions, management actions and other factors.

The sensitivity analysis reflects changes in fair value resulting from changes in interest rates or equity market levels and does not reflect changes in the economic value of assets or liabilities.

The market risk information is limited by the assumptions and parameters established in creating the related sensitivity analysis, including:

•interest-rate sensitive liabilities do not include policy and contract liabilities as of December 31, 2023 and 2022, respectively, which are accounted for on a book value basis under U.S. GAAP;

•interest-rate sensitive assets do not include assets accounted for on a book value basis under U.S. GAAP, which primarily consist of $10.1 billion and $11.0 billion of mortgage loans as of December 31, 2023 and 2022, respectively;

•the analysis excludes the effect of market or interest rate impacts on assets and liabilities related to our funds withheld reinsurance treaties;

•the analysis excludes real estate holdings;

•the analysis excludes the impact of changes in income taxes; and

•the analysis assumes that the composition of assets and liabilities remains unchanged upon measurement and excludes the impacts of management actions.

Given the limitations described above, we use models as tools and not as substitutes for the experience and judgment of our management. Based on the fair values of the financial instruments and our analysis of the impacts of the measured changes in market rates and prices, we have determined that our interest rate and equity market exposures are material.

The table below provides detail regarding the potential change in estimated fair value of our debt securities in addition to our variable annuity, fixed index and RILA market risk benefits and embedded derivatives due to a 50 basis point parallel increase and decrease in the yield curve by type of asset or liability (in millions):

	December 31, 2023			December 31, 2022
	Fair	Impact of	Impact of	Fair	Impact of	Impact of
	Value	+50 bps	-50 bps	Value	+50 bps	-50 bps
		Change	Change		Change	Change
Debt Securities (1)
Floating Rate	$1,088	$(1)	$1	$1,098	$—	$—
Fixed Rate	27,719	(806)	854	27,193	(882)	920

(1) Includes debt securities that are classified as available-for-sale and includes securities at fair value under the fair value option.

	December 31, 2023			December 31, 2022
	Fair Value	Impact of +50 bps Change	Impact of -50 bps Change	Fair Value	Impact of +50 bps Change	Impact of -50 bps Change
Fixed index and RILA embedded derivatives	$1,275	$(49)	$52	$235	$(9)	$9
Market risk benefits	(1,136)	(2,213)	2,470	2,753	(2,212)	2,463
The fair value of certain market risk benefits reflects the present value of projected benefit payments less the present value of attributed fees. These benefit payments and fees are subject to differing degrees of discounting, as benefit payments are generally projected to occur further in the future as compared to attributed fees. As a result, the degree of sensitivity between the present values of projected fees as compared to the present values of projected benefit payments may result in disproportionate sensitivity impacts relative to the market risk benefits fair value.

The table below provides additional detail regarding the potential change in estimated fair value of our equity investment portfolio in addition to our variable annuity, fixed index and RILA market risk benefits and embedded derivatives due to a 10% increase and decrease in equity market prices by type of asset or liability (in millions):

	December 31, 2023			December 31, 2022
	Fair	Impact of	Impact of	Fair	Impact of	Impact of
	Value	10%	-10%	Value	10%	-10%
		Change	Change		Change	Change
Equity Securities and Limited Partnerships	$1,573	$(157)	$157	$1,923	$(192)	$192

	December 31, 2023			December 31, 2022
	Fair	Impact of	Impact of	Fair	Impact of	Impact of
	Value	10%	-10%	Value	10%	-10%
		Change	Change		Change	Change
Fixed index and RILA embedded derivatives	$1,275	$2	$(5)	$235	$1	$(3)
Market risk benefits	(1,136)	(2,048)	2,587	2,753	(2,382)	2,867

The fair value of our market risk benefits reflect our contract holders’ exposure to equity market declines. When equity markets increase, this exposure and the related fair value declines.

The table below provides details regarding the potential change in estimated fair value of our derivative instruments due to a 50 basis point parallel increase and decrease in the yield curve by type of derivative instrument, as well as the potential change in estimated fair value of our derivative instruments due to a 10% increase and decrease in equity prices (dollars in millions):

			Interest Rate Sensitivity
	Notional	Weighted	Impact of	Fair	Impact of
	Amount	Average Term	+50 bps	Value	-50 bps
		(Years)	Change		Change
December 31, 2023
Swaps	$7,893	5.68	$(93)	$(120)	$96
Swaptions	23,500	0.36	(612)	(752)	885
Interest Rate Futures	33,919	0.25	(1,011)	—	1,138
Total			$(1,716)	$(872)	$2,119
December 31, 2022
Swaps	$11,053	6.01	$(165)	$(257)	$174
Swaptions	25,000	1.07	(685)	(1,711)	647
Interest Rate Futures	105,249	0.91	(102)	—	83
Total			$(952)	$(1,968)	$904

			Equity Sensitivity
	Notional	Weighted	Impact of	Fair	Impact of
	Amount	Average Term	+10%	Value	-10%
		(Years)	Change		Change
December 31, 2023
Options
Calls	$—	—	$—	$—	$—
Puts	26,000	0.07	(55)	59	1,226
Total options	26,000	0.07	(55)	59	1,226
Equity Futures	24,739	1.81	(1,452)	—	1,452
Total Return Swaps	1,599	4.50	(162)	(22)	162
Total			$(1,669)	$37	$2,840
December 31, 2022
Options
Calls	$21,000	0.20	$698	$106	$(99)
Puts	27,500	0.20	(473)	958	1,015
Total options	48,500	0.20	225	1,064	916
Equity Futures	18,258	0.21	(1,988)	—	1,988
Total Return Swaps	—	—	(71)	31	71
Total			$(1,834)	$1,095	$2,975

Jackson National Life Insurance Company

Statutory Financial Statements
December 31, 2023

Jackson National Life Insurance Company

Index to Statutory Financial Statements

________________________________________________________________________________________________

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KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Independent Auditors' Report

The Audit and Risk Management Committee of the Board of Directors
Jackson National Life Insurance Company:

Opinions

We have audited the financial statements of Jackson National Life Insurance Company (the Company), which comprise the statutory statements of admitted assets, liabilities, capital and surplus as of December 31, 2023 and 2022, and the related statutory statements of operations, capital and surplus, and cash flow for each of the years in the three-year period ended December 31, 2023, and the related notes to the statutory financial statements.

Unmodified Opinion on Statutory Basis of Accounting

In our opinion, the accompanying financial statements present fairly, in all material respects, the admitted assets, liabilities, capital and surplus of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flow for each of the years in the three-year period ended December 31, 2023 in accordance with accounting practices prescribed or permitted by the Michigan Department of Insurance and Financial Services described in Note 2.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the significance of the matter discussed in the Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles section of our report, the financial statements do not present fairly, in accordance with U.S. generally accepted accounting principles, the financial position of the Company as of December 31, 2023 and 2022, or the results of its operations or its cash flows for the three-year period ended December 31, 2023.

Basis for Opinions

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 2 to the financial statements, the financial statements are prepared by the Company using accounting practices prescribed or permitted by the Michigan Department of Insurance and Financial Services, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, the financial statements are not intended to be presented in accordance with U.S. generally accepted accounting principles. The effects on the financial statements of the variances between the statutory accounting practices described in Note 2 and U.S. generally accepted accounting principles, although not reasonably determinable, are presumed to be material and pervasive.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting practices prescribed or permitted by the Michigan Department of Insurance and Financial Services. Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

● Exercise professional judgment and maintain professional skepticism throughout the audit.

● Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplementary information included in the supplemental schedule of selected financial data, supplemental investment risks interrogatories, summary investment schedule, and reinsurance risk interrogatories is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Michigan Department of Insurance and Financial Services. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audits of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with GAAS. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ KPMG LLP

Chicago, Illinois
March 22, 2024

Jackson National Life Insurance Company
Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus
(In thousands, except for share information)

	December 31,
	2023	2022
Admitted Assets
Bonds	$38,257,780	$44,080,473
Preferred stocks, at statement value (cost: 2023, $202,132; 2022, $113,825)	172,812	79,449
Common stocks - unaffiliated, at fair value (cost: 2023, $391,632; 2022, $450,764)	384,287	428,001
Common stocks - affiliated, on equity basis (cost: 2023, $726,278; 2022, $609,179)	721,254	603,128
Cash, cash equivalents, and short-term investments	2,064,327	4,158,359
Mortgage loans	10,278,312	11,588,720
Policy loans	4,241,716	4,223,154
Limited partnership interests	1,981,198	2,433,042
Real estate	226,592	236,841
Derivatives	84,816	832,749
Other invested assets	163,941	258,476
Total cash and invested assets	58,577,035	68,922,392

Investment income due and accrued	585,905	633,062
Premiums deferred and uncollected	203,084	234,195
Federal income taxes receivable	—	128,217
Net deferred tax asset	606,942	781,090
Amounts due from reinsurers	139,989	224,241
Receivable for derivatives	757,312	—
Admitted disallowed IMR	252,977	—
Other admitted assets	4,688	1,690
Separate account assets	208,449,179	183,704,207
Total admitted assets	$269,577,111	$254,629,094

Liabilities, Capital and Surplus
Liabilities:
Aggregate reserves for life, accident and health and annuity contracts	$25,250,874	$27,779,493
Liability for deposit-type contracts	9,011,732	9,691,716
Policy and contract claims	760,037	857,769
Other contract liabilities	(31,727)	(31,400)
Remittances in process	40,834	29,334
Interest maintenance reserve	—	218,795
Commissions payable and expense allowances on reinsurance assumed	126,297	109,467
Asset valuation reserve	489,670	986,974
Funds held under reinsurance treaties with unauthorized reinsurers	3,628,585	3,588,452
Funds held under coinsurance	18,856,107	22,550,117
General expenses and taxes due and accrued	210,509	190,954
Accrued transfers to separate accounts	(4,499,524)	(5,068,709)
Borrowed money and interest thereon	307,618	62,358
Repurchase agreements	—	1,011,762
Payable for securities lending	13,050	23,316
Derivatives	904,691	1,710,737
Federal income tax payable	721	—
Other liabilities	1,405,836	1,226,334
Separate account liabilities	208,449,179	183,704,207
Total liabilities	264,924,489	248,641,676
Capital and Surplus:
Capital stock (par value $1.15 per share; 50,000 shares authorized;
12,000 shares issued and outstanding)	13,800	13,800
Surplus notes	249,817	249,769
Gross paid-in and contributed surplus	4,631,055	4,781,055
Aggregate write-ins for special surplus funds	252,977	—
Unassigned surplus	(495,027)	942,794
Total capital and surplus	4,652,622	5,987,418
Total liabilities, capital and surplus	$269,577,111	$254,629,094

See accompanying Notes to Statutory Financial Statements.

Jackson National Life Insurance Company
Statutory Statements of Operations
(In thousands)

	Years Ended December 31,
	2023	2022	2021
Income:
Premiums and annuity considerations	$13,227,578	$16,204,649	$19,845,301
Considerations for supplementary contracts with life contingencies	1,443	4,942	7,010
Net investment income	2,854,547	3,259,909	3,491,801
Amortization of interest maintenance reserve	(732,212)	108,459	182,273
Separate Accounts net gain from operations excluding unrealized gains or losses	210,502	152,511	6,293
Commissions and expense allowances on reinsurance ceded	54,250	56,511	67,993
Fee income	5,465,127	5,451,822	5,555,531
Other income	612,302	628,393	699,019
Total income	21,693,537	25,867,196	29,855,221
Benefits and other deductions:
Death and other benefits	24,334,421	21,213,881	25,011,763
Increase (decrease) in aggregate reserves	(2,528,619)	482,195	(1,344,167)
Commissions	1,752,864	1,865,652	2,168,761
General insurance expenses	767,894	637,103	722,125
Taxes, licenses and fees	40,014	56,745	44,784
Amortization of value of business acquired and goodwill	—	32,752	49,128
Interest on funds withheld treaties	1,169,449	1,195,917	1,198,329
Change in loading and other	(1,551)	(156)	289
Reinsurance on in-force business	(10,186)	(162,654)	(96,352)
Reinsurance on in-force business - Athene	(109,611)	(84,818)	(77,860)
Net transfers from separate accounts	(6,514,054)	(3,495,689)	(2,926,856)
Total benefits and other deductions	18,900,621	21,740,928	24,749,944
Gain from operations before federal income tax expense and net
realized capital losses	2,792,916	4,126,268	5,105,277
Dividends to policyholders	8,386	7,674	8,835
Gain from operations after dividends to policyholders and before federal income taxes	2,784,530	4,118,594	5,096,442
Federal income tax expense	966,356	96,261	883,790
Gain from operations before net realized capital losses	1,818,174	4,022,333	4,212,652

Net realized capital losses, less tax benefit of $545,555, $69,775, and $1,008,921 in 2023, 2022, and 2021, respectively, excluding tax benefit of $342,797 in 2023, tax benefit of $68,678 in 2022, and tax expense of $135,159 in 2021 transferred to the IMR	(1,939,868)	(334,731)	(4,076,745)
Net income	$(121,694)	$3,687,602	$135,907

See accompanying Notes to Statutory Financial Statements.

Jackson National Life Insurance Company
Statutory Statements of Capital and Surplus
(In thousands)

			Surplus
	Capital	Surplus	Gross paid-in and	Special
	stock	notes	contributed	Funds	Unassigned	Total

Balances at December 31, 2020	$13,800	$249,680	$4,006,055	$—	$510,975	$4,780,510
Net income	—				135,907	135,907
Change in net unrealized capital gains and losses	—	—	—	—	(95,220)	(95,220)
Change in net unrealized foreign exchange capital gains and losses	—	—	—	—	4,127	4,127
Change in net deferred income tax	—	—	—	—	148,051	148,051
Change in asset valuation reserve	—	—	—	—	(44,497)	(44,497)
Change in non-admitted assets	—	—	—	—	(28,333)	(28,333)
Change in liability for reinsurance in						—
unauthorized companies	—	—	—	—	(3,192)	(3,192)
Change in surplus in separate accounts	—	—	—	—	(6,293)	(6,293)
Surplus withdrawn from separate accounts	—	—	—	—	6,293	6,293
Surplus notes accretion	—	44	—	—	—	44
Change in surplus as a result of reinsurance	—	—	—	—	(174,212)	(174,212)
Paid-in surplus	—	—	1,375,000	—	—	1,375,000

Balances at December 31, 2021	$13,800	$249,724	$5,381,055	$—	$453,606	$6,098,185
Net income	—	—	—	—	3,687,602	3,687,602
Change in net unrealized capital gains and losses	—	—	—	—	(1,960,366)	(1,960,366)
Change in net deferred income tax	—	—	—	—	(529,550)	(529,550)
Change in asset valuation reserve	—	—	—	—	(472,560)	(472,560)
Change in non-admitted assets	—	—	—	—	7,579	7,579
Change in liability for reinsurance in
unauthorized companies	—	—	—	—	3,954	3,954
Change in surplus in separate accounts	—	—	—	—	(152,511)	(152,511)
Surplus withdrawn from separate accounts	—	—	—	—	152,511	152,511
Surplus notes accretion	—	45	—	—	—	45
Change in surplus as a result of reinsurance	—	—	—	—	(247,471)	(247,471)
Paid-in surplus	—	—	(600,000)	—	—	(600,000)

December 31, 2022	13,800	249,769	4,781,055	—	942,794	5,987,418

Net income	—	—	—	—	(121,694)	(121,694)
Change in net unrealized capital gains and losses	—	—	—	—	(652,825)	(652,825)
Change in net deferred income tax	—	—	—	—	398,028	398,028
Change in asset valuation reserve	—	—	—	—	497,303	497,303
Change in non-admitted assets	—	—	—	—	(768,985)	(768,985)
Change in liability for reinsurance in
unauthorized companies	—	—	—	—	33,126	33,126
Change in surplus in separate accounts	—	—	—	—	(210,502)	(210,502)
Surplus withdrawn from separate accounts	—	—	—	—	210,502	210,502
Surplus notes accretion	—	48	—	—	—	48
Change in surplus as a result of reinsurance	—	—	—	—	(119,797)	(119,797)
Dividends to stockholders	—	—	—	—	(450,000)	(450,000)
Change in special surplus funds	—	—	—	252,977	(252,977)	—
Paid-in surplus	—	—	(150,000)	—	—	(150,000)
Balances at December 31, 2023	$13,800	$249,817	$4,631,055	$252,977	$(495,027)	$4,652,622

See accompanying Notes to Statutory Financial Statements.

Jackson National Life Insurance Company
Statutory Statements of Cash Flow
(In thousands)

	Years Ended December 31,
	2023	2022	2021
Cash from operations:
Operating receipts:
Premiums and annuity considerations	$13,259,779	$16,199,182	$19,748,533
Net investment income	2,489,559	2,775,799	2,571,941
Other	6,118,652	6,134,568	6,296,909
Total cash received from operations	21,867,990	25,109,549	28,617,383
Operating disbursements:
Benefit payments	24,164,287	20,952,875	24,450,073
Commissions, general expenses and taxes	2,951,813	2,529,558	2,828,019
Net transfers to separate accounts	(6,861,123)	(3,906,152)	(2,734,870)
Federal income taxes	(22,120)	(11,679)	(396,456)
Total cash disbursed from operations	20,232,857	19,564,602	24,146,766
Net cash from operations	1,635,133	5,544,947	4,470,617
Cash from investments:
Proceeds from investments sold, matured, or repaid:
Bonds	7,790,462	10,958,764	18,659,461
Stocks	239,491	44,234	35,144
Mortgage loans	2,077,633	1,682,161	1,739,701
Real estate	4,419	200	1,397
Limited partnerships and other invested assets	(1,555,962)	3,823,308	(2,006,481)
Total investment proceeds	8,556,043	16,508,667	18,429,222
Cost of investments acquired:
Bonds	2,828,856	7,850,163	13,216,280
Stocks	195,331	219,890	122,894
Mortgage loans	837,867	1,750,467	2,415,893
Real estate	2,263	1,800	1,280
Limited partnerships and other invested assets	2,352,696	4,362,433	3,598,286
Total investments acquired	6,217,013	14,184,753	19,354,633
Net (increase) decrease in policy loans	(18,278)	126,933	46,782
Net cash from (used in) investments	2,320,752	2,450,847	(878,629)
Cash from financing and miscellaneous sources:
Cash provided (applied):
Paid in surplus	(150,000)	(600,000)	1,375,000
Borrowed funds	244,961	(5,039)	(385,040)
Net deposits on deposit-type contracts	(1,143,229)	(113,792)	(2,585,805)
Other	(4,551,649)	(4,170,118)	(2,189,275)
Net cash used in financing and miscellaneous sources	(6,049,917)	(4,888,949)	(3,785,120)

Net change in cash, cash equivalents and short-term investments	(2,094,032)	3,106,845	(193,132)

Cash, cash equivalents and short-term investments at beginning of year	4,158,359	1,051,514	1,244,646

Cash, cash equivalents and short-term investments at end of year	$2,064,327	$4,158,359	$1,051,514

Cash flow information for non-cash transactions:
Debt and equity securities acquired from exchange transactions	$446,817	$402,464	$—
Debt and equity securities disposed from exchange transactions	$437,006	$—	$—
Transfer of debt securities for other invested assets	$—	$104,427	$457,657
Non-cash financial assets acquired from subsidiary	$—	$80,370	$—
Non-cash exchange of financial assets with parent	$—	$24,582	$—
Non-cash financial assets transferred to subsidiary	$8,156	$14,412	$—
Non-cash financial assets transferred to separate account	$222,116	$—	$—

See accompanying Notes to Statutory Financial Statements.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

Note 1 - Organization

Jackson National Life Insurance Company (the “Company” or “Jackson”) is wholly owned by Brooke Life Insurance Company (“Brooke Life” or the “Parent”), which is wholly owned by Jackson Financial Inc. (“Jackson Financial”). Jackson Financial was a majority-owned subsidiary of Prudential plc (“Prudential”), London, England. Jackson Financial's demerger from Prudential was completed on September 13, 2021 ("Demerger"), and Jackson Financial is a stand-alone U.S. public company. Prudential retained an equity interest in Jackson Financial after the Demerger. As a result of sales subsequent to the Demerger, Prudential has no remaining equity interest in the Company as of June 30, 2023.

Jackson is licensed to sell group and individual annuity products (including immediate, fixed index, deferred fixed, variable, and registered index-linked annuities) and individual life insurance products in 49 states and the District of Columbia. Jackson also participates in the institutional products market through the issuance of guaranteed investment contracts (“GICs”), funding agreements and medium-term note funding agreements. There is not substantial doubt about the Company’s ability to continue as a going concern.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting practices prescribed or permitted by the Michigan Department of Insurance and Financial Services (“statutory”), which vary in some respects from U.S. generally accepted accounting principles (“GAAP”) and include the following:

1.the costs related to acquiring business, principally commissions, bonus interest on certain products and certain policy issue and underwriting costs, are charged to income in the year incurred and, thus, are not capitalized and amortized over the periods benefited;

2.recognition of the value of business acquired (“VOBA”) and goodwill is limited and is amortized over the life of the business acquired, up to ten years;

3.assets must be included in the statement of admitted assets, liabilities, capital and surplus at "admitted asset value," with "non-admitted assets" excluded through a charge to surplus;

4.bonds are generally carried at amortized cost and, for investments carried at fair value, changes in investment valuations are recorded in surplus (under GAAP, investments are generally carried at fair value, amortized cost for mortgage loans and policy loans, with changes in valuation recorded in other comprehensive income);

5.investments in subsidiaries or companies where Jackson has a controlling interest or is the primary beneficiary of a variable interest entity are reported as investments, but are consolidated under GAAP;

6.the indexed portion of registered index-linked annuities are included in separate accounts for statutory reporting;

7.current expected credit losses (“CECL”) on certain financial assets are not included herein, but are required for GAAP;

8.a net deferred tax asset (“DTA”), for the tax effect of timing differences between book and tax assets and liabilities, is only reported as an admitted asset to the extent that it is realizable within three years and represents less than 15% of capital and surplus (adjusted to exclude any net DTAs, electronic data processing (“EDP”) equipment and operating system software and any net positive goodwill), subject to limits set by Statement of Statutory Accounting Principles (“SSAP”) No. 101, with the change in net deferred tax asset or liability being recorded directly to surplus;

9.assets and liabilities for certain derivative contracts are reported net for statutory, but are reported gross under GAAP;

10.for derivative instruments carried at fair value, changes in fair value are recorded directly to surplus (under GAAP, derivative instruments are carried at fair value with changes in fair value generally recorded in income);

11.future policy benefit reserves for life insurance are based on statutory mortality and interest requirements without the consideration of withdrawals;

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
12.the Commissioners’ Annuity Reserve Valuation Method (“CARVM”) expense allowance associated with statutory reserving practices for deferred variable annuities held in the separate accounts is reported in the general account as a negative liability;

13.reserve credits for reinsurance ceded are netted against the reserve liability, but are reported as assets under GAAP;

14.surplus notes issued by the Company are recorded as surplus rather than as a liability under GAAP;

15.an asset valuation reserve (“AVR”) is established by a direct charge to surplus to offset future potential credit related investment losses;

16.realized gains and losses, net of tax, resulting from changes in interest rates on fixed income investments are deferred in the interest maintenance reserve (“IMR”) and amortized into investment income over the approximate remaining life of the investment sold;

17.gains or losses resulting from market value adjustments (“MVA”) on policies and contracts backed by assets that are valued at book/adjusted carrying value are deferred in the IMR and amortized in a manner consistent with the determination of the MVA;

18.premiums for universal life and investment-type products, other than GICs and annuities certain, are recognized as income, but are accounted for as deposits to policyholders' accounts under GAAP;

19.net after tax gains on reinsurance transactions comprised of contracts in force at the date of the transaction are excluded from net income and recorded directly to surplus, and amortized into income as earnings emerge from the business reinsured;

20.statements of cash flow are prepared under a prescribed format, which differs from the indirect format under GAAP; and

21.there is no presentation of comprehensive income.

The effects on the financial statements of the variances between the statutory accounting practices described above and US generally accepted accounting principles, although not reasonably determinable, are presumed to be material and pervasive.

Certain amounts in the 2022 and 2021 statutory financial statements have been reclassified to conform to the 2023 presentation.

The Department of Insurance and Financial Services (“DIFS”) recognizes statutory accounting practices prescribed or permitted by the state of Michigan for determining and reporting the financial condition and results of operations of an insurance company, and for determining its solvency under Michigan Insurance Law. The DIFS has adopted the National Association of Insurance Commissioners' (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”) to the extent that the accounting practices, procedures, and reporting standards are not modified by the Michigan Insurance Code. The state of Michigan has adopted certain prescribed accounting practices that differ from those defined in NAIC SAP. The commissioner of insurance also has the right to permit other specific practices that deviate from prescribed practices.

Under Michigan law, the value of the book of business arising from the acquisition of a subsidiary or through reinsurance may be recognized as an admitted asset if certain criteria are met. In NAIC SAP, goodwill may be admitted in amounts not to exceed 10% of an insurer’s capital and surplus, as adjusted, and is eliminated in the event of a merger.

As a result of an acquisition accounted for as a statutory purchase in accordance with SSAP No. 68, the Company had goodwill attributed to the VOBA, with the remaining VOBA balance fully amortized as of August 31, 2022.

The Valuation of Life Insurance Policies Model Regulation (“Model 830”, also known as Regulation XXX), was effective for NAIC SAP in 2000.  The state of Michigan did not permit Model 830 for reserve calculations until January 1, 2002.  Thus, reserves for life business issued in calendar years 2000-2001 are not valued according to Model 830 and NAIC SAP, but rather, are valued under the prior method of the Standard Valuation Law, referred to as the ‘unitary’ method.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Actuarial Guideline XXXV (“Actuarial Guideline 35”) was adopted by the NAIC in December 1998. The purpose of Actuarial Guideline 35 is to interpret the standards for the valuation of statutory reserves for fixed index annuities. NAIC SAP requires application of Actuarial Guideline 35 for all fixed index annuities issued after December 31, 2000. Michigan law prescribes the valuation of fixed index annuities without consideration of Actuarial Guideline 35. As a result, and as demonstrated in the Company’s reconciliation of net income and capital and surplus between NAIC SAP and practices prescribed or permitted by the state of Michigan below, Actuarial Guideline 35 is not reflected in the Company’s accounts as of December 31, 2023 and 2022.

Reconciliation to NAIC SAP
A reconciliation of the Company's net income and capital and surplus between NAIC SAP and practices prescribed or permitted by the state of Michigan is shown below (in millions):

	Years Ended December 31,
	2023	2022	2021

Net income (loss), as stated herein	$(121.7)	$3,687.6	$135.9
Adjustments - prescribed practices:
Valuation of Life Insurance Policies Model Regulation (XXX):
Decrease in aggregate reserves for life and accident
and health policies and contracts	0.4	0.8	0.2
Actuarial Guideline 35:
Decrease/(increase) in aggregate reserves for life and
accident and health policies and contracts	(11.1)	3.8	(29.5)
Amortization of value of business acquired	—	32.8	49.1
Prescribed practices adjustment	(10.7)	37.4	19.8
Tax effect of prescribed practice differences	—	—	6.2
Net income, NAIC SAP	$(132.4)	$3,725.0	$161.9

	December 31,
	2023	2022

Statutory Capital and Surplus, as stated herein	$4,652.6	$5,987.4
Adjustments - prescribed practices:
Aggregate reserve for life policies and contracts
Valuation of Life Insurance Policies Model Regulation (XXX):
Reserve per Michigan basis	6.1	6.4
Reserve per NAIC SAP	16.0	16.7
Model Regulation (XXX) adjustment	(9.9)	(10.3)

Actuarial Guideline 35:
Reserve per Michigan basis	437.9	293.2
Reserve per NAIC SAP	475.2	319.4
Actuarial Guideline 35 adjustment	(37.3)	(26.2)
Tax effect of prescribed practice differences	2.6	4.2
Net impact of prescribed practices	(44.6)	(32.3)
Statutory capital and surplus, NAIC SAP	$4,608.0	$5,955.1

Cybersecurity Event
In 2023, Jackson determined that Jackson’s information at one of our third-party vendors, Pension Benefit Information, LLC (“PBI”), was impacted by a cybersecurity breach involving Progress Software Corporation’s MOVEit Transfer software. The PBI service helps Jackson to identify possible beneficiaries for death benefits. According to PBI, an unknown actor exploited a MOVEit software flaw to access PBI’s systems and download certain data. Our assessment indicated that personally identifiable information relating to approximately 850,000 of Jackson’s customers was obtained by that unknown actor from PBI’s systems. PBI informed Jackson that it rectified the MOVEit vulnerability.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Separately, Jackson experienced unauthorized access to two servers as a result of the MOVEit flaw; however, the scope and nature of the data accessed on those servers was significantly less than the PBI impact. Our assessment was that a subset of information relating to certain partner organizations and individuals, including certain customers of Jackson, was obtained from the two affected servers.

At this time, we do not believe the incident or related litigation will have a material adverse effect on the business, operations, or financial results of the Company.

New and Pending Accounting Pronouncements
In August 2023, the NAIC adopted revisions to SSAP No. 26R - Bonds; SSAP No. 43R - Loan-Backed and Structured Securities; and other SSAPs (e.g., SSAP No. 21R - Other Admitted Assets, and SSAP No. 86 - Derivatives) to incorporate the principles-based bond definition into statutory accounting guidance and amend the accounting for certain asset-backed securities and investments not classified as bonds. In December 2023, SSAP No. 2R - Cash, Cash Equivalents, Drafts, and Short-Term Investments, was also revised to exclude certain securities from being reported as a cash equivalents or short-term investments. The amendments are effective January 1, 2025. The Company is currently in the process of evaluating the impact of the new guidance.

Estimates
The preparation of the accompanying financial statements and notes requires the use of estimates and assumptions about future events that affect the amounts reported in the financial statements and the accompanying notes. Significant estimates or assumptions, as further discussed in the notes, include: 1) valuation of investments and derivative instruments, including fair values of securities deemed to be in an illiquid market and the determination of when an impairment is other-than-temporary; 2) assumptions used in calculating policy reserves and liabilities, including, but not limited to mortality rates, policyholder behavior, expenses, investment returns, policy crediting rates and future hedging activity; 3) assumptions as to future earnings levels being sufficient to realize deferred tax benefits and whether or not certain deferred tax assets will reverse within three years; 4) estimates related to liabilities for lawsuits and establishment of liability for state guaranty fund assessments; and 5) assumptions and estimates associated with the Company’s tax positions, including an estimate of the dividends received deduction, which impact the amount of recognized tax benefits recorded by the Company. These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors as deemed appropriate. As facts and circumstances dictate, these estimates and assumptions may be adjusted. Since future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates, including those resulting from continuing changes in the economic environment, will be reflected in the financial statements in the periods the estimates are changed.

Investments
Bonds, excluding loan-backed and structured securities, are stated at amortized cost except those with an NAIC designation of “6,” which are stated at the lower of amortized cost or fair value. Acquisition premiums and discounts are amortized into investment income through call or maturity dates using the effective interest method.

Jackson recognizes an other-than-temporary impairment ("OTTI") for non-loan-backed securities when the Company does not expect full recovery of amortized cost. These impairment losses are recognized in net realized capital losses for the full difference between fair value and amortized cost.

Loan-backed and structured securities, hereafter collectively referred to as “loan-backed securities,” are also stated at amortized cost except those with an NAIC carry rating of “6,” which are carried at the lower of amortized cost or fair value. The retrospective adjustment method is used to value loan-backed securities where the collection of all contractual cash flows is probable. For loan-backed securities where the collection of all contractual cash flows is not probable, the Company:

•Recognizes the accretable yield over the life of the loan-backed security as determined at the acquisition or transaction date;
•Continues to estimate cash flows expected to be collected at least quarterly; and
•Recognizes an other-than-temporary impairment loss if the loan-backed security is impaired (i.e., the fair value is less than the amortized cost basis) and if the Company does not expect to recover the entire amortized cost basis when compared to the present value of cash flows expected to be collected.

Investments are reduced to estimated fair value (discounted cash flows for loan-backed securities) for declines in value that are determined to be other-than-temporary. In determining whether an other-than-temporary impairment has occurred, the Company considers a security’s forecasted cash flows as well as the severity and duration of depressed fair values.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

If the Company intends to sell an impaired loan-backed security or does not have the intent and ability to retain the impaired loan-backed security for a period of time sufficient to recover the amortized cost basis, an other-than-temporary impairment has occurred. In these situations, the other-than-temporary impairment loss recognized is the difference between the amortized cost basis and fair value. For loan-backed securities, the credit portion of the recognized loss is recorded to the AVR and the non-credit portion is recorded to the IMR. If the Company does not expect to recover the entire amortized cost basis when compared to the present value of cash flows expected to be collected, it cannot assert that it has the ability to recover the loan-backed security’s amortized cost basis even though it has no intent to sell and has the intent and ability to retain the loan-backed security. Therefore, an other-than-temporary impairment has occurred and a realized loss is recognized for the non-interest related decline, which is calculated as the difference between the loan-backed security’s amortized cost basis and the present value of cash flows expected to be collected. For situations where an other-than-temporary impairment is recognized, the previous amortized cost basis less the other-than-temporary impairment recognized as a realized loss becomes the new amortized cost basis of the loan-backed security. The new amortized cost basis is not adjusted for subsequent recoveries in fair value. Therefore, the prospective adjustment method is used for periods subsequent to other-than-temporary impairment loss recognition.

Unaffiliated common stocks are stated at fair value. The Company’s investments in subsidiaries are recorded based on the equity method. Insurance subsidiaries are reported at their audited statutory capital and surplus and non-insurance subsidiaries are carried at their audited equity as determined under GAAP. The Company has non-admitted $5.0 million of the unaudited equity of five subsidiaries in 2023. The Company had non-admitted $6.1 million of the unaudited equity of seven subsidiaries in 2022. Included in common stocks is the Company’s 100% interest in the common stock of Jackson National Life Insurance Company of New York (“Jackson New York”). Jackson New York's financial statements are presented on the basis of accounting practices prescribed or permitted by the New York State Department of Financial Services. The State of New York has adopted certain prescribed practices that differ from those found in NAIC SAP:

•Reserves for fixed deferred annuities are valued under Continuous CARVM according to New York insurance law, rather than Curtate CARVM according to NAIC SAP.
•For variable annuity reserves, New York insurance law incorporates Valuation Manual-21 ("VM-21") but also includes an additional floor calculation. Jackson New York reserves are not valued solely under VM-21 according to NAIC SAP, but rather, are valued with the additional floor calculation according to New York insurance law.
•For payout business, New York insurance law requires an adapted version of Valuation Manual-22 ("VM-22") for purposes of defining minimum reserve standards, thus, reserves for payout business are not valued according to VM-22 as defined by the NAIC SAP, but rather, are valued per New York regulation.

The effect of the prescribed practice is an increase to income of $6.3 million and a decrease to surplus of $23.0 million. The risk based capital of Jackson New York would not have triggered a regulatory event had it not used these prescribed practices according to New York insurance law.

Preferred stocks are stated at cost, except those with an NAIC Securities Valuation Office rating of “4” to “6,” which are reported at the lower of cost or fair value.

Limited partnership interests, including limited liability company interests, are carried at fair value.

Distributions of earnings from these entities are recorded as investment income and unrealized gains and losses are credited or charged directly to surplus. Included in limited partnership interests was $69.0 million and $71.3 million at December 31, 2023 and 2022, respectively, of the Company’s 100% ownership of member interests in the following entities: Jackson National Asset Management, LLC, a registered investment advisor and transfer agent; and Jackson National Life Distributors, LLC, a registered broker-dealer. The Company has non-admitted its 100% ownership interests totaling $17.9 million and $16.8 million at December 31, 2023 and 2022, respectively, in Squire Reassurance Company LLC, a captive reinsurance company; PGDS (US One), LLC, which provided certain services to Jackson and certain former affiliates; and Hermitage Management, LLC (“Hermitage”), which holds and manages certain real estate related investments.

The Company also acquires controlling ownership interests in companies through troubled debt restructuring arrangements. These investments are held for sale and are not operated as subsidiaries. These equity investments are carried at fair value.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
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Derivative instruments afforded hedge accounting treatment are accounted for in a manner consistent with the hedged items. Derivative instruments not afforded hedge accounting treatment are stated at fair value. See Note 5 for more information on derivative instruments. The Company generally does not account for derivative instruments as either fair value or cash flow hedges as might be permitted if specific hedging documentation requirements were followed.

Cash and short-term investments, which primarily include high quality money market instruments, are carried at amortized cost. These investments have original maturities of twelve months or less, and are considered cash equivalents for reporting cash flow.

Mortgage loans are carried at aggregate unpaid principal balances, net of unamortized discounts and premiums, impairments and any allowance for loan losses.

On a periodic basis, Jackson assesses the mortgage loan portfolio for the need for an allowance for loan losses. In determining its allowance for loan losses, the Company evaluates each loan to determine if it is probable that amounts due according to the contractual terms of the loan agreement will not be collected. The allowance includes loan specific reserves for loans that are determined to be non-performing as a result of this loan review process. The loan specific portion of the loss allowance is based on the Company’s assessment as to ultimate collectability of loan principal and interest, or other value expected in lieu of loan principal and interest. This review contemplates a variety of factors which may include, but are not limited to, current economic conditions, the physical condition of the property, the financial condition of the borrower, and the near and long-term prospects for change in these conditions. Changes in the allowance for loan losses are recorded in surplus.

Separately, Jackson also reviews individual loans in the portfolio for impairment charge-off based on an assessment of the factors identified above. Impairments deemed other-than-temporary requiring charge-off are recorded initially against the established loan loss allowance if any, and, if necessary, any additional amounts are recorded as realized losses. As deemed necessary based on cash flow expectations and other factors, Jackson may place loans on non-accrual status. In this case, all cash received is applied against the carrying value of the loan.

Policy loans are loans the Company issues to contract holders that use the cash surrender value of their life insurance policy or annuity contract as collateral. Policy loans are carried at unpaid principal balances.

Real estate is carried at depreciated cost and net of encumbrances. Buildings are depreciated over their estimated useful life, up to 40 years.

Realized capital gains and losses are recorded at the date of sale and are calculated on a specific cost identification basis.

Life and Annuity Reserves
Aggregate reserves for life insurance policies are based on statutory mortality and interest requirements without consideration for withdrawals. With respect to ordinary policies, the mortality assumptions range from the American Experience Table to the 1980/2017 Commissioners’ Standard Ordinary Tables with interest assumptions ranging from 1.00% to 7.00%. With respect to older industrial policies, the mortality assumptions range from the American Experience Table to the 1961 Commissioners’ Standard Industrial Table with interest assumptions ranging from 2.50% to 6.00%. As of December 31, 2023 and 2022, 30% and 31%, respectively, of the life reserves were calculated on a net level reserve basis and 70% and 69%, respectively, were calculated on a modified reserve basis.

As it relates to VM-20, the Company meets the conditions for exemption under Subsection 1.G.2.b. of the Valuation Manual and filed the statement of exemption required by Subsection 1.G.1. of the Valuation Manual with the State of Michigan DIFS in a letter dated April 26, 2022. Because all conditions outlined in Subsection 1.G.1. have been met for continued use, all policies issued since 2022 are also covered by this statement of exemption and follow reserving standards mentioned above.

Reserves for variable annuity and registered index-linked annuity ("RILA") products and related guarantees are determined using Actuarial Guideline 43 and VM-21.  Reserves are set equal to the stochastic reserve plus the additional standard projection amount. The stochastic reserve uses prudent estimate assumptions for items such as expenses, mortality and policyholder behavior, as well as “real world” stochastically generated equity and interest rate scenarios. The additional standard projection amount is based on assumptions prescribed by the regulation. Both the additional standard projection amount and stochastic reserve are adjusted to reflect the impact of hedge instruments owned on the valuation date, and the stochastic reserve is adjusted to reflect future assumed hedging activity.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
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As previously described in Note 1, Michigan law prescribes the valuation of fixed index annuities without consideration of Actuarial Guideline 35.

The majority of all other annuity reserves and GIC deposits are established with an interest rate assumption ranging from 2.25% to 8.75% and are carried at the greater of the cash surrender value or the greatest present value of the guaranteed benefits discounted at statutory valuation interest rates.

Jackson and Jackson National Life Global Funding have established a $27.0 billion aggregate Global Medium Term Note program. Jackson National Life Global Funding was formed as a statutory business trust, solely for the purpose of issuing Medium Term Note instruments to institutional investors, the proceeds of which are deposited with Jackson and secured by the issuance of funding agreements. The liability for the outstanding balances at December 31, 2023 and 2022 totaled $5.7 billion and $5.9, respectively and these liabilities are included in liability for deposit-type contracts. Issued instruments representing obligations denominated in a foreign currency have been hedged for changes in exchange rates using cross-currency swaps.

Jackson is a member of the Federal Home Loan Bank of Indianapolis (“FHLBI”) primarily for the purpose of participating in the bank’s mortgage-collateralized loan advance program with short-term and long-term funding facilities. Members are required to purchase and hold a minimum amount of FHLBI capital stock, plus additional stock based on outstanding advances. Advances are in the form of short-term or long-term notes or funding agreements issued to FHLBI and held in the general account.

Short-term debt is generally used for liquidity and long-term debt is used to fund qualifying construction projects. Debt is reported in borrowed money in the financial statements. Funding agreements are reported in liability for deposit-type contracts in the financial statements. The Company calculated the maximum borrowing capacity in accordance with current FHLB capital stock and limitations in the FHLB credit policy. Short-term debt and funding agreements are subject to prepayment obligations.

The following table summarizes the amount of FHLB capital stock held in aggregate and classified as follows (in thousands):

	December 31,
	2023	2022
Membership Stock - Class A	$—	$—
Membership Stock - Class B	5,000	5,000
Activity Stock	96,338	87,800
Excess Stock	6,680	53,664
Aggregate Total	$108,019	$146,464

Actual or estimated borrowing capacity as determined by the insurer	$2,400,413	$3,254,764

Membership Stock eligible and not eligible for redemption are as follows (in thousands):

			Eligible for Redemption
		Not Eligible	Less	6 Months	1 to Less
Membership	Current Year	For	Than	to Less Than	Than	3 to 5
Stock	Total	Redemption	6 Months	1 Year	3 Years	Years
Class A	$—	$—	$—	$—	$—	$—
Class B	5,000	—	—	—	—	5,000
Total Stock	$5,000	$—	$—	$—	$—	$5,000

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
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The amount of collateral pledged to the FHLB are as follows (in thousands):

Collateral Pledged to FHLB
	Fair Value	Carrying Value	Aggregate Total Borrowing
December 31, 2023	$3,284,330	$3,525,096	$2,251,959
December 31, 2022	$2,904,495	$3,172,535	$2,062,224

Maximum Amount Pledged During Reporting Period
			Aggregate Total
	Fair Value	Carrying Value	Borrowing
Period ended December 31, 2023	$4,030,626	$4,350,767	$2,807,974
Period ended December 31, 2022	$3,781,315	$3,831,594	$2,563,013

Aggregate amount of borrowings from the FHLB were as follows (in thousands):

	General Account	Funding Agreements Reserves Established
December 31, 2023
(a) Debt
Short-term	$250,000	XXX
Long-term	57,184	XXX
(b) Funding Agreements	1,944,775	1,944,775
(d) Aggregate Total (a+b+c)	$2,251,959	$1,944,775

December 31, 2022
(a) Debt
Short-term	$—	XXX
Long-term	62,224	XXX
(b) Funding Agreements	2,000,000	2,000,000
(d) Aggregate Total (a+b+c)	$2,062,224	$2,000,000

The maximum amount borrowed during the reporting period was as follows (in thousands):

General Account
Debt	$57,974
Funding Agreements	2,750,000
Aggregate Total	$2,807,974

Interest Maintenance Reserve
The Company is required to maintain an IMR, which is a reserve for the net, after tax, accumulated unamortized realized gains and losses on sales of fixed income investments primarily attributable to changes in interest rates. Net realized gains and losses charged or credited to the IMR are amortized into investment income over the approximate remaining life of the investment sold using the grouped method.

Gains or losses resulting from MVA on policies and contracts backed by assets that are valued at book/adjusted carrying value are deferred in the IMR and amortized in a manner consistent with the determination of the MVA using the grouped method.

Realized gains and losses included in IMR on sales of fixed income investments subject to a funds withheld arrangement are released from the IMR and transferred to the liability for funds held under coinsurance with no impact to income.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
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The following table provides the adjusted capital and surplus as of the most recently filed statement, the amount of net negative (disallowed) IMR in aggregate and allocated between the general account, insulated separate accounts and non-insulated accounts, and the percentage of adjusted capital and surplus for which the admitted net negative (disallowed) IMR represents (in thousands):

Capital and surplus of most recently filed statement			$3,988,895
Less:
Goodwill			—
EDP equipment and operating system software			(248)
Net deferred tax asset			(520,698)
Admitted net negative disallowed IMR			—
Adjusted capital & surplus			$3,467,949

	Net negative (disallowed IMR)	Negative IMR admitted	Percentage of adjusted capital and surplus
General account	$252,977	$252,977	7.3%
Insulated separate account	—	—	—%
Non-insulated separate account	5,555	5,555	0.2%
	$258,532	$258,532	7.5%

The following table summarizes the unamortized balances in IMR from derivatives that were reported at fair value prior to the termination of the derivative (in thousands):

	December 31, 2023 balance of:
Description	Unamortized gain	Unamortized loss
Swaps	$24	$(332,907)
Options	46,317	—
Interest rate futures	46,889	(52,015)
	$93,230	$(384,922)

As of December 31, 2022, the Company had no net negative (disallowed) IMR.

Fixed income investments generating IMR losses comply with the Company's documented investment or liability management policies. Any deviation was either because of a temporary and transitory timing issue or related to a specific event that mechanically made the cause of IMR losses not reflective of reinvestment activities.

IMR losses for fixed income related derivatives are all in accordance with prudent and documented risk management procedures, in accordance with the Company's derivative use plans and reflect symmetry with historical treatment in which unrealized derivative gains were reversed to IMR and amortized in lieu of being recognized as realized gains upon derivative termination. Asset sales were not compelled by liquidity pressures.

Asset Valuation Reserve
The Company is required to maintain an AVR, which is computed in accordance with a formula prescribed by the NAIC and represents a provision for potential credit related investment losses. Changes in the AVR are recorded directly to surplus.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
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Revenue and Expense Recognition
Premiums for traditional life insurance are recognized as revenue when due. Annuity considerations are recognized as revenue when collected. GICs and other investment products with no mortality risk are accounted for using deposit accounting. Accordingly, premiums and withdrawals for GICs and other investment products are not reflected in the statement of operations, but are credited or charged directly to policyholders’ accounts, while interest credited to the policyholders’ accounts is reflected in the statement of operations. Fee income is recognized as revenue when earned. Commission and expense allowances, which are commission and expense reimbursements related to reinsurance ceded to other companies, are recognized as revenue when due. The CARVM allowance represents the excess of separate account contract values over statutory separate account reserves for variable annuities and variable life and is reported in accrued transfers to separate accounts. Benefits, claims and expenses (including the change in CARVM allowance) are recognized when incurred. Commissions, general expenses, and taxes, licenses and fees, including costs of acquiring new business, are charged to operations as incurred.

Investment Income
Income due and accrued was excluded from surplus on the following basis:

Bonds - securities in default and otherwise where collection is uncertain.

Mortgage loans - loans in foreclosure deemed in default, delinquent greater than one year or where collection of interest is uncertain.

Real estate - properties where rent is in arrears for more than three months.
Income due and accrued on investments where collection is not likely has been excluded from net investment income. For the years ended December 31, 2023, 2022, and 2021, the amounts excluded from investment income were $859 thousand, $113 thousand, $4.2 million, respectively.

The following table provides the gross, nonadmitted and admitted amounts for interest income due and accrued (in thousands):

Interest Income Due and Accrued	Amount
1. Gross	$587,242
2. Nonadmitted	$1,337
3. Admitted	$585,905

At December 31, 2023 and 2022, the Company had $31.4 thousand and nil, respectively in aggregate deferred interest.

At December 31, 2023, 2022, and 2021, the Company had $10.0 million, 2.8 million, and 9.4 million cumulative amounts of paid-in-kind interest, respectively.
Furniture and Equipment
Furniture and equipment are carried at cost less accumulated depreciation, which is charged to operations on a straight line basis over the estimated useful lives of the related assets. Furniture and EDP equipment and software are depreciated over three to seven years. Furniture and equipment, except for certain EDP equipment and software reported in other admitted assets, is non-admitted. Depreciation expense on admitted assets totaled $0.2 million, $0.5 million, and $2.4 million for 2023, 2022, and 2021 respectively, while depreciation expense on non-admitted assets totaled $14.4 million, $15.4 million, and $18.0 million in 2023, 2022, and 2021, respectively.
Federal Income Taxes
Federal income taxes are charged to operations based on current taxable income. Current year federal income tax expense is based on financial reporting income or loss adjusted for certain differences, which are the result of dissimilar financial reporting and tax basis accounting methods, and the corporate alternative minimum tax. A net DTA, for the tax effect of timing differences between financial reporting and the tax basis of assets and liabilities, is allowed to be reported as an admitted asset only to the extent that it is realizable within three years up to 15% of capital and surplus (adjusted to exclude any net DTAs, EDP equipment and operating system software and any net positive goodwill), with the change in net deferred tax asset or liability being recorded directly to surplus. See Note 8 - Federal Income Taxes, for additional information on these accounting policies.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
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Non-admitted Assets
Certain assets designated as "non-admitted assets" (principally net deferred tax assets not realizable within three years, agents' debit balances, furniture, equipment, computer software, prepaid expenses, certain other receivables, and investments in certain common stocks and limited liability corporations) have been excluded from the statutory statements of admitted assets, liabilities, capital and surplus by a direct charge to surplus.

Separate Account Assets and Liabilities
The assets and liabilities associated with variable life and annuity contracts, which aggregated $203.6 billion and $181.7 billion at December 31, 2023 and 2022, respectively, are segregated in insulated separate accounts. The Company receives fees for assuming mortality and certain expense risks and for providing guaranteed benefits under the variable annuity contracts. These fees are recorded as earned.

The Company has issued a group variable annuity contract designed for use in connection with and issued to the Company’s Defined Contribution Retirement Plan. These deposits are allocated to the non-guaranteed, insulated Jackson National Separate Account – II and aggregated $198.1 million and $284.3 million at December 31, 2023 and 2022, respectively.

The assets and liabilities associated with registered index-linked annuities are allocated to a non-insulated separate account and aggregated $4,664.5 million and $1,746.9 million at December 31, 2023 and 2022, respectively.

Value of Business Acquired
The value of business acquired relates to the acquisition of Reassure America Life Insurance Company (“REALIC”) in 2012. During 2023, 2022, and 2021, the Company recorded amortization expense of nil, $32.8 million, and $49.1 million, respectively. In 2022, the remaining VOBA balance was fully amortized. As a result, the balance at December 31, 2023 and 2022, totaled nil.

Subsequent Events

Reinsurance Transaction
During the first quarter of 2024, Jackson entered into a 100% coinsurance funds withheld reinsurance transaction with Brooke Life Reinsurance Company (“Brooke Re”), a Michigan captive insurer regulated by the Michigan Department of Insurance and Financial Services created in the first quarter of 2024 for the express purpose of serving as the counterparty to this new reinsurance transaction. Jackson and Brooke Re are both direct subsidiaries of Brooke Life Insurance Company (“Brooke Life”). Brooke Re was capitalized with assets contributed from Brooke Life of approximately $1.9 billion, originating from Jackson as a return of capital of approximately $1.95 billion to Brooke Life in January 2024. Of the $1.9 billion contributed to Brooke Re, approximately $1.2 billion was paid to Jackson into unassigned surplus by Brooke Re as a ceding commission in connection with the execution of the reinsurance transaction.

All economics of the reinsurance transaction are effective as of January 1, 2024. The reinsurance transaction provides for the cession from Jackson to Brooke Re of liabilities associated with certain guaranteed benefits under our variable annuity contracts and similar products of Jackson, both in-force on the effective date of the reinsurance agreement and written in the future (i.e., on a “flow” basis) as well as related future fees, claims and other benefits, and maintenance expenses in exchange for a ceding commission for the in-force business. Brooke Re paid a ceding commission of approximately $1.2 billion to Jackson in connection with the execution of the reinsurance transaction. Jackson retains the variable annuity base contract, the annuity contract administration of the ceded business, and responsibility for investment management of the assets in the funds withheld account supporting the ceded liabilities. The reinsurance transaction allows us to mitigate the impact of the cash surrender value floor on Jackson’s total adjusted capital, statutory required capital, and risk-based capital ratio, as well as to allow for more efficient economic hedging of the underlying risks of Jackson’s business. This outcome will serve the interests of policyholders by protecting statutory capital through avoidance of non-economic hedging costs. Overall, this allows us to optimize our hedging, stabilize capital generation, and produce more predictable financial results going forward.

Collateral Upgrade Transaction
During the first quarter of 2024, Jackson executed certain paired repurchase and reverse repurchase transactions (“Collateral Upgrade” transactions) totaling $1.5 billion pursuant to master repurchase agreements with participating bank counterparties. Under these transactions, the Company lends securities (e.g., corporate debt securities or other securities agreed upon between the parties) to one or more bank counterparties in exchange for cash (repurchase agreement) and exchange that cash for an equal value of U.S. Treasury securities (reverse repurchase agreement) to provide as a collateral as part of our hedging program. The transactions are paired as two legs of a Collateral Upgrade trade.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
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The Company has evaluated events through March 22, 2024, which is the date the financial statements were available to be issued.

Note 3 - Fair Value of Financial Instruments

Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. Jackson utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. All financial assets and liabilities are required to be classified into one of the following categories:

Level 1    Observable inputs that reflect quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date. Level 1 securities include government securities and exchange traded equity securities and derivative instruments.

Level 2    Observable inputs, other than quoted prices included in Level 1, for the asset or liability or prices for similar assets and liabilities. Most debt securities that are priced using observable inputs and freestanding derivative instruments that are priced using models with observable market inputs are included in Level 2.

Level 3    Valuations that are derived from techniques in which one or more of the significant inputs are unobservable (including assumptions about risk). Level 3 includes limited partnership interests and less liquid securities such as certain highly structured or lower quality asset-backed securities. Because Level 3 fair values, by their nature, contain unobservable market inputs, considerable judgment may be used to determine the Level 3 fair values. Level 3 fair values represent the Company’s best estimate of an amount that could be realized in a current market exchange absent actual market exchanges.

In many situations, inputs used to measure the fair value of an asset or liability may fall into different levels of the fair value hierarchy. In these situations, the Company determines the level in which the fair value falls based upon the lowest level input that is significant to the determination of the fair value. As a result, both observable and unobservable inputs may be used in the determination of fair values that the Company has classified within Level 3.

The Company determines the fair values of certain financial assets and liabilities based on quoted market prices, where available. The Company may also determine fair value based on estimated future cash flows discounted at the appropriate current market rate. When appropriate, fair values reflect adjustments for counterparty credit quality, the Company’s credit standing, liquidity and risk margins on unobservable inputs.

Where quoted market prices are not available, fair value estimates are made at a point in time, based on relevant market data, as well as the best information about the individual financial instrument. At times, illiquid market conditions may result in inactive markets for certain of the Company’s financial instruments. In such instances, there may be no or limited observable market data for these assets and liabilities. Fair value estimates for financial instruments deemed to be in an illiquid market are based on judgments regarding current economic conditions, liquidity discounts, currency, credit and interest rate risks, loss experience and other factors. These fair values are estimates and involve considerable uncertainty and variability as a result of the inputs selected and may differ materially from the values that would have been used had an active market existed. As a result of market inactivity, such calculated fair value estimates may not be realizable in an immediate sale or settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique could significantly affect these fair value estimates.

The following is a discussion of the methodologies used to determine fair values of the financial instruments.

Bonds and Equity Securities
The fair values for bonds and equity securities are determined using information available from independent pricing services, broker-dealer quotes, or internally derived estimates. Priority is given to publicly available prices from independent sources, when available. Securities for which the independent pricing service does not provide a quotation are either submitted to independent broker-dealers for prices or priced internally. Typical inputs used by these three pricing methods include, but are not limited to, reported trades, benchmark yields, credit spreads, liquidity premiums, and/or estimated cash flows based on default and prepayment assumptions.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
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As a result of typical trading volumes and the lack of specific quoted market prices for most debt securities, independent pricing services will normally derive the security prices through recently reported trades for identical or similar securities, making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recently reported trades, the independent pricing services and broker-dealers may use matrix or pricing model processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at relevant market rates. Certain securities are priced using broker-dealer quotes, which may utilize proprietary inputs and models. Additionally, the majority of these quotes are non-binding and are classified as Level 3.

Included in the pricing of asset-backed securities are estimates of the rate of future prepayments of principal over the remaining life of the securities. Such estimates are derived based on the characteristics of the underlying structure and prepayment assumptions believed to be relevant for the underlying collateral. Actual prepayment experience may vary from these estimates.

Internally derived estimates may be used to develop a fair value for securities for which the Company is unable to obtain either a reliable price from an independent pricing service or a suitable broker-dealer quote. These fair value estimates may incorporate Level 2 and Level 3 inputs and are generally derived using expected future cash flows, discounted at market interest rates available from market sources based on the credit quality and duration of the instrument. For securities that may not be reliably priced using these internally developed pricing models, a fair value may be estimated using indicative market prices. These prices are indicative of an exit price, but the assumptions used to establish the fair value may not be observable or corroborated by market observable information and, therefore, represent Level 3 inputs.

The Company performs a monthly analysis on the prices and credit spreads received from third parties to ensure that the prices represent a reasonable estimate of the fair value. This process involves quantitative and qualitative analysis and is overseen by investment and accounting professionals. Examples of procedures performed include, but are not limited to, initial and ongoing review of third party pricing service methodologies, review of pricing statistics and trends, back testing recent trades and monitoring of trading volumes. In addition, the Company considers whether prices received from independent broker-dealers represent a reasonable estimate of fair value through the use of internal and external cash flow models, which are developed based on spreads and, when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party may be adjusted accordingly.

For those securities that were internally valued at December 31, 2023 and 2022, the pricing model used by the Company utilizes current spread levels of similarly rated securities to determine the market discount rate for the security.  Furthermore, appropriate risk premiums for illiquidity and non-performance are incorporated in the discount rate.  Cash flows, as estimated by the Company using issuer-specific default statistics and prepayment assumptions, are discounted to determine an estimated fair value.

On an ongoing basis, the Company reviews the independent pricing services’ valuation methodologies and related inputs, and evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy distribution based upon trading activity and the observability of inputs. Based on the results of this evaluation, each price is classified into Level 1, 2, or 3. Most prices provided by independent pricing services are classified into Level 2 due to their use of market observable inputs.
At December 31, 2023 and 2022, bonds valued internally, including matrix-priced securities, had a book/adjusted carrying value of $6.6 billion and $7.4 billion, respectively, and an estimated fair value of $6.0 billion and $6.5 billion at 2023 and 2022, respectively.

Mortgage Loans
Fair values are generally determined by discounting expected future cash flows at current market interest rates, inclusive of a credit spread, for similar quality loans. For loans whose value is dependent on the underlying property, fair value is the estimated value of the collateral. Certain characteristics considered significant in determining the spread or collateral value may be based on internally developed estimates. As a result, these investments have been classified as Level 3 within the fair value hierarchy.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
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Mortgage loans held under the funds withheld reinsurance agreement are valued using third-party pricing services, which may use economic inputs, geographical information, and property specific assumptions in deriving the fair value price. The Company reviews the valuations from these pricing providers to ensure they are reasonable. Due to lack of observable inputs, these investments have been classified as Level 3 within the fair value hierarchy.

Policy Loans
Policy loans are funds provided to policyholders in return for a claim on the policies values and function like demand deposits which are redeemable upon repayment, death or surrender, and there is only one market price at which the transaction could be settled – the then current carrying value.  The funds provided are limited to the cash surrender value of the underlying policy.  The nature of policy loans is to have a negligible default risk as the loans are fully collateralized by the value of the policy.  Policy loans do not have a stated maturity and the balances and accrued interest are repaid either by the policyholder or with proceeds from the policy.  Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans approximates fair value.

Derivative Instruments
Fair values for derivatives priced using valuation models incorporate inputs that are predominantly observable in the market. Inputs used to value derivatives include, but are not limited to, interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels.

Derivative instruments classified as Level 1 include futures, which are traded on active exchanges.

Derivative instruments classified as Level 2 include interest rate swaps, cross currency swaps, cross currency total return swaps, cross currency forwards, credit default swaps, put swaptions and equity index call and put options. The derivative valuations are determined by third party pricing services using pricing models with inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data.

Derivative instruments classified as Level 3 include interest rate contingent options that are valued by third-party pricing services utilizing significant unobservable inputs.

Limited Partnership Interests
Fair values for limited partnership interests, which are included in other invested assets, are generally determined using the proportion of the Company's investment in the value of the net assets of each fund (“NAV equivalent”) as a practical expedient for fair value, and generally, are recorded on a three-month lag. No material adjustments were deemed necessary at December 31, 2023 or 2022.
The Company’s limited partnership interests are not redeemable, and distributions received are generally the result of liquidation of the underlying assets of the partnerships. The Company generally has the ability under the partnership agreements to sell its interest to another limited partner with the prior written consent of the general partner. In cases when the Company expects to sell the limited partnership interest, the estimated sales price is used to determine the fair value rather than the practical expedient. These limited partnership interests are classified as Level 2 in the fair value hierarchy.

In cases when a limited partnership’s financial statements are unavailable and a NAV equivalent is not available or practical, the fair value may be based on an internally developed model or provided by the general partner as determined using private transactions, information obtained from the primary co-investor or underlying company, or financial metrics provided by the lead sponsor. These investments are classified as Level 3 in the fair value hierarchy.

Separate Account Assets
For the insulated separate account, assets are comprised of investments in mutual funds that transact regularly, but do not trade in active markets as they are not publicly available, and are categorized as Level 2 assets. For the non-insulated separate account, assets include bonds (refer to fair value discussion above), commercial mortgage loans and cash equivalents.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Annuity Reserves
Fair values for immediate annuities, without mortality features, are derived by discounting the future estimated cash flows using current market interest rates for similar maturities. Fair values for deferred annuities, including fixed index annuities, are determined using projected future cash flows discounted at current market interest rates. Fair values for registered index-linked annuities are allocated between the separate and general accounts in accordance to admitted reserves.

Reserves for Guaranteed Investment Contracts
Fair value is based on the present value of future cash flows discounted at current market interest rates.

Payable for Securities Lending
The Company’s payable for securities lending is set equal to the cash collateral received. Due to the short-term nature of the loans, carrying value is a reasonable estimate of fair value and is classified as Level 2.

Funds Held Under Reinsurance Treaties
The fair value of the funds held is equal to the fair value of the assets held as collateral, which primarily consist of policy loans, debt securities, and mortgage loans.

Repurchase Agreements
Carrying value of the Company’s repurchase agreements is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Separate Account Liabilities
For the insulated separate account, separate account liabilities are carried at the fair value of the separate account assets, which are comprised of investments in mutual funds that transact regularly, but do not trade in active markets as they are not publicly available, and, are categorized as Level 2. For the non-insulated separate account, fair values for registered index-linked annuities are determined using projected future cash flows discounted at current market interest rates and are allocated between the separate and general accounts in accordance to admitted reserves.

Debt
Carrying value of the short-term borrowings is considered a reasonable estimate for fair value due to their short-term maturity. Fair value of surplus notes is based on the present value of future cash flows discounted at current market interest rates.

Fair Value Measurements at Reporting Date
The following tables provide information about the Company’s financial assets and liabilities that are carried at fair value by hierarchy levels (in thousands):

	December 31, 2023
				Net Asset
	Level 1	Level 2	Level 3	Value (NAV)	Total
Assets at fair value:
Bonds:
Corporate	$—	$2,036	$947	$—	$2,983
Residential mortgage-backed securities	—	15	—	—	15
Other asset backed securities	—	1,306	—	—	1,306
Preferred stock	—	172,812	—	—	172,812
Common stock	290,064	93,094	1,129	—	384,287
Subtotal	290,064	269,263	2,076	—	561,403
Limited partnership interests	—	—	7,278	1,939,235	1,946,513
Other invested assets	—	—	8,398	—	8,398
Derivatives	—	84,816	—	—	84,816
Separate account assets	—	203,784,653	—	—	203,784,653
Total assets at fair value	$290,064	$204,138,732	$17,752	$1,939,235	$206,385,783

Liabilities at fair value:
Derivatives	$—	$904,691	$—	$—	$904,691
Total liabilities at fair value	$—	$904,691	$—	$—	$904,691

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

	December 31, 2022
				Net Asset
	Level 1	Level 2	Level 3	Value (NAV)	Total
Assets at fair value:
Bonds:
Corporate	$—	$2,619	$—	$—	$2,619
Residential mortgage-backed securities	—	28	—	—	28
Preferred stock	12,565	64,466	—	—	77,031
Common stock	296,656	130,392	953	—	428,001
Subtotal	309,221	197,505	953	—	507,679
Limited partnership interests	—	—	14,375	2,418,667	2,433,042
Other invested assets	—	21,676	—	—	21,676
Derivatives	—	832,749	—	—	832,749
Separate account assets		181,957,315			$181,957,315
Total assets at fair value	$309,221	$183,009,245	$15,328	$2,418,667	$185,752,461

Liabilities at fair value:
Derivatives	$—	$1,710,737	$—	$—	$1,710,737
Total liabilities at fair value	$—	$1,710,737	$—	$—	$1,710,737

During the current year, management determined that the fair value measurements for certain bonds and other invested assets, primarily comprised of asset-backed and other debt securities included in funds withheld accounts, which were classified as Level 2 measurements within the fair value hierarchy in prior reporting periods, should be classified as Level 3 fair value measurements. The fair value of these securities is primarily obtained from external sources which may use unobservable inputs, proprietary inputs and models, or inputs or values that cannot be corroborated by market transactions, and should be classified as externally priced Level 3 fair value measurements. In 2023, securities totaling $1,345.0 million were reclassified as Level 3, which is disclosed in the Aggregate Fair Value of the Company’s Financial Instruments table. Included in this amount is $24.9 million of assets carried at fair value, which is included in the Fair Value Measurements table and disclosed as “transfers in Level 3” on the Changes in Level 3 Assets Measured at Fair Value table. The change in classification did not change the fair value of these securities and did not impact the Statutory Financial Statements.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Changes in Level 3 Assets Measured at Fair Value
The following tables summarize the changes in assets measured at fair value classified in Level 3 (in thousands). Gains and losses reported in these tables may include changes in fair value that are attributable to both observable and unobservable inputs.

				Total gains		Purchases,
	Balance			and (losses)	Total gains	issuances,	Balance
	as of	Transfers	Transfers	included in	and (losses)	sales	as of
	January 1,	in	out	net	included in	and	December 31,
	2023	Level 3	Level 3	income	surplus	settlements	2023
Assets
Corporate bonds	$—	$947	$—	$—	$—	$—	$947
Common stock	953	—	(2)	—	178	—	1,129
Limited partnerships	14,375	—	(8,455)	—	1,358	—	7,278
Other invested assets	—	24,915	(16,197)	—	514	(834)	8,398

				Total gains		Purchases,
	Balance			and (losses)	Total gains	issuances,	Balance
	as of	Transfers	Transfers	included in	and (losses)	sales	as of
	January 1,	in	out	net	included in	and	December 31,
	2022	Level 3	Level 3	income	surplus	settlements	2022
Assets
Common stock	$1,186	$—	$—	$(235)	$—	$2	$953
Limited partnerships	723	14,546	—	4,452	(5,346)	—	14,375

The components of the amounts included in purchases, sales, issuances and settlements shown above are as follows (in thousands):

	December 31, 2023
	Purchases	Sales	Issuances	Settlements	Total
Assets
Other invested assets	$—	$(834)	$—	$—	$(834)
Total	$—	$(834)	$—	$—	$(834)

	December 31, 2022
Assets
Common stock	$2	$—	$—	$—	$2
Total	$2	$—	$—	$—	$2

For both of the years ended December 31, 2023 and 2022, other invested assets with a fair value of nil, were transferred into Level 3 related to investments that no longer use NAV as a practical expedient for fair value.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Aggregate Fair Value of the Company’s Financial Instruments
The following tables detail the aggregate fair value of the Company’s financial instruments (in thousands):

December 31, 2023
Description	Fair Value	Admitted Value	Level 1	Level 2	Level 3	NAV
Assets at fair value:
Bonds	$34,250,549	$38,257,780	$3,432,736	$29,624,623	$1,193,190	$—
Preferred stock	172,812	172,812	—	172,812	—	—
Common stock	384,287	384,287	290,064	93,094	1,129	—
Mortgage loans	9,547,811	10,278,312	—	—	9,547,811	—
Cash and cash equivalents	945,915	945,915	945,915	—	—	—
Short-term investments	1,118,835	1,118,412	841,967	276,868	—	—
Policy loans	4,241,716	4,241,716	—	—	4,241,716	—
Derivatives	84,816	84,816	—	84,816	—	—
Limited partnership interests	1,946,513	1,981,198	—	—	7,278	1,939,235
Other invested assets	34,685	32,906	—	—	34,685	—
Securities lending assets	13,050	13,050	13,050	—	—	—
Separate account assets	208,478,267	208,449,179	—	208,478,267	—	—
Total assets at fair value	$261,219,256	$265,960,383	$5,523,732	$238,730,480	$15,025,809	$1,939,235

Liabilities at fair value:
Reserves for life insurance and annuities (1)	$15,890,306	$14,339,825	$—	$73,517	$15,816,789	$—
Liability for deposit-type contracts	8,592,897	9,011,732	—	—	8,592,897	—
Payable for securities lending	13,050	13,050	—	13,050	—	—
Funds held under reinsurance treaties with unauthorized reinsurers	3,625,564	3,628,585	—	—	3,625,564	—
Funds held under coinsurance	16,606,120	18,856,107	—	—	16,606,120
Separate account liabilities	208,479,580	208,449,179	—	208,479,580	—	—
Repurchase agreements	—	—	—	—	—	—
Derivatives	904,691	904,691		904,691	—	—
Borrowed money and interest thereon	307,618	307,618	—	307,618	—	—
Total liabilities at fair value	$254,419,826	$255,510,787	$—	$209,778,456	$44,641,370	$—

(1) Annuity reserves represent only the components of deposits on investment contracts that are considered to be financial instruments.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

December 31, 2022
Description	Fair Value	Admitted Value	Level 1	Level 2	Level 3	NAV
Assets at fair value:
Bonds	$38,390,527	$44,080,473	$3,444,261	$34,946,224	$42	$—
Preferred stock	77,031	79,449	12,565	64,466	—	—
Common stock	428,001	428,001	296,656	130,392	953	—
Mortgage loans	10,783,562	11,588,720	—	—	10,783,562	—
Cash and cash equivalents	2,903,130	2,902,437	2,903,130	—	—	—
Short-term investments	1,255,229	1,255,922	1,255,229	—	—	—
Policy loans	4,223,154	4,223,154	—	—	4,223,154	—
Derivatives	832,749	832,749	—	832,749	—	—
Limited partnership interests	2,433,042	2,433,042	—	—	14,375	2,418,667
Other invested assets	42,996	42,275	—	42,996	—	—
Securities lending assets	23,316	23,316	23,316	—	—	—
Separate account assets	183,630,877	183,704,207	—	183,630,877	—	—
Total assets at fair value	$245,023,614	$251,593,745	$7,935,157	$219,647,704	$15,022,086	$2,418,667

Liabilities at fair value:
Reserves for life insurance and annuities (1)	$15,023,924	$16,540,478	$—	$54,046	$14,969,878	$—
Liability for deposit-type contracts	9,438,847	9,691,716	—		9,438,847	—
Payable for securities lending	23,316	23,316	—	23,316	—	—
Funds held under reinsurance treaties with unauthorized reinsurers	3,590,479	3,588,452	—		3,590,479	—
Funds held under coinsurance	19,700,416	22,550,117	—	—	19,700,416	—
Separate account liabilities	183,609,783	183,704,207	—	183,609,783	—	—
Repurchase agreements	1,011,762	1,011,762	—	1,011,762	—	—
Derivatives	1,710,737	1,710,737	—	1,710,737	—	—
Borrowed money and interest thereon	62,358	62,358	—	62,358	—	—
Total liabilities at fair value	$234,171,622	$238,883,143	$—	$186,472,002	$47,699,620	$—

(1) Annuity reserves represent only the components of deposits on investment contracts that are considered to be financial instruments.
There were no financial instruments for which it was not practicable to estimate fair value.

Note 4 - Investments

Investments are comprised primarily of debt securities and mortgage loans. Debt securities primarily include publicly traded industrial, loan-backed, utility and government bonds. Loan-backed securities include mortgage-backed and other structured securities. The Company generates the majority of its general account deposits from interest-sensitive annuity contracts, life insurance products and GICs on which it has committed to pay a declared rate of interest. The Company’s strategy of investing in fixed-income securities aims to ensure matching of the asset yield with the amounts credited to the interest-sensitive liabilities and to earn a stable return on its investments.

With the Company’s primarily fixed-rate securities portfolio, it is exposed to interest rate risk, which is the risk that interest rates will change and cause a change in the value of its investments. Additionally, changes in interest rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for surrenders in early policy years, by offering products that transfer this risk to the purchaser and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, the Company could potentially have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Assets subject to funds withheld coinsurance are included on the balance sheet and within the respective footnotes; however, the economic risk of these assets is born by the reinsurance company. In addition, the reinsurance company is required to provide additional assets should the value of assets fall below the respective liability values. The following table summarizes the types of assets held under funds withheld coinsurance arrangements (in thousands):

	December 31,
	2023	2022
Government	$848,440	$954,998
Special revenue	25,373	25,412
Industrial and miscellaneous	9,671,764	10,787,771
Residential mortgage-backed	138,430	218,734
Commercial mortgage-backed	404,806	508,996
Other asset-backed	2,801,727	4,158,327
Debt Securities	13,890,540	16,654,238
Common stocks	178	—
Preferred stocks	150,870	79,449
Equity securities	151,048	79,449
Limited partnerships	709,494	793,085
Other invested assets	—	10,676
Commercial mortgage loans	2,569,815	3,406,362
Residential mortgage loans	1,012,728	1,314,861
Mortgage loans	3,582,543	4,721,223
Policy loans	3,470,648	3,434,759
Cross currency swaps	13,288	21,717
Cross currency forwards	1,706	56,631
Derivative instruments, net	14,994	78,348
Cash, cash equivalents and short-term	549,005	288,346
Accrued investment income	147,890	168,113
Other assets and liabilities, net	(31,470)	(89,668)
Total funds withheld assets	$22,484,692	$26,138,569

Debt Securities, Common and Preferred Stock
Cost or amortized cost, gross unrealized gains and losses, estimated fair value and book/adjusted carrying value of the Company's debt securities and unaffiliated equity investments are as follows (in thousands):

	Cost or	Gross	Gross	Estimated	Book/Adjusted
	Amortized	Unrealized	Unrealized	Fair	Carrying
December 31, 2023	Cost	Gains	Losses	Value	Value
Governments	$6,493,828	$22,843	$966,706	$5,549,965	$6,493,804
Special revenue and special assessment	133,131	379	9,002	124,508	133,131
Industrial and miscellaneous	26,689,280	190,367	2,857,844	24,021,803	26,647,901
Residential mortgage-backed	357,560	25,959	33,510	350,009	357,340
Commercial mortgage-backed	1,376,755	432	137,822	1,239,365	1,376,755
Other asset-backed	4,382,641	3,017	301,924	4,083,734	4,367,261
Total debt securities	39,433,195	242,997	4,306,808	35,369,384	39,376,192
Common and preferred stock	593,764	2,784	39,449	557,099	557,099
Total securities	$40,026,959	$245,781	$4,346,257	$35,926,483	$39,933,291

Total debt securities are reported on the balance sheet as:

Bonds					$38,257,780
Cash, cash equivalents and short-term investments					1,118,412
					$39,376,192

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

	Cost or	Gross	Gross	Estimated	Book/Adjusted
	Amortized	Unrealized	Unrealized	Fair	Carrying
December 31, 2022	Cost	Gains	Losses	Value	Value
Governments	$7,171,582	$20,392	$1,165,358	$6,026,617	$7,171,582
Special revenue and special assessment	139,219	3,722	4,281	138,660	139,219
Industrial and miscellaneous	30,048,935	127,184	4,098,367	26,077,753	29,970,210
Residential mortgage-backed	456,295	31,814	50,593	437,517	456,287
Commercial mortgage-backed	1,651,354	166	171,259	1,480,261	1,651,354
Other asset-backed	5,964,915	14,884	494,850	5,484,949	5,947,743
Total debt securities	45,432,300	198,162	5,984,708	39,645,755	45,336,395
Common and preferred stock	564,589	396	59,953	505,032	507,450
Total securities	$45,996,889	$198,559	$6,044,661	$40,150,788	$45,843,847

Total debt securities are reported on the balance sheet as:

Bonds					$44,080,473
Cash, Cash equivalents and short-term investments					1,255,922
					$45,336,395

The amount of gross unrealized losses and the associated estimated fair value of debt securities and stocks (excluding wholly-owned subsidiaries) are as follows (in thousands):

	Less than 12 months		12 months or longer		Total
	Gross	Estimated	Gross	Estimated	Gross	Estimated
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
December 31, 2023	Losses	Value	Losses	Value	Losses	Value
Governments	$61,969	$607,028	$904,737	$3,497,944	$966,706	$4,104,972
Special revenue	10	5,666	8,992	105,429	9,002	111,095
Industrial and miscellaneous	31,120	1,035,398	2,826,724	19,462,684	2,857,844	20,498,082
Residential mortgage-backed	866	38,413	32,644	217,683	33,510	256,096
Commercial mortgage-backed	211	11,593	137,611	1,194,753	137,822	1,206,346
Other asset-backed	26,210	554,923	275,714	3,108,100	301,924	3,663,023
Total debt securities	120,386	2,253,021	4,186,422	27,586,593	4,306,808	29,839,614
Common and preferred stock	9,165	90,897	30,284	123,412	39,449	214,309
Total temporarily impaired
securities	$129,551	$2,343,918	$4,216,706	$27,710,005	$4,346,257	$30,053,923

	Less than 12 months		12 months or longer		Total
	Gross	Estimated	Gross	Estimated	Gross	Estimated
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
December 31, 2022	Losses	Value	Losses	Value	Losses	Value
Governments	$411,885	$3,566,336	$753,474	$1,682,488	$1,165,359	$5,248,824
Special revenue	4,281	56,916	—	—	4,281	56,916
Industrial and miscellaneous	2,362,173	19,156,031	1,736,194	4,857,204	4,098,367	24,013,235
Residential mortgage-backed	36,865	260,908	13,727	67,293	50,592	328,201
Commercial mortgage-backed	126,937	1,283,619	44,322	185,899	171,259	1,469,518
Other asset-backed	275,962	3,406,918	218,888	1,544,869	494,850	4,951,787
Total debt securities	3,218,103	27,730,728	2,766,605	8,337,753	5,984,708	36,068,481
Common and preferred stock	44,562	147,781	15,390	54,581	59,952	202,362
Total temporarily impaired
securities	$3,262,665	$27,878,509	$2,781,995	$8,392,334	$6,044,660	$36,270,843

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Debt securities include investments in mortgage-backed securities, which are collateralized by residential mortgage loans (“RMBS”) and are neither explicitly nor implicitly guaranteed by U.S. government agencies. The Company’s non-agency RMBS include investments in securities backed by prime, Alt-A, and subprime loans as follows (in thousands):

		Gross	Gross	Estimated	Book/Adjusted
	Amortized	Unrealized	Unrealized	Fair	Carrying
December 31, 2023	Cost	Gains	Losses	Value	Value

Prime	$148,373	$1,856	$18,131	$132,098	$148,153
Alt-A	37,036	17,914	2,649	52,301	37,036
Subprime	4,692	4,297	114	8,875	4,692
Total non-agency RMBS	$190,101	$24,067	$20,894	$193,274	$189,881

		Gross	Gross	Estimated	Book/Adjusted
	Amortized	Unrealized	Unrealized	Fair	Carrying
December 31, 2022	Cost	Gains	Losses	Value	Value

Prime	$186,727	$4,135	$28,890	$161,972	$186,727
Alt-A	64,611	18,240	4,418	78,433	64,603
Subprime	25,205	9,142	275	34,072	25,205
Total non-agency RMBS	$276,543	$31,517	$33,583	$274,477	$276,535

The Company defines its exposure to non-agency RMBS as follows. Prime loan-backed securities are collateralized by mortgage loans made to the highest rated borrowers. Alt-A loan-backed securities are collateralized by mortgage loans made to borrowers who lack credit documentation or necessary requirements to obtain prime borrower rates. Subprime loan-backed securities are collateralized by mortgage loans made to borrowers that have a FICO score of 660 or lower. 76% of the Company’s investments in Alt-A related mortgage-backed securities and 100% of the Company’s investments in subprime related mortgage-backed securities are rated investment grade by the NAIC.

Debt securities also include investments in securities, which are collateralized by commercial mortgage loans (“CMBS”). The carrying value and estimated fair value of the Company’s investment in CMBS are $1.4 billion and $1.2 billion, respectively, at December 31, 2023. Of these investments, 98% are rated investment grade by the NAIC.

Corporate securities include direct investments in below investment grade syndicated bank loans. Unlike most corporate debentures, syndicated bank loans are collateralized by specific tangible assets of the borrowers. As such, investors in these securities that become impaired have historically experienced less severe losses than corporate bonds. At December 31, 2023, the carrying value and estimated fair value of the Company’s direct investments in bank loans are $58.3 million and $54.4 million, respectively.

At December 31, 2023, of the total carrying value for bonds in an unrealized loss position, 98% were investment grade and 2% were below investment grade based on NAIC designation. Unrealized losses on bonds that were below investment grade comprised approximately 2% of the aggregate gross unrealized losses on debt securities.

Corporate bonds in an unrealized loss position were diversified across industries. As of December 31, 2023, the industries comprising the larger proportion of unrealized losses included utilities (17% of corporate bonds gross unrealized losses) and financial services (14%). The largest unrealized loss related to a single corporate obligor was $50.3 million at December 31, 2023.

The amortized cost, gross unrealized gains and losses, estimated fair value and book/adjusted carrying value of debt securities at December 31, 2023, by contractual maturity, are shown below (in thousands). Actual maturities may differ from contractual maturities where securities can be called or pre-paid with or without early redemption penalties.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

					Book/
		Gross	Gross	Estimated	Adjusted
	Amortized	Unrealized	Unrealized	Fair	Carrying
Maturity distribution	Cost	Gains	Losses	Value	Value

Due in 1 year or less	$2,930,395	$581	$20,125	$2,910,851	$2,930,327
Due after 1 year through 5 years	6,939,756	23,222	251,867	6,711,111	6,939,680
Due after 5 years through 10 years	8,833,447	69,674	859,693	8,043,428	8,799,679
Due after 10 years through 20 years	8,067,320	107,782	1,163,599	7,011,503	8,059,997
Due after 20 years	6,545,321	12,330	1,538,268	5,019,383	6,545,153
Residential mortgage-backed	357,560	25,959	33,510	350,009	357,340
Commercial mortgage-backed	1,376,755	432	137,822	1,239,365	1,376,755
Other asset-backed	4,382,641	3,017	301,924	4,083,734	4,367,261
Total debt securities	$39,433,195	$242,997	$4,306,808	$35,369,384	$39,376,192

Effective yields, which are used to calculate amortization, are adjusted periodically to reflect actual payments to date and anticipated future payments. Other than as discussed below for certain loan-backed securities, resultant adjustments to carrying values are included in investment income using the retrospective method. Prepayment assumptions for loan-backed securities were obtained from independent providers of broker-dealer estimates.

With regard to certain loan-backed securities deemed to be high-risk, meaning the Company might not recover substantially all of its recorded investment, changes in investment yields due to changes in estimated future cash flows are accounted for on a prospective basis. The book/adjusted carrying value of securities changing from the retrospective to the prospective methodology in 2023 and 2022 was $25.6 million and $38.9 million, respectively.

Debt securities are classified into six NAIC quality categories. These categories range from Class 1 (the highest) to Class 6 (the lowest). Performing securities are designated Classes 1 - 5. Securities in or near default are designated Class 6. Securities designated as Class 3, 4, 5, and 6 are non-investment grade securities. If a designation is not currently available from the NAIC, the Company’s investment advisor provides the designation. At December 31, 2023, the Company’s investment advisor provided the designation for debt securities with carrying values and estimated fair values of $512.2 million and $473.2 million, respectively.

The NAIC approved guidance to adjust the ratings (NAIC 1 through NAIC 6) for CMBS, RMBS and certain asset-backed securities. For CMBS and RMBS, the guidance replaces nationally recognized statistical rating organizations (“NRSRO”) ratings with a two-step process based upon the book and/or carrying values of each security and prices derived from models developed by an independent third party contracted by the NAIC. For certain asset-backed securities, the guidance replaces NRSRO ratings with a two-step process based upon the book and/or carrying values of each security and prices derived from generic models. This method acknowledges that securities which have a lower comparative carrying value would have a lower risk of further loss and, therefore, a higher rating.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
The Company's debt securities by NAIC designation are as follows at December 31, 2023 (in thousands):

		Gross	Gross	Estimated	Book/Adjusted
Quality category per	Amortized	Unrealized	Unrealized	Fair	Carrying
NAIC designation	Cost	Gains	Losses	Value	Value

Class 1	$23,475,365	$145,804	$2,581,615	$21,039,554	$23,437,490
Class 2	15,052,853	93,474	1,644,400	13,501,927	15,037,150
Class 3	739,836	2,536	66,936	675,436	739,836
Class 4	147,541	847	9,417	138,971	147,541
Class 5	6,739	65	1,016	5,788	6,739
Class 6	10,861	271	3,424	7,708	7,436
Total debt securities	$39,433,195	$242,997	$4,306,808	$35,369,384	$39,376,192
The book/adjusted carrying value and fair value of debt securities in default that were anticipated to be income producing when purchased were $3,227 thousand and $3,399 thousand at December 31, 2023, respectively, and $735 thousand and $1,414 thousand at December 31, 2022, respectively. There were no debt securities that were non-income producing for the 12 months preceding December 31, 2023 and 2022.

Debt securities with a book/adjusted carrying value of $101.4 million and $99.4 million at December 31, 2023 and 2022, respectively, were on deposit with regulatory authorities as required by law in various states in which business is conducted.

At December 31, 2023 and 2022, debt securities with a book/adjusted carrying value of $118.8 million and $161.6 million, respectively, were held in trust pursuant to the 100% coinsurance transactions (“retro treaties”) with Swiss Reinsurance Company Ltd (“Swiss Re”) discussed in Note 7.

At December 31, 2023 and 2022, debt securities with a book/adjusted carrying value of $278.9 million and $302.1 million, respectively, were held pursuant to the Squire Reassurance Company II, Inc. (“Squire Re II”) reinsurance treaty.

At December 31, 2023 and 2022, debt securities with a book/adjusted carrying value of $1,849.9 million and $1,828.2 million, respectively, were held in trust pursuant to the Jackson New York reinsurance treaty.

At December 31, 2023 and 2022, debt securities with a book/adjusted carrying value of $13,492.8 million and $16,190.5 million, respectively, were held pursuant to the Athene reinsurance treaty.

Other-Than-Temporary Impairment
The Company periodically reviews its debt securities and equities on a case-by-case basis to determine if any decline in fair value to below cost or amortized cost is other-than-temporary. Factors considered in determining whether a decline is other-than-temporary include the length of time a security has been in an unrealized loss position, the severity of the unrealized loss and the reasons for the decline in value and expectations for the amount and timing of a recovery in fair value, and the Company’s intent and ability not to sell a security prior to a recovery in fair value. If it is determined that a decline in fair value of an investment is temporary, an impairment loss is not recorded. If the decline is considered to be other-than-temporary, a realized loss is recorded in the statement of operations. The AVR is also charged for the realized loss, with an offsetting credit to surplus.

Securities the Company determines are underperforming or potential problem securities are subject to regular review. To facilitate the review, securities with significant declines in value, or where other objective criteria evidencing credit deterioration have been met, are included on a watch list. Among the criteria for securities to be included on a watch list are: credit deterioration that has led to a significant decline in fair value of the security; a significant covenant related to the security has been breached; or an issuer has filed or indicated a possibility of filing for bankruptcy, has missed or announced it intends to miss a scheduled interest or principal payment, or has experienced a specific material adverse change that may impair its creditworthiness.

In performing these reviews, the Company considers the relevant facts and circumstances relating to each investment and exercises considerable judgment in determining whether a security is other-than-temporarily impaired. Assessment factors include judgments about an obligor’s current and projected financial position, an issuer’s current and projected ability to service

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
and repay its debt obligations, the existence of, and realizable value of, any collateral backing the obligations and the macro-economic and micro-economic outlooks for specific industries and issuers. This assessment may also involve assumptions regarding underlying collateral such as prepayment rates, default and recovery rates, and third-party servicing capabilities.

Among the specific factors considered are whether the decline in fair value results from a change in the credit quality of the security itself, or from a downward movement in the market as a whole, and the likelihood of recovering the carrying value based on the near-term prospects of the issuer. Unrealized losses that are considered to be primarily the result of market conditions (e.g., changes in interest rates, temporary market illiquidity or volatility, or industry-related events) and where the Company also believes there exists a reasonable expectation for recovery in the near term are usually determined to be temporary. To the extent that factors contributing to impairment losses recognized affect other investments, such investments are also reviewed for other-than-temporary impairment and losses are recorded when appropriate.

In addition to the review procedures described above, investments in asset-backed securities where market prices are depressed are subject to a review of their future estimated cash flows, including expected and stress case scenarios, to identify potential shortfalls in contractual payments. These estimated cash flows are developed using available performance indicators from the underlying assets including current and projected default or delinquency rates, levels of credit enhancement, current subordination levels, vintage, expected loss severity and other relevant characteristics. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against third-party sources.

Even in the case of severely depressed market values on asset-backed securities, the Company places significant reliance on the results of its cash flow testing and its lack of an intent to sell these securities until their fair values recover when reaching other-than-temporary impairment conclusions with regard to these securities. Other-than-temporary impairment charges are recorded on asset-backed securities when the Company forecasts a contractual payment shortfall.

For mortgage-backed securities, credit impairment is assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral characteristics and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements existing in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including prepayment speeds, default rates and loss severity.
Specifically for prime and Alt-A RMBS, the assumed default percentage is dependent on the severity of delinquency status, with foreclosures and real estate owned receiving higher rates, but also includes the currently performing loans. At both December 31, 2023 and 2022, assumed default rates for delinquent loans ranged from 10% to 100%. At December 31, 2023 and 2022, assumed loss severities were applied to generate and analyze cash flows of each bond and ranged from 10% to 40% and 15% to 35%, respectively.

Management develops specific assumptions using available market data, including internal estimates and references to data published by rating agencies and other third-party sources. These estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate.

The Company currently intends to hold securities with unrealized losses not considered other-than-temporary until they mature or for sufficient time to recover the amortized cost. However, if there are changes in the specific facts and circumstances surrounding a security, or the outlook for its industry sector, the Company may sell the security and realize a loss.

There were no loan-backed securities with a recognized other-than-temporary impairment where the Company has either the intent to sell the securities or may be forced to sell the securities prior to a recovery in value as of the statement date.

In 2023, 2022, and 2021, the Company recognized other-than-temporary impairments of $11.3 million, $4.2 million, and $11.9 million, respectively, related to loan-backed and structured securities. See Note 17 for a table detailing securities with recognized other-than-temporary impairment charges during 2023, where the Company has (or had at the quarterly reporting date) the intent and ability to hold the securities for sufficient time to recover the amortized cost.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
The following table summarizes other-than-temporary impairment charges recorded for the years ended (in thousands):

	2023	2022	2021
Residential mortgage-backed securities:
Prime	$1,193	$2,112	$2,641
Alt-A	1,194	2,027	233
Subprime	126	23	—
Industrial and miscellaneous	53,097	48,139	127
Governments	2,076	6,084	—
Commercial mortgage backed securities	8,773		—
Asset-backed securities	41	86	8,979
Common stock	5,006	—	50
Limited partnership interests	10,632	11,107	15,163
Mortgage loans	66,000	—	—
Total other-than-temporary impairment charges	$148,138	$69,578	$27,193

Realized Gains and Losses on Investments
Net realized gains and losses on investments are as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
Sales of bonds:
Gross gains	$78,348	$81,354	$693,858
Gross losses	(553,444)	(465,791)	(149,401)
Sales of stocks:
Gross gains	387	2,868	2,213
Gross losses	(28,547)	(73)	(175)
Derivative instruments	(3,816,256)	(362,518)	(5,142,870)
Mortgage loans on real estate	(29,238)	(5,130)	4,108
Other assets	493,064	53,977	(356,568)
Other-than-temporary impairment losses	(148,138)	(69,578)	(27,193)
Net realized losses	$(4,003,824)	$(764,891)	$(4,976,028)

Net (losses) gains allocated to IMR	$(1,518,401)	$(360,385)	$109,638
Net losses allocated to AVR	(2,485,423)	(72,592)	(4,039,055)
Net losses unallocated	—	(331,914)	(1,046,611)
Net realized losses	$(4,003,824)	$(764,891)	$(4,976,028)

Net losses allocated to AVR	$(2,485,423)	$(72,592)	$(4,039,055)
Net losses unallocated	—	(331,914)	(1,046,611)
Tax benefit	545,555	69,775	1,008,921
Reported net realized losses	$(1,939,868)	$(334,731)	$(4,076,745)

Proceeds from the sale of bonds totaled $5.8 billion, $8.5 billion, and $15.0 billion in 2023, 2022, and 2021, respectively.

Loan-Backed and Structured Securities
The Company has no significant concentrations as defined in SSAP No. 27, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk, Financial Instruments with Concentrations of Credit Risk and Disclosures about Fair Value of Financial Instruments, arising from its investment in loan-backed securities.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
The following table summarizes loan-backed and structured securities in an unrealized loss position as of December 31, 2023 (in thousands):

	Total	<12 Months	12+ Months
Fair value	$5,125,465	$604,929	$4,520,536
Unrealized loss	473,256	27,287	445,969

At December 31, 2023, the carrying value and fair value of all loan-backed and structured securities, regardless of whether the security was in an unrealized loss position, were $6.1 billion and $5.7 billion, respectively.

Commercial Mortgage Loan Concessions
In response to the adverse economic impact of the COVID-19 pandemic, the Company granted concessions to certain of its commercial mortgage loan borrowers, including payment deferrals and other loan modifications. Following the guidance in INT 20-03: Troubled Debt Restructuring Due to COVID-19 and INT 20-07: Troubled Debt Restructuring of Certain Instruments Due to COVID-19, the Company does not account for or report qualifying concessions as troubled debt restructurings and does not classify such loans as past due during the payment deferral period. The Company continues to accrue interest income on such loans that have deferred payment. For some commercial mortgage loan borrowers (principally in the hotel and retail sectors), the Company granted concessions which were primarily interest and/or principal payment deferrals generally ranging from 6 to 14 months and, to a much lesser extent, maturity date extensions. Repayment periods are generally within one year but may extend until maturity date. Deferred commercial mortgage loan interest and principal payments were $8.1 million and $10.3 million at December 31, 2023 and 2022, respectively. The concessions granted had no impact on the Company’s results of operations or financial position as the Company has not granted concessions related to COVID-19 that would have been disclosed and accounted for as troubled debt restructurings.

Mortgage Loans on Real Estate
At December 31, 2023, commercial mortgage loans were collateralized by properties located in 36 states, the District of Columbia, and Europe. The minimum and maximum lending rates for loans issued in 2023 were 5.5% and 8.8%. The maximum percentage of any one loan to the value of the security at the time of the loan, exclusive of insured or guaranteed or purchase money mortgages, was 79.7%.

At December 31, 2023, residential mortgage loans were collateralized by properties located in 50 states, the District of Columbia, Europe, and Mexico. The minimum and maximum lending rates for loans issued in 2023 were 6.1% and 10.4%. The maximum percentage of any one loan to the value of the security at the time of the loan, exclusive of insured or guaranteed or purchase money mortgages, was 354.6%.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
The age analysis of mortgage loans and identification of the mortgage loans in which the insurer is a participant or co-lender in a mortgage loan agreement are as follows (in millions):

		Residential		Commercial
	Farm	Insured	All Other	Insured	All Other	Mezzanine	Total
2023
1. Recorded investment (All)
(a) Current	$—	$72	$654	$—	$8,410	$860	$9,996
(b) 30-59 days past due	—	18	123	—	—	3	144
(c) 60-89 days past due	—	11	34	—	—	1	46
(d) 90-179 days past due	—	12	30	—	—	1	43
(e) 180+ days past due	—	15	32	—	—	1	48
2. Accruing interest 90-179
days past due
(a) Recorded investment	$—	$12	$—	$—	$—	$—	$12
(b) Interest accrued	—	—	—	—	—	—	—
3. Accruing interest 180+
days past due
(a) Recorded investment	$—	$15	$—	$—	$—	$—	$15
(b) Interest accrued	—	1	—	—	—	—	1
4. Interest reduced
(a) Recorded investment	$—	$—	$62	$—	$—	$3	$65
(b) Number of loans	—	—	349	—	—	18	367
(c) Percent reduced	—%	—%	100%	—%	—%	100%	—%
5. Participant or Co-lender in a
Mortgage Loan Agreement
(a) Recorded investment	$—	$128	$873	$—	$644	$240	$1,886

2022
1. Recorded investment (All)
(a) Current	$—	$96	$815	$—	$9,386	$848	$11,144
(b) 30-59 days past due	—	28	192	—	43	5	268
(c) 60-89 days past due	—	16	81	—	—	1	98
(d) 90-179 days past due	—	16	19	—	—	1	35
(e) 180+ days past due	—	36	9	—	—	—	44
2. Accruing interest 90-179
days past due
(a) Recorded investment	$—	$16	$—	$—	$—	$—	$16
(b) Interest accrued	—	—	—	—	—	—	—
3. Accruing interest 180+
days past due
(a) Recorded investment	$—	$36	$—	$—	$—	$—	$36
(b) Interest accrued	—	2	—	—	—	—	2
4. Interest reduced
(a) Recorded investment	$—	$—	$27	$—	$—	$1	$28
(b) Number of loans	—	—	155	—	—	3	158
(c) Percent reduced	—%	—%	100%	—%	—%	100%	—%
5. Participant or Co-lender in a
Mortgage Loan Agreement
(a) Recorded investment	$—	$—	$—	$—	$—	$—	$—

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
The allowance for loan losses are as follows (in thousands):

	2023	2022
Balance at beginning of period	$31	$64
Additions charged to operations	80,809	31
Direct write-downs charged against the allowances	66,000	—
Recoveries of amounts previously charged off	31	64
Balance at end of period (a+b-c-d)	$14,809	$31
As of December 31, 2023 and 2022, the Company's mortgage loan portfolio, exclusive of loans with a government guarantee or insurance, had $45.9 million and $23.1 million, respectively, of loans greater than 90 days past due and $20.1 million and $3.9 million, respectively, of loans in the process of foreclosure that were not accruing interest. Interest deemed uncollectible and written off totaled $2.0 million, $256 thousand, and $205 thousand in 2023, 2022, and 2021, respectively. Included in real estate are $5.5 million and nil of foreclosed properties as of December 31, 2023 and 2022, respectively. The remaining balance of the 2023 and 2022 mortgage loan portfolio is current and accruing interest. Delinquency status is determined from the date of the first missed contractual payment.

Under Jackson's policy for monitoring mortgage loans, all impaired mortgage loans are closely evaluated subsequent to impairment.

Impaired loans are as follows (in thousands):

December 31, 2023	Recorded Investment	Related Loan Allowance	Average Recorded Investment	Investment Income Recognized
Impaired loans with a valuation allowance
Commercial	$2,600	$13,877	$3,302	$636
Residential (Insured)	—	—	—	—
Residential (All Other)	4,676	932	3,683	167
Total	7,276	14,809	6,985	803

Impaired loans without a valuation allowance
Commercial	—	—	—	—
Residential (Insured)	5,538	—	8,249	526
Residential (All Other)	15,387	—	7,567	363
Total	20,925	—	15,816	889

Commercial	2,600	13,877	3,302	636
Residential (Insured)	5,538	—	8,249	526
Residential (All Other)	20,063	932	11,250	530
Total	$28,201	$14,809	$22,801	$1,692

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

December 31, 2022	Recorded Investment	Related Loan Allowance	Average Recorded Investment	Investment Income Recognized
Impaired loans with a valuation allowance
Residential (Insured)	$—	$—	$—	$—
Residential (All Other)	226	31	376	37
Total	226	31	376	37

Impaired loans without a valuation allowance
Residential (Insured)	11,851	—	14,510	1,044
Residential (All Other)	3,714	—	3,039	—
Total	15,565	—	17,549	1,044

Residential (Insured)	11,851	—	14,510	1,044
Residential (All Other)	3,940	31	3,415	37
Total	$15,791	$31	$17,925	$1,081

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
The following tables provide information about the credit quality of mortgage loans (in thousands):

	December 31, 2023
	In Good Standing (1)	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$3,157,475	$—	$—	$—	$3,157,475
Hotel	864,672	—	—	—	864,672
Office	1,451,778	17,770	—	—	1,469,548
Retail	1,925,162	—	—	—	1,925,162
Warehouse	1,848,726	—	—	—	1,848,726
Total commercial mortgage loans	$9,247,813	$17,770	$—	$—	$9,265,583
Residential (3)	919,521	—	67,607	25,601	1,012,729
Total	$10,167,334	$17,770	$67,607	$25,601	$10,278,312

	December 31, 2022
	In Good Standing (2)	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$3,553,508	$—	$—	$—	$3,553,508
Hotel	1,035,431	—	—	—	1,035,431
Office	1,810,306	—	—	—	1,810,306
Retail	2,102,051	—	—	—	2,102,051
Warehouse	1,772,564	—	—	—	1,772,564
Total commercial mortgage loans	$10,273,860	—	—	—	$10,273,860
Residential (4)	1,235,492	—	63,577	15,791	1,314,860
Total	$11,509,352	$—	$63,577	$15,791	$11,588,720

(1) Includes mortgage loans which the Company is a participant or co-lender of $263.6 million, $127.2 million, $239.6 million, $96.6 million, $146.0 million, and $$1,012.6 million in the categories of apartment, hotel, office, retail, warehouse, and residential, respectively. Also includes mezzanine and bridge loans of $396.5 million, $21.6 million, $176.3 million, $28.3 million, and $244.6 million in the categories of apartment, hotel, office, retail, and warehouse, respectively.

(2) Includes mortgage loans which the Company is a participant or co-lender of $360.2 million, $228.2 million, $504.6 million, $175.8 million, $176.2 million, and $740.2 million in the categories of apartment, hotel, office, retail, warehouse, and residential, respectively. Also includes mezzanine and bridge loans of $413.6 million, $41.6 million, $239.0 million, $39.7 million, and $120.6 million in the categories of apartment, hotel, office, retail, and warehouse, respectively.

(3) Includes $21.7 million of loans purchased when the loans were greater than 90 days delinquent and are supported with insurance or other guarantees provided by various governmental programs, and $5.5 million of loans in process of foreclosure.

(4) Includes $40.5 million of loans purchased when the loans were greater than 90 days delinquent and are supported with insurance or other guarantees provided by various governmental programs, and $11.9 million of loans in process of foreclosure.

During 2023 and 2022, there were no mortgage loans involved in troubled debt restructuring.

Limited Partnership and Limited Liability Interests
The unaffiliated limited partnerships and limited liability companies in which the Company has an interest primarily invest in securities. Income recognized by the Company on all limited partnerships and limited liability companies was $690.3 million, $747.2 million, and $822.9 million in 2023, 2022, and 2021, respectively, including $607.0 million, $636.0 million, and $684.2 million, respectively, of dividends and membership distributions from subsidiaries. In 2023 and 2022, $(380.6) million and $87.4 million, respectively, of net unrealized gains (losses) were credited directly to surplus. In 2023, 2022, and 2021, the realized gain on partnership sales were $383.4 million, $29.5 million, and $133.2 million, respectively, including $292.4 million, $25.0 million and nil, respectively, of realized gains on sales to affiliates. The Company recognized impairment writedowns of $10.6 million, $11.1 million, and $14.6 million on limited partnerships and limited liability companies during 2023, 2022, and 2021, respectively.

Securities Lending
The Company has entered into securities lending agreements with agent banks whereby blocks of securities are loaned to third parties, primarily major brokerage firms. At 2023 and 2022, the estimated fair value of loaned securities was $12.6 million and $22.5 million, respectively. The agreements require a minimum of 102 percent of the fair value of the loaned securities to be held as collateral, calculated on a daily basis. To further minimize the credit risks related to these programs, the financial condition of the counterparties is monitored on a regular basis. At 2023 and 2022, unrestricted cash collateral received in the amount of $13.0 million and $23.3 million, respectively, was included in other invested assets of the Company. In 2023 and

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
2022, an offsetting liability for the overnight and continuous loan of $13.0 million and $23.3 million, respectively, is included in payable for securities lending in the accompanying statutory statements of admitted assets, liabilities, capital and surplus.

Restricted Assets
At December 31, 2023, the Company has the following assets pledged to others as collateral or otherwise restricted (in thousands):

	Gross Restricted				Percentage
Restricted Asset Category	Total General Account	Total Prior Year	Increase/ (Decrease)	Total Current Year Admitted Restricted	Gross Restricted to Total Assets	Admitted Restricted to Total Admitted Assets
Repurchase agreements	$—	$1,141,872	$(1,141,872)	$—	0.00%	0.00%
FHLB capital stock	108,018	146,464	(38,446)	108,018	0.04%	0.04%
On deposit with state	101,388	99,408	1,980	101,388	0.04%	0.04%
Pledged as collateral to FHLB	3,525,096	3,172,535	352,561	3,525,096	1.30%	1.31%
Pledged as collateral for cleared and OTC derivatives	4,013,879	4,102,208	(88,329)	4,013,879	1.48%	1.49%
Cleared interest rate swaps	—	150,648	(150,648)	—	0.00%	0.00%
Securities loaned for sec. lending agreements	13,030	25,144	(12,114)	13,030	0.00%	0.00%
Total restricted assets	$7,761,411	$8,838,279	$(1,076,868)	$7,761,411	2.86%	2.88%

5GI Securities
The assignment of a 5GI designation to a debt security occurs when the necessary documentation for a full credit analysis does not exist but the security is current on all contractual payments and the Company expects the security to make full payment of all contractual principal and interest. At December 31, 2023, the Company had nil debt securities with a 5GI designation, At December 31, 2022, the Company had 3 debt securities with a 5GI designation, with a carrying value and fair value of $8.5 million and $4.7 million, respectively.

Note 5 – Derivative Instruments

The Company enters into financial derivative transactions, including, but not limited to, swaps, put-swaptions, futures, forwards and options to reduce and manage business risks. These transactions manage the risk of a change in the value, yield, price, cash flows, credit quality or degree of exposure with respect to assets, liabilities or future cash flows, which the Company has acquired or incurred.

Derivative instruments are held primarily for hedging purposes. Derivative instruments afforded hedge accounting treatment are stated at either amortized cost or fair value and are accounted for in a manner consistent with the hedged items. Derivative instruments not afforded hedge accounting treatment are stated at fair value. Hedge accounting practices are supported by cash flow matching, duration matching and/or scenario testing.

Fair values for derivative instruments are based on quoted market prices, estimates received from independent pricing services, or valuation pricing models, and generally reflect the estimated amounts that the Company would receive or pay upon sale or termination of the contracts as of the reporting date.

Cash requirements for derivative instrument activities are limited to settlements, payment commitments on swaps, margin requirements on exchange-traded and cleared derivatives, and collateral posting requirements in accordance with derivatives’ counterparty agreements.

The Company manages the potential credit exposure for over-the-counter derivative contracts through careful evaluation of the counterparty credit standing, collateral agreements, and master netting agreements. The Company is exposed to credit-related losses in the event of non-performance by counterparties; however, it does not anticipate non-performance. There were no charges incurred related to derivative counterparty non-performance during 2023, 2022 or 2021.

All of the Company’s significant over-the-counter financial derivative counterparty master agreements contain netting provisions allowing for the offset of contractual payments either due from or due to counterparties. To the extent that the net market value of aggregate contracts with individual counterparties exceeds established threshold amounts, collateral posting in favor of the exposed party is required. Collateral must be high quality liquid securities or cash as directed by the agreements.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

All of these master agreements also contain downgrade triggers that allow the party potentially harmed by the downgrade to, at its option, cause the related transactions to be unwound at market value or to be assigned to a different counterparty. All of these triggers are set in the BBB range and refer to Jackson’s claims paying rating and the counterparty’s senior debt rating. The intent of the triggers is to provide for a more orderly unwind of positions than might otherwise take place in the event of a bankruptcy. During 2023 and 2022, no counterparties triggered an event.

Interest rate swap agreements used for hedging purposes generally involve the exchange of fixed and floating payments based on a notional contract amount over the period for which the agreement remains outstanding, without an exchange of the underlying notional amount.

Put-swaption contracts provide the purchaser with the right, but not the obligation, to require the writer to pay the present value of a long-term interest rate swap at future exercise dates. The Company purchases and writes put-swaptions for hedging purposes with original maturities of up to 10 years. Put-swaptions hedge against movements in interest rates. Written put-swaptions may be entered into in conjunction with associated put-swaptions purchased from the same counterparties (“linked put-swaptions”). Linked put-swaptions have identical notional amounts and strike prices, but have different underlying swap terms. Linked put-swaptions are presented at the fair value of the net position for each pair of contracts.

Put-swaption contracts and put-swaption contracts written are included in the related assets and liabilities for derivatives at fair value. Changes in fair value are recorded as unrealized capital gains or losses.

Equity index futures contracts and equity index options (including various call and put options, interest rate-contingent options, currency-contingent options, and put spreads) are used to hedge the Company’s overall net exposure to equities. Interest rate futures contracts are used to hedge movements in interest rates. Equity index options (including various call and put options) are recorded in derivatives at fair value with changes in fair value recorded as unrealized capital gains or losses. Futures contracts are executed on regulated exchanges through brokers. Variation margin is recorded in cash and short-term investments, with changes in variation margin recorded as unrealized capital gains or losses.

    Cross-currency total return swaps, which embody spot and forward currency swaps and, in some cases, interest rate and equity index swaps, are entered into for the purpose of hedging the Company issued foreign currency denominated trust instruments supported by funding agreements. Cross-currency total return swaps serve to hedge foreign currency exchange risk embedded in the funding agreements. Cross-currency total return swaps are carried at fair value. The fair value of derivatives embedded in funding agreements, including unrealized foreign currency translation gains and losses, are included in the carrying value of the trust instruments supported by funding agreements. Amounts paid or received are netted with amounts paid or received on the hedged foreign currency denominated trust agreements supported by funding agreements. Foreign currency translation gains and losses associated with funding agreement hedging activities are included in unrealized foreign exchange capital gains and losses and realized capital gains and losses.

Cross-currency swaps are over-the-counter agreements to exchange interest and principal payments denominated in different currencies. Cross-currency forwards are over-the-counter agreements to exchange payments denominated in different currencies. Cross-currency swaps and cross-currency forwards are entered into for the purpose of hedging the foreign currency exposure on certain debt securities and mortgage loans held in the investment portfolio. Cross currency swaps are carried at fair value.

Credit default swaps, with maturities up to five years, are agreements where the Company has purchased default protection on certain underlying corporate bonds held in its portfolio. These contracts allow the Company to sell the protected bonds at par value to the counterparty if a defined “default event” occurs, in exchange for periodic payments made by the Company for the life of the agreement. Credit default swaps are carried at fair value and included in derivatives. Changes in fair value are recorded as unrealized capital gains or losses. The Company does not currently sell default protection using credit default swaps or other similar derivative instruments.

The fair value of derivatives reflects the estimated amounts, net of payment accruals, which the Company would receive or pay upon sale or termination of the contracts at the reporting date. With respect to swaps and put-swaptions, the notional amount represents the stated principal balance used as a basis for calculating payments. With respect to futures and options, the contractual amount represents the market exposure of outstanding positions.

A summary of the aggregate contractual or notional amounts, carrying values and fair values for derivative instruments outstanding is as follows (in thousands):

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

	December 31, 2023
		Assets		Liabilities
	Contractual/					Net
	Notional	Carrying	Fair	Carrying	Fair	Fair
	Amount	Value	Value	Value	Value	Value
Cross-currency swaps	$785,914	$38,577	$38,577	$—	$—	$38,577
Cross-currency total return swaps	1,037,318	(18,317)	(18,317)	—	—	(18,317)
Equity index put options	26,000,000	58,705	58,705	—	—	58,705
Put-swaptions	23,500,000	152,680	152,680	904,691	904,691	(752,011)
Equity futures	23,377,218	—	—	—	—	—
Interest rate futures	33,043,167	—	—	—	—	—
Forwards	1,410,194	1,707	1,707	—	—	1,707
Total return swaps	1,598,595	(21,947)	(21,947)	—	—	(21,947)
Interest rate swaps	6,228,135	(126,589)	(126,589)	—	—	(126,589)
Total	$116,980,541	$84,816	$84,816	$904,691	$904,691	$(819,875)

	December 31, 2022
		Assets		Liabilities
	Contractual/					Net
	Notional	Carrying	Fair	Carrying	Fair	Fair
	Amount	Value	Value	Value	Value	Value
Cross-currency swaps	$742,808	$67,448	$67,448	$—	$—	$67,448
Cross-currency total return swaps	1,239,850	(76,958)	(76,958)	—	—	(76,958)
Equity index call options	17,500,000	106,123	106,123	—	—	106,123
Equity index put options	30,500,000	957,646	957,646	—	—	957,646
Put-swaptions	25,000,000	—	—	1,710,737	1,710,737	(1,710,737)
Equity futures	20,626,295	—	—	—	—	—
Interest rate futures	105,941,948	—	—	—	—	—
Forwards	1,489,577	56,631	56,631	—	—	56,631
Total return swaps	739,409	31,166	31,166	—	—	31,166
Interest rate swaps	9,228,135	(309,307)	(309,307)	—	—	(309,307)
Total	$213,008,022	$832,749	$832,749	$1,710,737	$1,710,737	$(877,988)

All of Jackson’s master swap agreements contain credit downgrade provisions that allow a party to assign or terminate derivative transactions if the counterparty’s credit rating declines below an established limit. At December 31, 2023 and 2022, the fair value of Jackson’s net derivative assets by counterparty were $116.8 million and $885.1 million, respectively, and held collateral was $840.5 million and $858.0 million, respectively, related to these agreements. At December 31, 2023 and 2022, the fair value of Jackson’s net derivative liabilities by counterparty was $936.7 million and $1,763.1 million, respectively, and provided collateral was $896.8 million and $1,732.5 million, respectively, related to these agreements. If all of the downgrade provisions had been triggered at December 31, 2023 or 2022, in aggregate, Jackson would have had to disburse $763.6 million and $30.7 million, respectively, and would have been allowed to claim nil and $27.0 million, respectively.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Note 6 - Investment Income

The sources of net investment income by major category are as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
Debt securities	$1,685,186	$1,696,734	$1,837,320
Derivative instruments	(338,037)	15,787	154,706
Limited partnership interests	690,271	747,189	822,617
Mortgage loans	544,686	528,122	503,623
Policy loans	389,979	381,221	387,170
Other investment income	137,191	105,655	48,822
Total investment income	3,109,276	3,474,708	3,754,258
Less investment expenses	206,086	185,516	232,705
Less interest expenses	48,643	29,283	29,752
Net investment income	$2,854,547	$3,259,909	$3,491,801
During 2023, the Company sold, redeemed, or otherwise disposed of 13 securities due to the exercise of a callable or tender offer feature, generating investment income of $2.0 million as a result of the associated prepayment penalty and/or acceleration fee. During 2022, the Company sold, redeemed, or otherwise disposed of 28 securities due to the exercise of a callable or tender offer feature, generating investment income of $12.1 million as a result of the associated prepayment penalty and/or acceleration fee. During 2021, the Company sold, redeemed, or otherwise disposed of 80 securities due to the exercise of a callable or tender offer feature, generating investment income of $43.2 million as a result of the associated prepayment penalty and/or acceleration fee.

Note 7 - Reinsurance

The Company assumes and cedes reinsurance from and to other insurance companies in order to limit losses from large exposures. However, if the reinsurer is unable to meet its obligations, the originating issuer of the coverage retains the liability. The Company reinsures certain of its risks to other reinsurers under a yearly renewable term, coinsurance or modified coinsurance basis. The Company regularly monitors the financial strength rating of its reinsurers.

During the first quarter of 2024, Jackson entered into a 100% coinsurance funds withheld reinsurance transaction with Brooke Re, a Michigan captive insurer regulated by the Michigan Department of Insurance and Financial Services created in the first quarter of 2024 for the express purpose of serving as the counterparty to this new reinsurance transaction. All economics of the reinsurance transaction are effective as of January 1, 2024. The reinsurance transaction provides for the cession from Jackson to Brooke Re of liabilities associated with certain guaranteed benefit under our variable annuity contracts and similar products of Jackson, both in-force on the effective date of the reinsurance agreement and written in the future (i.e., on a “flow” basis) as well as related future fees, claims and other benefits, and maintenance expenses in exchange for a ceding commission for the in-force business. Brooke Re paid a ceding commission of approximately $1.2 billion to Jackson in connection with the execution of the reinsurance transaction. Jackson retains the variable annuity base contract, the annuity contract administration of the ceded business, and responsibility for investment management of the assets in the funds withheld account supporting the ceded liabilities. The reinsurance transaction allows us to mitigate the impact of the cash surrender value floor on Jackson’s total adjusted capital, statutory required capital, and risk-based capital ratio, as well as to allow for more efficient economic hedging of the underlying risks of Jackson’s business. This outcome will serve the interests of policyholders by protecting statutory capital through avoidance of non-economic hedging costs. Overall, this allows us to optimize our hedging, stabilize capital generation, and produce more predictable financial results going forward.

The Company entered into a funds withheld coinsurance agreement with Athene Life Re Ltd. effective June 1, 2020 to reinsure on a 100% quota share basis, a block of Jackson's in-force fixed and fixed index annuity product liabilities in exchange for a $1,231.1 million ceding commission. The $1,016.3 million ceding commission, net of tax, was reported direct to surplus and will be amortized into income over the life of the business. In addition, $59.6 million of the IMR reserve was released from the IMR reserve and transferred to Athene under the reinsurance arrangement. The release of the reserve was recorded in income. In September 2021, the post closing settlement resulted in ceded premium of $6.3 million and a $28.5 million decrease in ceding commission.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Pursuant to the Athene reinsurance agreement, the Company holds certain assets, primarily debt securities and mortgage loans, as collateral. This collateral is reported as funds held under coinsurance on the statements of admitted assets, liabilities, capital and surplus. The income and realized gains on these assets are reported in income with a corresponding offset reported in interest on funds withheld treaties, with no impact on net income.

To further support its obligations under the reinsurance agreements, Athene procured $1.2 billion in letters of credit for Jackson’s benefit and established a trust account for Jackson’s benefit, which had a book value of approximately $82.6 million and $212.8 million as of December 31, 2023 and 2022, respectively.

On May 29, 2019, the Michigan Department of Insurance and Financial Services revoked the status of an accredited reinsurer in Michigan. As of December 31, 2022, a liability for reinsurance in unauthorized companies of $33.1 million was established for the ceded reserve. In July 2023, the reinsurer was ordered into liquidation. During the fourth quarter of 2023, the liability for reinsurance in authorized companies was recognized as a loss, with no impact to capital and surplus.

The Company has agreements with John Hancock Life Insurance Company ("John Hancock") and John Hancock Life Insurance Company of New York (“John Hancock New York”) to reinsure Group Payout Annuities. On December 31, 2023 and 2022, the Company included $230.1 million and $512.8 million, respectively, of miscellaneous group annuity reserves initially established by John Hancock and John Hancock New York. The additional reserves are in excess of those required under minimum statutory standards.

In 2016, the Company executed a reserve financing transaction with Squire Re II. At December 31, 2023 and 2022, the Company ceded $376.5 million, $445.7 million, respectively, of level premium term reserves under a funds withheld 100% coinsurance treaty. The Company holds certain assets, primarily debt securities, as collateral. This collateral is reported as funds held under coinsurance on the statements of admitted assets, liabilities, capital and surplus. The income and realized gains on these assets are reported in income and with a corresponding offset reported in interest on funds withheld treaties, with no impact on net income.

The Company assumes 90% of the risk associated with the variable annuities from its subsidiary, Jackson New York, on a coinsurance/modified coinsurance basis. Premiums assumed from Jackson New York were $716.1 million, $980.1 million, and $1,320.3 million in 2023, 2022, and 2021, respectively. At December 31, 2023 and 2022, the liability for the reserves assumed from Jackson New York totaled $1,250.6 million and $1,389.6 million, respectively.

The Company has also acquired certain lines of business that are wholly ceded to non-affiliates. These include direct and assumed accident and health business, direct and assumed life insurance business, and certain institutional annuities.

The Company has three retro treaties with Swiss Reinsurance Company Ltd. ("Swiss Re"). Pursuant to these retro treaties, the Company ceded to Swiss Re on a 100% coinsurance basis, subject to pre-existing reinsurance with other parties, certain blocks of business. These blocks of business include disability income and accident and health business, a mix of life and annuity insurance business, and corporate owned life insurance business.

Pursuant to the retro treaties, the Company holds certain assets, primarily policy loans and debt securities, as collateral. This collateral is reported as funds held under reinsurance treaties with unauthorized reinsurers on the statements of admitted assets, liabilities, capital and surplus. The income and realized gains on these assets are reported in income with a corresponding offset reported in interest on funds withheld treaties, with no impact on net income.

At December 31, 2023 and 2022, assets of $1,216.2 million and $1,265.0 million, respectively, were held in trust pursuant to the 100% coinsurance transactions with Swiss Re.

As the previously mentioned reinsurance transactions resulted in gains and were comprised of contracts inforce at the date of the transaction, the net, after tax, impact of the transactions was excluded from net income and recorded directly to surplus, and will be amortized into income as earnings emerge from the business reinsured.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
The effect of reinsurance on premiums and benefits was as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
Direct premiums and annuity considerations	$12,645,332	$15,406,040	$18,799,480
Reinsurance assumed	819,805	1,096,807	1,446,936
Reinsurance ceded	(237,559)	(298,198)	(401,115)
Total premiums and annuity considerations	$13,227,578	$16,204,649	$19,845,301

Direct benefits to policyholders and beneficiaries	$22,002,447	$18,487,705	$22,292,257
Reinsurance assumed	1,082,026	1,173,141	1,161,442
Reinsurance ceded	1,249,948	1,553,035	1,558,064
Total benefits to policyholders and beneficiaries	$24,334,421	$21,213,881	$25,011,763

Policy reserves and liabilities are stated net of reinsurance ceded to other companies. At December 31, 2023 and 2022, reserves ceded were $24.4 billion and $28.1 billion, respectively, which included reserves ceded to Brooke Life of $24.0 million and $26.0 million, respectively, and also included reserves ceded to Squire Re II of $376.5 million and $445.7 million, respectively.

Note 8 - Federal Income Taxes

The Company is subject to federal income taxation as a life insurance company and files a consolidated federal income tax return with Brooke Life, Jackson New York, and Squire Re II. The Company has entered into written tax sharing agreements that are based on separate return calculations with benefits for credits and losses. The Company's portion of any Corporate Alternative Minimum Tax (“CAMT”) incurred or the benefit from CAMT credits is based on its share of the impact of CAMT for the consolidated group.

The Company is no longer subject to U.S. federal tax examinations by tax authorities for years prior to 2019. Tax years from 2019 to 2023 remain open under the statute of limitations.

Inflation Reduction Act
The Inflation Reduction Act (“IRA”), enacted on August 16, 2022, includes the CAMT, which was effective January 1, 2023. The Company is an applicable reporting entity that is part of a controlled group of corporations that is subject to the CAMT in 2023. At December 31, 2023 and 2022, the CAMT current tax was $163.0 million and nil, respectively. At December 31, 2023 and 2022, the CAMT reduced net capital and surplus by $187 million and nil, respectively. The CAMT was not applicable to the year ended December 31, 2021.

Net Deferred Tax Asset
The components of the net DTA at December 31 are as follows (in thousands):

	December 31, 2023			December 31, 2022			Change
	Ordinary	Capital	Total	Ordinary	Capital	Total	Ordinary	Capital	Total

Total gross DTA	$2,553,775	$62,035	$2,615,810	$1,995,078	$99,786	$2,094,864	$558,697	$(37,751)	$520,946
Statutory valuation allowance	—	—	—	—	—	—	—	—	—
Adjusted gross DTA	2,553,775	62,035	2,615,810	1,995,078	99,786	2,094,864	558,697	(37,751)	520,946
DTA nonadmitted	1,856,172	—	1,856,172	1,079,931	—	1,079,931	776,241	—	776,241
Subtotal net admitted DTA	697,603	62,035	759,638	915,147	99,786	1,014,933	(217,544)	(37,751)	(255,295)
Deferred tax liabilities	(42,745)	(109,951)	(152,696)	(40,711)	(193,132)	(233,843)	(2,034)	83,181	81,147

Net admitted DTA	$654,858	$(47,916)	$606,942	$874,436	$(93,346)	$781,090	$(219,578)	$45,430	$(174,148)

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Admission calculation components for SSAP No. 101 are as follows (in thousands):

		December 31, 2023			December 31, 2022			Change
		Ordinary	Capital	Total	Ordinary	Capital	Total	Ordinary	Capital	Total
(a)	Federal income taxes
	Paid in prior years
	recoverable through
	loss carrybacks	$—	$476	$476	$—	$166	$166	$—	$310	$310
(b)	Adjusted gross DTA
	Expected to be realized
	after application of the
	threshold limitation
	(Lesser of (b)1 or
	(b)2 below)	606,466	—	606,466	780,924	—	780,924	(174,458)	—	(174,458)
	1. Adjusted gross DTA
	Expected to be realized
	following the balance
	sheet date			1,868,854			1,503,003			365,851
	2. Adjusted gross DTA
	Allowed per limitation
	threshold			606,466			780,924			(174,458)
(c)	Adjusted gross DTA
	(Excluding the amount of
	DTA from (a) and (b)
	above) offset by
	gross DTL	91,137	61,559	152,696	134,223	99,620	233,843	(43,086)	(38,061)	(81,147)
(d)	DTA admitted as the
	result of application of
	SSAP No. 101	$697,603	$62,035	$759,638	$915,147	$99,786	$1,014,933	$(217,544)	$(37,751)	$(255,295)

	2023	2022
Ratio Percentage Used to Determine Recovery
Period and Threshold Limitation Amount	1,102.0%	965.8%

Amount of Adjusted Capital and Surplus Used to
Determine Recovery Period and Threshold
Limitation Amount (in thousands)	$4,043,109	$5,206,164

The impact of tax planning strategies was as follows (in thousands):

	December 31, 2023		December 31, 2022		Change
	Ordinary	Capital	Ordinary	Capital	Ordinary	Capital
Determination of Adjusted Gross DTA and
Net Admitted DTA, by tax character as a percentage
1. Adjusted gross DTAs	$2,553,775	$62,035	$1,995,078	$99,786	$558,697	$(37,751)
2. Percentage of adjusted gross DTAs by
by tax character attributable to
the impact of tax planning
strategies	0%	0%	0%	0%	0%	0%
3. Net admitted adjusted gross DTAs	$697,603	$62,035	$915,147	$99,786	$(217,544)	$(37,751)
4. Percentage of net admitted adjusted
gross DTAs by tax character
admitted because of the impact
of tax planning strategies	0%	0%	0%	0%	0%	0%

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
At December 31, 2023 and December 31, 2022, the Company did not consider tax planning strategies for the determination of the amount of adjusted gross CAMT credit DTA. At December 31, 2023 and December 31, 2022, the consideration of tax planning strategies did not impact the determination of the amount of admitted CAMT credit DTA.

The Company's tax planning strategies do not include the use of reinsurance.

The main components of the deferred tax assets and liabilities are as follows (in thousands):

	2023	2022	Change
Deferred tax assets resulting from book/tax differences in:
Ordinary:
Deferred acquisition costs	$191,494	$202,018	$(10,524)
Insurance reserves	207,853	276,299	(68,446)
Investments	863,269	773,792	89,477
Employee benefits	111,921	128,826	(16,905)
Deferred and uncollected premium	1,562	1,889	(327)
Net operating loss carryforward	863,316	527,316	336,000
Tax credit carryforward	274,165	43,043	231,122
Other	40,195	41,895	(1,700)
Total ordinary gross & adjusted
gross deferred tax assets	2,553,775	1,995,078	558,697
Deferred tax assets nonadmitted	(1,856,172)	(1,079,931)	(776,241)
Admitted ordinary gross deferred
tax assets per NAIC SAP	697,603	915,147	(217,544)

Capital:
Investments	27,422	37,470	(10,048)
Unrealized capital losses	34,613	62,316	(27,703)
Total capital gross & adjusted
gross deferred tax assets	62,035	99,786	(37,751)
Deferred tax assets nonadmitted	—	—	—
Admitted capital gross deferred
tax assets per NAIC SAP	62,035	99,786	(37,751)
Total admitted deferred tax assets	$759,638	$1,014,933	$(255,295)

Deferred tax liabilities resulting from book/tax differences in:
Ordinary:
Investments	$14,937	$9,754	$5,183
Fixed assets	12,151	11,309	842
Insurance reserves	6,947	10,420	(3,473)
Due and deferred premium	8,705	9,227	(522)
Other	5	1	4
Total ordinary deferred tax liabilities	42,745	40,711	2,034
Total capital deferred tax liabilities	109,951	193,132	(83,181)
Total deferred tax liabilities	152,696	233,843	(81,147)

Total net admitted deferred tax asset	$606,942	$781,090	$(174,148)

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
The application of SSAP No. 101, requires a company to evaluate the recoverability of deferred tax assets and to establish a valuation allowance if necessary, to reduce the deferred tax asset to an amount which is more likely than not to be realized. Considerable judgment is required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance the Company considers many factors, including: (1) the nature of the deferred tax assets and liabilities; (2) whether they are ordinary or capital; (3) the timing of their reversal; (4) taxable income in prior carry back years as well as projected taxable earnings, exclusive of reversing temporary differences and carry forwards; (5) the length of time that carryovers can be utilized; (6) unique tax rules that would impact the utilization of the deferred tax assets; and, (7) any tax planning strategies that the Company would employ to avoid a tax benefit from expiring unused. Although the realization is not assured, management believes it is more likely than not that the deferred tax assets under the regular tax system or for the CAMT credit deferred tax assets will be realized. The Company has not recorded a valuation allowance against deferred tax assets under the regular tax system or for the CAMT credit deferred tax assets as of December 31, 2023 and December 31, 2022. All reporting entities of the controlled group have made an accounting policy election to disregard the effect of the CAMT system in determining the valuation allowance for deferred tax assets under the regular tax system. There were no material modifications to the methodology used to project CAMT.

The change in the net deferred income taxes is comprised of the following (this analysis is exclusive of the non-admitted DTAs as the Change in Non-admitted Assets is reported separately from the Change in Net Deferred Income Taxes in the Statutory Statements of Capital and Surplus) (in thousands):

	2023	2022	Change

Total deferred tax assets	$2,615,810	$2,094,864	$520,946
Total deferred tax liabilities	(152,696)	(233,843)	81,147
Net deferred tax assets/liabilities	2,463,114	1,861,021	602,093
Tax effect of unrealized gains	(530,763)	(326,697)	(204,066)
Change in net deferred income tax	$1,932,351	$1,534,324	$398,027

There are no temporary differences for which deferred tax liabilities have not been recognized. Accordingly, there are no events that would cause unrecognized temporary differences to become taxable. There are no unrecognized deferred tax liabilities in foreign subsidiaries and foreign corporate joint ventures that are permanent in duration.

Taxes Incurred
Current income taxes incurred consist of the following major components (in thousands):

	2023	2022	2021
Operations
Federal taxes from operations	$960,869	$73,645	$959,485
Foreign tax expense	—	—	—
Subtotal	960,869	73,645	959,485
Federal tax benefit on capital losses	(850,652)	(140,453)	(976,002)
Utilization of operating loss carryforwards	—	—	—
Other	(3,399)	22,616	(75,695)
Total federal current taxes incurred	$106,818	$(44,192)	$(92,212)

Federal current taxes incurred are reflected in the accompanying statements as follows (in thousands):

	2023	2022	2021
Federal taxes incurred	$966,356	$96,261	$883,790
Capital gains tax, excluding IMR taxes	(545,555)	(69,775)	(1,008,921)
Taxes transferred to IMR	(342,797)	(68,678)	135,159
Taxes on liability gains released from the IMR	28,814	(2,000)	(102,240)
Total federal current taxes incurred	$106,818	$(44,192)	$(92,212)

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
A reconciliation of the more significant permanent book to tax differences and the related tax effects (at a 21% statutory rate) is as follows (in thousands):

	2023		2022		2021
Income before taxes	$(1,220,210)		$3,353,705		$120,414

Income taxes at statutory rate	(256,244)	21%	704,278	21%	25,287	21%
Dividends received deduction	(123,641)	10%	(131,507)	(4)%	(135,678)	(113)%
Effect of tax sharing agreement	—	—%	—	—%	(9,162)	(8)%
Interest maintenance reserve	153,867	(13)%	(22,744)	(1)%	(38,266)	(32)%
Amortization of value of business acquired and goodwill	—	—%	6,878	—%	10,317	9%
Tax credits	(44,668)	4%	(22,990)	(1)%	(43,148)	(36)%
Gain on reinsurance of inforce business	(25,157)	2%	(51,969)	(2)%	(36,585)	(30)%
Net IRS audit interest	—	—%	—	—%	(19,126)	(16)%
Other	4,633	—%	3,412	—%	6,098	5%
Taxable income and current tax on operations	$(291,210)	24%	$485,358	14%	$(240,263)	(200)%

Federal and foreign taxes incurred	$966,356		$96,261		$883,790
Tax on capital losses	(859,539)		(140,453)		(976,002)
Change in net deferred taxes	(398,027)		529,550		(148,051)
Total statutory taxes	$(291,210)		$485,358		$(240,263)

At December 31, 2023, the Company had ordinary loss carryforwards of $4.0 billion which may be carried forward indefinitely and used to offset up to 80% of taxable income in future periods and $137.0 million of ordinary loss carryforwards limited pursuant to section 382 that will begin to expire beginning in 2026.

Loss carryforwards (in thousands):

Tax Year Generated	Amount of Carryforward
2012	$137,020
2021	1,201,272
2022	1,160,449
2023	1,612,287
Total	$4,111,028

There are no capital loss carryforwards available. The Company had a foreign tax credit carryforward in the amount of $104.4 million originating from 2022 and 2023 which expire as follows: 2032: $52.2 million; 2033: $52.2 million. The Company had a general business tax credit carryforward in the amount of $573 thousand originating from 2022 and 2023 which expires as follows: 2042: $423 thousand; 2043: $150 thousand.

The Company has no capital gains taxes paid in prior years that is available for recoupment.

The Company has no deposits under Internal Revenue Code Section 6603.

The Company does not owe any Repatriation Transition Tax ("RTT") and has made no payment or expect to make any future payments to satisfy the RTT liability.

The Company does not believe that it is reasonably possible that the liability related to any federal or foreign tax loss contingencies will significantly increase within the next 12 months.

At December 31, 2023 and 2022, the Company had alternative minimum tax credit deferred tax assets of $169.2 million and $6.2 million, respectively. As of December 31, 2023, the $169.2 million, consisting of $163.0 million originating from the 2023 tax year, and $6.2 million from prior tax years that is limited pursuant to section 383, may be carried forward indefinitely. At December 31, 2023 and 2022, the Company's net admitted DTAs were limited by 15% of adjusted capital and surplus.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Note 9 - Capital, Surplus and Dividend Restrictions

Under the Michigan Insurance Code of 1956, Jackson must notify the Michigan Director of Insurance prior to payment of any dividend. Ordinary dividends on capital stock may only be distributed out of earned surplus, excluding any unrealized capital gains and the effect of permitted practices (referred to as adjusted earned surplus). At December 31, 2023, Jackson had no adjusted surplus. Ordinary dividends in any twelve month period are also limited to the greater of 10% of statutory surplus as of the preceding year-end, excluding any increase arising from the application of permitted practices, or the statutory net income, excluding any net realized investment gains, for the twelve month period ended on the preceding December 31. The Michigan Director of Insurance may approve payment of dividends in excess of these amounts, which would be deemed an extraordinary dividend. The maximum dividend that can be paid to Brooke Life in 2024, subject to the availability of earned surplus, with approval of the director is approximately $463.9 million.

During 2023, the Company remitted a $450.0 million ordinary dividend and a $150.0 million return of capital to Brooke Life.

During 2022, the Company remitted a $600.0 million return of capital to Brooke Life.

During 2021, the Company received a capital contribution of $1.4 billion from Brooke Life.

During 2023, changes in the balance of special surplus funds from the prior year are due to the admittance of net negative (disallowed) IMR of $253.0 million.

The NAIC has developed certain RBC requirements for life insurance companies. Under those requirements, compliance is determined by a ratio of a company’s total adjusted capital (“TAC”), calculated in a manner prescribed by the NAIC, to its authorized control level RBC (“ACL RBC”), calculated in a manner prescribed by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The minimum level of TAC before corrective action commences is twice ACL RBC (“company action level RBC”). At December 31, 2023, 2022, and 2021 the Company’s TAC remained well in excess of the company action level RBC.

Note 10 - Debt

Surplus Notes
Under Michigan insurance law, the surplus notes are not part of the legal liabilities of the Company and are considered capital and surplus for statutory reporting purposes. Payments of interest or principal may only be made with the prior approval of the Michigan Director of Insurance and only out of surplus earnings which the director determines to be available for such payments under Michigan insurance law.

On March 15, 1997, the Company issued 8.15% surplus notes in the principal amount of $250.0 million due March 15, 2027. These surplus notes were issued pursuant to Rule 144A under the Securities Act of 1933 as amended, underwritten by a syndicate that included Goldman Sachs & Co., and Morgan Stanley & Co., and are administered by Citibank, N.A. as fiscal agent. The surplus notes are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims may not be redeemed at the option of the Company or any holder prior to maturity. Upon approval from DIFS, interest is payable semi-annually on March 15th and September 15th of each year. Interest paid on surplus notes was $20.4 million in 2023, 2022, and 2021, respectively.
As of December 31, 2023, life to date interest expense on surplus notes were $534.1 million.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Federal Home Loan Bank Loans
The Company received loans of $50.0 million from the FHLBI under its community investment program in both 2015 and 2014, which amortize on a straight-line basis over the loan term. The weighted average interest rate on these loans was 5.12% in 2023 and 1.71% in 2022. The outstanding balance on these loans was $57.2 million and $62.2 million at December 31, 2023 and 2022, respectively. During 2023, 2022, and 2021, interest expense for these loans totaled $2.9 million, $0.9 million, and $0.1 million, respectively. At December 31, 2023 and 2022, the loans were collateralized by mortgage-related securities and commercial mortgage loans with a carrying value of $89.5 million and $95.7 million, respectively.
Federal Home Loan Bank Advances
The Company entered into an advance program with the FHLBI in which interest rates were either fixed or variable based on the FHLBI cost of funds or market rates. Advances averaged $373.1 million during 2023, with a weighted average interest rate of 5.15%. Advances of $250.2 million and nil were outstanding at December 31, 2023 and 2022, respectively, and were recorded in other liabilities. The Company paid interest of $6.6 million, $0.1 million, $0.2 million on such advances in 2023, 2022, and 2021, respectively. The largest outstanding balance at any month end during 2023 was $650.1 million.

Repurchase Agreements
The Company routinely enters into repurchase agreements whereby the Company agrees to sell and repurchase securities. These agreements are bilateral and accounted for as financing transactions, with the assets and associated liabilities included in the balance sheet.

The maturity time for borrowings are as follows (in thousands):

	2023	2022
Maximum Amount:
Overnight	$915,058	$1,080,027
2 Days to 1 Week	1,690,301	625,504
>1 Week to 1 Month	1,561,085	1,011,762

Ending Balance:
Overnight	$—	$—
2 Days to 1 Week	—	—
>1 Week to 1 Month	—	1,011,762

Short-term borrowings under such agreements averaged $969.8 million and $310.8 million during 2023 and 2022, respectively, with weighted average interest rates of 4.59% in 2023 and 2.54% in 2022. The highest level of short-term borrowings at any month end was $1,660.0 million in 2023 and $1,011.8 million in 2022. At December 31, 2023 and 2022, the outstanding repurchase agreement balance was nil and $1,011.8 million, respectively, collateralized with U.S. Treasury notes and maturing within 30 days, and was included within repurchase agreements in the balance sheet. In the event of a decline in the fair value of the pledged collateral under these agreements, the Company may be required to transfer cash or additional securities as pledged collateral.

Collateral received on secured borrowings are as follows (in thousands):

	2023	2022
Maximum Amount:
Cash	$2,243,022	$1,333,772
Securities (FV)	—	—

Ending Balance:
Cash	$—	$1,011,762
Securities (FV)	—	—

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
The liability to return collateral on secured borrowings are as follows (in thousands):

	2023	2022
Maximum Amount:
Cash (Collateral - All)	$2,243,022	$1,333,772
Securities Collateral (FV)	—	—

Ending Balance:
Cash (Collateral - All)	$—	$1,011,762
Securities Collateral (FV)	—	—

Interest paid totaled $49.1 million, $7.9 million, $1.1 million in 2023, 2022, and 2021, respectively.

Note 11 - Life and Annuity Reserves

The Company waives deductions of deferred fractional premiums upon death of the insured and returns premiums paid and due beyond the date of death. A reserve is held where a surrender value is promised in excess of the minimum required basic reserves.

At December 31, 2023 and 2022, 90% and 87%, respectively, of annuity reserves and deposit liabilities were subject to surrender charges of at least 5% or at market value in the event of discretionary withdrawal by policyholders.

For policies issued on substandard lives, either the gross premiums are calculated on a rated age basis, or an extra premium is charged in addition to the standard premium at the true issue age. Mean reserves are calculated as the regular mean reserve for the plan at the rated age, the regular mean reserve for the plan at the true issue age plus one-half of the extra premium charged, or a substandard reserve based on the appropriate multiple of the standard.

The Company had insurance in force, for which the gross premiums are less than the net premiums of approximately $11.1 billion and $14.6 billion, at December 31, 2023 and 2022, respectively, according to the valuation standard set by the state of Michigan.

The Company’s incurred but not reported claim provision is based on the Company’s historical experience. The provision was $117.9 million and $118.0 million at December 31, 2023 and 2022, respectively.

The Company issues variable annuity and life contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (traditional variable annuities and life). The Company issues registered index-linked annuity contracts through its separate accounts for which investment risk is borne by the Company. The Company also issues variable and registered index-linked annuity contracts through separate accounts where the Company contractually guarantees to the contract holder (variable contracts with guarantees) either a) return of no less than total deposits made to the contract adjusted for any partial withdrawals, b) total deposits made to the contract adjusted for any partial withdrawals plus a minimum return, or c) the highest contract value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (guaranteed minimum death benefit (“GMDB”)), at annuitization (guaranteed minimum income benefit (“GMIB”)), or upon depletion of funds (guaranteed minimum withdrawal benefits (“GMWB”)).

GMIB benefits are reinsured, subject to aggregate annual claim limits. Deductibles also apply on reinsurance of GMIB business issued since March 1, 2005. Reinsurance credits of $1.1 million and $20.4 million were taken in 2023 and 2022, respectively. Due to the inability to economically reinsure or hedge new issues of the GMIB, the Company discontinued offering the benefit in 2009.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Account balances of contracts were invested in variable separate accounts as follows (in millions):

	December 31,
	2023	2022
Fund type:
Equity	$142,464	$122,744
Bond	18,385	17,775
Balanced	40,055	38,177
Money market	2,606	2,911
Total	$203,510	$181,607

Reserves for registered index-linked and variable annuities and associated guarantees are calculated using Actuarial Guideline 43 and VM-21. Required reserves associated with guaranteed benefits were $17.4 million and $209.8 million at December 31, 2023 and 2022, respectively.

Analysis of annuity reserves and deposit type contract liabilities by withdrawal characteristics is as follows (in thousands):

	December 31, 2023
		Guaranteed	Nonguaranteed
	General	Separate	Separate		% of
	Account	Account	Account	Total	Total
Individual Annuities:
Subject to discretionary withdrawal:
With market value adjustment	$1,986,003	$210,279	$—	$2,196,282	1.0%
At book value without market value adjustment and
adjustment and with current
surrender charge of 5% or more	4,823,408	4,629,816	—	9,453,224	4.4%
At fair value	—	—	179,151,105	179,151,105	84.3%
At book value without market value
adjustment and with current
surrender charge less than 5%	20,049,698	—	—	20,049,698	9.4%
Total subject to discretionary withdrawal	26,859,109	4,840,095	179,151,105	210,850,309	99.2%
Not subject to discretionary withdrawal	1,472,714	—	185,385	1,658,099	0.8%
Total gross	28,331,823	4,840,095	179,336,490	212,508,408	100.0%
Reinsurance ceded	17,129,925	—	—	17,129,925
Total, net of reinsurance	$11,201,898	$4,840,095	$179,336,490	$195,378,483

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

	December 31, 2022
		Guaranteed	Nonguaranteed
	General	Separate	Separate		% of
	Account	Account	Account	Total	Total
Individual Annuities:
Subject to discretionary withdrawal:
With market value adjustment	$2,561,508	$91,139	$—	$2,652,647	1.4%
At book value without market value adjustment and
adjustment and with current
surrender charge of 5% or more	6,054,138	1,623,150	—	7,677,288	4.0%
At fair value	—	—	158,246,819	158,246,819	82.0%
At book value without market value
adjustment and with current
surrender charge less than 5%	22,823,051	—	—	22,823,051	11.8%
Total subject to discretionary withdrawal	31,438,697	1,714,289	158,246,819	191,399,805	99.2%
Not subject to discretionary withdrawal	1,468,023	—	158,571	1,626,594	0.8%
Total gross	32,906,720	1,714,289	158,405,390	193,026,399	100.0%
Reinsurance ceded	20,288,936	—	—	20,288,936
Total, net of reinsurance	$12,617,784	$1,714,289	$158,405,390	$172,737,463

	December 31, 2023
		Guaranteed	Nonguaranteed
	General	Separate	Separate		% of
	Account	Account	Account	Total	Total
Group Annuities:
Subject to discretionary withdrawal:
With market value adjustment	$167,459	$1,994	$—	$169,453	0.7%
At book value without market value adjustment and
adjustment and with current
surrender charge of 5% or more	35,445	—	—	35,445	0.1%
At fair value	—	—	19,908,315	19,908,315	77.8%
At book value without market value
adjustment and with current
surrender charge less than 5%	1,898,103	190	—	1,898,293	7.4%
Total subject to discretionary withdrawal	2,101,007	2,184	19,908,315	22,011,506	86.0%
Not subject to discretionary withdrawal	3,562,320	—	22,235	3,584,555	14.0%
Total gross	5,663,327	2,184	19,930,550	25,596,061	100.0%
Reinsurance ceded	1,413,260	—	—	1,413,260
Total, net of reinsurance	$4,250,067	$2,184	$19,930,550	$24,182,801

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

	December 31, 2022
		Guaranteed	Nonguaranteed
	General	Separate	Separate		% of
	Account	Account	Account	Total	Total
Group Annuities:
Subject to discretionary withdrawal:
With market value adjustment	$233,246	$2,095	$—	$235,341	0.9%
At book value without market value adjustment and
adjustment and with current
surrender charge of 5% or more	84,508	—	—	84,508	0.3%
At fair value	—	—	18,685,370	18,685,370	74.6%
At book value without market value
adjustment and with current
surrender charge less than 5%	2,265,549	—	—	2,265,549	9.0%
Total subject to discretionary withdrawal	2,583,303	2,095	18,685,370	21,270,768	85.0%
Not subject to discretionary withdrawal	3,753,770	189	13,536	3,767,495	15.0%
Total gross	6,337,073	2,284	18,698,906	25,038,263	100.0%
Reinsurance ceded	1,749,295	—	—	1,749,295
Total, net of reinsurance	$4,587,778	$2,284	$18,698,906	$23,288,968

	December 31, 2023
		Guaranteed	Nonguaranteed
	General	Separate	Separate		% of
	Account	Account	Account	Total	Total
Deposit-type contracts:
Subject to discretionary withdrawal:
With market value adjustment	$—	$—	$—	$—	0.0%
At book value without market value adjustment and
adjustment and with current
surrender charge of 5% or more	—	—	—	—	0.0%
At fair value	—	—	79,570	79,570	0.9%
At book value without market value
adjustment and with current
surrender charge less than 5%	1,454,272	—	—	1,454,272	15.9%
Total subject to discretionary withdrawal	1,454,272	—	79,570	1,533,842	16.8%
Not subject to discretionary withdrawal	7,596,763	—	—	7,596,763	83.2%
Total gross	9,051,035	—	79,570	9,130,605	100.0%
Reinsurance ceded	39,303	—	—	39,303
Total, net of reinsurance	$9,011,732	$—	$79,570	$9,091,302

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

	December 31, 2022
		Guaranteed	Nonguaranteed
	General	Separate	Separate		% of
	Account	Account	Account	Total	Total
Deposit-type contracts:
Subject to discretionary withdrawal:
With market value adjustment	$—	$—	$—	$—	0.0%
At book value without market value adjustment and
adjustment and with current
surrender charge of 5% or more	—	—	—	—	0.0%
At fair value	—	—	60,740	60,740	0.6%
At book value without market value
adjustment and with current
surrender charge less than 5%	1,479,384	—	—	1,479,384	15.1%
Total subject to discretionary withdrawal	1,479,384	—	60,740	1,540,124	15.7%
Not subject to discretionary withdrawal	8,251,489	—	—	8,251,489	84.3%
Total gross	9,730,873	—	60,740	9,791,613	100.0%
Reinsurance ceded	39,157	—	—	39,157
Total, net of reinsurance	$9,691,716	$—	$60,740	$9,752,456
Analysis of life reserves by withdrawal characteristics is as follows (in thousands):

	December 31, 2023
	General Account
	Account Value	Cash Value	Reserve
Subject to discretionary withdrawal,
surrender values, or policy loans:
Term Policies with Cash Value	$—	$123,657	$559,111
Universal Life	7,934,886	8,267,711	8,724,048
Universal Life with Secondary Guarantees	1,203,614	1,160,024	1,624,975
Indexed Universal Life	—	—	—
Indexed Universal Life with Secondary Guarantees	—	—	—
Indexed Life	—	—	—
Other Permanent Cash Value Life Insurance	—	2,675,469	2,847,432
Variable Life	—	—	—
Variable Universal Life	18,183	18,182	18,495
Miscellaneous Reserves	67,249	71,411	89,950
Not subject to discretionary withdrawal, or no cash values:
Term Policies with Cash Value	XXX	XXX	1,018,589
Accidental Death Benefits	XXX	XXX	9,222
Disability - Active Lives	XXX	XXX	10,600
Disability - Disabled Lives	XXX	XXX	186,011
Miscellaneous Reserves	XXX	XXX	415,411
Total (gross: direct + assumed)	9,223,932	12,316,454	15,503,844
Reinsurance Ceded	4,031,317	4,390,186	5,704,935
Total (net)	$5,192,615	$7,926,268	$9,798,909

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

December 31, 2023
	Separate Account -Guaranteed				Separate Account - Nonguaranteed
	Account Value		Cash Value	Reserve	Account Value		Cash Value	Reserve
Subject to discretionary withdrawal,
surrender values, or policy loans:
Term Policies with Cash Value	$—		$—	$—	$—		$—	$—
Universal Life	—		—	—	—		—	—
Universal Life with Secondary Guarantees	—		—	—	—		—	—
Indexed Universal Life	—		—	—	—		—	—
Indexed Universal Life with Secondary Guarantees	—		—	—	—		—	—
Indexed Life	—		—	—	—		—	—
Other Permanent Cash Value Life Insurance	—		—	—	—		—	—
Variable Life	—		—	—	—		—	—
Variable Universal Life	291		291	291	103,148		103,171	103,501
Miscellaneous Reserves	—		—	—	—		—	—
Not subject to discretionary withdrawal, or no cash values:
Term Policies with Cash Value	XXX		XXX	—	XXX		XXX	—
Accidental Death Benefits	XXX	$—	XXX	—	XXX	—	XXX	—
Disability - Active Lives	XXX		XXX	—	XXX		XXX	—
Disability - Disabled Lives	XXX		XXX	—	XXX		XXX	—
Miscellaneous Reserves	XXX		XXX	—	XXX		XXX	—
Total (gross: direct + assumed)	291		291	291	103,148		103,171	103,501
Reinsurance Ceded	—		—	—	—		—	—
Total (net)	$291		$291	$291	$103,148		$103,171	$103,501

	December 31, 2022
	General Account
	Account Value	Cash Value	Reserve
Subject to discretionary withdrawal,
surrender values, or policy loans:
Term Policies with Cash Value	$—	$177,720	$629,291
Universal Life	8,047,633	8,365,526	8,883,419
Universal Life with Secondary Guarantees	1,245,130	1,197,565	1,643,288
Indexed Universal Life	—	—	—
Indexed Universal Life with Secondary Guarantees	—	—	—
Indexed Life	—	—	—
Other Permanent Cash Value Life Insurance	—	2,739,639	2,965,395
Variable Life	—	—	—
Variable Universal Life	17,439	17,438	17,439
Miscellaneous Reserves	70,776	75,575	305,768
Not subject to discretionary withdrawal, or no cash values:
Term Policies with Cash Value	XXX	XXX	1,119,107
Accidental Death Benefits	XXX	XXX	9,763
Disability - Active Lives	XXX	XXX	12,187
Disability - Disabled Lives	XXX	XXX	193,798
Miscellaneous Reserves	XXX	XXX	704,532
Total (gross: direct + assumed)	9,380,978	12,573,463	16,483,987
Reinsurance Ceded	4,032,764	4,449,637	5,910,056
Total (net)	$5,348,214	$8,123,826	$10,573,931

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

December 31, 2022
	Separate Account - Guaranteed				Separate Account - Nonguaranteed
	Account Value		Cash Value	Reserve	Account Value		Cash Value	Reserve
Subject to discretionary withdrawal,
surrender values, or policy loans:
Term Policies with Cash Value	$—		$—	$—	$—		$—	$—
Universal Life	—		—	—	—		—	—
Universal Life with Secondary Guarantees	—		—	—	—		—	—
Indexed Universal Life	—		—	—	—		—	—
Indexed Universal Life with Secondary Guarantees	—		—	—	—		—	—
Indexed Life	—		—	—	—		—	—
Other Permanent Cash Value Life Insurance	—		—	—	—		—	—
Variable Life	—		—	—	—		—	—
Variable Universal Life	285		285	285	93,133		93,149	93,293
Miscellaneous Reserves	—		—	—	—		—	—
Not subject to discretionary withdrawal, or no cash values:
Term Policies with Cash Value	XXX		XXX	—	XXX		XXX	—
Accidental Death Benefits	XXX	0	XXX	—	XXX	0	XXX	—
Disability - Active Lives	XXX		XXX	—	XXX		XXX	—
Disability - Disabled Lives	XXX		XXX	—	XXX		XXX	—
Miscellaneous Reserves	XXX		XXX	—	XXX		XXX	—
Total (gross: direct + assumed)	285		285	285	93,133		93,149	93,293
Reinsurance Ceded	—		—	—	—		—	—
Total (net)	$285		$285	$285	$93,133		$93,149	$93,293

Universal Life Insurance Secondary Guarantees
The Company previously issued universal life contracts with secondary guarantees, also called “no-lapse” guarantees. No-lapse guarantees are offered in the form of minimum premium guarantees or no-lapse account values. Reserves are calculated according to the Standard Valuation Law, Universal Life Insurance Model Regulation, Valuation of Life Insurance Policies Model Regulation, and Actuarial Guideline 38. Reserve balances were $936.6 million and $928.8 million at December 31, 2023 and 2022, respectively.

Reserves for variable universal life contracts are calculated according to the Standard Valuation Law, Universal Life Insurance Model Regulation, Variable Life Insurance Model Regulation and Actuarial Guideline 37. Reserve balances were $118.5 million and $106.0 million at December 31, 2023 and 2022, respectively.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Fixed Interest Rate Annuity
At December 31, 2023 and 2022, approximately 92% and 93%, respectively, of the Company’s fixed interest rate annuity account values correspond to crediting rates that are at the minimum guaranteed interest rates. The following tables show the distribution of the fixed interest rate annuities’ account values within the presented ranges of minimum guaranteed interest rates at December 31 (in millions):

	2023
Minimum Guaranteed Interest Rate	At Guaranteed Minimum	1-50bps Above	51-150bps Above	150+bps Above	Total

Variable Annuities
0.0%-1.50%	$—	$—	$—	$—	$—
1.51%-2.50%	0.9	—	—	—	0.9
>2.50%	7,058.4	—	—	18.4	7,076.8
Total	$7,059.3	$—	$—	$18.4	$7,077.7

Fixed Annuities + Closed Block Annuities
0.0%-1.50%	$11.1	$46.8	$55.5	$—	$113.4
1.51%-2.50%	0.4	0.1	0.7	11.7	12.9
>2.50%	1,236.9	168.6	23.2	273.1	1,701.8
Total	$1,248.4	$215.5	$79.4	$284.8	$1,828.1

Fixed Indexed Annuities
0.0%-1.50%	$4.2	$9.1	$3.0	$43.4	$59.7
1.51%-2.50%	—	0.4	0.2	—	0.6
>2.50%	20.9	0.1	61.5	9.8	92.3
Total	$25.1	$9.6	$64.7	$53.2	$152.6

RILA
0.0%-1.50%	$6.9	$—	$3.9	$0.7	$11.5
1.51%-2.50%	—	—	—	—	—
>2.50%	39.1	11.9	—	—	51.0
Total	$46.0	$11.9	$3.9	$0.7	$62.5

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

	2022
Minimum Guaranteed Interest Rate	At Guaranteed Minimum	1-50bps Above	51-150bps Above	150+bps Above	Total

Variable Annuities
0.0%-1.50%	$5,717.4	$16.0	$1.1	$71.7	$5,806.2
1.51%-2.50%	1.6	—	—	—	1.6
>2.50%	2,978.2	—	—	0.1	2,978.3
Total	$8,697.2	$16.0	$1.1	$71.8	$8,786.1

Fixed Annuities + Closed Block Annuities
0.0%-1.50%	$11.9	$63.5	$77.9	$—	$153.3
1.51%-2.50%	0.6	0.2	0.8	10.2	11.8
>2.50%	1,131.0	159.0	364.9	—	1,654.9
Total	$1,143.5	$222.7	$443.6	$10.2	$1,820.0

Fixed Indexed Annuities
0.0%-1.50%	$6.4	$17.0	$5.4	$39.8	$68.6
1.51%-2.50%	—	0.3	0.1	—	0.4
>2.50%	23.9	—	—	—	23.9
Total	$30.3	$17.3	$5.5	$39.8	$92.9

RILA
0.0%-1.50%	$9.9	$—	$6.8	$—	$16.7
1.51%-2.50%	—	—	—	—	—
>2.50%	—	—	—	—	—
Total	$9.9	$—	$6.8	$—	$16.7
Deferred Premiums and Considerations
Deferred and uncollected life insurance premiums and annuity considerations as of December 31, 2023 were as follows (in thousands):

Type	Gross	Net of Loading
Industrial	$4	$2
Ordinary new business	129,371	129,219
Ordinary renewal	77,812	70,544
Group Life	3,339	3,320
Totals	$210,526	$203,084

Note 12 – Separate Accounts

Reserves of the non-guaranteed separate accounts are subject to discretionary withdrawal at fair value. Reserves for minimum guaranteed death benefits on variable life, variable annuity, and registered index-linked annuity contracts, as well as minimum guaranteed living benefits on variable annuity contracts, are held in the general account. Assets of the insulated separate accounts are carried at fair value. All assets of the non-insulated separate accounts are carried at book value.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
A reconciliation of net transfers to separate accounts for the years ended December 31, 2023, 2022, and 2021 is as follows (in thousands):

	2023	2022	2021
Transfers as reported in the Summary of Operations of the Separate
Accounts Statement:
Transfers to separate accounts	$12,322,649	$12,457,523	$16,765,050
Transfers from separate accounts	15,763,006	13,167,324	17,459,230
Net transfers from separate accounts	(3,440,357)	(709,801)	(694,180)
Reconciling adjustments:
Benefit (guaranteed minimum income/withdrawal) and other fees	(2,625,142)	(2,552,656)	(2,300,771)
Other	(448,555)	(233,232)	68,095
Transfers as reported in the accompanying Statements of Operations	$(6,514,054)	$(3,495,689)	$(2,926,856)

For the insulated separate account, the difference between the CARVM reserve and the fair value of assets is recognized as an expense allowance in the general account. The CARVM allowance reduced the general account liability by $4.3 billion and $4.7 billion, for December 31, 2023 and 2022, respectively.

The amount of risk charges paid by the separate account to the general account for the past five years as compensation for the risk taken by the general account are as follows (in millions):

Year	Amount
2023	$2,946
2022	2,901
2021	2,693
2020	2,369
2019	2,248

Premiums, considerations or deposits totaled $10.7 billion, $13.2 billion, $16.5 billion for 2023, 2022, and 2021, respectively.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Premiums, considerations, or deposits of separate accounts for 2023 are as follows (in thousands):

Nonindexed
	Guarantee	Nonindexed	Nonguaranteed
	Less than/equal	Guarantee	Separate
	to 4%	More than 4%	Accounts	Total
Premiums, considerations or
deposits for year ended
December 31, 2023	$2,803,576	$—	$7,910,010	$10,713,586

Reserves in the separate accounts totaled $204.3 billion and $178.9 billion at December 31, 2023 and 2022, respectively.

Withdrawal characteristics of separate account reserves for 2023 are as follows (in thousands):

	Nonindexed
	Guarantee	Nonindexed	Nonguaranteed
	Less than/equal	Guarantee	Separate
	to 4%	More than 4%	Accounts	Total
For accounts with assets at:
Fair value	$3,183	$1,060	$199,450,111	$199,454,354
Amortized cost	4,838,327	—	—	4,838,327
Total reserves	$4,841,510	$1,060	$199,450,111	$204,292,681
By withdrawal characteristics:
With market value adjustment	$211,695	$1,060	$—	$212,755
At book value without market
value adjustment and with
current surrender charge of
5% or more	4,629,816	—	—	4,629,816
At fair value	$—	$—	$199,242,491	$199,242,491
At book value without market
value adjustment and with
current surrender charge less
than 5%	—	—		—
Subtotal	$4,841,510	$1,060	$199,242,491	$204,085,062
Not subject to discretionary
withdrawal	—	—	$207,620	207,620
Total	$4,841,510	$1,060	$199,450,111	$204,292,681

At December 31, 2023, reserves for asset default risk in lieu of AVR was nil.

Note 13 - Employee Retirement Plans

The Company has a defined contribution retirement plan covering substantially all associates. Effective January 1, 2020 associates are immediately eligible to participate in the Company's matching contribution. To be eligible to participate in the Company’s profit sharing contribution, an associate must have attained the age of 21, completed at least 1,000 hours of service in a 12-month period and passed their 12-month employment anniversary. In addition, the associate must be employed on the applicable January 1 or July 1 entry date. The Company's annual profit sharing contributions, as declared by the Company's Board of Directors, are based on a percentage of eligible compensation paid to participating associates during the year. In addition, the Company matches a participant’s elective contribution, up to 6 percent of eligible compensation, to the plan during the year. The Company’s expense related to this plan was $18.6 million, $16.3 million, and $17.3 million in 2023, 2022, and 2021, respectively.
The Company maintains non-qualified voluntary deferred compensation plans for independent agents and certain associates of Jackson and certain affiliates. At December 31, 2023 and 2022, the liability for such plans totaled $302.1 million and $297.1 million, respectively. The Company’s expense/(benefit) related to these plans, for the change in market value of plan liabilities for participant elected deferrals, was $56.5 million, $(45.5) million, and $52.1 million in 2023, 2022, and 2021, respectively.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Note 14 – Other Related Party Transactions

The Company’s investment portfolio is managed by PPM America, Inc. (“PPMA”), a registered investment advisor. PPMA is ultimately a wholly owned subsidiary of Jackson Financial. The Company paid $53.8 million, $55.1 million, and $54.7 million to PPMA for investment advisory services in 2023, 2022, and 2021, respectively.

The Company has entered into shared services and administrative agreements with certain affiliates. Under the agreements, Jackson allocated $104.2 million, $108.0 million, and $89.5 million of certain management and administrative services expenses to affiliates in 2023, 2022, and 2021, respectively.

The Company has a Master Repurchase Agreement with Jackson Financial Inc., which allows for repurchase agreement transactions between the companies. There were no such borrowings during 2023 and 2022. There was no outstanding balance at both December 31, 2023 and 2022. Interest paid during 2023, 2022, and 2021 was nil.

The Company has an Administrative Services agreement with Jackson National Asset Management, LLC (“JNAM”). JNAM guarantees to annually pay at least 95% of its net operating earnings to Jackson as sole member of JNAM which will be payable monthly. In 2023, 2022, and 2021, the Company received membership distributions of $607.0 million, $636.0 million, and $684.2 respectively, from JNAM.

The Company provides a $100.0 million revolving credit facility to Jackson Financial, an upstream holding company. The loan was amended on December 14, 2021, is unsecured and matures in December 2026, accrues interest at Secured Overnight Financial Rate ("SOFR") plus 2% plus 0.12% spread adjustment, and has a commitment fee of 0.10% per annum. There was no outstanding balance at both December 31, 2023 and 2022. The highest outstanding loan balance was nil at both December 31, 2023 and 2022, respectively. Interest and commitment fees totaled $100 thousand, $100 thousand, and $160 thousand during 2023, 2022, and 2021, respectively.

The Company provides a $35.0 million revolving credit facility to PPMA. The loan was amended on September 30, 2023, is unsecured, matures in September 2028, accrues interest at SOFR plus 2% plus 0.12% spread adjustment, and has a commitment fee of 0.10% per annum. At both December 31, 2023 and 2022, the outstanding balance was nil. The highest outstanding loan balance during both 2023 and 2022 was $34.0 and $20.0 million, respectively. Interest and commitment fees totaled $949 thousand, $778 thousand, and $342 thousand during 2023, 2022, and 2021, respectively.

The Company provided a $20.0 million revolving credit facility to Jackson Holdings, LLC, an upstream holding company, which terminated June 30, 2023. The loan was unsecured, accrued interest at LIBOR plus 2% per annum and had a commitment fee of 0.25% per annum. Interest and commitment fees totaled $25 thousand, $50 thousand, and $50 thousand during 2023, 2022, and 2021, respectively.

During 2023, The Company made a capital contribution of $5.0 million to National Planning Holdings, LLC ("NPH").

During 2023, 2022, and 2021, the Company recognized impairment write downs of $4.2 million, nil, and $3.9 million, respectively, on subsidiary investments.

Note 15 – Commitments and Contingent Liabilities

The Company and its subsidiaries are involved in litigation arising in the ordinary course of business. It is the opinion of management that the ultimate disposition of such litigation will not have a material adverse affect on the Company's financial condition. Jackson has been named in civil litigation proceedings, which appear to be substantially similar to other class action litigation brought against many life insurers, including allegations of misconduct in the sale of insurance products. The Company accrues for legal contingencies once the contingency is deemed to be probable and reasonably estimable. At December 31, 2023 and 2022, Jackson recorded accruals totaling nil and $131 thousand, respectively.

The Company has provided an unlimited guarantee for the policyholder obligations of its wholly owned life insurance subsidiary, Jackson New York. The maximum potential amount of future payments cannot be estimated as Jackson New York continues to write new business. This guarantee is not expected to result in future required payments by the Company and is not considered to result in a material contingent exposure of the Company’s assets to liability because the Company and Jackson New York share the same management and Jackson New York is subject to regulatory supervision of the state of New York. Accordingly, the Company has not accrued any liability for this guarantee (exception allowed under SSAP No. 5R, paragraph 18f).

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________

The Company is a party to an Uncommitted Money Market Line Credit Agreement dated April 6, 2023 among Jackson, Jackson Financial, and Société Générale. This agreement is an uncommitted short-term cash advance facility that provides an additional form of liquidity to Jackson and to Jackson Financial. The aggregate borrowing capacity under the agreement is $500.0 million and each cash advance request must be at least $100 thousand. The interest rate is set by the lender at the time of the borrowing and is fixed for the duration of the advance. Jackson and Jackson Financial are jointly and severally liable to repay any advance under the agreement, which must be repaid prior to the last day of the quarter in which the advance was drawn.

At December 31, 2023 and 2022, the Company had unfunded commitments related to its investments in limited partnerships and limited liability companies totaling $810.8 million and $1,398.3 million, respectively, including $47.8 million and $86.3 million, respectively, to limited partnerships and limited liability companies on which the Company has recognized an impairment charge. At December 31, 2023 and 2022, the Company had funded commitments related to fixed-rate mortgage loans and other debt securities totaled $854.2 million and $1,133.1 million, respectively. Line of credits to affiliates totaled $135.0 million and $195.0 million, respectively, at December 31, 2023 and 2022.

At December 31, 2023 and 2022, the Company had pledged mortgage related securities and commercial mortgage loans with a fair value of $3.3 billion and $2.9 billion, respectively, in connection with funding agreements issued to and borrowed money from the FHLBI. Securities for which all or a portion of Jackson’s holdings have been pledged continue to be reported as invested assets.

In connection with the reinsurance treaty with Jackson New York described in Note 7, Jackson placed high quality securities with a carrying value and fair value of $1,849.9 million and $1,782.6 million, respectively, at December 31, 2023, in a trust for the benefit of Jackson New York. Securities in the trust had a carrying value and fair value at December 31, 2022 of $1,828.2 million and $1,721.3 million, respectively. The trust is required in order for Jackson New York to record a credit for the reserves ceded to Jackson. The securities are reported as invested assets.

In connection with other life business ceded to non-affiliates, Jackson placed high quality securities in a trust for the benefit of the assuming company. These securities had a carrying value and fair value of $278.9 million and $276.2 million, respectively, at December 31, 2023. These securities had a carrying value and fair value at December 31, 2022 of $289.9 million and $261.9 million, respectively. The securities are reported as invested assets.

The Company leases office space and equipment under several operating leases that expire at various dates through 2051. Certain leases include escalating lease rates and, as a result, at December 31, 2023, Jackson recorded a liability of $5.2 million for future lease payments. Lease expense was $39.7 million, $41.9 million, and $29.9 million in 2023, 2022, and 2021, respectively.

At December 31, 2023, future minimum payments under noncancellable operating leases were as follows (in thousands):

2024	$5,311
2025	3,653
2026	3,641
2027	1,467
2028	549
Thereafter	1,250
Total	$15,871

The Company has a separate service agreement with third party administrator to provide policyholder administrative services. The agreement, subject to certain termination provisions, have ten and twelve-year terms and expire in 2030.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Note 16 – Share-Based Compensation

Omnibus Incentive Plan

In April 2021, the Jackson Financial’s Board of Directors adopted, and Jackson Financial’s shareholders approved, the Incentive Plan. This Incentive Plan became effective following the completion of the Demerger and replaced the Prudential Share Plans. The outstanding unvested awards previously issued under the Prudential Share Plans were exchanged for equivalent awards of shares of Jackson Financial’s Class A Common Stock under the Incentive Plan, with a grant date of October 4, 2021. The performance conditions of the awards were modified to be based on U.S. GAAP based metrics, rather than International Financial Reporting Standards ("IFRS"). The incremental compensation cost resulting from the modifications will be recognized ratably over the remaining requisite service period of each award.

The Incentive Plan allows for stock-based awards including stock options, stock appreciation rights, restricted share awards, performance share awards, and deferred share units. The Incentive Plan has a ten-year term, expiring in September 2031. Jackson Financial currently has Restricted Share Unit and Performance Unit equity-based compensation awards outstanding. Dividend equivalents are generally accrued on restricted share units and performance share units outstanding as of the record date. These dividend equivalents are paid only on restricted share units and performance share units that ultimately vest. Generally, the requisite service period is the vesting period. In the case of retirement (eligibility for which is based on the associate's age and years of service as provided in the relevant award agreement), awards vest in full, but are subject to the satisfaction of any applicable performance criteria and paid in line with the original vesting date.

The Company reflects the cash settled awards of the above plan as a liability classified plan and, therefore, reports the accrued compensation expense and the value of the cash settled awards within other liabilities. At December 31, 2023 and 2022, the Company had $69.3 million and $64.4 million accrued for future payments under this plan, respectively. Jackson Financial allocates a portion of the compensation expense associated with the share-settled awards to Jackson, which the Company settles with Jackson Financial monthly, on a one-month lag.

Restricted Share Units ("RSU"s)
Jackson Financial grants RSUs to certain associates and non-employee directors. The majority of associate RSUs are expected to vest in three equal installments on the first through third anniversaries of the grant date over a 3-year service period, subject to forfeiture and transfer restrictions, and are payable in cash or shares of Jackson Financial common stock at Jackson Financial’s discretion. The associate awards granted in 2021 will have a shortened, 30-month vesting period. In addition, 1 and 2-year awards were issued in connection with Jackson Financial's Demerger. RSUs have immediate dividend rights and voting rights upon issuance of underlying shares when the share units vest. In lieu of cash dividend payments, the dividends on unvested RSUs are awarded in additional units equal to the value of the dividends, and are subject to the same vesting and distribution conditions as the underlying RSU.

At December 31, 2023 and 2022, there were 1,658,795 and 1,712,791, respectively, non-vested RSUs, with a weighted average grant price of $36.86 and $32.76.

Performance Share Units ("PSU"s)
Jackson Financial grants PSUs to certain associates. PSU vesting is contingent on meeting a specified service requirement and the level of achievement of performance conditions. The PSU awards entitle recipients to receive, upon vesting, a number of units that ranges from 0% to 200% of the number of PSUs awarded, depending on the level of achievement of the specified performance conditions. The awards are generally expected to vest after a period of three years, subject to forfeiture and transfer restrictions, and are payable in cash or shares of Jackson Financial common stock at Jackson Financial’s discretion. However, the awards granted in 2021 will have a shortened, 30-month vesting period. Award recipients have immediate dividend rights and voting rights upon issuance of underlying shares when the share units vest. The dividends on unvested PSUs are awarded in additional units equal to the value of the dividends, and are subject to the same vesting and distribution conditions as the underlying PSUs. The modified PSU awards retained their vesting and performance conditions, modified to be based on U.S. GAAP based metrics, rather than IFRS.

At December 31, 2023 and 2022, there were 517,050 and 1,124,372, respectively, non-vested PSUs, with a weighted average grant price of $35.27 and $28.68.

Jackson National Life Insurance Company
Notes to Statutory Financial Statements
______________________________________________________________________________________________________
Compensation Cost
The Company charges the fair value of the restricted share units and performance share units to expense over the requisite service period. The fair value of equity-classified RSUs and PSUs is based on the price of Jackson Financial’s common stock on the grant date. The fair value of liability-classified RSUs and PSUs is based on the price of Jackson Financial’s common stock as of the reporting date. For performance-based awards, Jackson Financial estimates the number of shares expected to vest at the end of the performance period based on the probable achievement of the performance objectives. RSUs have graded vesting features and the Company recognizes expense for those awards on a straight-line basis over the requisite service period. Jackson Financial recognizes forfeitures as they occur when recognizing share-based compensation expense.

Total compensation expense recognized under the plans was $85.1 million, $110.4 million, and $93.5 million for the years ended December 31, 2023, 2022, and 2021, respectively.

Unrecognized compensation cost for RSUs and PSUs under the Incentive Plan as of December 31, 2023, 2022, and 2021, was $39.8 million, $40.8 million, and $113.1 million respectively, with a weighted average recognition period of 1.19 years, 1.08 years, and 1.44 years.

Note 17 – Loan Backed Securities’ Other-Than-Temporary Impairments

The following table (shown in dollars) details loan-backed and structured securities with a recognized other-than-temporary impairment recorded in 2023.

1	2	3	4	5	6	7
CUSIP	Book/Adj Carrying Value Amortized cost before current period OTTI	Projected Cash Flows	Recognized other-than-temporary impairment	Amortized cost after other-than-temporary impairment	Fair Value	Financial Statement Reporting Period
05493AAQ3	14,631,000	5,901,695	8,729,305	5,901,695	5,901,695	Q1-2023
12666UAE3	1,374,910	1,333,650	41,260	1,333,650	1,333,650	Q1-2023
00442JAD6	424,803	299,104	125,699	299,104	299,104	Q2-2023
02149JAU0	655,298	622,284	33,014	622,284	622,284	Q2-2023
058930AD0	1,740,048	1,737,917	2,131	1,737,917	1,737,917	Q2-2023
073871BL8	302,006	291,305	10,701	291,305	291,305	Q2-2023
12669FZZ9	1,215,284	1,194,691	20,593	1,194,691	1,194,691	Q2-2023
36185MEV0	2,750,465	2,745,914	4,551	2,745,914	2,745,914	Q2-2023
41161PVF7	1,755,932	1,469,928	286,004	1,469,928	1,469,928	Q2-2023
41161PWC3	1,318,823	1,069,881	248,942	1,069,881	1,069,881	Q2-2023
41161UAC6	1,132,948	1,066,882	66,066	1,066,882	1,066,882	Q2-2023
57643MJV7	297,815	124,999	172,816	124,999	124,999	Q2-2023
59023MAD2	1,967,602	1,530,640	436,963	1,530,640	1,530,640	Q2-2023
61760CAN5	1,071,306	1,063,879	7,427	1,063,879	1,063,879	Q2-2023
81743QAG9	1,058,139	955,046	103,093	955,046	955,046	Q2-2023
81743QAJ3	3,489,570	3,160,128	329,442	3,160,128	3,160,128	Q2-2023
94984NAA0	1,129,911	1,111,647	18,265	1,111,647	1,111,647	Q2-2023
12659JAG2	15,504,429	15,461,179	43,250	15,461,179	15,461,179	Q3-2023
12669FZZ9	1,255,224	1,178,379	76,844	1,178,379	1,178,379	Q3-2023
17313FAA0	1,157,364	793,030	364,334	793,030	793,030	Q3-2023
41161UAC6	1,149,202	1,044,703	104,499	1,044,703	1,044,703	Q3-2023
12669FZL0	1,363,982	1,360,441	3,541	1,360,441	1,360,441	Q4-2023
12669FZZ9	1,288,712	1,191,780	96,932	1,191,780	1,191,780	Q4-2023
Total			11,325,672

Schedule 1
Additional Information
Jackson National Life Insurance Company
Supplemental Schedule of Selected Financial Data
December 31, 2023

Investment income earned

U.S. government bonds	$89,351,814
Other bonds (unaffiliated)	1,595,834,196
Bonds exempt from U.S. tax	—
Bonds of affiliates	—
Preferred stocks (unaffiliated)	8,366,743
Preferred stocks of affiliates	—
Common stocks (unaffiliated)	16,018,961
Common stocks of affiliates	—
Mortgage loans	544,686,269
Real estate	39,029,351
Contract loans	389,978,901
Cash, cash equivalents and short-term investments	75,900,937
Derivative instruments	(346,579,577)
Other invested assets	687,890,688
Aggregate write-ins for investment income	255,131
Total investment income	$3,100,733,414

Real estate owned - book value less encumbrances	$226,591,548

Mortgage loans by type - book value
Farm mortgages	$—
Residential mortgages	1,012,728,287
Commercial mortgages	9,265,583,270
Total mortgage loans	$10,278,311,557

Mortgage loans by standing - book value
Good standing	$10,185,103,706
Good standing with restructured loans	$—
Interest overdue more than 90 days, not in foreclosure	$67,606,898
Foreclosure in process	$25,600,953

Other long term assets - statement value	$2,083,122,612

Contract loans	$4,241,715,886

Bonds & stocks of parents, subsidiaries and affiliates - book value
Bonds	$—
Preferred stocks	$—
Common stocks	$726,277,726

(Continued)

Schedule 1
Additional Information
Jackson National Life Insurance Company
Supplemental Schedule of Selected Financial Data
December 31, 2023

Bonds and short-term investments by class and maturity:
Bonds by maturity - statement value
Due within one year or less	$3,692,752,787
Over 1 year through 5 years	10,484,691,905
Over 5 years through 10 years	11,224,789,657
Over 10 years through 20 years	7,829,490,315
Over 20 years	6,144,467,181
Total by maturity	$39,376,191,845

Bonds by class - statement value
Class 1	$23,437,489,353
Class 2	15,037,149,680
Class 3	739,836,528
Class 4	147,540,768
Class 5	6,739,297
Class 6	7,436,219
Total by class	$39,376,191,845

Total bonds publicly traded	$21,428,589,805
Total bonds privately placed	$17,947,602,041

Preferred stocks - statement value	$172,812,053
Common stocks - market value	$1,105,540,606
Short-term investments - book value	$1,118,412,043
Options, caps and floors owned - statement value	$211,384,642
Options, caps and floors written & in force - statement value	$(904,690,873)
Collar, swap and forward agreements open - statement value	$(126,568,354)
Futures contracts open - current value	$—
Cash on deposit	$192,715,787
Cash equivalents	$753,199,633

Life insurance in force
Industrial	$220,516,000
Ordinary	$42,686,987,000
Credit life	$—
Group life	$759,201,000

Amount of accidental death benefits in force under ordinary policies	$1,444,961,000

(Continued)

Schedule 1
Additional Information
Jackson National Life Insurance Company
Supplemental Schedule of Selected Financial Data
December 31, 2023

Life insurance policies with disability provisions in force
Industrial	$71,000
Ordinary	$3,638,074,000
Credit life	$—
Group life	$159,019,000

Supplementary contracts in force:
Ordinary - not involving life contingencies-
Amount on deposit	$191,027,115
Income payable	$8,554,822

Ordinary - involving life contingencies-
Amount on deposit	$14,195,623
Income payable	$5,011,762

Group - not involving life contingencies-
Amount on deposit	$414,563
Income payable	$178,788

Group - involving life contingencies-
Amount on deposit	$15,189,029
Income payable	$1,918,448

Annuities:
Ordinary-
Immediate - amount of income payable	$224,562,471
Deferred - fully paid account balance	$1,272,268,647
Deferred - not fully paid - account balance	$8,862,721,713

Group-
Amount of income payable	$462,009,455
Fully paid account balance	$6,815,568
Not fully paid - account balance	$715,332,066

Accident and health insurance - premiums in force:
Ordinary	$—
Group	$—
Credit	$—

Deposit funds and dividend accumulations:
Deposit funds - account balance	$20,807,872
Dividend accumulations - account balance	$44,180,104
See accompanying independent auditors' report.

Schedule 2
JACKSON NATIONAL LIFE INSURANCE COMPANY
Supplemental Investment Risks Interrogatories
December 31, 2023

1)	Total admitted assets (excluding Separate Accounts):			$61,127,932,391

2)	10 largest exposures to a single issuer/borrower/investment (excluding US Government):

	Issuer	Category	Amount	Percentage
	JACKSON NATIONAL LIFE INS OF NEW YORK	AFFILIATED DOMESTIC SECURITIES	$720,061,326	1.2%
	AP TUNDRA	UNAFFILIATED DOMESTIC SECURITIES/PARTNERSHIP	278,536,897	0.5%
	CAYMAN UNIVERSE HOLDINGS	UNAFFILIATED FOREIGN SECURITIES/PARTNERSHIP	260,878,063	0.4%
	DUKE ENERGY	UNAFFILIATED DOMESTIC SECURITIES	242,173,952	0.4%
	PPM America Private Equity Fund VIII-A, L.P.	AFFILIATED DOMESTIC PARTNERSHIP	209,053,153	0.3%
	AMERICAN ELECTRIC POWER CO INC TEXAS	UNAFFILIATED DOMESTIC SECURITIES	196,666,583	0.3%
	WEC ENERGY GROUP INC	UNAFFILIATED DOMESTIC SECURITIES	173,148,844	0.3%
	SOUTHERN CO GAS CAPITAL	UNAFFILIATED DOMESTIC SECURITIES	168,649,879	0.3%
	ALDAR INVESTMENTS HYBRID LIMIT	UNAFFILIATED FOREIGN SECURITIES	166,500,000	0.3%
	PROLOGIS	UNAFFILIATED DOMESTIC SECURITIES	166,409,304	0.3%

3)	Amounts and percentages of total admitted assets held in bonds and preferred stocks by NAIC rating.

	Bonds	Amount	Percentage	Preferred Stock	Amount	Percentage
	NAIC-1	$23,437,489,352	38.3%	P/RP-1	$3,539,888	0.0%
	NAIC-2	$15,037,149,680	24.6%	P/RP-2	$118,760,313	0.2%
	NAIC-3	$739,836,528	1.2%	P/RP-3	$50,343,430	0.1%
	NAIC-4	$147,540,769	0.2%	P/RP-4	$—	0.0%
	NAIC-5	$6,739,296	0.0%	P/RP-5	$—	0.0%
	NAIC-6	$7,436,219	0.0%	P/RP-6	$168,422	0.0%

4)	Assets held in foreign investments:
		Amount	Percentage
	Total admitted assets held in foreign investments	$8,372,512,899	13.7%
	Foreign-currency-denominated investments	$1,422,376,337	2.3%
	Insurance liabilities denominated in that same foreign currency	$—	0.0%

5)	Aggregate foreign investment exposure categorized by NAIC sovereign rating:
		Amount	Percentage
	Countries rated NAIC-1	$7,400,469,617	12.1%
	Countries rated NAIC-2	$694,086,825	1.1%
	Countries rated NAIC-3 or below	$277,956,457	0.5%

6)	Two largest foreign investment exposures in a single country, categorized by the country's NAIC sovereign rating:
		Amount	Percentage
	Countries rated NAIC-1:
	UNITED KINGDOM	$1,688,720,683	2.8%
	CAYMAN ISLANDS	$1,405,614,280	2.3%
	Countries rated NAIC-2:
	MEXICO	$240,122,343	0.4%
	INDONESIA	$138,172,592	0.2%
	Countries rated NAIC-3 or below:
	BRAZIL	$64,674,273	0.1%
	COLUMBIA	$44,641,031	0.1%

(Continued)

Schedule 2
JACKSON NATIONAL LIFE INSURANCE COMPANY
Supplemental Investment Risks Interrogatories
December 31, 2023

7)	There is no unhedged foreign currency exposure.
8)	There is no unhedged foreign currency exposure.
9)	There is no unhedged foreign currency exposure
10)	Two largest foreign investment exposures in a single country, categorized by the country's NAIC sovereign rating:
	Issuer	NAIC Rating	Amount	Percentage
	CAYMAN UNIVERSE HOLDINGS	1	$260,878,063	0.4%
	TAKEDA PHARMACEUTICAL CO LTD	2	$107,384,487	0.2%
	ANHEUSER-BUSCH	1	$107,093,493	0.2%
	BARD BIDCO LIMITED	MORTGAGE LOAN	$102,715,190	0.2%
	UBS	1	$97,845,483	0.2%
	CODELCO	2	$93,641,868	0.2%
	BRITISH AMERICAN TOBACCO PLC	2	$92,263,240	0.2%
	AIRBUS SE	1	$89,539,817	0.1%
	CSL LIMITED	1	$81,179,790	0.1%
	DYSON FINANCE	1	$78,913,783	0.1%

11)	There were no assets held in Canadian investments that exceeded 2.5% of the Company's total admitted assets.
12)	There were no assets held in investments with contractual sales restrictions that exceeded 2.5% of the Company's total admitted assets.

13)	Amounts and percentages of admitted assets held in the ten largest equity interests:
	Issuer	Amount	Percentage
	JACKSON NATIONAL LIFE INS OF NEW YORK	$720,061,326	1.2%
	PPM America Private Equity Fund VIII-A, L.P.	$209,053,153	0.3%
	FIDELITY CONSERVATIVE INCOME	$181,818,183	0.3%
	SFR Delos Partners, L.P.	$145,187,296	0.2%
	Pretium Olympus JV, L.P.	$116,332,424	0.2%
	FHLBICLASS B-1	$90,000,000	0.1%
	Motive Capital Fund II-A, L.P.	$79,434,243	0.1%
	AOP Finance Partners, L.P.	$56,738,825	0.1%
	AA GP Solutions Fund, L.P.	$52,513,695	0.1%
	NNN AGP Opportunities Fund II, L.P.	$50,429,419	0.1%

14)	There were no assets held in nonaffiliated, privately placed equities, exceeding 2.5% of the Company’s total admitted assets.
15)	There were no assets held in general partnership interests that exceeded 2.5% of the Company’s total admitted assets.

16)	Amounts and percentages of total admitted assets held in the ten largest mortgage loans:
	Type		Amount	Percentage
	COMMERCIAL		$230,000,000	0.4%
	COMMERCIAL		$200,000,000	0.3%
	COMMERCIAL		$151,955,996	0.2%
	COMMERCIAL		$110,000,000	0.2%
	COMMERCIAL		$108,328,570	0.2%
	COMMERCIAL		$105,475,053	0.2%
	COMMERCIAL		$102,715,190	0.2%
	COMMERCIAL		$96,574,752	0.2%
	RESIDENTIAL		$95,000,000	0.2%
	COMMERCIAL		$85,000,000	0.1%

	Amount and percentage of the reporting entity's total admitted assets held in the following categories of mortgage loans:
	16.12	Construction loans	$—	0.0%
	16.13	Mortgage loans over 90 days past due	$67,606,898	0.1%
	16.14	Mortgage loans in the process of foreclosure	$25,600,953	0.0%
	16.15	Mortgage loans foreclosed	$—	0.0%
	16.16	Restructured mortgage loans	$—	0.0%

(Continued)

Schedule 2
JACKSON NATIONAL LIFE INSURANCE COMPANY
Supplemental Investment Risks Interrogatories
December 31, 2023

17)	Aggregate mortgage loans having the following loan-to-value ratios as determined from the most current appraisal as of the annual statement date:
		Commercial
	Loan to Value	Amount	Percentage
	above 95%	$107,547,554	0.2%
	91 to 95%	$25,000,000	0.0%
	81 to 90%	$127,347,705	0.2%
	71 to 80%	$700,269,016	1.1%
	below 70%	$8,305,418,995	13.6%

		Residential
	Loan to Value	Amount	Percentage
	above 95%	$40,723,908	0.1%
	91 to 95%	$33,429,544	0.1%
	81 to 90%	$44,909,024	0.1%
	71 to 80%	$110,248,087	0.2%
	below 70%	$783,417,723	1.3%

18)	There were no assets held in real estate that exceeded 2.5% of the Company's total admitted assets.
19)	There were no assets held in mezzanine real estate loans that exceeded 2.5% of the Company’s total admitted assets.
20)	Amounts and percentages of total admitted assets subject to the following types of agreements:

	At year end		At end of each quarter
Agreement type	Amount	Percentage	1st Qtr	2nd Qtr	3rd Qtr
Securities lending	$13,029,678	0.0%	$29,719,700	$48,611,367	$21,898,794
Repurchase	—	0.0%	1,191,220,851	1,849,033,970	—
Reverse repurchase	—	0.0%	—	—	—
Dollar repurchase	—	0.0%	—	—	—
Dollar reverse repurchase	—	0.0%	—	—	—

21)	Amounts and percentages of total admitted assets for warrants not attached to other financial instruments, options, caps and floors:

	Owned		Written
Type	Amount	Percentage	Amount	Percentage
Hedging	$211,384,642	0.3%	$904,690,873	1.5%

22)	Amounts and percentages of total admitted assets of potential exposure for collars, swaps and forwards:

	At year end		At end of each quarter
Type	Amount	Percentage	1st Qtr	2nd Qtr	3rd Qtr
Hedging	$70,440,427	0.1%	$105,046,098	$87,330,712	$84,465,235

23)	Amounts and percentages of total admitted assets of potential exposure for futures contracts:

	At year end		At end of each quarter
Type	Amount	Percentage	1st Qtr	2nd Qtr	3rd Qtr
Hedging	$1,948,415,606	3.2%	$1,151,311,984	$749,662,240	$716,847,768

See accompanying independent auditors' report.

Schedule 3
JACKSON NATIONAL LIFE INSURANCE COMPANY
Summary Investment Schedule
December 31, 2023

	Gross Investment Holdings		Admitted Assets as Reported in the Annual Statement
Investment Categories	Amount	Percentage	Amount	Securities Lending Reinvested Collateral Amount	Total Amount	Percentage
Bonds:
U.S. governments	4,246,462,599	7.25%	4,246,462,599	—	4,246,462,599	7.25%
All other governments	653,341,951	1.11%	653,341,951	—	653,341,951	1.12%
U.S. states, territories and possessions, guaranteed	277,358,421	0.47%	277,358,421	—	277,358,421	0.47%
U.S. political subdivisions of states, territories	52,206,094	0.09%	52,206,094	—	52,206,094	0.09%
U.S. special revenue and special assessment obligations	829,634,914	1.42%	829,634,914	—	829,634,914	1.42%
Industrial and miscellaneous	32,114,040,806	54.80%	32,114,040,806	—	32,114,040,806	54.82%
Hybrid securities	26,454,377	0.05%	26,454,377	—	26,454,377	0.05%
Unaffiliated bank loans	58,280,640	0.10%	58,280,640	—	58,280,640	0.10%
Preferred Stocks:
Industrial and miscellaneous (unaffiliated)	172,812,053	0.29%	172,812,053	—	172,812,053	0.30%
Common Stocks:
Industrial and miscellaneous publicly traded (unaffiliated)	227,575	—%	227,575	—	227,575	—%
Industrial and miscellaneous Other (unaffiliated)	117,303,995	0.20%	117,303,995	—	117,303,995	0.20%
Parent, subsidiaries and affiliates other	726,277,725	1.24%	721,253,660	—	721,253,660	1.23%
Mutual funds	266,755,376	0.46%	266,755,376	—	266,755,376	0.46%
Mortgage loans:
Residential mortgages	1,002,349,209	1.71%	1,002,349,209	—	1,002,349,209	1.71%
Commercial loans	8,423,390,541	14.37%	8,423,390,541	—	8,423,390,541	14.38%
Mezzanine real estate loans	867,380,778	1.48%	867,380,778		867,380,778	1.48%
Total valuation allowance	(14,808,971)	(0.03)%	(14,808,971)		(14,808,971)
Real estate:
Property occupied by the company	213,878,328	0.36%	213,878,327	—	213,878,327	0.37%
Property held for the production of income	7,172,124	0.01%	7,172,124		7,172,124	0.01%
Property held for sale	5,541,097	0.01%	5,541,097	—	5,541,097	0.01%
Cash, cash equivalents and short-term investments
Cash equivalents - short term	1,118,412,043	1.91%	1,118,412,043	—	1,118,412,043	1.91%
Cash	192,715,787	0.33%	192,715,787	—	192,715,787	0.33%
Cash equivalents	753,199,633	1.29%	753,199,633	13,049,799	766,249,432	1.31%
Contract loans	4,243,593,375	7.24%	4,241,715,886	—	4,241,715,886	7.24%
Derivatives	84,816,291	0.14%	84,816,291	—	84,816,291	0.14%
Other invested assets	2,101,790,972	3.59%	2,083,122,612		2,083,122,612	3.56%
Receivables for securities	48,966,740	0.08%	48,966,740	—	48,966,740	0.08%
Securities lending	13,049,799	0.02%	13,049,799	XXX	XXX	XXX
	$58,602,604,272	100.00%	$58,577,034,357	$13,049,799	$58,577,034,357	100.00%

See accompanying independent auditors' report.

Schedule 4
JACKSON NATIONAL LIFE INSURANCE COMPANY
Reinsurance Risk Interrogatories
December 31, 2023

1.	Does the reporting entity have any reinsurance contracts subject to A-791 that include a provision, which limits the reinsurer's assumption of significant risks identified as in A-791?
Yes

The Company’s Guaranteed Minimum Income Benefits on Variable Annuities (GMIBs) are reinsured with Chubb Tempest Life Reinsurance LTD. GMIB reinsured benefits are subject to aggregate annual claim limits. Deductibles also apply on reinsurance of GMIB business issued since March 1, 2005. At December 31, 2023, the Company recorded a $1,146,443 reserve credit in consideration of the GMIB cession that is fully collateralized through a combination of letters of credit and a reinsurance trust. The reserve credit considers the treaty’s risk limiting factors.

2.	Does the reporting entity have any reinsurance contracts not subject to A-791, for which reinsurance accounting was applied and includes a provision that limits the reinsurer's assumption risk?
No

3.	Does the reporting entity have any reinsurance contracts that contain features described below which result in delays in payment in form or in fact:

	a.	Provisions which permit the reporting of losses, or settlements are made, less frequently than quarterly or payments due from the reinsurer are not made in cash within ninety days of the settlement date?
No

	b.	Payment schedule, accumulating retentions from multiple years or any features inherently designed to delay timing of the reimbursement to the ceding entity?
No

4.	Does the reporting entity reflect a reinsurance accounting credit for any contracts not subject to Appendix A-791 and not yearly renewable term, which meet the risk transfer requirements of SSAP No. 61R for the following?

	a.	Assumption Reinsurance?	No

	b.	Non-proportional reinsurance, which does not result in significant surplus relief?	No

5.	Does the reporting entity cede any risk which is not subject to A-791 and not yearly renewable term reinsurance, under any reinsurance contract during the period covered by the financial statement, and either:

	a.	Accounted for that contract as reinsurance under SAP and as a deposit under GAAP; or	No

	b.	Accounted for that contract as reinsurance under GAAP and as a deposit under SAP?	No

See accompanying independent auditors' report.

APPENDIX A

JFI Definitions and Non-GAAP Financial Measures Utilized for Executive Compensation

As used in this Appendix A, the terms: “Company,” “JFI,” “we,” “our” and “us” refer to Jackson Financial Inc.; “Compensation Committee” refers to the Compensation Committee of the JFI Board of Directors; and “U.S. GAAP” refers to generally accepted accounting principles in the United States. The various financial measures discussed in this Appendix A refer to JFI financial measures determined on a consolidated basis.

Jackson’s executive compensation is based on target metrics for JFI. Certain of the target metrics used in our incentive programs are based upon financial measures that are not determined in accordance with U.S. GAAP. These target metrics may include additional limited adjustments, as described below, to maintain the pay-for-performance link and preserve the original economic intent of the incentives as reasonably determined by the JFI Compensation Committee. Although these non-GAAP financial measures should not be considered substitutes for U.S. GAAP measures, our management and JFI Board consider them important performance indicators and have employed them as well as other factors in determining senior management and associate incentive compensation.

The non-GAAP financial measures listed below that we use in evaluating performance under our incentive programs described in this prospectus. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. The definitions for these non-GAAP financial measures and how they may be calculated from the most directly comparable U.S. GAAP financial measures are as follows:

Adjusted Book Value Attributable to Common Shareholders and Adjusted Operating ROE Attributable to Common Shareholders We use Adjusted Operating Return on Equity ("ROE") Attributable to Common Shareholders to manage our business and evaluate our financial performance that: (i) excludes items that vary from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as such items may distort the underlying performance of our business; and (ii) is calculated by dividing our Adjusted Operating Earnings by average Adjusted Book Value Attributable to Common Shareholders.

Adjusted Book Value Attributable to Common Shareholders excludes JFI Preferred Stock and AOCI attributable to Jackson Financial, which does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction.

We exclude AOCI attributable to Jackson Financial from Adjusted Book Value Attributable to Common Shareholders because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and, therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to Jackson Financial is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of Jackson Financial.

Adjusted Book Value Attributable to Common Shareholders and Adjusted Operating ROE Attributable to Common Shareholders should not be used as substitutes for total shareholders’ equity and ROE as calculated using annualized net income and average equity in accordance with U.S. GAAP. However, we believe the adjustments to equity and earnings are useful to gaining an understanding of our overall results of operations.

The following is a reconciliation of JFI Adjusted Book Value Attributable to Common Shareholders to JFI total shareholders’ equity and a comparison of JFI Adjusted Operating ROE Attributable to Common Shareholders to ROE Attributable to Common Shareholders, the most comparable U.S. GAAP measure:

	Years Ended December 31,
	2023	2022	2021
	(in millions)
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$899	$6,186	$3,417
Adjusted Operating Earnings	1,073	1,454	2,179

Total shareholders' equity	$10,170	$8,646	$7,641
Less: Preferred stock	533	—	—
Total common shareholders' equity	9,637	8,646	7,641

Adjustments to total common shareholders’ equity:
Exclude AOCI attributable to Jackson Financial Inc. (1)	1,196	1,272	(1,073)
Adjusted Book Value Attributable to Common Shareholders	$10,833	$9,918	$6,568

ROE Attributable to Common Shareholders	10.3%	69.7%	44.1%
Adjusted Operating ROE Attributable to Common Shareholders on average equity	10.6%	16.2%	32.8%

(1) Excludes $(1,612) million, $(2,106) million and $287 million related to the investments held within the funds withheld account related to the Athene Reinsurance Transaction as of December 31, 2023, 2022 and 2021, respectively, which are not attributable to Jackson Financial Inc. and are therefore not included as an adjustment to total shareholders’ equity in the reconciliation of Adjusted Book Value Attributable to Common Shareholders to total shareholders’ equity.

Adjusted Operating Earnings Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

Adjusted Operating Earnings equals our Net income (loss) attributable to Jackson Financial Inc.'s common shareholders (which excludes income attributable to non-controlling interest and dividends on preferred stock) adjusted to eliminate the impact of the items described in the following numbered paragraphs. These items are excluded as they may vary significantly from period to period due to near-term market conditions or are otherwise not directly comparable or reflective of the underlying performance of our business. We believe these exclusions provide investors a better picture of the drivers of our underlying performance.

1.Net Hedging Results: Comprised of: (i) fees attributed to guaranteed benefits; (ii) changes in the fair value of freestanding derivatives used to manage the risk associated with market risk benefits and other guaranteed benefit features, excluding earned income (periodic settlements and changes in settlement accruals); (iii) the movements in reserves, market risk benefits, guaranteed benefit features accounted for as embedded derivative instruments, and related claims and benefit payments; (iv) amortization of the balance of unamortized deferred acquisition costs at the date of transition to current accounting guidance on January 1, 2021 associated with items excluded from adjusted operating earnings prior to transition; and (v) the impact on the valuation of Guaranteed Benefits and Net Hedging Results arising from changes in underlying actuarial assumptions. We believe excluding these items removes the impact to both revenue and related expenses associated with Guaranteed Benefits and Net Hedging Results.

2.Net Realized Investment Gains and Losses: Comprised of: (i) realized investment gains and losses associated with the periodic sales or disposals of securities, excluding those held within our trading portfolio, and (ii) impairments of securities, after adjustment for the non-credit component of the impairment charges.

3.Change in Value of Funds Withheld Embedded Derivative and Net investment income on funds withheld assets: Composed of: (i) the change in fair value of funds withheld embedded derivatives, and (ii) net investment income on funds withheld assets related to funds withheld reinsurance transactions.

4.Other items: Comprised of: (i) the impact of investments that are consolidated in our financial statements due to U.S. GAAP accounting requirements, such as our investments in collateralized loan obligations (“CLOs”), but for which the consolidation effects are not consistent with our economic interest or exposure to those entities, and (ii) one-time or other non-recurring items, such as costs relating to our separation from Prudential.

Operating income taxes are calculated using the prevailing corporate federal income tax rate of 21% while taking into account any items recognized differently in our financial statements and federal income tax returns, including the dividends received deduction and other tax credits. For interim reporting periods, the Company uses an estimated annual effective tax rate (“ETR”) in computing its tax provision including consideration of discrete items.

The following is a reconciliation of JFI Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial common shareholders, the most comparable U.S. GAAP measure:

	Years Ended December 31,
	2023	2022	2021
	(in millions)
Net income (loss) attributable to Jackson Financial Inc common shareholders	$899	$6,186	$3,417
Add: dividends on preferred stock	35	—	—
Add: income tax expense (benefit)	4	1,505	666
Pretax income (loss) attributable to Jackson Financial Inc	938	7,691	4,083
Non-operating adjustments (income) loss:
Guaranteed benefits and hedging results:
Fees attributable to guarantee benefit reserves	(3,125)	(3,077)	(2,855)
Net movement in freestanding derivatives	4,651	2,744	5,674
Market risk benefits (gains) losses, net	(3,897)	(3,536)	(3,966)
Net reserve and embedded derivative movements	787	222	141
Amortization of DAC associated with non-operating items at date of transition to LDTI	591	658	737
Total guaranteed benefits and net hedging results	(993)	(2,989)	(269)
Net realized investment (gains) losses	554	359	(182)
Net realized investment (gains) losses on funds withheld assets	1,801	(2,186)	21
Net investment income on funds withheld assets	(1,174)	(1,254)	(1,188)
Other items	39	22	36
Total non-operating adjustments	227	(6,048)	(1,582)
Pretax adjusted operating earnings	1,165	1,643	2,501
Less: operating income tax expense (benefit)	57	189	322
Adjusted operating earnings before dividends on preferred stock	1,108	1,454	2,179
Less: dividends on preferred stock	35	—	—
Adjusted operating earnings	$1,073	$1,454	$2,179

The prospectus also references other financial measures that our management and the JFI Board consider important performance indicators and have employed, along with other factors, in determining senior management and associate incentive compensation. The following discussion explains how financial measures are calculated and how they are, or may be, adjusted.

2023 Short-Term Incentive Performance Metrics

Pretax Adjusted Operating Earnings begins with the amount calculated as described above. The JFI Compensation Committee is empowered to make additional adjustments in order to enable the evaluation of actual performance on a basis relatively consistent with the assumptions underlying the projected performance used to set the original target. Those additional adjustments may exclude the following:

•the net impact of equity market total returns over the period outside a corridor of 7% above or below the equity market total return assumption under our business plan;
•the impact on spread earnings resulting from movement in the 10-year Treasury rate, relative to the beginning of year rate, of more than 2%; and
•the impact on net investment income resulting from increases (or decreases) in general account assets resulting from net freestanding derivatives gains (or losses) in excess of $2 billion.

Other examples include the impact of significant events not contemplated in setting the original target, including new business investment, business continuity disruptions, restructuring initiatives, mergers and acquisitions, guarantee fund assessments in the event of insurance company liquidations, material litigation and regulatory matters, and legislative, regulatory, or accounting changes.

Pretax Adjusted Operating Income, adjusted as described above, is measured relative to the plan projection of Pretax Adjusted Operating Income for the year (with interest rates as implied by the forward rate curve as of the beginning of the year). For the actual short-term incentives for 2023 metric, the Pretax Adjusted Operating Income measure described above was further adjusted as follows:

Years Ended December 31,
2023
(in millions)
Pretax adjusted operating earnings (1)	$1,165
Net impact of equity market total returns in 2023 outside of a pre-defined corridor	13
Net impact of the Company's annual actuarial assumption review	60
Pretax adjusted operating earnings, adjusted as described above	$1,238
(1) See Adjusted Operating Earnings above for information regarding our non-GAAP financial measures and reconciliations to the most comparable U.S. GAAP measures.

Controllable Costs represents general and administrative expenses, adjusted to exclude the following items which may vary significantly during a period based on factors outside of management control or overall incentive funding levels:

a.Costs related to nonqualified deferred compensation plans, which vary based on performance of underlying notional investments selected by participants;
b.Costs of PPM related to investment management fees paid by third parties, which vary based on the value of assets under management; and
c.Compensation expense related to annual bonuses and long-term incentive awards, the inclusion of which could cause misalignment between overall Company performance and funding outcomes for this metric.

Other examples include adjustments for unplanned costs relating to significant events including new business investment, business continuity disruptions, restructuring initiatives, mergers and acquisitions, guarantee fund assessment in the event of insurance company liquidations, material litigation and regulatory matters, and legislative, regulatory, or accounting changes.

Controllable Costs is general and administrative expenses, adjusted as described above, measured relative to the plan projection of Controllable Costs for the year, as shown in the table below:

Years Ended December 31,
2023
(in millions)
General and administrative expenses per 10-K	$1,007
Costs related to nonqualified deferred compensation plans	(58)
Costs of PPM related to investment management fees paid by third parties	(59)
Compensation expense related to annual bonuses and long-term incentive award	(188)
Other	12
Total Controllable costs	$714

Risk-Based Capital requirements are insurance company statutory capital requirements based on rules published by the National Association of Insurance Commissioners (NAIC). The NAIC has developed certain RBC requirements for life insurance companies. Under the NAIC requirements, compliance is determined by a ratio of a company’s TAC, calculated in a manner prescribed by the NAIC to its authorized control level RBC, calculated in a manner prescribed by the NAIC.

RBC measures the Company’s balance sheet health by achieving operating company RBC levels within our targeted range, appropriately managed within our risk framework.

2023 Long-Term Incentive Performance Metrics

Generation of Net Cash Flow Available to JFI is a financial measure that the Company uses to facilitate an understanding of its ability to generate cash for reinvestment into its business or use in non-mandatory capital actions, such as dividends. We define net cash flow as the sum of cash flows, to or available to, Jackson Financial Inc. from its operating subsidiaries in the form of (i) dividends, (ii) return of capital distributions, (iii) interest payments on intercompany surplus notes, (iv) payments related to expense or tax sharing arrangements, (v) other similar payments, and (vi) unremitted cash in excess of the upper end of the stated target RBC range, less capital contributions to the operating subsidiaries. This measure considers cash flows related to performance in calendar year periods that may take place in the following calendar year (i.e., dividends from operating companies pertain to excess capital development over a calendar year period but are likely to be remitted in the first quarter of the following year to allow for the regulatory approval process). Net Cash Flow Available to JFI is distinct from any JFI capital actions, such as common stock dividends and repurchases, debt reduction payments and mergers and acquisitions.

As provided under the long-term incentive (“LTI”) program, Net Cash Flow Available to JFI may, at the Committee’s discretion, be adjusted to include, or not be limited to, situations such as the following:

For material movements in interest rates or equity levels during the three-year period, the plan sensitivities for impacts on net cash flow available to JFI can be used to adjust the planned level for the period. For example, in the event of a down 20% equity movement during the period, the down 20% sensitivity could be applied and the change in net cash flow available to JFI could be adjusted accordingly.

For significant movements arising from the interaction of path dependent rate or equity movements and the risk framework in place during the period, the JFI Compensation Committee may assess the performance of the hedging program to adjust the final outcome.

Other examples could include events not contemplated in setting the original target, such as new business investment, business continuity disruptions, restructuring initiatives, mergers and acquisitions, guarantee fund assessments in the event of insurance company liquidations, material litigation and regulatory matters, and legislative, regulatory, or accounting changes.

Net Cash Flow Available to JFI, adjusted as described above, is measured relative to the plan projections of Net Cash Flow Available to JFI for the period.

Adjusted Operating ROE Attributable to Common Shareholders begins with the amount calculated as described above. The JFI Compensation Committee is empowered to adjust that amount further to include, or not be limited to, situations such as the following:

a.The actual Adjusted Operating Earnings for each of the three years that is used in the calculation of Adjusted Operating ROE Attributable to Common Shareholders may be adjusted to exclude:
i.the net impact of equity market total returns over the period outside a corridor of 7% above or below the equity market total return assumption under our business plan;
ii.the impact on spread earnings resulting from movement in the 10-year Treasury rate, relative to the beginning of year rate, of more than 2%; and
iii.the impact on net investment income resulting from increases (or decreases) in general account assets resulting from net freestanding derivatives gains (or losses) in excess of $2 billion.
b.For significant movements arising from the interaction of path dependent rate or equity movements and the risk framework in place during the period, the JFI Compensation Committee may assess the performance of the hedging program and adjust the average Adjusted Book Value Attributable to Common Shareholders outcome used in the calculation.

Other examples could include events not contemplated in setting the original target, such as new business investment, business continuity disruptions, restructuring initiatives, mergers and acquisitions, guarantee fund assessments in the event of insurance company liquidations, material litigation and regulatory matters, and legislative, regulatory, or accounting changes.

Adjusted Operating ROE Attributable to Common Shareholders is measured relative to the plan projections of Adjusted Operating ROE Attributable to Common Shareholders for the period (with interest rates as implied by the forward rate curve as of the beginning of the period). For the period covered for the actual 2023 long-term incentive metric, there were no further adjustments made to the Adjusted Operating ROE Attributable to Common Shareholders, as described above.

Dealer Prospectus Delivery Obligations. All dealers that effect transactions in these securities are required to deliver a prospectus.